Exhibit 99.2
THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101–1532 (THE “BANKRUPTCY CODE”). ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS OF THE DEBTORS’ JOINT PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE (THE “PLAN”) MAY NOT BE SOLICITED UNTIL THE DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK HAVING JURISDICTION OVER THE BELOW-CAPTIONED CHAPTER 11 CASES. THE DISCLOSURE STATEMENT CONTAINS MATERIAL NON-PUBLIC INFORMATION ABOUT A PUBLIC COMPANY AND, THEREFORE, IS SUBJECT TO ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.
KIRKLAND & ELLIS LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022-4611
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Richard M. Cieri (RC 6062)
Marc Kieselstein (admitted pro hac vice)
David R. Seligman (admitted pro hac vice)
Edward Sassower (ES 5823)
James J. Mazza, Jr. (admitted pro hac vice)
Alexandra S. Kelly (AK 2021)
Counsel for the Debtors and Debtors in Possession
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
Calpine Corporation, et al.,	)	Case No. 05-60200 (BRL)
	)	Jointly Administered
Debtors.	)
)
FIRST AMENDED DISCLOSURE STATEMENT FOR DEBTORS’ FIRST AMENDED JOINT PLAN OF
REORGANIZATION PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
•	Record Date: [ ], 2007

•	Voting Deadline: [ ], 2007 at [ ] p.m. prevailing Eastern time

•	Date by which objections to Confirmation of the Plan must be filed and served: [ ], 2007 at [ ] p.m. prevailing Eastern time

•	Hearing on Confirmation of the Plan: [ ], 2007 at [ ] a.m. prevailing Eastern time

-i-

-ii-

     Calpine Corporation and the other debtors in the above-captioned chapter 11 cases (collectively, the “Debtors”) submit the following disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) for purposes of soliciting votes to accept or reject the Debtors’ joint plan of reorganization (the “Plan”), a copy of which is attached to the Disclosure Statement as Exhibit A. Capitalized terms used in the Disclosure Statement and not otherwise defined shall have the meanings ascribed to such terms in Article I.A. of the Plan. The Disclosure Statement describes certain aspects of the Plan, including the treatment of Holders of Claims and Interests, and also describes certain aspects of the Debtors’ operations, financial projections, and other related matters. On and after the Effective Date, the Debtors shall be referred to collectively as the “Reorganized Debtors” and each individually as a “Reorganized Debtor.”
* * * * * *
     THE DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE DEBTORS’ PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE INFORMATION INCLUDED IN THE DISCLOSURE STATEMENT IS PROVIDED FOR THE PURPOSE OF SOLICITING ACCEPTANCES OF THE PLAN AND SHOULD NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER AND HOW TO VOTE ON THE PLAN. THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS WHICH ARE ATTACHED TO, OR INCORPORATED BY REFERENCE IN, THE DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH INFORMATION AND DOCUMENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THE DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN, OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION INCORPORATED IN THE DISCLOSURE STATEMENT BY REFERENCE, THE PLAN OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION, AS THE CASE MAY BE, SHALL GOVERN FOR ALL PURPOSES.
     THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT HAVE BEEN MADE AS OF THE DATE OF THE DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THE DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH IN THE DISCLOSURE STATEMENT SINCE THE DATE OF THE DISCLOSURE STATEMENT. EACH HOLDER OF A CLAIM OR INTEREST ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY REVIEW THE PLAN, THE DISCLOSURE STATEMENT, AND THE PLAN SUPPLEMENT IN THEIR ENTIRETY BEFORE CASTING A BALLOT. THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. ANY ENTITIES DESIRING ANY SUCH ADVICE OR ANY OTHER ADVICE SHOULD CONSULT WITH THEIR OWN ADVISORS.
     NO ONE IS AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THE DISCLOSURE STATEMENT. NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THE DISCLOSURE STATEMENT AND THE DOCUMENTS ATTACHED TO THE DISCLOSURE STATEMENT. ANY INFORMATION, REPRESENTATIONS, OR INDUCEMENTS MADE TO OBTAIN AN ACCEPTANCE OF THE PLAN WHICH ARE OTHER THAN AS SET FORTH, OR INCONSISTENT WITH, THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT,

THE DOCUMENTS ATTACHED TO THE DISCLOSURE STATEMENT, AND THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR INTEREST.
     WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING, THREATENED, OR POTENTIAL LITIGATION OR OTHER ACTIONS, THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN THE CONTEXT OF SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE.
     THE SECURITIES DESCRIBED IN THE DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, AS AMENDED, OR ANY SIMILAR FEDERAL, STATE, OR LOCAL LAW, GENERALLY IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE.
     THE DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT.
     ALTHOUGH THE DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THE DISCLOSURE STATEMENT, THE FINANCIAL INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THE DISCLOSURE STATEMENT HAS NOT BEEN AUDITED, EXCEPT AS SPECIFICALLY INDICATED OTHERWISE.
     THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE DEBTORS’ MANAGEMENT TOGETHER WITH ITS ADVISORS. THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT AND THEIR ADVISORS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND, THUS, THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THEREFORE, THESE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.
     PLEASE REFER TO ARTICLE VI OF THE DISCLOSURE STATEMENT, ENTITLED “CERTAIN FACTORS TO BE CONSIDERED PRIOR TO VOTING,” FOR A DISCUSSION OF CERTAIN CONSIDERATIONS IN CONNECTION WITH A DECISION BY A HOLDER OF AN IMPAIRED CLAIM OR INTEREST TO ACCEPT THE PLAN.

     THE BANKRUPTCY COURT HAS SCHEDULED THE CONFIRMATION HEARING TO COMMENCE ON [                    ], 2007, AT [          ] A.M. PREVAILING EASTERN TIME BEFORE THE HONORABLE BURTON R. LIFLAND, UNITED STATES BANKRUPTCY JUDGE, IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, LOCATED AT THE ALEXANDER HAMILTON CUSTOM HOUSE, ONE BOWLING GREEN, NEW YORK, NEW YORK 10004-1408. THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME BY THE BANKRUPTCY COURT WITHOUT FURTHER NOTICE EXCEPT FOR AN ANNOUNCEMENT OF THE ADJOURNED DATE MADE AT THE CONFIRMATION HEARING OR ANY ADJOURNMENT OF THE CONFIRMATION HEARING.
     TO BE COUNTED, THE BALLOT (OR MASTER BALLOT OF A NOMINEE’S HOLDER, AS APPLICABLE) INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY KURTZMAN CARSON CONSULTANTS, LLC, THE DEBTORS’ CLAIMS AND SOLICITATION AGENT (“KCC”), OR FINANCIAL BALLOTING GROUP, LLC, THE DEBTORS’ SPECIAL VOTING AGENT (“FBG”), AS APPLICABLE, NO LATER THAN [          ] P.M. PREVAILING PACIFIC TIME, ON [                    ], 2007. SUCH BALLOTS (OR MASTER BALLOTS, AS APPLICABLE) SHOULD BE CAST IN ACCORDANCE WITH THE SOLICITATION PROCEDURES DESCRIBED IN FURTHER DETAIL IN ARTICLE VIII OF THE DISCLOSURE STATEMENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE SHALL NOT BE COUNTED.
     OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE FILED AND SERVED ON OR BEFORE [                    ], 2007, IN ACCORDANCE WITH THE SOLICITATION NOTICE AND SOLICITATION PROCEDURES ORDER, WHICH IS DESCRIBED IN FURTHER DETAIL IN ARTICLE VIII OF THE DISCLOSURE STATEMENT. UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE SOLICITATION PROCEDURES AND SOLICITATION PROCEDURES ORDER, THEY MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

ARTICLE I.
SUMMARY
     The following summary of the Disclosure Statement is qualified in its entirety by the more detailed information contained in the Plan and elsewhere in the Disclosure Statement.
     Calpine Corporation (together with its direct and indirect subsidiaries and affiliates, but excluding the Canadian Debtors, “Calpine”) is involved in the ownership, operation, development, and construction of power generation facilities and the sale of electricity and its by-product, thermal energy, primarily in the form of steam. Calpine operates one of the largest fleets of natural gas-fired power plants in North America and has ownership interests in, and operates, gas-fired power generation and cogeneration facilities, geothermal steam fields, and geothermal power generation facilities. Calpine also has interests in three power plants under active construction or advanced development. Calpine markets electricity produced by its generating facilities to utilities and other third-party purchasers, while thermal energy produced by its gas-fired power cogeneration facilities is sold primarily to industrial users. Calpine also offers energy procurement, liquidation and risk management services, and repair and maintenance services to third parties.
     Beginning on December 20, 2005, Calpine Corporation and 273 other direct and indirect wholly owned subsidiaries Filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.
A. Rules of Interpretation
     The following rules for interpretation and construction shall apply to the Disclosure Statement: (1) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Disclosure Statement to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference in the Disclosure Statement to an existing document, schedule, or exhibit, whether or not Filed, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references in the Disclosure Statement to Articles are references to Articles of the Disclosure Statement or to the Disclosure Statement; (6) unless otherwise specified, all references in the Disclosure Statement to exhibits are references to exhibits in the Plan Supplement; (7) the words “herein,” “hereof,” and “hereto” refer to the Disclosure Statement in its entirety rather than to a particular portion of the Disclosure Statement; (h) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Disclosure Statement; (8) unless otherwise set forth in the Disclosure Statement, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form in the Disclosure Statement that is not otherwise defined in the Disclosure Statement or Plan but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (10) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (11) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, unless otherwise stated; (12) in computing any period of time prescribed or allowed, the provisions of Bankruptcy Rule 9006(a) shall apply, and if the date on which a transaction may occur pursuant to the Disclosure Statement shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day; (13) unless otherwise specified, all references in the Disclosure Statement to monetary figures shall refer to currency of the United States of America; and (14) unless otherwise specified, references in the Disclosure Statement to the Debtors or to the Reorganized Debtors shall mean the Debtors and Reorganized Debtors, as applicable, to the extent the context requires.
B. The Purpose of the Plan
     After careful review of their current business operations and various liquidation and recovery scenarios, the Debtors have concluded that the recovery for Holders of Allowed Claims and Interests will be maximized by the Debtors’ continued operation as a going concern pursuant to the restructuring described in the Plan. The Debtors believe that their business and assets have significant value that would not be realized in a liquidation scenario, either in whole or in substantial part.
     In general, under the Plan, the New Calpine Common Stock to be issued pursuant to the Plan, after accounting for stock reserved for the Management and Director Equity Incentive Plans, will be distributed on a pro rata basis to Holders of Allowed Unsecured Claims until such Claims have been paid in full in accordance with the terms of the Plan. In general, the New Calpine Common Stock, if any, remaining after all Holders of Allowed Claims have been paid in full will be distributed on a pro rata basis to Holders of Allowed Interests. Distributions of the New Calpine Common Stock will be made through the distribution provisions in the Plan, as described in greater detail below.
     The Debtors believe that the Plan provides the best recoveries possible for Holders of Allowed Claims and Interests and strongly recommend that, if such Holders are entitled to vote, they vote to accept the Plan. As discussed in further detail in the Disclosure Statement, the Debtors believe that any alternative to Confirmation, such as liquidation or attempts by another Entity to File a plan of reorganization, could result in significant delays, litigation, and additional costs.
     Several documents that are included in the Plan Supplement are described in the Disclosure Statement, but these summaries are not a substitute for a complete understanding of the underlying documents. Please review the full text of all such documents in the Plan Supplement.
C. Substantive Consolidation
     The Plan provides for the substantive consolidation of the Estates into a single Estate for all purposes associated with Confirmation and Consummation. If the Bankruptcy Court authorizes the Debtors to substantively consolidate the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate identification of the Debtors.
     If the Bankruptcy Court authorizes the Debtors to substantively consolidate less than all of the Estates, the Debtors may, in accordance with the Plan, proceed with separate Plans for any such non-consolidated Debtor, and each Class of Claims and Interests shall be treated as against each individual non-consolidated Debtor for voting and distribution purposes. The number following each Debtor in Article I.A of the Plan has been assigned to such Debtor for purposes of identifying each separate Plan to the extent the Bankruptcy Court does not authorize the Debtors to substantively consolidate any or all of the Estates.

D. Treatment of Claims and Interests
     1. Classification
     The Plan divides all Claims, except DIP Facility Claims, Administrative Claims, and Priority Tax Claims, and all Interests into various Classes. Listed below is a summary of the Classes of Claims and Interests under the Plan.

Class	Claim or Interest Type
A-1	First Lien Debt Claims
A-2	Second Lien Debt Claims
A-3	Other Secured Claims
B	Other Priority Claims
C-1	Senior Note Claims
C-2	General Note Claims
C-3	Subordinated Note Claims
C-4	ULC1 Settlement Claims
C-5	Canadian Guarantee Claims
C-6	Canadian Intercompany Claims
C-7	Rejection Damages Claims
C-8	General Unsecured Claims
C-9	Unsecured Makewhole Claims
C-10	Unsecured Convenience Class Claims
C-11	Intercompany Claims
D	Subordinated Debt Securities Claims
E-1	Interests
E-2	Subordinated Equity Securities Claims
E-3	Intercompany Interests
     The following tables summarize the Classes of Claims and Interests under the Plan, the treatment of such Classes, the voting rights of such Classes, and the projected recovery under the Plan, if any, for such Classes. To the extent of any inconsistency between the summary below and the more detailed summary in Article IV, the more detailed summary shall govern; to the extent of any inconsistency between the summaries contained in the Disclosure Statement and that set forth in the Plan, the Plan shall govern. The projected recoveries are based upon certain assumptions contained in the valuation analysis prepared by the Debtors and their advisors, as described in further detail in Article V. As more fully described in the Disclosure Statement, the Debtors’ assumed reorganization value of the New Calpine Common Stock was derived from commonly accepted valuation techniques and is not an estimate of the trading value for such securities. The ranges of recoveries listed below are based on various assumptions, including assumptions regarding the total amount of Allowed Unsecured Claims and assumptions concerning the New Calpine Total Enterprise Value.
     Notwithstanding the ranges of Claims estimates set forth below, and based on an individualized assessment of each material Disputed Claim, the Debtors believe that the litigation-risk adjusted outcome under the Plan is that Allowed Unsecured Claims (other than Allowed Subordinated Debt Securities Claims and Allowed Subordinated Equity Securities Claims) will receive New Calpine Common Stock sufficient to be satisfied in full (including interest accrued from the Petition Date through December 31, 2007) and that Holders of Allowed Interests will receive New Calpine Common Stock valued at approximately $982 million, or $2.05 per share of Old Calpine Common Stock. Because Disputed Claims have not yet been finally adjudicated, no assurances can be given that actual recoveries of Holders of Allowed Claims and Interests will not be materially higher or lower. The projected recoveries indicated below include recoveries on both the principal Claim and any applicable interest accrued from the Petition Date through December 31, 2007, as set forth in further detail in the Plan and in Article I.D.3 below.
     The Creditors’ Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be greater than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court and believes that the Debtors’ Claims estimates may be lower than the actual amount of Allowed Claims upon completion of the Claims reconciliation process, each of which may have a material impact on the recoveries to Holders of Allowed Claims and Interests. The Equity Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be lower than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court, and that this may have a material impact on the recoveries to Holders of Allowed Claims and Interests.
     2. Unclassified Claims

			Projected Recovery
Claim	Plan Treatment	Estimated Range of Claims	Under the Plan
DIP Facility	Paid in full in Cash.	$3.97 billion	100.0%
Claims

Administrative	Paid in full in Cash.	$5.87 - $5.88 million (does not	100.0%
Claims		include Professionals’ Claims)

Priority Tax	Paid in full in Cash.	$69.88 million - $76.19 million	100.0%
Claims
     3. Summary of Classification, Treatment and Voting Rights of Claims and Interests
     The classification, treatment, and voting rights of Claims and Interests are described in summary form below for illustrative purposes only, and are subject to the more detailed and complete descriptions contained in Article IV of the Disclosure Statement.

				Projected
		Plan Treatment of	Estimated	Recovery Under		Voting
Classes	Claim	Class	Range of Claims	the Plan	Status	Rights
1A-1 through 273A-1	First Lien Debt Claims	Paid in full in Cash.	$0 - $124.80 million	100.0%	Unimpaired	Deemed to Accept

1A-2 through 273A-2	Second Lien Debt Claims	Paid in full in Cash.	$3.96 billion - $4.00 billion	100.0%	Unimpaired	Deemed to Accept

1A-3 through 273A-3	Other Secured Claims	Reinstated; paid in full in Cash; or satisfied in full by a return of the collateral.	$131.32 million - $578.61 million	100.0%	Unimpaired	Deemed to Accept

1B through 273B	Other Priority Claims	Paid in full in Cash.	$0.79 million	100.0%	Unimpaired	Deemed to Accept

1C-1	Senior Note Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	$949.48 million- $956.81 million	100.0%	Impaired	Entitled to Vote

1C-2	General Note Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	$2.65 billion- $2.79 billion	95.2 100.0%	Impaired	Entitled to Vote

1C-3	Subordinated Note Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	$761.75 million - $776.77 million	89.3% - 100.0%	Impaired	Entitled to Vote

1C-4	ULC1 Settlement Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	$3.65 billion	100.0% (subject to cap)	Impaired	Entitled to Vote

1C-5 and 248C-5	Canadian Guarantee Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	$0 - $133.71 million	95.2% - 100.0%	Impaired	Entitled to Vote

1C-6 through 273C-6	Canadian Intercompany Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	$335.04 million	100.0% (subject to cap)	Impaired	Entitled to Vote

1C-7 through 273C-7	Rejection Damages Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	$702.93 million - $1.45 billion	95.2% - 100.0%	Impaired	Entitled to Vote

				Projected
		Plan Treatment of	Estimated	Recovery Under		Voting
Classes	Claim	Class	Range of Claims	the Plan	Status	Rights
1C-8 through 273C-8	General Unsecured Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	$201.86 million - $430.56 million	95.2% - 100.0%	Impaired	Entitled to Vote

1C-9 through 273C-9	Unsecured Makewhole Claims	Pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.	$40.00 - $538.65 million	95.2% - 100.0%	Impaired	Entitled to Vote

1C-10 through 273C-10	Unsecured Convenience Class Claims	Paid in full (without postpetition interest) in Cash.	$21.72 million	100.0%	Impaired	Entitled to Vote

1C-11 through 273C-11	Intercompany Claims	Reinstated or receive no distribution.	N/A	100.0%	Unimpaired	Deemed to Accept

1D through 273D	Subordinated Debt Securities Claims	Pro rata distribution of the New Calpine Common Stock Pool For Subordinated Debt Securities Claimants until paid in full.	$0	N/A	Impaired	Entitled to Vote

1E-1 through 273E-1	Interests	Pro rata share of the New Calpine Common Stock Pool For Shareholders.	N/A	$0.00 - $3.28 per share	Impaired	Entitled to Vote

1E-2 through 273E-2	Subordinated Equity Securities Claims	Pro rata share of the New Calpine Common Stock Pool For Shareholders until paid in full.	$0	N/A	Impaired	Entitled to Vote

1E-3 through 273E-3	Intercompany Interests	Reinstated.	N/A	100.0%	Unimpaired	Deemed to Accept
E. Claims Estimates
     As of August 15, 2007, KCC had received approximately 18,405 Proofs of Claim. As of August 15, 2007, the total amounts of Claims remaining on the Claims Register against one or more of the Debtors were as follows: 177 Secured Claims in the total amount of $9.9 billion; 58 Administrative Claims in the total amount of $13.4 million; 110 Priority Tax Claims in the total amount of $361.8 million; 166 Other Priority Claims in the total amount of $492.5 million; and 2,498 Unsecured Claims in the total amount of $24.6 billion. The Debtors believe that many of the Filed Proofs of Claim are invalid, untimely, duplicative, or overstated, and, therefore, the Debtors are in the process of objecting to such Claims.

     As set forth in further detail in the chart below, the Debtors estimate that at the conclusion of the Claims objection, reconciliation and resolution process, Allowed Secured Claims will range from approximately $8.06 — $8.68 billion, Allowed Priority Tax Claims will range from approximately $69.9 — $76.2 million, Allowed Other Priority Claims will be approximately $0.79 million, and Allowed Unsecured Claims (including Unsecured Convenience Class Claims) will range from approximately $8.1 — $9.3 billion. These estimates are based upon a number of assumptions, including applicable interest rates, and there is no guarantee that the ultimate total amount of Allowed Claims in each category will conform to the Debtors’ estimates. The assumptions regarding Claims estimates are described in further detail below and in Article IV.D.
     The Debtors estimate that at the conclusion of the Claims objection, reconciliation, and resolution process, estimated Allowed Administrative Claims will be approximately $5.9 million. The estimate of Allowed Administrative Claims includes obligations to pay Cure, Claims arising from a right of reclamation, and certain Administrative Claim requests reflected on the Claims Register and docket for which the Debtors reasonably expect there to be a recovery. The estimate of Allowed Administrative Claims does not include ordinary course obligations incurred post-petition such as trade payables, the Debtors’ employee bonuses, or Professional Claims.
     The Creditors’ Committee believes that the Debtors’ Claims estimates may be lower than the actual amount of Allowed Claims upon completion of the Claims reconciliation process, each of which may have a material impact on the recoveries to Holders of Allowed Claims and Interests.
* * * * * *
     The Debtors have developed a range of estimates for the ultimate amount of Allowed Claims on a Class-by-Class basis, as set forth in the chart below. The range of estimates below is based upon a number of assumptions. Among other things, the “low-end” estimates for Claims include the principal amount of the Claims plus applicable interest accruing from the Petition Date to the Interest Accrual Limitation Date (which date is assumed to be December 31, 2007) at the non-default contract rate or the Federal Judgment Rate effective as of the Petition Date (4.34%). The low-end estimates do not include default interest. The low-end estimates also assume that no Makewhole Claims will be Allowed. Finally, the low-end estimates assume that, in general, contingent, unliquidated, and Disputed Claims will be disallowed or Allowed in a negligible amount.
     In contrast, the “high-end” estimates for Claims in each Class assume that Allowed Claims will include interest accruing from the Petition Date to the Interest Accrual Limitation Date (which date is assumed to be December 31, 2007) at the default contract rate, where applicable, subject to the primary principal Claim being satisfied in full and will further include compound interest. The high-end estimates also assume that the Debtors’ estimates for maximum Makewhole Claims will be Allowed, and will include accrued interest at the default rate, where applicable. Finally, the high-end estimates assume maximum liability for contingent, unliquidated, and Disputed Claims, including accrued compounded interest at the default rate, where applicable. Should the Bankruptcy Court determine that different interest rates are applicable to Claims in each Class or that some or all of the asserted Makewhole Claims and contingent, unliquidated, and Disputed Claims are Allowed, the total amount of Allowed Claims in each Class may vary materially from the estimates provided below.
     Because the high-end estimates assume a higher principal amount of Allowed Claims, there is a resultant increase in the total estimated amount of applicable interest accruing after the Petition Date in connection with such Claims. As a result, although the Debtors believe that Holders of Allowed Claims would receive New Calpine Common Stock sufficient for the principal amount of their Allowed Claims to be paid in full even in the high-end Claims scenario, the value of the New Calpine Common Stock distributed to Creditors would be insufficient to pay both principal and interest on Allowed Claims in full in the high-end Claims scenario. Thus, the estimated recoveries for each Class of Claims set forth in Article IV.F reflect the range of recoveries the Debtors have projected on both the principal Claims and any applicable interest accruing after the Petition Date in both the low-end and high-end Claims scenarios. The charts immediately below depict the Debtors’ estimates of Allowed Claims in both the low-end and high-end Claims scenarios and delineate the Debtors’ estimates for Allowed Makewhole Claims and postpetition interest Claims in each scenario.

		Low Case
		Claim Amount
		Principal
		(and accrued
		prepetition		Postpetition
Class	Name	interest)	Makewhole	Interest	TOTAL

	DIP Facility Claims	$3,970,000,000	$0	$0	$3,970,000,000
A-1	1st Lien Debt Claims	$0	$0	$0	$0
A-2	2nd Lien Debt Claims	$3,772,528,200	$60,000,000	$125,727,251	$3,958,255,450
A-3	Other Secured Claims	$129,119,614	$0	$2,203,963	$131,323,578
B	Other Priority Claims	$724,068	$0	$63,796	$787,864
C-1	Senior Note Claims	$801,773,614	$0	$147,701,400	$949,475,014
C-2	General Note Claims	$2,311,810,616	$0	$342,485,196	$2,654,295,812
C-3	Subordinated Note Claims	$652,798,611	$0	$108,956,372	$761,754,983
C-4	ULC I Settlement Claims	$2,473,765,478	$0	$0	$2,473,765,478 (capped amount)
C-5	Canadian Guarantee Claims	$0	$0	$0	$0
C-6	Canadian Intercompany Claims	$258,605,367	$0	$0	$258,605,367 (capped amount)
C-7	Rejection Damages Claims	$646,015,144	$0	$56,919,067	$702,934,210
C-8	General Unsecured Claims	$185,516,286	$0	$16,345,459	$201,861,745
C-9	Unsecured Makewhole Claims	$0	$40,000,000	$0	$40,000,000
C-10	Unsecured Convenience Claims	$21,716,711	$0	$0	$21,716,711
C-11	Intercompany Claims	$0	$0	$0	$0
D	Subordinated Debt Securities Claims	$0	$0	$0	$0
E-1	Interests	$0	$0	$0	$0
E-2	Subordinated Equity Securities Claims	$0	$0	$0	$0
E-3	Intercompany Interests	$0	$0	$0	$0

		Low Case
		Claim Amount
		Principal
		(and accrued
		prepetition		Postpetition
Class	Name	interest)	Makewhole	Interest	TOTAL

	Unclassified Administrative Claims	$5,874,500	$0	$0	$5,874,500
	Priority Tax Claims	$62,288,545	$0	$7,587,257	$69,875,802
	Non-Debtor Net Project Debt	$3,924,020,000	$0	$0	$3,924,020,000

	Total Projected Enterprise Debt Range As of 12/31/2007:	$19,216,556,754	$100,000,000	$807,989,760	$20,124,546,515

		High Case
		Claim Amount
		Principal
		(and accrued
		prepetition		Postpetition
Class	Name	interest)	Makewhole	Interest	TOTAL

	DIP Facility Claims	$3,970,000,000	$0	$0	$3,970,000,000
A-1	1st Lien Debt Claims	$0	$118,558,261	$6,239,800	$124,798,061
A-2	2nd Lien Debt Claims	$3,772,528,200	$60,000,000	$168,976,800	$4,001,505,000
A-3	Other Secured Claims	$129,119,614	$380,091,396	$69,395,089	$578,606,100
B	Other Priority Claims	$724,068		$63,796	$787,864
C-1	Senior Note Claims	$801,773,614	$7,331,374	$147,701,400	$956,806,388
C-2	General Note Claims	$2,311,810,616	$108,546,196	$368,799,978	$2,789,156,790
C-3	Subordinated Note Claims	$652,798,611	$0	$123,972,436	$776,771,047
C-4	ULC I Settlement Claims	$2,473,765,478	$0	$0	$2,473,765,478 (capped amount)
C-5	Canadian Guarantee Claims	$133,714,819	$0	$0	$133,714,819
C-6	Canadian Intercompany Claims	$258,605,367	$0	$0	$258,605,367 (capped amount)
C-7	Rejection Damages Claims	$1,332,495,986	$0	$117,403,483	$1,449,899,469
C-8	General Unsecured Claims	$395,698,849	$0	$34,864,213	$430,563,062
C-9	Unsecured Makewhole Claims	$0	$40,000,000	$0	$40,000,000
C-10	Unsecured Convenience Claims	$21,716,711	$0	$0	$21,716,711

		High Case
		Claim Amount
		Principal
		(and accrued
		prepetition		Postpetition
Class	Name	interest)	Makewhole	Interest	TOTAL

C-11	Intercompany Claims	$0	$0	$0	$0
D	Subordinated Debt Securities Claims	$0	$0	$0	$0
E-1	Interests	$0	$0	$0	$0
E-2	Subordinated Equity Securities Claims	$0	$0	$0	$0
E-3	Intercompany Interest	$0	$0	$0	$0
	Unclassified Administrative Claims	$5,878,339	$0	$0	$5,878,339
	Priority Tax Claims	$67,919,541	$0	$8,273,158	$76,192,700
	Non-Debtor Net Project Debt	$3,924,020,000	$0	$0	$3,924,020,000

	Total Projected Enterprise Debt Range As of 12/31/2007:	$20,252,569,814	$714,527,227	$1,045,690,154	$22,012,787,195

     The Creditors’ Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be greater than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court and believes that the Debtors’ Claims estimates may be lower than the actual amount of Allowed Claims upon completion of the Claims reconciliation process, each of which may have a material impact on the recoveries to Holders of Allowed Claims and Interests. The Equity Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be lower than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court, and that this may have a material impact on the recoveries to Holders of Allowed Claims and Interests.
F. Reorganized Debtors and the Post-Confirmation Estate
     Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval.
     Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens, if any, granted to secure the New Credit Facility and Claims pursuant to the DIP Facility that by their terms survive termination of the DIP Facility). On and after the Effective Date, and unless otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
G. Restructuring Transactions Contemplated by the Plan
     On the Effective Date, the Reorganized Debtors will enter into the New Credit Facility as described in the Disclosure Statement and the Plan. The Reorganized Debtors may use the proceeds of this transaction to, among other things, satisfy the outstanding Second Lien Debt Claims and to effectuate their business plan.
     On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities pursuant to applicable law; (4) the Roll-Up Transactions; and (5) all other actions that the Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Roll-Up Transactions. The form of each Roll-Up Transaction shall be determined by the Reorganized Debtor that is party to such Roll-Up Transaction. Implementation of the Roll-Up Transactions shall not affect any distributions, discharges, exculpations, releases, or injunctions set forth in the Plan.
H. Permanent Injunction
     Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, from and after the Effective Date, all Entities who have held, hold, or may hold Claims against the Released Parties and Exculpated Parties, and all Entities holding Interests, are permanently enjoined, from and after the Effective Date, from: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against those such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

I. Consummation
     Following Confirmation, the Plan will be consummated on the Effective Date, which is a date selected by the Debtors that is a Business Day after the Confirmation Date on which no stay of the Confirmation Order is in effect, and all conditions to Consummation have been satisfied or waived. Unless otherwise provided in the Plan, distributions to Holders of Claims Allowed as of the Effective Date will be made on the Distribution Date, in accordance with the Plan. All other distributions under the Plan will be made in accordance with the distribution provisions contained in the Plan.
J. Liquidation and Valuation Analyses
     The Debtors believe that the Plan will produce a greater recovery for Holders of Allowed Claims and Interests than would be achieved in a liquidation pursuant to chapter 7 of the Bankruptcy Code because of, among other things, the additional Administrative Claims generated by conversion to a chapter 7 case, the administrative costs of liquidation and associated delays in connection with a chapter 7 liquidation, and the negative impact on the market for the Debtors’ assets of attempting to sell a large number of power generating assets and contracts in a short time frame, each of which likely would diminish the value of the Debtors’ assets available for distributions.
     The Debtors have prepared a liquidation analysis (the “Liquidation Analysis”) and a valuation analysis (the “Valuation Analysis”) to assist Holders of Claims and Interests in determining whether to accept or reject the Plan. The Liquidation Analysis and Valuation Analysis compare the proceeds to be realized if the Debtors were to be liquidated in a hypothetical case under chapter 7 of the Bankruptcy Code with the distributions to Holders of Allowed Claims and Interests under the Plan. The analyses are based upon the value of the Debtors’ assets and liabilities as of a certain date, and incorporate various estimates and assumptions, including a hypothetical conversion to a chapter 7 liquidation as of a certain date. Further, each analysis is subject to potentially material changes including with respect to economic and business conditions and legal rulings. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided in the Liquidation Analysis, and the actual total enterprise value and reorganization equity value of the Reorganized Debtors could vary materially from the estimates contained in the Valuation Analysis.
     The Valuation Analysis is based on data and information as of June 20, 2007. Miller Buckfire makes no representations as to changes to such data and events that may have occurred since June 20, 2007 or information that may have become available since June 20, 2007.
     Beginning in late July 2007, certain financial capital markets began to experience significant volatility, resulting in changing credit and equity market conditions. While Miller Buckfire believes this volatility may have a short-term impact on the Debtors’ value, Miller Buckfire does not believe that sufficient market data exists at present to cause a fundamental shift in the Debtors’ long-term valuation. Should general economic conditions deteriorate, financial and capital market instability persist, or if other circumstances warrant, Miller Buckfire may determine that an adjustment to the Valuation Analysis is appropriate. Such adjustment may have a material impact on the Valuation Analysis and the projected New Calpine Total Enterprise Value.
     The Creditors’ Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be greater than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court and believes that the Debtors’ Claims estimates may be lower than the actual amount of Allowed Claims upon completion of the Claims reconciliation process, each of which may have a material impact on the recoveries to Holders of Allowed Claims and Interests. The Equity Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be lower than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court, and that this may have a material impact on the recoveries to Holders of Allowed Claims and Interests.
K. Certain Factors to Be Considered Prior to Voting
     There are a variety of factors that all Holders of Claims and Interests entitled to vote on the Plan should consider prior to accepting or rejecting the Plan. Some of these factors, which are described in more detail in Article VI, are as follows and may impact recoveries under the Plan:
1.	Unless otherwise specifically indicated, the financial information contained in the Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and Disclosure Statement.

2.	Article VII describes certain significant federal tax consequences of the transactions contemplated by the Plan that may affect the Debtors, including the realization of cancellation of indebtedness income and the reduction of net operating loss (“NOL”) carryforwards and unrealized built-in losses. Article VII also describes the federal tax consequences of the transactions contemplated by the Plan that may affect Holders of Claims and Interests, including the recognition of taxable income by such Holders. The Valuation Analysis concludes that a material portion of the Debtors’ value is derived from the Debtors’ NOLs. Article VII discusses the limitations that may apply to the Debtors’ usage of those NOLs, as well as certain restrictions under the Plan and under Calpine Corporation’s restated certificate of incorporation on the transfer of New Calpine Common Stock to preserve the Debtors’ NOLs. Holders of Claims and Interests are urged to consult with their own tax advisors regarding the federal, state, local, and foreign tax consequences of the Plan.

3.	Although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors cannot assure such compliance or that the Bankruptcy Court will confirm the Plan.

4.	The Debtors may be required to request Confirmation without the acceptance of all Impaired Classes entitled to vote in accordance with section 1129(b) of the Bankruptcy Code.

5.	Any delays of either Confirmation or Consummation could result in, among other things, increased Professional Claims and the expiration of the New Credit Facility financing commitments.

6.	The Plan provides for substantive consolidation of the Estates into a single Estate for purposes of Confirmation and Consummation. The Debtors can provide no assurance, however, that the Bankruptcy Court will authorize the Debtors to substantively consolidate any or all of the Estates. The Debtors reserve the right to request Confirmation and Consummation, even if the Bankruptcy Court does not authorize the Debtors to substantively consolidate the Estates, or approves substantive consolidation of less than all of the Estates. In the event that the Bankruptcy Court does not authorize the Debtors to substantively consolidate any or all of the Estates, the Plan may constitute a separate plan of reorganization for each Debtor that is not substantively consolidated with any other Debtor.
     The occurrence or non-occurrence of any or all such contingencies, which could affect distributions available to Holders of Allowed Claims and Interests under the Plan, will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims and Interests in such Impaired Classes.
L. Voting and Confirmation
     Each Holder of a Claim or Interest in the following Classes is entitled to vote either to accept or reject the Plan.

Classes
1C-1
1C-2
1C-3
1C-4
1C-5 and 248C-5
1C-6 through 273C-6
1C-7 through 273C-7
1C-8 through 273C-8
1C-9 through 273C-9
1C-10 through 273C-10
1D
1E-1
1E-2
     The following Classes are Unimpaired and deemed to accept the Plan. Therefore, such Classes are not entitled to vote on the Plan and the vote of such Holders of Claims and Interests shall not be solicited.

Classes
1A-1 through 273A-1
1A-2 through 273A-2
1A-3 through 273A-3
1B through 273B
1C-11 through 273C-11
2E-3 through 273E-3
     Pursuant to sections 1126(c) and 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code: (1) an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan; and (2) an Impaired Class of

Interests has accepted the Plan if the Holders of at least two-thirds in amount of the Allowed Interests of such Class actually voting have voted to accept the Plan. The Debtors will tabulate all votes on the Plan on both a consolidated and non-consolidated basis for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and (10) of the Bankruptcy Code. In a consolidated tabulation, all votes shall be counted as if Filed against a single consolidated Estate. In a non-consolidated or partially consolidated tabulation, all votes shall be counted as actually Filed against each applicable Debtor. In neither event shall the Debtors be required to re-solicit votes on the Plan, and the Debtors shall have the right to proceed with Confirmation and Consummation as set forth in the Plan.
     Assuming the requisite acceptances are obtained, the Debtors intend to seek Confirmation at the Confirmation Hearing scheduled to commence on [                                        ], 2007, at [                    ] _.m. prevailing Eastern time, before the Bankruptcy Court. Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by a single Impaired Class on a consolidated basis or by an Impaired Class for each Debtor on a non-consolidated basis. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors also reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code.
     The Bankruptcy Court has established the date that is two Business Days after entry of the Solicitation Procedures Order on the docket in these Chapter 11 Cases as the Record Date for determining which Holders of Claims and Interests are eligible to vote on the Plan. Ballots, along with the Disclosure Statement, the Plan, and the Solicitation Procedures Order, will be mailed to all registered Holders of Claims or Interests as of the Record Date that are entitled to vote to accept or reject the Plan. An appropriate return envelope will be included with each Ballot, if necessary. Beneficial Holders of Claims or Interests who receive a return envelope addressed to their bank, brokerage firm, or other Nominee (or its agent) should allow sufficient time for their votes to be received by the Nominee and processed on a Master Ballot before the Voting Deadline.
     The Debtors have engaged KCC and FBG to assist in the voting process. For Holders of Claims on account of publicly-traded securities, FBG will answer questions regarding the procedures and requirements for voting to accept or reject the Plan and for objecting to the Plan, provide additional copies of all materials, and oversee the voting tabulation. For Holders of all other Claims or Interests, KCC will answer questions regarding the procedures and requirements for voting to accept or reject the Plan and for objecting to the Plan, provide additional copies of all materials, and oversee the voting tabulation.
     BALLOTS CAST BY HOLDERS AND MASTER BALLOTS CAST ON BEHALF OF BENEFICIAL HOLDERS IN CLASSES ENTITLED TO VOTE MUST BE RECEIVED BY KCC OR FBG, AS APPLICABLE, BY THE VOTING DEADLINE, AT THE ADDRESS LISTED ON THE APPLICABLE BALLOT, WHETHER BY FIRST CLASS MAIL, OVERNIGHT COURIER OR PERSONAL DELIVERY. THE BALLOTS AND THE PRE-ADDRESSED POSTAGE PRE-PAID ENVELOPES ACCOMPANYING THE BALLOTS WILL CLEARLY INDICATE WHETHER THE BALLOT MUST BE RETURNED TO FBG OR KCC, AND WILL CLEARLY INDICATE THE APPROPRIATE RETURN ADDRESS. THE ADDRESS FOR BALLOTS RETURNABLE TO KCC IS: CALPINE CORPORATION, C/O KURTZMAN CARSON CONSULTANTS LLC, 2335 ALASKA AVENUE, EL SEGUNDO, CA 90245, ATTN: BALLOT PROCESSING DEPARTMENT. THE ADDRESS FOR BALLOTS RETURNABLE TO FBG IS CALPINE CORPORATION C/O FINANCIAL BALLOTING GROUP LLC, 757 THIRD AVENUE — THIRD FLOOR, NEW YORK, NEW YORK 10017, ATTN: BALLOTING PROCESSING DEPARTMENT.

     FOR ANSWERS TO ANY QUESTIONS REGARDING SOLICITATION PROCEDURES, PARTIES MAY CALL KCC TOLL FREE AT (888) 249-2792. THOSE HOLDERS OF CLAIMS AND INTERESTS BASED ON PUBLICLY-TRADED SECURITIES MAY CONTACT THE DEBTORS’ SPECIAL VOTING AGENT DIRECTLY, TOLL FREE AT (866) 433-0896, WITH ANY QUESTIONS RELATED TO THE SOLICITATION PROCEDURES APPLICABLE TO SECURITY-BASED CLAIMS AND INTERESTS.
     TO BE COUNTED, THE BALLOTS CAST BY HOLDERS, AND MASTER BALLOTS CAST ON BEHALF OF BENEFICIAL HOLDERS, INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY KCC OR FBG, AS APPLICABLE, NO LATER THAN THE VOTING DEADLINE. SUCH BALLOTS (OR MASTER BALLOTS, AS APPLICABLE) SHOULD BE CAST IN ACCORDANCE WITH THE SOLICITATION PROCEDURES DESCRIBED IN FURTHER DETAIL IN ARTICLE VIII OF THE DISCLOSURE STATEMENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE SHALL NOT BE COUNTED.
     To obtain an additional copy of the Plan, the Disclosure Statement, the Plan Supplement, or other solicitation package materials (except Ballots), please refer to KCC’s website at http://www.kccllc.net/calpine or request a copy from KCC, by writing to Kurtzman Carson Consultants, LLC, 2335 Alaska Avenue, El Segundo, California 90245, Attn: Calpine Balloting; calling (888) 249-2792; or sending an email to calpineinfo@kccllc.com.
     THE DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTEREST OF HOLDERS OF CLAIMS AND INTERESTS AND RECOMMEND THAT ALL SUCH HOLDERS WHOSE VOTES ARE BEING SOLICITED VOTE TO ACCEPT THE PLAN.
ARTICLE II.
GENERAL INFORMATION
     The Debtors listed in Article I.A of the Plan submit the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes to accept the Plan.
     The Disclosure Statement sets forth certain information regarding the Debtors’ history before the Petition Date, significant events that have occurred during the Chapter 11 Cases, and the anticipated reorganization and post-reorganization operations and financing of the Reorganized Debtors. The Disclosure Statement also describes the terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of Confirmation, certain risk factors associated with the Plan and the New Calpine Common Stock to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, the Disclosure Statement discusses the Confirmation process and the voting procedures that Holders of Claims and Interests must follow for their votes to be counted.
     FOR A DESCRIPTION OF THE PLAN AND VARIOUS FACTORS TO BE CONSIDERED IN CONNECTION WITH THE PLAN, PLEASE SEE ARTICLE IV AND ARTICLE VI OF THE DISCLOSURE STATEMENT.
     THE DISCLOSURE STATEMENT INCLUDES SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS TAKING PLACE DURING THE DEBTORS’ CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF

SUCH DOCUMENTS OR STATUTORY PROVISIONS. EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.
A.	Description of Calpine’s Business and Assets
1.	Introduction
     Calpine is a wholesale power company that operates and develops clean, reliable, and cost-competitive power generation facilities in North America. Calpine’s primary business is generating and selling electricity and electricity-related products and services to wholesale and industrial customers through the operation of its portfolio of power generation assets. Calpine protects and enhances the value of its assets with sophisticated commercial risk management and asset optimization organizations, which optimize the dispatch, utilization, and maintenance of Calpine’s plants.
     Upon completion of its asset rationalization process described in Article III, Calpine expects to operate a fleet of power generation assets with 22,511 megawatts (“MW”) of generating capacity,1 making Calpine one of the largest wholesale power producers in the country. The figure below depicts Calpine’s regional domestic asset portfolio in terms of MW capacity, excluding facilities that have been divested, are under construction, or are “mothballed” and are non-operating. “Mothballed” plants have been shut down, but are minimally maintained to preserve the option to return to operations if economic conditions improve.

1	The figures for number of operating facilities and capacity in this Article II are based on modeled average annual operating capacity and generally exclude plants that are mothballed, in development, or expected to be divested.

     Calpine’s portfolio of plants is comprised of two fuel-efficient and clean power generation technologies: natural gas-fired combustion (primarily combined-cycle) and renewable geothermal facilities. Geothermal plants are low-variable-cost facilities that harness the earth’s naturally occurring steam to generate electricity. Geothermal energy is considered a renewable energy (like wind, solar, and biomass generation) because the fuel supply is not depleted during electricity production. After taking into account its planned asset rationalizations, Calpine expects to own or lease a portfolio of fifty-seven natural gas-fired power plants in sixteen states plus fifteen geothermal facilities at “The Geysers” in northern California. Calpine’s natural gas-fired portfolio is equipped with state-of-the-art power generation technologies and is an example of Calpine’s commitment to “clean” energy production. Additionally, Calpine’s renewable energy portfolio, The Geysers, is one of the largest producing geothermal resources in the world.
     Calpine’s business is carried out in four regions (West; Texas; Southeast; and Northeast/Midwest) by the power operations and commercial operations groups. These activities are discussed in detail below.
a.	Company History
     Calpine was established in 1984 as an energy services provider to the newly emerging independent power industry. In October of 1988, Calpine became an owner/developer of power generating plants with the acquisition of a 5% interest in the twenty MW Aidlin geothermal plant at The Geysers. By 2001, Calpine had developed or acquired a portfolio of nearly 10,000 MW of clean and reliable power plants in North America and was undergoing further expansion, through both construction and acquisitions. Between 2001 and 2004, Calpine’s expansion program accelerated, more than doubling its installed power generation capacity. Calpine’s revenues also grew significantly, increasing from approximately $300 million to $10 billion between 1997 and 2005. By 2005, Calpine’s generation fleet had grown to more than 26,000 MW of generating capacity, making Calpine one of the largest independent power producers in the United States. As of December 2006, Calpine operated 24,839 MW of generation capacity, of which 2,328 MW has been or is expected to be divested in 2007 through Calpine’s asset rationalization process, excluding mothballed facilities and facilities under construction.
b.	Corporate Structure
     As of the Petition Date, Calpine’s corporate structure consisted of 416 legal Entities, which serve as vehicles for management of its plant and commercial operations, its power asset ownership, and its financing structures. Of these Entities, the Debtors consist of Calpine Corporation, a Delaware corporation, and the 273 direct and indirect, wholly owned subsidiaries listed in Article I.A of the Plan. In addition, the following nine of Calpine’s Canadian subsidiaries commenced proceedings under the CCAA in the Canadian Court: Calpine Canada Energy Ltd. (“CCEL”); Calpine Canada Power Ltd.; Calpine Canada Energy Finance ULC (“ULC1”); Calpine Energy Services Canada Ltd.; Calpine Canada Resources Company (“CCRC”); Calpine Canada Power Services Ltd.; Calpine Canada Energy Finance II ULC (“ULC2”); Calpine Natural Gas Services Limited; and 3094479 Nova Scotia Company. In addition, because under the CCAA partnerships cannot be debtors, the stay of proceedings under the CCAA was extended to three Calpine affiliates: Calpine Energy Services Canada Partnership; Calpine Canada Natural Gas Partnership; and Calpine Canadian Saltend Limited Partnership. Other direct and indirect, wholly owned subsidiaries of Calpine Corporation were not included in the Chapter 11 Cases or in the CCAA Proceedings. Like the Debtors, each non-Debtor is continuing normal business operations. The Debtors also have minority equity interests in a number of non-wholly owned subsidiaries, none of which have Filed for chapter 11 relief.

     The chart below depicts a “summary” corporate structure of Calpine and certain of its principal subsidiaries (i.e., the chart does not include every single corporate entity in the Calpine Corporation “family”).
c.	Employees
     As of December 31, 2005, Calpine employed 3,265 full-time employees, of whom sixty-three were represented under collective bargaining agreements. Shortly after the Petition Date, the Debtors began to implement staff reductions with a goal of reducing approximately 1,100 positions, or over one-third of its prepetition workforce. As of March 31, 2007, the Debtors had reduced their workforce by

1,096 employees, resulting in an annualized cost savings of approximately $180 million. The Debtors’ workforce now consists of approximately 2,200 employees.
d.	Market Drivers
     There are four key market “drivers” affecting Calpine’s financial performance: the regional supply and demand environment for electricity; regional generation technology and fuel mix; natural gas prices; and environmental regulations.
(i)	Regional Supply and Demand
     Regional supply and demand affect the pricing for electricity that results from wholesale market competition, and, consequently, are key drivers of Calpine’s financial performance. For much of the 1990s, utilities invested relatively sparingly in new generation capacity. As a result, by the late 1990s, many regional markets were in need of new capacity to meet growing electricity demand. Prices rose due to capacity shortages, and the emerging merchant power industry responded by constructing significant amounts of new capacity. Between 2000 and 2003, more than 175,000 MW of new generating capacity came “on line” in the United States. In most regions, these new capacity additions far outpaced the growth of demand, resulting in “overbuilt” markets, i.e., markets with excess capacity. In the West, for example, approximately 24,000 MW of new generation capacity was added between 2000 and 2003, while demand only increased by approximately 8,000 MW.
     The significant increase in generation capacity relative to demand has contributed to the financial distress encountered by Calpine and other merchant generators in the past several years. For example, most of this new generation capacity consisted of gas-fired combined-cycle plants which use a gas turbine to create electricity, then capture, or recycle, the waste heat to create steam, which is then used to create additional electricity through a steam turbine. Natural gas-fired combined-cycle units tend to have higher variable costs in the current natural gas price climate and generally cannot compete effectively with nuclear- and coal-fired units, which can more efficiently produce power at lower costs.
     This surge of generation investment has subsided since 2003. During 2005, for example, only 17,000 MW of new supply was added nationwide. As a result, growing demand for electricity has begun to reduce the level of excess supply, leading to the current predictions of decreasing “reserve margins” for many regional markets through the end of the decade. “Reserve margins” are a measure of the balance between supply and demand in a regional electricity market. For example, a reserve margin of 15% indicates that supply exceeds expected peak electricity demand by 15%. Holding other factors constant, lower reserve margins typically lead to higher power prices, because the less efficient (more expensive) capacity in the region is needed to satisfy electricity demand. Currently, supply exceeds demand in most regional markets.
(ii)	Regional Generation Technology and Fuel Mix
     In a competitive market, the price of electricity typically is related to the operating costs of the marginal, or price-setting, generator. Assuming economic behavior by market participants, generating units generally are dispatched in order of their variable costs. In other words, units with lower costs are dispatched first and higher-cost units are dispatched as demand (sometimes referred to as “load”) grows. Accordingly, the variable costs of the last (or marginal) unit needed to satisfy demand typically drives the regional power price. This market dynamic makes regional generation technology and fuel mix the second key driver of Calpine’s financial performance.

     There are three general classifications of generation capacity: baseload; intermediate; and peaking. Baseload units, fueled by cheaper fuels such as hydro, geothermal, coal, or nuclear fuels, are the least expensive and generally serve electricity demand during most hours. Intermediate units, such as combined-cycle plants fueled by natural gas, are more expensive and generally are required to serve electricity demand during on-peak or weekday daylight hours. Lastly, peaking units are the most expensive units to dispatch are generally less able to compete with nuclear and coal-fired units, which can more efficiently produce power at lower costs.
     Much of Calpine’s generating capacity is in California and Texas, which are regional markets in which gas-fired units set prices during most hours. Because natural gas prices generally are higher than most other input fuels, these regions generally have higher power prices than regions in which coal-fired units set prices. Outside of the West and Texas regions, however, other generating technologies, such as coal-fired plants, tend to set prices more often, reducing average prices and “spark spreads,” which is the term used to describe the margin between realized power prices and fuel costs. These conditions, particularly in overbuilt markets, often make it difficult for gas-fired generation to compete.
     In addition to earning margins from the sale of electricity, Calpine’s geothermal assets benefit from regulations that promote renewable or “green” energy sources. For example, regardless of the dominant technology types for the generation of electricity in California, the current shortage of renewable generation sources creates a premium for power from the geothermal facilities.
(iii)	Natural Gas Prices
     Since natural gas is often the price-setting fuel in Calpine’s major regional markets, natural gas prices are a third key driver of Calpine’s financial performance. Natural gas price variability is widely acknowledged. During 2005, daily (or “spot”) natural gas prices reached historic highs before trending downward in 2007. Natural gas contracts for delivery beyond 2007 continue to trade at high prices, suggesting that a historically high natural gas price environment will persist for some time. Beyond the near-term, long-term natural gas forecasts suggest that prices will fall below recent levels but will remain higher than historical averages. Holding other factors constant—namely, the supply and demand balance and the regional generation technology and fuel mix—higher natural gas prices tend to increase Calpine’s margins. This is because Calpine’s combined-cycle plants are more fuel-efficient than many other older gas-fired technologies, so units with higher operating costs often set power prices in California and Texas, creating positive margins for Calpine. The positive relationship between natural gas prices and Calpine’s margins ignores the effects of contracts and assumes today’s historically high natural gas pricing climate. If natural gas prices were to decline to much lower levels (e.g., below $3 per MMBtu), this relationship may change.
(iv)	Environmental Regulations
     Environmental regulations are a fourth key driver of Calpine’s performance. Environmental regulations force generators to incur costs to comply with limits on emissions of certain pollutants. Higher operating costs for fossil fuel-fired generators implicitly favor low-emissions generating technologies such as Calpine’s geothermal and gas-fired capacity. Further, to the extent that price-setting units experience higher variable costs due to environmental regulations, market prices tend to increase.

     In addition to those environmental laws and regulations described in further detail below, Calpine’s regional markets are, or will be, affected by several current and pending environmental regulations, including:
•	Regulation of sulfur dioxide (“SO2”) and nitrogen oxides (“NOx”) emissions under the Clean Air Interstate Rule (“CAIR”). When they become effective, CAIR regulations will affect Calpine’s Texas, Southeast, and Northeast assets. CAIR will cap NOx and SO2 emissions in twenty-nine of the easternmost states starting in 2009. With the exception of the Oneta facility in the Southwest Power Pool region of the Southeast, all Calpine Southeast and Northeast plants will be subject to CAIR. Calpine’s assets in California, Oregon, Arizona, and Colorado will not be regulated under the CAIR program.

•	Regulation of mercury emissions under the Clean Air Mercury Rule (“CAMR”). CAMR regulations primarily penalize coal-fired generators. CAMR will tighten mercury emissions limits in 2010 and again in 2018, ultimately requiring the reduction of coal plant mercury emissions by almost 70%. CAMR could benefit Calpine by reducing the attractiveness of coal generation investments, and outdated existing coal-fired plants may ultimately be forced to make costly capital improvements or retire. When they become effective, CAMR regulations likely will affect Calpine’s assets in the Midwest and eastern United States. Calpine’s assets in Texas, California, Oregon, and Arizona are not expected to be affected by CAMR regulations because, as discussed below, natural gas tends to be “on the margin” in these regions.

•	Renewable Portfolio Standards. Renewable Portfolio Standards (“RPS”) mandate that utilities and other load-serving entities (“LSEs”) purchase a portion of their electricity from renewable sources. This creates a premium for power sold from The Geysers.

•	Carbon (greenhouse gas) regulations. Carbon regulations are still pending in the United States and may come into effect in the Northeast in 2009 and California in 2012. The United States Supreme Court recently issued a decision holding that the Federal Clear Air Act of 1970 requires the Environmental Protection Agency to regulate greenhouse gases from new motor vehicle once it concludes that such emissions contribute to climate change. Calpine believes the Supreme Court’s ruling could effectively determine the Environmental Protection Agency’s authority to regulate air pollution associated with climate change from all sources, including power plants. In addition, carbon regulation could affect all fossil-fired generators depending on the means by which carbon emissions allowance credits are allocated. Several national carbon regulation programs have been proposed, and the approaches to allowance allocations vary widely. California recently passed legislation to reduce carbon emissions levels.

2.	Asset Portfolio
a.	Overview
     Calpine’s asset portfolio can be divided into four primary regions: the West; Texas; the Southeast; and the Northeast/Midwest.
Calpine Generation Capacity by Region
Calpine Generation Capacity by Technology

     The following is a summary of Calpine’s operating assets by region.
b.	West Region
(i)	West Assets
(a)	Plants
     Calpine operates forty plants in the West region (California, Oregon, Arizona, and Colorado) with a total capacity of 7,200 MW, which includes 717 MW from baseload geothermal units, 5,479 MW from intermediate gas-fired units, and 1,003 MW from peaking gas-fired units. Calpine’s California assets are concentrated in the northern half of the state, with the exception of the Pastoria facility north of Los Angeles and the Otay Mesa facility in San Diego county. Calpine’s West plant locations and technology types are illustrated below.
(b)	The Geysers
     Located seventy-five miles north of San Francisco, Calpine’s fifteen operating geothermal facilities produce renewable energy and benefit from revenues over and above market electricity prices through the sale of Renewable Energy Credits (“RECs”).

     Operations at The Geysers began in 1960, when Pacific Gas & Electric Company (“PG&E”) completed construction of the first geothermal electric generating station run by a utility in the United States. Calpine’s involvement began in October of 1988, with the acquisition of a 5% interest in the twenty MW Aidlin Power Plant. Subsequent acquisitions led to Calpine’s current majority position of 717 MW from fifteen operating facilities, which includes 339 production wells and forty-eight injection wells, making The Geysers the largest operating geothermal facilities in the world.
     The Geysers’ operational area encompasses forty square miles in Lake and Sonoma Counties. This location, which has access to five transmission lines, positions The Geysers to sell power into the Northern California market. The Geysers are critical for transmission grid support, which attracts additional revenues from contracts to provide system support and capacity.
     The Geysers’ low variable costs and continual fuel access drive its nominal capacity factors toward 100%, meaning plants run during nearly all hours unless they are down for maintenance. With one REC for every megawatt hour (“MWh”) of electricity generated, The Geysers create approximately six million RECs each year, which can be sold to satisfy the renewable energy requirements or preferences of LSEs throughout the United States.
(c)	Contracts
     While market prices are significant drivers of Calpine’s projected earnings, some of the uncertainty is reduced by the presence of contracts, which dictate the payments Calpine receives for energy and capacity sold from certain West region plants. Much of the capacity of the geothermal assets is subject to power sales contracts with PG&E, Sacramento Municipal Utility District, and Southern California Edison. The contracts obligate Calpine to sell electricity at a market index price, plus fixed adders for RECs, as well as resource adequacy under the PG&E contract. In addition, the bulk of Calpine’s West peaking assets are subject to tolling agreements with PG&E through 2011. Under these agreements, Calpine receives fixed and variable payments and converts natural gas into power for PG&E. Calpine’s Qualifying Facilities (“QFs”) also are subject to contracts with PG&E, as well as steam sales agreements with nearby industrial customers. To receive QF status under the 1978 Public Utility Regulatory Policies Act (“PURPA”), a generating facility must produce electricity and “another form of useful thermal energy through sequential use of energy” while also meeting other ownership, operational, and efficiency criteria. Subject to recent modifications resulting from the Energy Policy Act of 2005 (“EPAct 2005”), discussed below, once a generator attains QF status, utilities are then required by FERC to purchase the facility’s energy at avoided cost rates (which tend to be favorable to the QF). Lastly, the non-QF cogeneration facilities are subject to power and steam sales agreements with industrial companies.
(ii)	West Supply and Demand
(a)	California
     California is less overbuilt than many other United States markets, and natural gas is often the price-setting fuel in the state. Demand growth and relatively little investment in generation over the past few years have improved the balance between supply and demand. California’s reserve margin is projected to decrease by 2011 due to continued load growth and relatively few currently planned capacity additions. California’s current generation supply is dominated by natural gas-fired technologies, but includes significant levels of hydroelectric and nuclear capacity.
     California’s regional supply base fosters a market in which higher-variable-cost gas units are “on the margin” during most hours, leading to higher prices than typically seen in coal- and nuclear-

dominated markets. Despite expected renewable generation capacity additions over the coming years, the tendency for gas-fired units to set market prices is not expected to change, although a downward trend in natural gas prices is expected to compress spark spreads from 2008 to 2010.
(b)	Arizona, Oregon, and Colorado
     Calpine’s South Point facility is located in the Arizona-New Mexico region of the Western Electricity Coordinating Council. This region currently suffers from higher levels of excess capacity than California. The reserve margin is expected to decline as load grows and fewer new units are added to regional supply.
     The Northwest (Oregon) region of the Western Electricity Coordinating Council has a generating supply mix that includes high levels of low-cost capacity, with hydro and coal together representing almost 80% of the installed generation base. Nevertheless, akin to other Western Electricity Coordinating Council sub-regions, power prices in the Northwest region are driven higher by the need for gas-fired facilities during most hours.
     Calpine’s capacity in Colorado is fully contracted. Excess supply conditions are expected to persist in the Colorado/Wyoming region, where approximately 1,600 MW of new coal-fired capacity is slated to come on line.
(iii)	West Region Regulatory Issues
(a)	California Market Structure
     California began restructuring its energy markets in March 1998 under the oversight of the California Independent System Operator (“CAISO”). CAISO is responsible for most regional transmission and power market activities. Multiple factors contributed to the period of price spikes, rolling blackouts, and utility bankruptcies during the California energy crisis.
     Since the California energy crisis, California utilities have shown some tendency to return to the traditional vertically integrated business model by moving to build generation to satisfy their own electricity demand, and relying on rate-based recovery to increase their supply and grow their revenues. This could create additional competition for Calpine.
     In addition, the process of allowing consumers to choose among alternate electric suppliers has been put on hold in California. Because retail choice often increases the number of LSEs and boosts competition, this trend likely will limit the number of counterparties to whom Calpine can market power in California.
     A key market structure change for 2007 is the introduction of a formal capacity or “resource adequacy” (“RA”) requirement, which creates payments to generators for providing capacity to ensure system reliability, in addition to variable payments for providing energy. RA is unique among capacity market mechanisms in at least two respects. First, RA is bifurcated into local RA and system RA. Local RA requirements create payments to generators in load-constrained areas, much like traditional Reliability Must Run (“RMR”) payments, which compensate otherwise uneconomic generators to remain available to ensure system reliability in transmission constrained areas. Eventually, local RA is expected to replace RMR, with 2007 deemed as a transition year. System RA provides fixed payments for capacity in addition to the variable payments for energy received in the market. Second, RA is an “all or nothing” arrangement. Unlike other installed capacity markets, in which all available generators are awarded payments based on the system-wide supply/demand balance, a generator’s ability to collect RA payments depends on its success in securing RA contracts with LSEs. Unlike in some Eastern markets such as New York and New England, the CAISO does not currently have an installed capacity requirement. For 2007, the California Public Utilities Commission (“CPUC”) has mandated that LSEs contract with generators to secure adequate capacity to meet planned reserve targets.
(b)	Arizona, Oregon, and Colorado Market Structure
     The Arizona and Oregon markets are based purely on bilateral transactions, with local regulated utilities responsible for balancing the hourly market. Neither market has announced plans for major market redesigns.
     In Colorado, Calpine’s power is currently sold exclusively through long-term bilateral arrangements with Xcel Energy, the incumbent utility. Colorado lacks an Independent System Operator (“ISO”), and has not announced any major market redesigns.
(c)	Environmental Issues
     In the West, two major environmental issues affect power production and pricing: RPS and greenhouse gas regulations. RPS create pricing premiums for power generated by renewable generation capacity such as The Geysers, because such forms of energy do not deplete the fuel supply during electricity production and thus are environmentally friendly. As of December 2006, more than twenty states have adopted RPS, including California and Arizona. RPS are designed to reduce greenhouse gas emissions, and generally require that renewable energy sources—which typically include zero or near-zero emission technologies such as geothermal, wind, solar, and biomass—generate a share of a state’s energy production. Typically, this requirement is placed on retail sellers of electricity.
     The California RPS, which came into effect on January 1, 2003, originally set a mandatory target of 20% renewable resources by December 31, 2017. Pursuant to the Energy Action Plan and the 2005 Integrated Energy Policy Report, legislators have now accelerated the timeline for achieving this target to December 31, 2010. The new plan will force retail sellers to increase their procurement of eligible renewable energy resources such that 20% of all retail sales comes from renewable energy by 2010.
     Future investment in renewable capacity will be driven in part by the status of the Production Tax Credit. The Production Tax Credit is a federal incentive program offering $20/MWh, over a ten-year duration, for electricity produced by new renewable energy plants brought on line before 2008. The Production Tax Credit, which includes geothermal in its list of eligible technologies, is set to expire on December 31, 2007, though it has been extended several times in the past and appears likely to be extended into 2008.
     Greenhouse gas regulations also have a significant impact on power production in the West region. In September 2006, California lawmakers approved the most aggressive greenhouse gas legislation in United States history. The plan, which will likely have to overcome several legal challenges before its implementation in 2012, calls for a reduction in greenhouse gas emissions to 1990 levels by 2020, a reduction of approximately 25% versus current levels. Many of the details have yet to be finalized, but it appears the new law will include both mandatory controls and market-based solutions, including a program that permits participants to buy and sell carbon emission allowances.

c.	Texas Region
(i)	Texas Region Assets
(a)	Plants
     Calpine operates one of the largest, most efficient gas-fired fleet in the Electric Reliability Council of Texas (“ERCOT”) area. ERCOT spans 75% of Texas, serves twenty million customers, and is isolated from the neighboring regional markets because of limited import capabilities. The ERCOT market consists of four market zones: the North, South, West, and Houston. Much of Calpine’s fleet is concentrated in the Houston zone, where prices and spark spreads are often higher than in other ERCOT zones.
     Calpine’s thirteen plants in ERCOT provide 7,180 MW of capacity, representing nearly 10% of the region’s total installed generation supply and more than 25% of installed combined-cycle capacity, making Calpine the third largest generator in ERCOT. Calpine’s combined-cycle fleet has the advantage of operational flexibility which allows units to ramp up or ramp down in response to fluctuating electricity demand and enables Calpine to market ancillary services in addition to scheduled electricity.
     Calpine’s Texas region plant locations and technology types are illustrated below.
(b)	Contracts
     Certain of Calpine’s Texas region plants are subject to contracts, which dictate the payments Calpine receives for energy and capacity sold from such plants. Calpine’s cogeneration facilities are subject to power and steam sales agreements with industrial companies. Total steam contract obligations in Texas create “must-run” obligations for approximately 1,200 MW. In addition, significant power sales agreements and financial swaps reduce the market price risk of Calpine’s Magic Valley and Deer Park facilities.

     Production from the balance of Calpine’s ERCOT facilities is not subject to specific contracts, although Calpine typically executes other hedges such as forward sales or other derivative transactions related to such facilities.
(ii)	Texas Region Supply and Demand
     ERCOT is one of the least overbuilt markets in the United States, and natural gas is almost always the price-setting fuel in the region.
(a)	Supply Conditions
     Load growth, retirement, and mothballing of uneconomic plants and lower levels of investment in new generation have improved the balance between supply and demand over the past few years in ERCOT. Over thirteen gigawatts (“GW”) of capacity, consisting of mostly inefficient, steam-gas-fired plants, has been retired or mothballed in ERCOT. ERCOT’s reserve margin is projected to continue to decline in the near term as load grows and fewer new plants are constructed.
     Like California, ERCOT’s current generation supply is weighted towards natural gas-fired technologies. But unlike California, coal-fired generation provides the bulk of ERCOT’s baseload capacity.
     The regional supply mix fosters a market in which gas-fired units set prices during most hours. The supply mix also highlights a challenge for combined-cycle plants in ERCOT. When electricity demand is sufficient to require generation only from a portion of the market’s intermediate gas-fired capacity with similar variable costs, competition among combined-cycle plants to secure customers can be significant.
(b)	New Coal Construction in ERCOT
     The combination of decreasing reserve margins and historically high natural gas prices has stimulated increased interest in the construction of new coal-fired generation in ERCOT. Competitors such as TXU Corporation, NRG Energy, LS Power Group, CPS Energy (San Antonio), and PNH Resources have announced more than eleven GW of coal-fired additions that are targeted to reach commercial operations starting in 2009. Not all of these projects are deemed likely to succeed and some developers have recently cancelled some of their announced projects, but those that are built will affect market conditions by reducing the portion of hours during which higher-priced gas-fired units are required to satisfy load.
(iii)	Texas Region Regulatory Issues
(a)	Market Structure
     ERCOT’s current market design includes a bilateral market, a balancing energy (real-time) market, ancillary services markets, and zonal price differentiation. Certain changes to the ERCOT market structure are expected within the next few years. By January 1, 2009, ERCOT expects to move to a nodal market structure. While much is currently uncertain about the nodal design, moving to a nodal market generally is expected to improve price discovery, relieve congestion, and more clearly signal the locations of needed transmission and generation investments. In anticipation of nodal pricing, ERCOT has committed to reduce major transmission congestion through a number of transmission upgrades. By enabling the flow of electricity from high supply areas to high demand areas, these upgrades are expected to reduce the price separation that might otherwise occur under the nodal market structure. Additionally, the introduction of a day-ahead energy market operated by an ISO will accompany the introduction of nodal pricing. Under a day-ahead market, participants submit bids to the ISO. If bids are accepted, operators know their units will be called to produce electricity. This market will provide market participants with an alternative to bilateral arrangements, which currently dominate the ERCOT market.
     The Public Utility Commission of Texas recently approved a new measure to address the possibility of market power abuse (e.g., withholding production, predatory pricing, or collusion) in the ERCOT market. While the details are yet to be determined, members of ERCOT that own more than 5% of the installed generation base, such as Calpine, likely will offer voluntary mitigation plans to the Public Utility Commission of Texas for consideration.
     In contrast to California as well as the Northeast markets, Texas legislators have voiced commitment to an “energy only” approach to ensuring system reliability. Rather than creating a separate payment mechanism for capacity, energy only resource adequacy programs count on adequate compensation from variable energy prices to motivate sufficient levels of generation construction. Energy only programs typically feature high or nonexistent price caps. ERCOT’s plan is to increase the energy offer cap from the current $1,000 per MWh to $3,000 per MWh, shortly after the nodal market is implemented.
(b)	Environmental Issues
     While environmental issues are not heavily regulated in ERCOT, more stringent NOx emissions regulations are on the horizon. As of March 31, 2007, power generation facilities became subject to daily and thirty-day emission restrictions under Houston-area rules specified by the Texas Commission on Environmental Quality, and allocations under the Houston-Galveston Mass Emission NOx cap-and-trade program will decline starting in 2008. Further, the proposed eight-hour Ozone State Implementation Plan, which requires installment of increased NOx controls in eastern Texas, is scheduled to be complete by June 2007 with mandated controls likely to start in 2010. Finally, as discussed, CAIR will cap NOx and SO2 emissions in twenty-nine of the easternmost states, including Texas, starting in 2009. While the changes will affect all plants located in Texas, especially coal plants, they are particularly pertinent to Calpine’s Houston-area assets.
     The oldest units in the ERCOT fleet, Texas City and Clear Lake, will be subject to all four changes. Calpine has retrofitted one of its Texas City units to meet environmental standards and will retrofit one of the remaining two units to avoid decreased run times starting in October 2007. There is no plan to retrofit the third unit because there is no projected need to run that unit more than the level to which it will be restricted in the future. Calpine has yet to retrofit any of the three units at Clear Lake.
d.	Southeast Region
(i)	Southeast Region Assets
(a)	Plants
     After the divestiture of certain facilities (including Acadia and Pryor), Calpine expects to operate ten gas-fired plants in the Southeast region (Alabama, Arkansas, Florida, Louisiana, Oklahoma, and South Carolina) with a total capacity of 5,835 MW, which includes 2,350 MW from cogeneration facilities that market steam in addition to electricity and often are required to run during uneconomic hours to maintain steam output. Calpine defines the “Southeast” as the markets of the Southeastern Electric Reliability Council (“SERC”), the Florida Reliability Coordinating Council (“FRCC”), and the Southwest Power Pool (“SPP”), located to the north of ERCOT. SERC spans an area of approximately

460,000 square miles over thirteen states. Calpine has plants in three sub-regions within SERC: Entergy; Tennessee Valley Authority; and the Virginia and Carolinas Regional Group (“VACAR”). Calpine’s plants in the southern sub-region of SERC are slated for divestiture and thus, this section does not contain a discussion of that region. The FRCC region includes the majority of the state of Florida. SPP encompasses all or part of six states in the South-Central United States, including Oklahoma.
     Calpine’s Southeast region plant location and technology types are illustrated below.
(b)	Contracts
     Certain of Calpine’s Southeast region plants are subject to contracts that dictate the payments Calpine receives for energy and capacity sold from the plants. The cogeneration facilities are subject to power and steam sales agreements with industrial companies. Total steam contract obligations in the Southeast create must-run obligations for approximately 200 MW. Also, long-term power sales agreements reduce the market price risk of the Decatur and Osprey combined-cycle facilities and the Auburndale and Broad River peaking plants.
     Calpine continues to pursue other opportunities to secure long-term contracts in the Southeast region, which are viewed as preferable to pure merchant operation, assuming fair contract pricing.
(ii)	Southeast Region Supply and Demand
     Most regions of the Southeast are considerably more overbuilt than California and ERCOT, and coal is often the price-setting fuel. The VACAR sub-region of SERC is an exception. Lower reserve margins in VACAR suggest market recovery (when supply and demand come into balance) in 2011. These factors, combined with the dominance of incumbent utilities, contribute to a challenging market climate for merchant gas-fired plants.

(a)	SERC-Entergy
     Reserve margins in certain SERC sub-regions currently are among the highest in the nation. These excess supply levels were caused in part by merchant generation investments in the early part of the decade, but the legislative climate also contributes to these excess supply levels by discouraging plant retirements. Grandfathered transmission rights essentially guarantee preferred transmission access for life and provide a significant incentive to prolong the life of certain existing facilities.
     Many older plants in SERC would be less likely to operate economically in an unencumbered competitive market, especially given pending environmental legislation. If these units are retired, reserve margins will improve, although many years are expected to pass before demand catches up to supply.
     In spite of the fact that 69% of Entergy’s supply is gas-fired, excessive reserve margins mean that gas-fired units often are not required to meet electricity demand. Instead, prices are often set by coal-fired plants, leading to lower power prices and negative spark spreads during many hours.
(b)	SERC-TVA
     Excessive supply also adversely affects Calpine’s Morgan and Decatur plants in the TVA sub-region of SERC. The reserve margin is expected to remain high due to new capacity construction already in progress, including 1,300 MW of nuclear capacity through the restart of the Brown’s Ferry facility in 2007.
     TVA’s fleet is heavily weighted toward baseload generation, including coal (43%), hydro (16%), and nuclear (13%).
(c)	SERC-VACAR
     As stated, the VACAR sub-region is the least overbuilt within SERC. Load growth is expected to create the need for new plant construction by 2011, assuming certain uneconomic units retire as anticipated. Current VACAR capacity is weighted heavily toward baseload generation. Coal and nuclear generation account for more than 90% of the electricity produced in the region. Announced construction projects suggest that coal is the fuel of choice for new generation, but the superior operational flexibility of gas-fired units will be needed to serve demand swings.
(d)	FRCC
     Significant long-term contracts mitigate Calpine’s exposure to Florida’s excess supply conditions. FRCC’s reserve margin is projected to decrease in the coming years due to load growth and minimal net supply capacity changes. Plans for several new plants have recently been announced, including three GW of coal-fired generation, although these projects face local opposition.
(e)	SPP
     SPP is a fragmented regional market due to transmission constraints that create multiple pockets of isolated load and generation. By limiting the delivery of power from production areas to load areas, these constraints have slowed the growth of a competitive wholesale market. However, anticipated transmission upgrades in the region as well as tightening reserve margins may begin to counter this problem. Most notably, the Tulsa Loop transmission upgrade project, due to be completed late in 2007, is expected to alleviate most of the congestion into Tulsa.

(iii)	Southeast Region Regulatory Issues
     Relatively little progress has been made toward restructuring the electricity markets of the Southeast. In contrast to more developed competitive markets, the Southeast markets are characterized by various inefficiencies. First, local utilities have not been compelled to divest their generating assets or to procure electricity from third parties. Consequently, these entities dominate the large load pockets and exert control over the transmission system. Also, market participants are dependent on bilateral market transactions with relatively few counterparties. SERC and FRCC have not adopted an ISO or Regional Transmission Organization to help facilitate a transition towards competitive electricity markets. SPP is the exception. SPP was granted Regional Transmission Organization status in 2004 and is in the process of implementing a balancing market in 2007. Lastly, regulations protect older generating units that are less efficient and would otherwise face retirement.
     Two notable examples of the limitations on competition created by the political strength of incumbent utilities are grandfathered transmission rights in Entergy and barriers to new merchant plant construction in Florida. Grandfathered transmission rights in Entergy effectively limit transmission access and create an aging fleet of utility-affiliated generators. Local utilities continue to exert significant control over the transmission system. FRCC’s Florida Electric Power Plant Act of 1996 also has essentially prevented out-of-state power producers from building plants in peninsular Florida without first obtaining a contract for the plant’s output.
     While there are no plans to change the market structures of SERC and FRCC, SPP began a node-based imbalance market in February 2007. The employment of a nodal pricing mechanism will improve price discovery in SPP, which will in turn help motivate more efficient economic behavior. Over time, it is hoped that price signals will drive generation and transmission investment to congested areas, thereby alleviating some of the fragmentation that has historically restricted the growth of competition in the SPP market.
e.	Northeast/Midwest Region
(i)	Northeast/Midwest Region Assets
(a)	Plants
     Following certain divestitures, Calpine expects to operate nine gas-fired plants with a total capacity of 2,296 MW in its Northeast/Midwest region, which includes 158 MW from cogeneration facilities that market steam in addition to electricity. Calpine defines this region as the markets of New York, New England, PJM Interconnection (“PJM”), and the Midwest.

     Calpine’s Northeast/Midwest region plant location and technology types are illustrated below.

(b)	Contracts
     A significant portion of Calpine’s capacity in these markets is subject to long-term contracts, which dictate the payments Calpine receives for energy and capacity sold from certain plants. The Kennedy and Stony Brook cogeneration facilities are subject to power and steam sales agreements with the John F. Kennedy International Airport in Queens, New York and the State University of New York at Stony Brook, respectively. Additionally, long-term power sales agreements reduce the market price risk of all facilities in PJM and the Midwest, as well as certain plants in New York. In many cases, these contracts were secured in advance of construction.
(ii)	Northeast/Midwest Region Supply and Demand
(a)	New England
     Calpine’s Westbrook facility in New England is not subject to long-term contracts, making merchant market conditions critical to its performance. Aggressive combined-cycle construction in New England in the early part of the decade helped create overbuilt conditions in much of New England by 2004. Decreased generation investment and load growth in recent years have reduced reserve margins and contributed to some recovery of power prices and spark spreads. ISO-New England’s overall reserve margin is 21%, but the supply and demand balance differs substantially by zone. Excluding imports and exports, the reserve margin in Boston is negative 27%, thus creating the need for substantial imports, while the state of Maine (where Westbrook is located) has a 71% reserve margin.
     Due in part to the wave of gas-fired construction, natural gas- and oil-fired assets dominate the New England Power Pool, together accounting for approximately 63% of the capacity and 46% of the energy produced. This natural gas and oil capacity sets prices 88% of the time, with natural gas alone on the margin in 80% of all hours. This near-constant presence of natural gas or oil on the margin contributes to high electricity prices.

(b)	New York
     There are relatively tight supply conditions in transmission-constrained New York City and Long Island. Because wholesale electricity and capacity prices are determined on a zonal level, prices in New York City and Long Island tend to be higher. Two key drivers will affect future available supply. First, transmission projects such as the Cross Sound Cable, which establishes an interconnection with the New England Power Pool grid in Connecticut, are expected to open the markets to lower-priced generation imports from surrounding regions, thereby exerting downward pressure on prices and spark spreads. Second, the expiration of an expedited permitting process for new construction may make development more difficult. Gas-fired generators tend to set power prices during most hours in New York City and Long Island.
(c)	PJM
     Calpine’s capacity in PJM is contracted through 2012, minimizing the impact of merchant market conditions. The expanded PJM market has a diverse generation mix with a significant portion of low-cost nuclear and coal generation. Coal dominates the baseload generation and accounts for 59% of the total energy produced. The significant amount of coal-fired and nuclear generation makes it difficult for gas-fired generation to compete during off-peak hours. Consequently, capacity factors for intermediate and peaking units tend to be relatively low.
(d)	Midwest
     The bulk of Calpine’s capacity in the Midwest is subject to long-term contracts. The Midwest ISO region (“MISO”) includes a large market footprint with transmission-isolated areas primarily in Minnesota and Wisconsin. MISO has significant levels of installed coal capacity, particularly in its Eastern areas, and new coal development projects have been announced. The resulting high percentage of hours with coal on the margin contributes to lower capacity factors for gas-fired units in the eastern reaches of MISO.
(iii)	Northeast/Midwest Region Regulatory Issues
(a)	Market Structure
     The Northeast and Midwest markets are considered among the more developed markets in the United States. These markets have transitioned to ISO-governed structures with competitive, transparent pricing. New England, PJM, and MISO have implemented nodal pricing while New York has implemented zonal pricing. In addition, the Northeast markets have implemented distinct capacity markets in addition to energy markets.
     New England, New York, and PJM have implemented capacity markets to motivate investment in levels of generation that are adequate to ensure system reliability. New England’s Forward Capacity Market is designed to encourage entry of new supply, as well as to promote conservation and efficiency. After the ISO determines the level of installed capacity required for a given commitment period, resources are committed forty months in advance. An annual forward capacity auction is held for these resources and the market capacity price is pegged to the lowest priced new capacity available to meet demand requirements. Also, New York’s installed capacity market links capacity prices to the supply and demand balance and the cost of new capacity construction. LSEs in both markets are required to purchase adequate capacity to cover expected load obligations. New York City and Long Island remain the most capacity-constrained areas in New York. PJM’s Reliability Pricing Model replaces the current Capacity Credit market.

(b)	Environmental Issues
     In addition to complying with federal restrictions on SO2, NOx, and mercury emissions, generators in select Northeast states are preparing for additional state-specific mercury emissions regulations as well as carbon abatement measures mandated by the Regional Greenhouse Gas Initiative.
     A growing list of states have adopted state-specific, mercury-specific emissions plans. Consequently, in addition to the federal CAMR obligations, coal plants in the Northeast/Midwest regions will have further mercury emission reductions to achieve. Massachusetts, Connecticut, New Jersey, and Wisconsin have already implemented their own plans and several other states have proposals outstanding. These more stringent standards, which specify aggressive 85% to 90% reductions by 2008 in Connecticut, Massachusetts, and New Jersey and 45% reductions in Wisconsin, present a significant competitive challenge for coal producers in these states.
     In December 2005, seven northeastern states signed a memorandum of understanding to implement regional carbon emissions reduction measures. Since then, two other northeastern states have joined the Regional Greenhouse Gas Initiative. Although carbon allowance allocation programs are yet to be determined by most states, the program institutes a regional emissions cap in 2009, which becomes more restrictive over time.
f.	Canadian Operations
     Calpine’s prepetition operations include certain Canadian entities also engaged in the generation and sale of power and power-related products. Simultaneously with the filing of the Chapter 11 Cases, the Canadian Debtors filed for creditor protection under the CCAA in the Canadian Court. The Debtors have been actively monitoring the CCAA Proceedings to ensure that their interests in those proceedings are protected. See Article III.D.6 for further information regarding the CCAA Proceedings.
3.	Power Operations
a.	Overview
     Calpine’s Power Operations group manages its fleet of power generating assets and focuses on continuous improvement of its clean, safe, efficient, and cost-effective operations. These goals are achieved by maximizing the availability and reliability of Calpine’s existing fleet, leveraging Calpine’s institutional expertise to optimize operations, and developing and executing selected growth plans based on Calpine’s corporate and regional strategies.
     Power Operations oversees Calpine’s asset growth and development strategy. Calpine continually evaluates growth and development projects, focusing on opportunities that will enhance and stabilize cash flow and that are consistent with Calpine’s regional development strategies. Development opportunities are selected based on a variety of factors, including regulatory environment, plant economics, technology alternatives, transmission interconnection capacity, and compatibility with existing operations.
b.	Plant Management and Monitoring
     Calpine operates one of the most efficient gas-fired fleets in North America. This efficiency is attributable not only to Calpine’s newer turbine technology, but also to its expertise in operating and maintaining its assets. Calpine’s plant management personnel oversee the day-to-day operations of the plants, ensuring the reliability and availability of the fleet. In addition, Calpine has an active program to monitor and maintain its fleet of turbines, generators, and other major equipment.
     Plant management is supported by Calpine’s fleet analytics and the Turbine Maintenance Group to operate the plants efficiently and to minimize down time. Calpine’s fleet analytics team provides a necessary and critical link between the financial and commercial operations in defining, measuring, and modeling plant operational performance. The fleet analytics team provides upstream analysis of future efficiency programs as well as downstream monitoring and validation of engineering optimization programs and their relationship to financial performance.
     In addition, Calpine’s Turbine Maintenance Group works directly with the plants, providing processes and procedures for necessary turbine maintenance. The Turbine Maintenance Group works to determine optimal turbine maintenance schedules, provides in-house expertise and services for the plants, and coordinates the use of third-party resources to implement repairs. The Turbine Maintenance Group also serves as Calpine’s centralized resource for negotiating and implementing turbine-related parts and service contracts.
     The ability to monitor and manipulate key operating data from the power plants is a powerful management tool. Calpine maintains a fleet-wide data acquisition, retrieval, and storage system that is secure, effective, and reliable. Calpine recently implemented a new condition-based maintenance program that evaluates the current status of its turbine fleet based on frequent inspections and operating conditions to determine the most efficient timing to replace worn parts. Calpine is further developing and enhancing its plant monitoring systems to provide an advanced fleet-wide management tool that will integrate all plant natural gas, steam, and power volumes into a common system to handle reporting, billing, monitoring, and billing disputes in a Sarbanes Oxley-compliant manner.
c.	Fleet Optimization
     In addition to managing and monitoring the fleet, Power Operations focuses on achieving continuous operational improvements. Utilizing its employees’ knowledge and expertise, Calpine has developed a number of operating initiatives that are expected to enhance operating efficiency while decreasing operating expenses.
     In particular, Calpine optimizes its fleet reliability by first targeting key areas for improvement and ensuring that a root cause analysis has been conducted for events that limit output or availability. The next step is to develop and implement maintenance programs and to design changes and failure pattern recognition programs to avoid failure incidents and limit damage and downtime. The analysis of fleet statistics provides guidance on prioritization of each of the initiatives and improvement strategies. Calpine has undertaken two key initiatives to accomplish its operational goals. First, the Performance Optimization Program focuses on enhancing the total efficiency of Calpine’s plants, and primarily entails the implementation of best practices gathered from across Calpine’s fleet to ensure that all plants are performing at their optimal level. Second, the Calpine Engine Optimization initiative is designed to reduce heat rates and increase the power output of Calpine’s natural gas turbine fleet through implementation of optimized parts and components.
d.	Growth and Development Opportunities
     Calpine’s Power Operations is also responsible for Calpine’s growth and development efforts. All new development projects, as well as expansions of existing projects, are evaluated based on a variety of factors to determine the optimal expansion opportunities for Calpine’s fleet. These factors include availability of long-term power sales and steam contracts that will provide revenue stability and allow for non-recourse project financing, existence of a partner that will supply either financial strength or fuel supply to the project, market location, and whether the project presents the opportunity to develop at least 250 MW. Additional factors include regulatory environment, plant economics, technology alternatives, transmission interconnection capacity, and compatibility with existing operations. Calpine is currently pursuing three development and construction opportunities: Otay Mesa, Russell City, and the Greenfield Energy Centre. These growth and development opportunities are also reflected in the consolidated projected operating and financial results (the “Projections”) accompanying the Disclosure Statement.
     Otay Mesa. The 596 MW Otay Mesa Energy Center (“OMEC”) is a gas-fired combined-cycle power project in the early stages of construction located in southern San Diego County, California. Commercial operations are expected to commence by May 1, 2009, based on a recently negotiated full toll power purchase agreement with San Diego Gas & Electric Company (“SDG&E”) and certain other related agreements, under which OMEC will sell power to SDG&E for a ten-year period. Project financing and the SDG&E transaction closed in May 2007 prompting mobilization of a construction force on the site. Calpine expects to contribute approximately $55 million in equity to the construction of OMEC in 2007.
     Russell City. Russell City Energy Center LLC (“Russell City”) is a proposed 596 MW, gas-fired, combined-cycle plant to be located in Hayward, California. Calpine and PG&E executed a letter of intent on March 30, 2006, pursuant to which (i) Calpine and PG&E agreed to enter into a ten-year tolling arrangement under which PG&E would have the right to the full output of the plant over the term; and (ii) Calpine was required to transfer 35% of its interest in Russell City to an unaffiliated third party. Calpine and PG&E executed the power purchase agreement in December 2006. To further comply with the letter of intent, during the Chapter 11 Cases, Debtors sold a 35% interest in the project to Aircraft Services Corporation (an affiliate of General Electric Capital Corporation) and retained the remaining 65% interest in the project. Pursuant to the sale, Aircraft Services Corporation is obligated to, among other things: (i) fund approximately $44 million of equity in the project; (ii) provide a $37 million letter of credit required under a third party agreement; and (iii) afford Russell City the right to repurchase Aircraft Services Corporation’s interest in the project under certain stated conditions. The remaining funding for development and construction of the proposed plant is expected to be provided by project financing. The total cost of the project is estimated to be $620 million.
     Greenfield Energy Centre. The 1,005 MW Greenfield Energy Centre (“Greenfield”) is a gas-fired, combined-cycle plant located in Courtright, Ontario, Canada. The project is currently owned by a limited partnership between an indirect wholly owned, non-Debtor subsidiary of Calpine and a subsidiary of Mitsui & Co., Ltd., each Entity owning 50% of the project. Greenfield is party to a Clean Energy Supply Contract, under which it has agreed to sell 100% of its output under a twenty-year PPA to the Ontario Power Authority. Commercial operation is expected to begin by March 2008. The Calpine/Mitsui partnership expects to raise non-recourse project debt to finance the construction costs of approximately C$528 million (approximately $470 million). Total project costs are estimated to be C$152 million (of which Calpine is obligated for one-half) excluding any estimated contingency. Calpine closed financing on the project in May 2007.
4.	Commercial Operations
a.	Overview
     Calpine’s Commercial Operations group, which operates through Calpine Energy Services, L.P. (“CES”), manages the gross margin of Calpine’s portfolio of physical and contractual assets and obligations. Commercial Operations focuses on the effective management of commodity risk exposures that affect Calpine’s financial performance and the optimal dispatch of Calpine’s asset portfolio.

     Calpine’s significant natural gas-fired portfolio makes Calpine one of the single largest consumers of natural gas in North America. This creates natural risks and opportunities for Calpine as it manages its fleet of power generation assets. During the past five years, there has been a fundamental shift upward in natural gas prices and an increase in near-term price volatility. Commercial Operations manages this dynamic by creating new products and services that take advantage of Calpine’s core knowledge of natural gas as well as its economies of scale in handling such large volumes of natural gas.
     To manage price risk effectively, Commercial Operations is active in trading and marketing power, fuel, transmission (power) and transportation (fuel), fuel storage, emissions allowances, and RECs in each of Calpine’s core geographical regions. Trading and marketing staff work closely with operations staff to ensure plant operational characteristics are considered in the overall management of the portfolio.
     Calpine’s Commercial Operations’ goals are to: ensure the optimal dispatch of Calpine’s generating assets; reduce the potential negative impact of commodity price risk on the value of Calpine’s assets and contracts; create value by using the flexibility of Calpine’s physical assets, energy market competencies, and infrastructure to provide energy market participants with energy supply and management products; and generate incremental value through active portfolio management and energy marketing by leveraging Calpine’s information, infrastructure, and intellectual capital as a major operator in its core markets.
     Commercial Operations markets a full suite of products and services to meet its goals. These include management of commodity risk through trading structured products in bilateral and exchange-traded markets, origination of structured products for third-parties, fuel supply and power transmission arbitrage, identifying economic dispatch opportunities for the physical assets, and engaging in real-time trading and marketing of energy products and ancillary services.
b.	Key Commercial Activities
     Calpine recognizes that leveraging its infrastructure and expertise can create value by actively managing Calpine’s commodity risk exposure while also providing value-added structured products and services to the marketplace.
(i)	Economic Operation of Assets
     The primary focus of Commercial Operations is to manage the fuel requirements and output of Calpine’s fleet in volatile physical markets to capture targeted plant gross margins. Commercial Operations’ participation in and knowledge of the physical markets also creates this opportunity to capture additional margin.
     Day-to-day economic dispatch activities include: negotiation and administration of commodity-related contracts; scheduling and optimal dispatching; procurement; active management through trading; origination; fuel supply arbitrage; transmission arbitrage; and real-time trading.
(ii)	Risk Management
     Calpine seeks to preserve and enhance expected gross margins, but faces challenges in this regard because of price volatility in commodity markets and the fact that its plants’ fuel requirements and power sales are not subject to contracts in all instances. Moreover, multiple factors such as electricity demand, natural gas prices, and Northwest hydro levels are major drivers of financial results and are each affected by unpredictable weather conditions.

     During the Chapter 11 Cases, Calpine has refocused its commercial operations on managing the commodity risk exposure of Calpine’s portfolio within overall capital structure and financial performance objectives. In particular, Calpine has improved its risk management policy. Through Calpine’s strategic hedging efforts, Calpine executes risk management strategies to deliver expected value, stabilize commodity net margins, enhance working capital liquidity, and deploy collateral efficiently. Calpine manages commodity risk exposure by monitoring its portfolio’s financial sensitivity to changing spark spread values versus changes in regional market heat rates and commodity prices to determine strategies and transactions that optimally hedge gross margin.
     To deliver gross margin and manage commodity risk, Calpine analyzes both the short-term and long-term effects of decisions on Calpine. In the short-term, Calpine’s commodity risk is managed within the limits defined in Calpine’s Risk Policy. Maximizing the option value of the portfolio and delivering target gross margins within the risk limits requires smart trading, insightful hedging, and creative origination supported by analytics and other corporate functions.
     For the long-term (i.e., beyond twenty-four months), Calpine’s senior management team reviews and approves long-term strategic actions. Long-term strategies generally seek to balance Calpine’s market view of commodity prices and the economic value Calpine is seeking to capture with the perceived impact on the Calpine risk profile by Calpine’s investors and rating agencies and the cost of implementing that strategy for Calpine’s collateral and capital structure.
     Activities to manage risk include: hedging spark spread value to lock in expected gross margins with a variety of physical, financial, and structured products; entering into tolling contracts that guarantee capacity payments or heat rate contracts that guarantee a fixed ratio between gas and power; transacting fixed-price capacity sales to hedge capacity values in markets where secondary capacity markets exist, such as New York; transacting in RECs or emissions credits to hedge The Geysers and emissions costs, respectively; transacting in financial and physical storage, transmission, and other time or basis hedges; and entering into hedges to manage exposure to weather uncertainty that drives demand. Tolling contracts are physical natural gas supply and power sales agreements under which the buyer of the generating capacity makes fixed and variable payments in return for the right to provide natural gas and receive power from a power plant. Tolling contracts substantially mitigate the commodity price risks of the plant operator.
     Commodity risk exposure is managed within the value at risk limits defined in Calpine’s Risk Policy, which Risk Policy governs the amount of risk that Calpine is willing to take in its entire portfolio.
(iii)	Value Creation Through Customized Products
     Calpine is naturally suited to provide customized energy products and services to other market participants. Tailored products include services in addition to the energy commodities themselves, such as steam sales, load-following contracts, and ancillary services.
     Two customized product business lines that Calpine plans to continue to pursue are Energy Management Services for other energy market participants and Producer Services to natural gas producers and consumers. Calpine markets Energy Management Services to energy market participants, including producers, generators, financial institutions, and industrial consumers, by leveraging the commercial operations’ infrastructure and intellectual capital. These services include trading, fuel supply, bundling of power and natural gas needs, scheduling, dispatch, and financial settlement activities. Revenues are created from service and incentive fees. With respect to Producer Services, Calpine manages up to 600 Bcf of natural gas per year and intends to leverage its market presence and intelligence by continuing to offer services to natural gas producers and purchasers. These third-party services include the aggregation of production for producers to market their output, natural gas storage or transportation needs, and the purchase of power.
5.	Regulation
a.	Regulation of Electricity
     Until the mid- to late-1990s, the electric power industry was dominated by vertically integrated regulated utilities, which sold power to customers at cost-based rates determined by regulatory processes. Market structure changes over the past several years have led to the development of competitive wholesale power markets in which competitive bidding sets energy prices. Power plants may now be owned by Entities other than utilities, which, like Calpine, are “merchant” generators. Merchant generators may sell electricity to utilities under specific power contracts or they may buy and sell electricity in the wholesale market. Power prices that utilities charge customers remain regulated in many regional markets, but prices in the wholesale electricity market are now largely unregulated. Consequently, Calpine’s financial performance is affected by prices set by competitive forces.
     Though wholesale energy pricing markets largely have been deregulated, electric utilities with whom Calpine does business historically have been, and continue to be, highly regulated at the federal, state, and local levels.
(i)	Federal Regulation
     There are two principal pieces of federal legislation that have governed public utilities since the 1930s: The Federal Power Act (“FPA”) and The Public Utility Holding Company Act (“PUHCA”) of 1935. These acts have been amended and supplemented by subsequent legislation, including PURPA, the Energy Policy Act of 1992, and the EPAct 2005. Many of the changes made by the EPAct 2005 recently have been implemented or are currently in the process of being implemented through new regulations.
     Under the FPA, FERC has jurisdiction over, among other things, the disposition of FERC-jurisdictional utility property, authorization of the issuance of securities by public utilities, and regulation of the rates, terms, and conditions for the transmission or sale of electric energy at wholesale in interstate commerce. The majority of Calpine’s generating projects are or will be owned by exempt wholesale generators (“EWGs”). Other than its EWGs located in ERCOT, Calpine’s EWG affiliates are or will be subject to FERC jurisdiction under the FPA.
     Under the FPA and FERC’s regulations, the wholesale sale of power at market-based or cost-based rates requires that the seller have authorization issued by FERC pursuant to a FERC-accepted rate schedule or tariff. FERC grants market-based rate authorization based on several criteria, including a showing that the seller and its affiliates lack (or have properly mitigated) market power in generation and transmission, that the seller and its affiliates cannot erect other barriers to market entry, and that there is no opportunity for abusive transactions involving regulated affiliates of the seller. All of Calpine’s Affiliates that own domestic power plants, except for those power plants that are QFs under PURPA or are located in ERCOT, as well as its power marketing companies are currently authorized by FERC to make wholesale sales of power at market-based rates. This authorization could possibly be revoked for any of these companies for a variety of reasons.
     The EPAct 2005 promulgated PUHCA 2005, which repealed PUHCA of 1935 effective February 8, 2006. Under PUHCA 2005, certain companies in Calpine’s ownership structure may be considered “holding companies” as defined in PUHCA 2005 by virtue of their control of the outstanding voting securities of companies that own or operate facilities used for the generation of electric energy for sale or that are themselves holding companies. Under PUHCA 2005, such holding companies are subject to certain FERC rights of access to companies’ books and records that are determined by FERC to be relevant to the companies’ respective FERC-jurisdictional rates. Although under PUHCA 2005 Calpine is considered a holding company, it is exempt from the new books and records provisions because it is a holding company solely owning one or more QFs, EWGs, or foreign utility companies. However, if any single Calpine Entity were to lose its status as a QF, EWG, or foreign utility company, then Calpine and its holding company subsidiaries would be subject to the books and records access requirement, and certain Calpine affiliates would be subject to FERC’s accounting, record-retention, and reporting requirements.
     Prior to its amendment by EPAct 2005 and the new regulations adopted by FERC, PURPA provided certain incentives for electric generators whose projects satisfy FERC’s criteria for QF status. EPAct 2005 and FERC’s implementing regulations have eliminated certain benefits of QF status, such as the exemption from sections 205 and 206 of the FPA for a QF’s wholesale sales of power made at market-based rates. Under FERC’s new regulations, Calpine’s QFs will have to obtain market-based rate authorization for wholesale sales that are made pursuant to a contract executed after March 17, 2006, and not under a state regulatory authority’s implementation of section 210 of PURPA. In addition, new cogeneration QFs will be required to demonstrate that their thermal, chemical, and mechanical output will be used fundamentally for industrial, commercial, residential, or institutional purposes.
     EPAct 2005 also amends PURPA to eliminate, on a prospective basis, electric utilities’ requirement under section 210 of PURPA to purchase power from QFs at the utility’s “avoided cost,” to the extent FERC determines that such QFs have access to a competitive wholesale electricity market. This amendment to PURPA does not change a utility’s obligation to purchase power at the rates and terms set forth in pre-existing QF power purchase agreements.
     EPAct 2005’s amendments to PURPA also include certain new QF benefits, such as the elimination of the electric utility ownership limitations on QFs. FERC also has exempted QFs from PUHCA 2005. QFs are still exempt from many provisions of the FPA and most state laws and regulations relating to financial, organization, and rate regulation of electric utilities.
(ii)	State Regulation
     Calpine is also subject to stringent regulation at the state level. Historically, state public utility commissions (“PUCs”) had broad authority to regulate the rates and financial activities of electric utilities operating in their states, promulgate regulation for implementation of PURPA, and oversee the siting, permitting, and construction of electric generating facilities. Power sales agreements with independent electricity producers, such as EWGs, are potentially under the regulatory purview of PUCs and, in particular, the process by which the utility has entered into the power sales agreements is under the purview of PUCs. In addition, retail sales of electricity or thermal energy by an independent power producer may be subject to PUC regulation depending on state law. Independent power producers that are not QFs under PURPA or EWGs pursuant to the Energy Policy Act of 1992 are considered to be public utilities in many states and are subject to broad regulation by a PUC, ranging from the requirement to obtain a certificate of public convenience and necessity to regulation of organizational, accounting, financial, and other corporate matters. Because all of Calpine’s affiliates are either QFs or EWGs, none of its affiliates are currently subject to such regulations.
b.	Environmental Regulation
     Calpine is also subject to extensive federal, state, and local laws and regulations adopted for the protection of the environment. Applicable environmental laws and regulations primarily involve the discharge of emissions into the water and air and the use of water, but also include wetlands preservation, endangered species, hazardous materials handling and disposal, waste disposal, and noise regulations. These laws and regulations often require a lengthy process of obtaining licenses, permits, and approvals from federal, state, and local agencies.
     Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The Clean Air Act, The Federal Clean Water Act and The Safe Drinking Water Act are among the more significant federal environmental laws as they apply to Calpine. In most cases, analogous state laws also exist that may impose similar, and in some cases more stringent, requirements on Calpine as those discussed below.
(i)	Clean Air Act. The Clean Air Act provides for the regulation of emissions of air pollutants from certain facilities and operations. As originally enacted, the Clean Air Act sets guidelines for emissions standards for major pollutants (i.e., SO2 and NOx) from newly built sources. In late 1990, Congress passed the Clean Air Act Amendments, which attempt to reduce emissions from existing sources, particularly previously exempted older power plants.

(ii)	Clean Water Act. The Federal Clean Water Act establishes rules regulating the discharge of pollutants into waters of the United States. Calpine is required to obtain discharge permits for wastewater and runoff from certain of its facilities. It is Calpine’s view that, with respect to its geothermal operations, it is exempt from newly promulgated federal storm water requirements. Calpine is required to maintain a spill prevention control and countermeasure plan with respect to certain of its oil and natural gas facilities.

(iii)	Safe Drinking Water Act. Part C of the Safe Drinking Water Act mandates an underground injection control program that regulates the disposal of wastes, which is used for oil, natural gas, and geothermal production activities by means of deep well injection. Deep well injection is a common method of disposing of saltwater, produced water, and other oil and natural gas wastes. With the passage of EPAct 2005, oil, natural gas, and geothermal production activities are exempt from the underground injection control program under the Safe Drinking Water Act.
6.	Additional Information
     For additional information about the Debtors’ business operations, please refer to Calpine’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Calpine’s Quarterly Reports on Form 10-Q for the first quarter of 2007 ending March 31, 2007, and any other recent Calpine report to the Securities and Exchange Commission. These filings are available by visiting the Securities and Exchange Commission’s website at http://www.sec.gov or the Debtors’ website at http://www.calpine.com.

B.	The Debtors’ Prepetition Capital Structure
1.	Calpine
a.	Summary
     As of the Petition Date, Calpine Corporation had four major categories of funded debt: the First Lien Debt (as defined below); the Second Lien Debt (as defined below); the Senior Notes; and the ULC Notes (consisting of the ULC1 Notes, the ULC2 8.375% Senior Notes Due 2008, and the ULC2 8.875% Senior Notes Due 2011). In addition, Calpine Corporation was obligated under certain issued and drawn letters of credit. Finally, as of August 3, 2007, Calpine had 479,831,012 shares of Old Calpine Common Stock outstanding.
b.	The First Lien Debt
     The first lien debt was composed of the $785,000,000 9.625% First Priority Senior Secured Notes due 2014 (the “First Lien Debt”), issued by Calpine pursuant to that certain Indenture, dated as of September 30, 2004 (the “First Lien Indenture”), between Calpine and Wilmington Trust Company, as trustee (the “First Lien Trustee”). As of the Petition Date, the total principal amount outstanding under the First Lien Debt was approximately $646.1 million. The First Lien Debt was allegedly secured by a first priority Lien on substantially all of the properties and assets owned by Calpine directly. As described in further detail in Article III.D.2, Calpine repaid the entire outstanding principal of the First Lien Debt in June 2006. Litigation regarding the noteholders’ Claim to a “makewhole” premium in connection with the Debtors’ repayment of the First Lien Debt and the validity of the alleged first priority Lien is also described in further detail in Article III.D.2.
c.	The Second Lien Debt
     Calpine’s second lien debt is composed of (collectively, the “Second Lien Debt”):
(i)	the $500,000,000 (original principal amount) Second Priority Senior Secured Floating Rate Notes due 2007;

(ii)	the $1,150,000,000 (original principal amount) 8.50% Second Priority Senior Secured Notes due 2010;

(iii)	the $900,000,000 (original principal amount) 8.75% Second Priority Senior Secured Notes due 2013;

(iv)	the $400,000,000 (original principal amount) 9.875% Second Priority Senior Secured Notes due 2011; and

(v)	the $750,000,000 Second Priority Senior Secured Term Loan due 2007.
     As of the Petition Date, the total principal amount outstanding under the Second Lien Debt was approximately $3.672 billion. The Second Lien Debt is secured by a second priority Lien on substantially all of the properties and assets owned by Calpine directly, and through the Replacement DIP Facility (as defined below), Liens on all other assets junior to existing permitted Liens. The Debtors have made certain interest payments on the Second Lien Debt during the Chapter 11 Cases, pursuant to adequate protection agreements made between the Debtors and the Second Lien Debt noteholders, as described in further detail in Article III.B.2. In addition, the Debtors entered into a settlement with the Holders of the

Second Lien Debt regarding certain of their Claims, as described in further detail in Article III.D.2. The settlement was approved by the Bankruptcy Court on August 8, 2007. The Debtors have not repaid any of the outstanding principal under the Second Lien Debt.
d.	Senior Notes
     As of November 30, 2005, Calpine was obligated in the aggregate principal amount of approximately $786.06 million on the following issuances of unsecured notes that are the beneficiaries of certain contractual subordination provisions with respect to other issuances of unsecured notes:
(i)	the $180,000,000 (original principal amount) 10.5% Senior Notes due 2006;

(ii)	the $275,000,000 (original principal amount) 8.75% Senior Notes due 2007;

(iii)	the $400,000,000 (original principal amount) 7.875% Senior Notes due 2008;

(iv)	the $250,000,000 (original principal amount) 7.625% Senior Notes due 2006; and

(v)	the $350,000,000 (original principal amount) 7.75% Senior Notes due 2009.
e.	Unsecured Notes
     In addition, as of November 30, 2005, Calpine was obligated in the aggregate principal amount of approximately $2.917 billion on the following issuances of unsecured notes:
(i)	the $750 million (original principal amount) 8.625% Senior Notes due 2010;

(ii)	the $736 million (original principal amount) 6.00% Contingent Convertible Notes due 2014;

(iii)	the $650 million (original principal amount) 7.75% Contingent Convertible Notes due 2015;

(iv)	the $900 million (original principal amount) 4.75% Contingent Convertible Senior Notes due 2023;

(v)	the $2.0 billion (original principal amount) 8.5% Senior Notes due 2011; and

(vi)	the $1.2 billion (original principal amount) 4% Convertible Senior Notes due 2006.
     The $650 million 7.75% Contingent Convertible Notes due 2015 are subordinated to the five series of Senior Notes described in Article II.B.d above by the terms of the indentures under which such Senior Notes were issued. The Debtors have not paid any interest or outstanding principal on any of the unsecured Senior Notes since the Petition Date.

f.	ULC Notes
     In addition to the above issuances, Calpine issued certain notes to secure funding for its Canadian operations and general corporate purposes through ULC1 and ULC2, shell “unlimited liability” subsidiaries formed in Canada. These ULC Notes are allegedly guaranteed by Calpine pursuant to the relevant trust indentures. The status of the ULC Notes is as follows:
(i)	Calpine allegedly guaranteed $2,030 million 8.5% Senior Notes due May 1, 2008 (original principal amount), of which $1,500 million were issued on April 25, 2001 and $530 million were issued on October 16, 2001. Between 2003 and 2005, Calpine repurchased certain of these 8.5% Senior Notes. As of the Petition Date, (A) approximately $134 million principal amount of these repurchased Senior Notes were held by Calpine, (B) approximately $10 million principal amount of these repurchased Senior Notes were held by Quintana Canada Holdings, LLC (“QCH”), a Debtor, (C) approximately $360 million principal amount of these repurchased Senior Notes were held by CCRC, and (D) approximately $103.3 million of these repurchased Senior Notes were formally cancelled by Calpine pursuant to the terms of the relevant trust indenture.

(ii)	The entire principal amount of the C$200 million 8.75% Senior Notes due October 15, 2007 was outstanding as of the Petition Date and was held in its entirety by the public.

(iii)	Calpine allegedly guaranteed the £200 million 8.875% Senior Notes due 2011, most of which are publicly held. However, approximately £78.6 million principal amount of these 8.875% Senior Notes were repurchased by Calpine in 2003, and, as of the Petition Date, were held by Saltend, L.P., one of Calpine’s Canadian subsidiaries.

(iv)	Calpine allegedly guaranteed the €175 million 8.375% Senior Notes due 2008, most of which are publicly held. However, approximately €57.6 million principal amount of these 8.375% Senior Notes were repurchased by Calpine in 2003 and 2004 and as of the Petition Date were held by Saltend, L.P., one of Calpine’s Canadian subsidiaries.
     Certain of these ULC Notes are the subject of a settlement between Calpine and Calpine’s Canadian subsidiaries and affiliates described in further detail in Article III.D.6. The Debtors have not paid any interest or outstanding principal on any of the ULC Notes since the Petition Date.
g.	Letter of Credit Facilities
     As of November 30, 2005, approximately $185.23 million in letters of credit had been issued on Calpine’s behalf pursuant to that certain Letter of Credit Agreement dated as of September 30, 2004, between Calpine and Bayerische Landesbank, acting through its Cayman Islands Branch. An approximately $36.33 million letter of credit had been drawn, resulting in the aggregate outstanding letters of credit issued on Calpine’s behalf to be approximately $147.43 million. The letter of credit facility was secured by Cash on deposit in a cash collateral account, which had been reduced to approximately $147.54 million because of a draw corresponding to the drawn letter of credit. The letters of credit issued by Bayerische Landesbank expired by their terms in July 2007 and the Debtors and

Bayerische Landesbank are negotiating a stipulation providing for the return of the cash collateral held by Bayerische Landesbank to the Debtors.
     On December 7, 2005, a $78.35 million standby letter of credit expiring December 20, 2005 issued on Calpine’s behalf pursuant to that certain Amended and Restated Letter of Credit and Reimbursement Agreement dated as of September 15, 2004, between Calpine and Credit Suisse First Boston was drawn in the amount of $74.14 million. However, the letter of credit facility is secured solely by a back-up letter of credit issued by Bayerische Landesbank, on which Credit Suisse First Boston has previously drawn to the extent permitted, and is not guaranteed by any of Calpine’s affiliates.
h.	Old Calpine Common Stock
     As of August 3, 2007, Calpine had 479,831,012 shares of Old Calpine Common Stock outstanding, after accounting for certain shares issued under that certain Share Lending Agreement, dated as of September 30, 2004, among Calpine, as Lender, Deutsche Bank AG London, as Borrower, through Deutsche Bank Securities Inc., as agent for the Borrower, and Deutsche Bank Securities Inc., in its capacity as Collateral Agent and Securities Intermediary (the “Share Lending Agreement”).
2.	The Project Level Debt
     Certain of Calpine’s Debtor affiliates operate projects (collectively, the “Project Debtors”) with their own secured financing or leasehold obligations. These debt obligations are described in further detail below.
a.	Secured Project Debt
(i)	The CalGen Secured Debt
     The primary prepetition obligations of Calpine Generating Company, LLC (“CalGen”) arose under a series of first, second and third lien financings and a revolving loan (the “CalGen Secured Debt”), which were secured by substantially all of the assets of CalGen and its domestic subsidiaries without recourse to Calpine or its other subsidiaries. As of the Petition Date, the total principal amount outstanding under the CalGen Secured Debt was approximately $2.405 billion.
(a)	The CalGen First Lien Debt. CalGen’s first lien debt was composed of (1) the $235,000,000 First Priority Secured Floating Rate Notes due 2009, (2) the $600,000,000 First Priority Secured Institutional Term Loans due 2009, and (3) the $200,000,000 First Priority Revolving Loans, dated as of March 23, 2004. The CalGen first lien debt was secured by a first Lien on substantially all of the assets of CalGen and its domestic subsidiaries.

(b)	The CalGen Second Lien Debt. CalGen’s second lien debt was composed of (1) the $640,000,000 Second Priority Secured Floating Rate Notes due 2010 and (2) the $100,000,000 Second Priority Secured Institutional Term Loans due 2010, issued by CalGen pursuant to that certain Credit and Guarantee Agreement, dated as of March 23, 2004. The CalGen second lien debt was secured by a second Lien on substantially all of the assets of CalGen and its domestic subsidiaries.

(c)	The CalGen Third Lien Debt. CalGen’s third lien debt was composed of (1) the $680,000,000 Third Priority Secured Floating Rate Notes due 2011 and (2) the $150,000,000 11.5% Third Priority Secured Notes due 2011. The CalGen third lien debt was secured by a third Lien on substantially all of the assets of CalGen and its domestic subsidiaries.
     During the Chapter 11 Cases, the Debtors made certain interest payments on the CalGen Secured Debt, pursuant to adequate protection agreements made between the Debtors and the holders of the CalGen Secured Debt (the “CalGen Lenders”), as described in further detail in Article III.B.2. Further, in March 2007, the Debtors used proceeds from the Replacement DIP Facility (as defined below) and CalGen Cash on hand to repay all of the approximately $2.5 billion of the outstanding principal owed under the CalGen Secured Debt, as described in further detail in Article III.D.3 below. Litigation regarding the CalGen Lenders’ Claim to a “makewhole” premium and other damages in connection with the Debtors’ repayment of the CalGen Secured Debt is described in further detail in Article III.D.3.
(ii)	The Bethpage Project Debt
     Bethpage Energy Center 3, LLC (“BEC3”) owns a 79.9-MW combined cycle generating facility located in Hicksville, New York. As of the Petition Date, BEC3 owed approximately $121.1 million under first and second priority lien term loans, which are secured by first and second priority liens, respectively, on all of the assets of BEC3, including all real and personal property and all revenues and accounts pursuant to various mortgages and security agreements and all of the ownership interest of Calpine Eastern Corporation in BEC3 pledged pursuant to certain pledge agreements.
(iii)	The Aries Project Debt
     MEP Pleasant Hill, LLC (“MEPPH”) owned the Aries facility, an approximately 590 MW dispatchable, combined cycle natural gas-fired generating facility located in Cass County, Missouri. To repay certain construction loans related to the Aries facility, MEPPH entered into certain term loan agreements with DZ Bank, AG, Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main, New York Bank and certain other lenders. The term loans were secured by all of MEPPH’s assets, including the Aries facility as well as CPN Pleasant Hill, LLC’s ownership interests in MEPPH. As of the Petition Date, MEPPH owed approximately $160 million under the term loans. As described in further detail in Article III.D.1, the Debtors sold the Aries facility in January 2007, and the debt associated with the facility was retired at that time.
b.	Project Leases and Related Obligations
(i)	Summary of Project Leases and Related Obligations
     Certain of the Debtors’ project affiliates are parties to leveraged lease transactions under which each has secured property and other assets to operate their respective power generation facilities. These leveraged lease transactions are described in further detail below.
(ii)	The KIAC Project
     KIAC Partners (“KIAC”) leases a central heating and refrigeration plant, thermal distribution system, and natural gas-fired cogeneration plant at John F. Kennedy International Airport in Queens, New York. The primary prepetition obligations of KIAC arise under (a) that certain Guaranty, dated as of May 1, 1996, in favor of the Bank of New York (as successor to the United States Trust Company of New

York) as Trustee, pursuant to which KIAC guaranteed $250,000,000 of special project bonds issued to finance the construction, operation, and maintenance of the facility and (b) under that certain Agreement of Lease, dated as of April 28, 1993, pursuant to which KIAC leases the facility from the Port Authority or New York and New Jersey. As of the Petition Date, approximately $204.20 million of the KIAC special project bonds were outstanding.
     KIAC’s obligations under the lease and the guaranty are secured on a first priority basis by substantially all of the property of KIAC, including KIAC’s interests under the lease.
(iii)	The Nissequogue Cogen Project
     Nissequogue Cogen Partners (“NCP”) leases an approximately forty MW cogeneration power plant located on the campus of the State University of New York at Stony Brook. The primary prepetition obligations of NCP arise under (a) that certain Guaranty, dated as of November 1, 1998, by NCP in favor of the Bank of New York (as successor to the United States Trust Company of New York) as trustee, pursuant to which NCP guaranteed payment of $74,200,000 of Industrial Revenue Bonds issued to finance the construction, operation and maintenance of the NCP Facility and (b) that certain Amended and Restated Lease Agreement, dated as of November 1, 1998, pursuant to which NCP leases the facility from the Suffolk County Industrial Development Agency. As of the Petition Date, approximately $71.70 million of the industrial revenue bonds were outstanding.
     NCP’s obligations under the guaranty and the lease are secured on a first priority basis by substantially all of the property of NCP, including NCP’s interests under the lease.
(iv)	The Watsonville Project
     Calpine Monterey Cogeneration, Inc. (“CMC”) leases the Watsonville project, a 28.5 MW combined cycle cogeneration facility located in Santa Cruz County, California, from U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company of California, N.A.) pursuant to that certain Watsonville Facility Lease, dated as of June 22, 1995, and other contemporaneous agreements.
     In addition to the remedies for default under the lease, CMC’s obligations under the lease are secured by revenue from the facility and CMC’s interests in certain accounts, CMC’s interest in the Watsonville facility and real estate, and shares of common stock of CMC pledged by Calpine under a stock pledge agreement and a gas sale and purchase agreement.
(v)	The Greenleaf Project
     Calpine Greenleaf, Inc., (“Greenleaf”), leases two cogeneration projects, 49.2 MW and 49.5 MW, respectively, and certain related equipment located in Sutter County, California. The Greenleaf facilities are leased by Greenleaf pursuant to that certain Facility Lease Agreement, dated as of August 10, 1998, between U.S. Bank, National Association and Greenleaf, as amended, and other contemporaneous agreements.
     In addition to the remedies for default under the lease, Greenleaf’s obligations are secured by pledges of all Cash and receivables of the Greenleaf facilities, all equipment, general intangibles, and rights under certain project agreements, and all rights under real property leases, improvements, easements and all equipment. Certain of Greenleaf’s obligations under the lease are also guaranteed by Calpine. Calpine and Calpine Fuels Corporation each have pledged certain guarantees related to other Greenleaf obligations.

(vi)	The Gilroy Cogen Project
     Calpine Gilroy Cogen, L.P. (“Gilroy Cogen”) owns a gas-fired cogeneration facility and related equipment located in Gilroy, California. Pursuant to a certain purchase agreement (the “Gilroy Purchase Agreement”), in October 2003, Calpine sold certain PG&E receivables to SPCP Group, LLC, MacKay Shields LLC, Special Situations Investing Group, Inc., Drawbridge Special Opportunities Fund LP, DB Special Opportunities LLC, and Canpartners Investments IV, LLC. The net proceeds received by Calpine under the Gilroy Purchase Agreement was $133.4 million.
     Under the terms of the Gilroy Purchase Agreement, Calpine and Gilroy Cogen have continuing obligations, including certain indemnity obligations for all losses arising from, among other things, breach of representations or warranties in the Gilroy Purchase Agreement, failure to perform any covenant or obligation under the Gilroy Purchase Agreement, and any setoff or reduction in payment by PG&E. The maximum liability of Calpine and Gilroy Cogen under the Gilroy Purchase Agreement is subject to a cap of approximately $141.7 million as of November 30, 2005.
     Calpine’s obligations under the Gilroy Purchase Agreement have been guaranteed by Gilroy Cogen. In addition, as security for Gilroy Cogen’s obligations under the Gilroy Purchase Agreement and the guaranty, Gilroy Cogen has pledged certain of its project assets and an intercompany demand note in the amount of $80.0 million payable by Calpine to Gilroy Cogen.
(vii)	The Geysers
     Geysers Power Company, LLC (“GPC”) leased fifteen geothermal electric generating facilities (collectively, the “Geysers Facilities”) located in the Sonoma and Lake Counties, California from Geysers Statutory Trust, a Connecticut statutory trust formerly controlled by Steam Heat, LLC, a subsidiary of Verizon Capital Corporation, pursuant to that certain Third Amended and Restated Facility Lease Agreement, dated as of May 7, 1999.
     Through a series of transactions ending in the late 1990s, GPC acquired The Geysers, as well as rights to the real estate upon which The Geysers are located. GPS and Silverado Geothermal Resources, an affiliate, also acquired certain related mineral and other real estate rights which produce steam for the operation of The Geysers. Between 1999 and 2001, GPC entered into four leveraged sale-leaseback transactions pursuant to which GPC sold The Geysers to the Geysers Statutory Trust, which then leased the facilities back to GPC.
     The Geysers Statutory Trust initially had financed the purchase of The Geysers through the issuance of notes and, on the Petition Date, was indebted to those lenders in an amount of approximately $103.9 million. GPC’s obligations under the lease transactions were secured by the limited liability company interests of GPC’s direct parents, Geysers Power Company I and Geysers Power II Company, in GPC. Further, Silverado’s sole shareholder pledged all of its stock in Silverado to GPC. To provide collateral for the notes, the Geysers Statutory Trust pledged its interests in The Geysers, as well as its interest in the foregoing equity pledges, to a trustee for the benefit of the lenders. Calpine also guaranteed payment of certain related obligations under the lease transactions.
     As described in further detail in Article III.B.1.a, the Debtors unwound The Geysers leverage lease transactions in order to unencumber The Geysers for use as collateral in obtaining debtor-in-possession financing.

(viii)	The Agnews Project
     O.L.S. Energy-Agnews, Inc. (“Agnews”) leases a 28.5 MW combined cycle cogeneration facility located in Santa Clara County, California. The Agnews facility is leased from The Bank of New York Trust Company, NA. pursuant to that certain Facility Lease Agreement, dated as of December 1, 1990. Pursuant to that certain Guaranty, dated as of December 1, 1990, Calpine guaranteed the obligations of Agnews under the lease.
     In addition to the remedies for default under the lease, Agnews’ obligations under the lease are secured by Agnews’ rights under certain project documents, the stock of Agnews pledged by its parent Calpine Agnews, Inc. and Agnews’ interest in the rent collateral account.
(ix)	The Hidalgo Project
     Calpine Hidalgo Energy Center, L.P. (“Hidalgo”) owns a 78.5% interest in the 485 MW gas-fired combined-cycle power plant under construction located in Edinburg, Texas. Hidalgo purchased its interest in the facility from Duke Energy North America for $235 million, which included a Cash payment of $134 million and the assumption of certain liabilities, including obligations under a sale-leaseback of certain electric generating equipment with Industrial Development Corporation of the City of Edinburg, Texas. Duke Capital Corporation guaranteed Hidalgo’s obligations under the lease, and Calpine Corporation agreed, among other things, to indemnify Duke Capital Corporation for any losses it incurs under the guarantees. Construction of the facility began in February 1999, and commercial operation was achieved in June 2000. As of March 2007, Hidalgo owed approximately $100.2 million under the capital lease.
(x)	The Rumford-Tiverton Projects
     Tiverton Power Associates Limited Partnership (“Tiverton”) leased a 265 MW gas-fired combined cycle merchant power plant located in Tiverton, Rhode Island from PMCC Calpine New England Investment LLC pursuant to that certain Facility Lease Agreement, dated as of December 19, 2000. Rumford Power Associates Limited Partnership (“Rumford”) leased a 265 MW gas-fired combined cycle merchant power plant located in Rumford, Maine from PMCC Calpine New England Investment LLC pursuant to that certain Facility Lease Agreement dated as of December 19, 2000.
     In addition to the remedies for default under the leases, the Rumford and Tiverton’s obligations under their respective leases were secured by an equity collateral account, which was pledged as security for Calpine’s performance of its obligations as guarantor to pay the equity portion of the termination value. As described in further detail in Article III.D.1 below, the Rumford and Tiverton facilities were turned over to a receiver in June 2006, and the debt associated with the facilities was retired at that time.
(xi)	The South Point Project
     South Point Energy Center, LLC (“South Point”) leases a 553 MW gas-fired combined cycle power plant located near Bullhead, Arizona. The South Point facility is owned by four separate Entities, South Point OL-1, LLC, South Point OL-2, LLC, South Point OL-3, LLC and South Point OL-4, LLC, each of which are affiliates of CIT Credit Group USA, Inc. (“CIT”), with each owning an undivided 25% interest in the facility. South Point leases the South Point facility from the owner-lessors pursuant to four separate Facility Lease Agreements, each dated as of October 18, 2001.
     In addition to the remedies for default under the leases, South Point’s obligations are secured by pledges of the ownership interest in South Point pursuant to four separate Pledge and Security

Agreements, among South Point Holdings, LLC, Calpine Corporation, South Point and each of the owner-lessors. Certain of South Point’s obligations under the leases are also guaranteed by Calpine. The obligations of South Point Facility Lessee are not secured by any collateral other than the ownership interest in the South Point, and related rights thereto, pledged to the owner-lessors.
(xii)	The Broad River Project
     Broad River Energy LLC (“Broad River”) leases a 866 MW gas-fired combined cycle power plant located near Gaffney, South Carolina. The Broad River facility is owned by four separate Entities, Broad River OL-1, LLC, Broad River OL-2, LLC, Broad River OL-3, LLC and Broad River OL-4, LLC, each of which are affiliates of CIT, with each owning an undivided 25% interest in the facility. Broad River leases the Broad River facility from the owner-lessors pursuant to four separate Facility Lease Agreements, each dated as of October 18, 2001.
     In addition to the remedies for default under the leases, Broad River’s obligations are secured by pledges of the ownership interest in Broad River pursuant to four separate Pledge and Security Agreements among Broad River Holdings, LLC, Calpine Corporation, Broad River and each of the owner-lessors. Certain of Broad River’s obligations under the leases are also guaranteed by Calpine. The obligations of Broad River are not secured by any collateral other than the ownership interest in Broad River, and related rights thereto, pledged to the owner-lessors.
(xiii)	The RockGen Project
     RockGen Energy LLC (“RockGen”) leases a 509 MW gas-fired combined cycle power plant located near Christiana, Wisconsin. The RockGen facility is owned by four separate Entities, RockGen OL-1, LLC, RockGen OL-2, LLC, RockGen OL-3, LLC and RockGen OL-4, LLC, each of which are affiliates of CIT, with each owning an undivided 25% interest in the facility. RockGen leases the RockGen facility from the owner-lessors pursuant to four separate Facility Lease Agreements, each dated as of October 18, 2001.
     In addition to the remedies for default under the leases, RockGen’s obligations are secured by pledges of the ownership interest in RockGen pursuant to four separate Pledge and Security Agreements, among Calpine Northbrook Project Holdings, LLC, Calpine Corporation, RockGen and each of the owner-lessors. Certain of RockGen’s obligations under the leases are also guaranteed by Calpine. The obligations of RockGen are not secured by any collateral other than the ownership interest in the RockGen, and related rights thereto, pledged to the owner-lessors. As described in further detail in Article III.D.1, the Debtors and CIT entered into a forbearance agreement in November 2006, under which CIT agreed to forbear from exercising remedies against, among other parties, the Debtors, and further agreed to market the facility for sale in an attempt to maximize its value. CIT continues to market the facility.
c.	Non-Debtor Project Debt
     Calpine’s asset portfolio includes interests in certain non-Debtor Affiliate projects, some of which have one or more forms of project-level financing including secured debt, preferred interests, notes payable, and capital lease obligations totaling net of project-level Cash, approximately $4.06 billion before taking into account any Cash at such non-Debtor Affiliates. In general, the financing pertaining to each of these non-Debtor Affiliates is not affected by the Chapter 11 Cases. Moreover, Article VIII.A of the Plan provides that any defaults caused by the Debtors’ filing of the Chapter 11 Cases will be deemed Cured as of the Effective Date. The Valuation Analysis and the Liquidation Analysis in Article V of the

Disclosure Statement takes into account the Debtors’ interests in these non-Debtor Affiliates, as well as these Affiliates’ liabilities.
C.	Management of the Debtors
     The management team of Calpine is composed of highly capable professionals with substantial experience in the energy industry or in the management of large companies. Information regarding the executive officers of the Debtors is as follows:

Name	Age	Position
Robert P. May	58	Chief Executive Officer
Charles B. Clark, Jr.	59	Senior Vice President and Chief Accounting Officer
Lisa Donahue	42	Senior Vice President and Chief Financial Officer
Gregory L. Doody	42	Executive Vice President, General Counsel, and Secretary
Robert E. Fishman	55	Executive Vice President, Power Operations
Gary Germeroth	49	Executive Vice President, Chief Risk Officer
     Robert P. May has served as Chief Executive Officer and a director of Calpine since December 2005. Mr. May served as Interim President and Chief Executive Officer of Charter Communications, Inc. from January 2005 to August 2005. He served on the Board of Directors of HealthSouth Corporation from October 2002 to October 2005 and as its Chairman of the Board from July 2004 to October 2005. From March 2003 to May 2004, he served as HealthSouth’s Interim Chief Executive Officer, and from August 2003 to January 2004, he served as Interim President of its outpatient and diagnostic division. Since March 2001, Mr. May has been a private investor and principal of RPM Systems, which provides strategic business consulting services. From March 1999 to March 2001, Mr. May served on the Board of Directors and was Chief Executive of PNV Inc., a national telecommunications company. Mr. May was Chief Operating Officer and a director of Cablevisions Systems Corp., from October 1996 to February 1998. He held several senior executive positions with Federal Express Corporation, including President, Business Logistics Services, from 1973 to 1993. Mr. May was educated at Curry College and Boston College and attended Harvard Business School’s Program for Management Development. Mr. May also serves as a director of Charter Communications, Inc. and on the advisory board of Deutsche Bank America. Mr. May is a member of the Executive Committee.
     Charles B. Clark, Jr. has served as Senior Vice President and Chief Accounting Officer since December 2006 and his responsibilities include internal and external financial reporting, both Securities and Exchange Commission and in the Chapter 11 Cases; and special projects. He served previously as Calpine’s Senior Vice President since September 2001 and Corporate Controller since May 1999. He was the Director of Business Services for Calpine’s Geysers operations from February 1999 to April 1999. He also served as a Vice President of Calpine from May 1999 until September 2001. Prior to joining Calpine, Mr. Clark served as the Chief Financial Officer of Hobbs Group, LLC from March 1998 to November 1998. Mr. Clark also served as Senior Vice President, Finance and Administration, of CNF Industries, Inc. from February 1997 to February 1998. He served as Vice President and Chief Financial Officer of Century Contractors West, Inc. from May 1988 to January 1997. Mr. Clark obtained a Bachelor of Science degree in Mathematics from Duke University in 1969 and a Master of Business Administration degree, with a concentration in Finance, from Harvard Graduate School of Business Administration in 1976.
     Lisa Donahue has served as Senior Vice President and Chief Financial Officer since November 2006. She is a Managing Director of AlixPartners and its affiliate AP Services. AP Services has been retained by Calpine in connection with its chapter 11 restructuring. Ms. Donahue, who has been associated with AlixPartners since February 1998, will remain a Managing Director of each of

AlixPartners and AP Services while serving as Calpine’s Chief Financial Officer. Since joining AlixPartners, Ms. Donahue has also served as an executive officer of several public companies, including most recently as Chief Executive Officer of New World Pasta Company from June 2004 through December 2005, and as Chief Financial Officer and Chief Restructuring Officer of Exide Technologies from October 2001 through February 2003. Ms. Donahue joined AlixPartners from The Recovery Group, a Boston based consulting firm, which she joined in 1994, and prior to that she was a senior vice president with the Boston Financial & Equity Corporation, a specialty lending institution, since 1988. Ms. Donahue received a Bachelor of Arts degree in Finance and Accounting from Florida State University in 1988.
     Gregory L. Doody joined Calpine in July 2006 as Executive Vice President, General Counsel and Secretary. He oversees all of Calpine’s legal affairs. Prior to joining Calpine, Mr. Doody held different positions at HealthSouth Corporation from July 2003 through July 2006, including Executive Vice President, General Counsel and Secretary. From August 2000 through March 2004, Mr. Doody was a Partner at Balch & Bingham LLP, a regional law firm based in Birmingham, Alabama, while he also acted as Interim Corporate Counsel and Secretary of HealthSouth Corporation from September 2003 until March 2004. He earned a Bachelor of Science, Management degree from Tulane University in 1987 and a Juris Doctor degree from Emory University’s School of Law in 1994. He is a member of the Alabama State Bar, Birmingham Bar Association and the American Bar Association. Mr. Doody also is a member of the Executive Committee of The Federalist Society’s Corporations and Securities and Antitrust Practice Group.
     Robert E. Fishman has served as Executive Vice President, Power Operations since February 2006. Dr. Fishman is responsible for managing Calpine’s portfolio of natural gas-fired and geothermal power plants and its development and construction activities. Dr. Fishman served as Executive Vice President, Development from September 2005 to February 2006, Senior Vice President, Business Development from July 2004 to August 2005, as Senior Vice President, Engineering from October 2002 to June 2004 and Senior Vice President, California Peaker Program from September 2001 to September 2002. Dr. Fishman was president of PB Power, Inc. from 1997 to 2001 and Senior Vice President from 1991 to 1996. During his nearly 30-year career, he has managed power project engineering services for more than 5,000 MW of gas turbine combined-cycle, cogeneration and peaking plants. He also has power plant operations experience as a chief engineer in the U.S. Navy. Dr. Fishman obtained a Bachelor of Science degree in Mechanical Engineering from the U.S. Naval Academy in 1973, a Master’s and Engineer’s degree in Mechanical Engineering from Massachusetts Institute of Technology in 1977, and a Ph.D. in Mechanical Engineering from the University of Maryland in 1980. He also serves as a director of Century Aluminum Company.
     Gary Germeroth joined Calpine in June 2007 as Executive Vice President, Chief Risk Officer, as is responsible for ensuring compliance with Calpine’s risk management policy and procedures, evaluating the complex generating and transactional portfolio, improving senior management and board level reporting of commodity risks and providing an independent assessment of Calpine’s risks. Prior to his employment with Calpine, Mr. Germeroth was a member of the Global Energy Practice of PA Consulting Group and its predecessor firm, Hagler Bailly Risk Advisors, since 1999. Mr. Germeroth’s expertise was within Energy Strategy and Risk Management, where he directed a variety of commercial strategy, enterprise risk management and corporate restructuring engagements. Prior to joining PA Consulting Group in 1999, Mr. Germeroth held controllership, risk control, and treasury positions at various entities in his 26 year energy career, including: QST Energy, Inc., a subsidiary of CILCO, Inc., Aquila Energy Corporation, and Reliance Pipeline Company, a subsidiary of NICOR, Inc. Mr. Germeroth holds a BSBA in Finance from the University of Denver.

ARTICLE III.
THE CHAPTER 11 CASES
     Beginning on December 20, 2005, the Debtors Filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors continue to conduct their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The following is a general summary of the Chapter 11 Cases, including certain events preceding the Chapter 11 Cases, the stabilization of the Debtors’ operations, and the Debtors’ restructuring initiatives implemented since the Petition Date.
A.	Events Leading to the Chapter 11 Cases and Related Postpetition Events
     Calpine was established in 1984 as an energy services provider to the newly emerging independent power industry. By 2001, Calpine had developed or acquired a portfolio of nearly 10,000 MW of clean and reliable power plants in North America and was undergoing further expansion through both construction and acquisitions. Between 2001 and 2004, this expansion effort led Calpine to more than double its installed power generation capacity. By December 2006, Calpine owned 24,839 MW of operating generation capacity, making it one of the largest independent power producers in the United States.
     This rapid expansion was funded primarily by incurring corporate debt and project financing. Consequently, Calpine’s consolidated funded debt exceeded $17.0 billion as of December 31, 2004. Of this, approximately $7.0 billion was non-recourse, project-level financing. The cost of servicing this debt was significant, and, by the end of 2005, debt-service, together with other events, including certain market factors, precipitated a liquidity crisis culminating in Calpine’s eventual need to commence the Chapter 11 Cases.
     First, between 2002 and 2005, the cost of natural gas, which is needed to fuel Calpine’s fleet of mostly natural gas-fired combustion plants, rose to a historically high level while the cost of alternate fuels for power generation such as coal remained relatively much lower. This persisting imbalance placed Calpine at a severe disadvantage compared to competitors operating coal-fired facilities. The higher natural gas prices also led to increased working capital requirements for Calpine, as its declining corporate credit rating often required it to prepay for fuel.
     Second, while Calpine selectively benefited from higher natural gas prices in its key markets because of the efficiency of its fleet, many of Calpine’s legacy contracts, which required it to sell power at fixed prices, were unprofitable in the commodity price market that prevailed in the period leading up to the filing of the Chapter 11 Cases. This problem was exacerbated in July 2005, following the sale of Calpine’s natural gas business, Calpine Natural Gas, L.P. (“CNG”), to Rosetta Resources, Inc. (“Rosetta”). The sale of those assets eliminated one of Calpine’s significant hedges against natural gas price volatility impairing its ability to mitigate exposure under the fixed-price power contracts.
     Third, although the overall consumption rate of electricity grew in the period leading up to the filing of the Chapter 11 Cases, between 2000 and 2003 more than 175,000 MW of new generating capacity came on line in the United States. This new capacity far outpaced the growth of demand in most markets. Excess capacity caused power prices to drop and resulted in low utilization levels for power generators. During 2005, Calpine operated at an average baseload “capacity factor” of less than 50%, resulting in a negative impact on Calpine’s revenues. A plant’s “capacity factor” reflects the actual amount of energy generated during a given period of time as a percentage of the total amount of energy that could have been generated had the plant run continuously over the period at the plant’s full capacity rating.

     Together, these market factors, among others, severely constrained Calpine’s ability to operate profitably and service its debt. Additionally, many of Calpine’s debt agreements contained restrictive covenants that limited its ability to respond to its liquidity crisis. Among other things, these debt covenant restrictions limited Calpine’s ability to incur additional debt, retire high interest rate debt, shut down underperforming facilities, and use the proceeds from certain asset sales without constraint, including the proceeds from its divestiture of CNG.
     Calpine’s liquidity crisis culminated after an adverse decision from the Delaware Chancery Court regarding Calpine’s use of approximately $308.2 million in sale proceeds from its July 2005 sale of CNG to purchase fuel contracts. The trustees representing the Holders of the First Lien Debt and the Second Lien Debt alleged that Calpine’s use of sale proceeds violated the terms of the relevant indentures. On December 5, 2005, the Delaware Chancery Court ruled that Calpine’s fuel purchases violated the First Lien Indenture and ordered Calpine to repay the funds plus interest into a collateral account by January 22, 2006. Calpine appealed this decision, but on December 16, 2005, the Delaware Supreme Court affirmed the decision of the Chancery Court.
     The Court’s ruling, coupled with other challenges the company faced, Calpine’s already-sizable debt obligations and the prevailing adverse market conditions led to the determination that it was necessary for Calpine to commence the Chapter 11 Cases. Accordingly, beginning on December 20, 2005, the Debtors Filed petitions for relief under chapter 11 of the Bankruptcy Code.
B.	Stabilization of Operations
     Upon commencing the Chapter 11 Cases, the Debtors sought and obtained a number of orders from the Bankruptcy Court to minimize disruption to their operations and facilitate the administration of the Chapter 11 Cases. Several of these orders are briefly summarized below.
1.	Motion for Authority to Obtain Postpetition Financing
     To address their immediate liquidity issues and ensure a seamless transition into chapter 11, the Debtors negotiated term sheets and commitment letters for a debtor-in-possession credit agreement for up to $2.0 billion in postpetition financing just prior to the Petition Date. The Bankruptcy Court authorized the Debtors’ entry into this debtor-in-possession credit facility, in the form of revolving and term loans up to an aggregate principal amount of $2.0 billion from Credit Suisse First Boston, Deutsche Bank Securities, Inc., and a syndicate of lenders (collectively, the “Original DIP Lenders”) on an interim basis on December 21, 2005 and on a final basis on January 26, 2006 (as further amended, supplemented, or otherwise modified, the “Original DIP Facility”). As discussed in further detail in Article III.D.3, the Original DIP Facility was replaced by a replacement debtor-in-possession credit facility (the “Replacement DIP Facility”) in March 2007.
a.	The Geysers Transaction
     The Debtors were required to post sufficient collateral to secure the Original DIP Facility. The Geysers, a group of fifteen geothermal electric generating facilities, related geothermal assets and sites, and other real estate located in Northern California, represented a significant group of assets valued in excess of $2.5 billion that the Debtors considered pledging as collateral under the Original DIP Facility. At the time the Original DIP Facility was negotiated, however, The Geysers was already encumbered by other debt. Thus, the Debtors engaged in a series of transactions to unencumber The Geysers and pledge it as collateral under the Original DIP Facility.

     To utilize The Geysers as collateral, the Debtors had to “unwind” certain sale-leaseback transactions involving The Geysers that had occurred between 1999 and 2001, which are described in further detail in Article II.B.3. To unwind the Geysers sale-leaseback transactions, the Debtors reacquired ownership of The Geysers through the purchase of Steam Heat, LLC’s beneficial interest in the Geysers Statutory Trust for approximately $165.0 million. The Debtors also repaid approximately $114.0 million in principal, accrued interest, and make-whole amounts to the Geysers lenders to release the Geysers Lenders’ Liens on The Geysers. Through these transactions, The Geysers became unencumbered for use as collateral for the Original DIP Facility.
b.	Terms of the Original DIP Facility
     The Original DIP Facility consisted of a $1.0 billion revolving commitment and two term loan commitments in the amounts of $350.0 million and $650.0 million respectively. Under the interim order approving the Original DIP Facility, however, the Debtors were prohibited from drawing more than $500.0 million until entry of a final order approving the Original DIP Facility.
     After a final hearing on the Original DIP Facility and substantial negotiations among the various parties, the Bankruptcy Court approved the Original DIP Facility by a final order entered on January 26, 2006, as amended further on February 6, 2006 and February 22, 2006. Certain terms of the Original DIP Facility, as approved in its final form by the Bankruptcy Court, differed from those facilities previously approved by the Bankruptcy Court on an interim basis. Chief among these differences were changes to the available funding under the two term commitments that were intended to repay Calpine’s outstanding prepetition revolving loans and be used to consummate the repurchase of The Geysers and the repayment to the Geysers lenders. The first term loan increased from a $350.0 million commitment to a $400.0 million commitment, secured by a first priority security interest with an interest rate of LIBOR plus 2.25%. The second term loan decreased from a $650.0 million commitment to a $600.0 million commitment, secured by a second priority security interest with an interest rate of LIBOR plus 4.00%.
     Under the terms of the Original DIP Facility, the Original DIP Lenders received the following: a superpriority Administrative Claim, subject to a carve-out for Professional fees; a perfected first priority Lien on, and security interest in, all property of the Estates, not already encumbered as of the Petition Date; and a perfected junior Lien on, and security interest in, all property of the Estates already subject to a valid, perfected and non-avoidable Lien or security interest as of the Petition Date. The Liens granted to the Original DIP Lenders encompassed proceeds from all Estate property and all Causes of Action, including any avoidance actions commenced pursuant to the Bankruptcy Code. The Original DIP Facility was scheduled to expire at the earliest of: December 20, 2007; the Effective Date; or the acceleration of the Original DIP Facility loans in accordance with its terms.
     The Original DIP Facility allowed the Debtors to pay certain permitted prepetition Claims, fulfill working capital needs, obtain letters of credit, and fund other general corporate matters. Moreover, the funds available to the Debtors under the Original DIP Facility provided the Debtors’ vendors with sufficient comfort to continue to do business with the Debtors, thus minimizing disruptions to the Debtors’ operations.
2.	Motion for Authority to Use Cash Collateral
     To further address their liquidity issues, the Debtors sought and obtained approval from the Bankruptcy Court to use certain of their cash collateral in accordance with the terms of their prepetition financing agreements under an order originally entered on January 30, 2006, and amended several times during the Chapter 11 Cases (the “Cash Collateral Order”). The Cash Collateral Order has been the product of extensive negotiations between and among the Debtors and their prepetition lenders.

a.	Adequate Protection Terms for the Debtors’ Use of the First Lien Debt Noteholders’ Cash Collateral
     In exchange for allowing the Debtors to use their cash collateral for ordinary and necessary business expenses, the Cash Collateral Order provided the First Lien Debt noteholders with the following adequate protection: immediate Cash payment of all accrued and unpaid interest due on the First Lien Debt; payment of the First Lien Trustee’s Professional fees; first priority replacement security interests in and replacement Liens on certain of the Debtors’ assets; and junior priority security interests in and replacement Liens on all other property of the Debtors, excluding avoidance actions. These replacement Liens were limited to securing the aggregate diminution in value of the First Lien Debt noteholders’ collateral. The adequate protection terms provided to the First Lien Debt noteholders remained in effect until June 21, 2006, when the Debtors completed the repayment of the outstanding principal of the First Lien Debt. See Article III.D.2 below for further information regarding the Debtors’ repayment of the First Lien Debt.
b.	Adequate Protection Terms for the Debtors’ Use of the Second Lien Debt Noteholders’ Cash Collateral
     In exchange for the use of the Second Lien Debt noteholders’ cash collateral for ordinary and necessary business expenses, the Debtors agreed to provide as adequate protection to the Second Lien Debt noteholders: two payments in the amount of $78 million each; payment of the Second Lien Debt noteholders’ Professional fees; second priority replacement Liens on certain of the Debtors’ assets; and junior replacement Liens on all other property of the Debtors, excluding avoidance actions. In return, the Second Lien Debt noteholders waived any Claim for interest at the default rate that they may have accrued during the period from January 1, 2006 through and including June 30, 2006. The Cash Collateral Order further provided that any adequate protection payments beyond December 31, 2006 had to be mutually agreed upon by the Debtors, the Second Lien Ad Hoc Committee, and the Creditors’ Committee, subject to the Bankruptcy Court’s approval after notice and a hearing.
     Subsequently, on January 12, 2007, the Bankruptcy Court modified the Cash Collateral Order to provide the Second Lien Debt noteholders with additional adequate protection. Subject to certain liquidity requirements, the Debtors agreed to pay $100.3 million to the Second Lien Debt noteholders in four quarterly installments of $25.1 million on March 31, June 30, September 30, and December 31, 2007.
     In addition, provided there has been no default or event of default under the Original DIP Facility and subject to certain liquidity requirements, Calpine is further required to pay to the Second Lien Debt noteholders (a) on account of the Second Priority Senior Secured Term Loan Due 2007, the amount of interest due under each of the loan and note documents at the base rate plus 4.75%; and (b) on account of the 8.5% Second Priority Senior Secured Notes Due 2010, the 8.75% Second Priority Senior Secured Notes Due 2013, Second Priority Senior Secured Floating Rate Notes due 2007 and the 9.875% Second Priority Senior Secured Notes Due 2011, $88.25 million on January 15, 2007, $19.75 million on June 1, 2007, $88.25 million on July 15, 2007, and $19.75 million on December 1, 2007. The January and June payments have been made pursuant to the modified Cash Collateral Order. In exchange for these payments, the Second Lien Debt noteholders agreed to waive any Claims for or entitlement to default interest or interest on interest from January 1, 2006 through and including the last applicable date on Schedule A of the modified Cash Collateral Order. The holders of the Second Priority Senior Secured Term Loans Due 2007, however, reserved their rights to assert fifty percent of any Claim for default interest that they may have accrued during that time period.

     On March 1, 2007, the Bankruptcy Court further amended the adequate protection package for the Second Lien Debt noteholders to resolve the Second Lien Ad Hoc Committee’s objection to the Replacement DIP Facility. Specifically, the Second Lien Ad Hoc Committee’s adequate protection liens no longer secured only any diminution in value of the collateral but, instead, now secured the full amount of the Second Lien Debt. The amended adequate protection package also provided for an increase in the amount of the Second Lien Debt noteholders’ claims by a fee equal to 1.5% of the non-cash portion of any distributions to them under a plan of reorganization, unless the Debtors repay the Second Lien Debt in cash under the Plan.
c.	Adequate Protection Terms for the Debtors’ Use of the Project Lenders’ Cash Collateral
     The Debtors also negotiated adequate protection terms under the Cash Collateral Order with certain lenders (the “Project Lenders”) with rights in cash collateral generated by the Project Debtors pursuant to certain project financing agreements entered into by the Project Debtors with various Project Lenders (the “Project Financing Agreements”). These Project Debtors include: CalGen, LLC; KIAC Partners; Nissequogue Cogen Partners; Calpine Gilroy Cogen, L.P.; Geysers Power Company, LLC; Silverado Geothermal Resources, Inc.; O.L.S. Energy-Agnews, Inc.; Calpine Hidalgo Power GP, LLC; Calpine Hidalgo Energy Center, L.P.; Calpine Hidalgo Power, LP; Calpine Hidalgo Inc.; Calpine Hidalgo Holdings; MEP Pleasant Hill, LLC; and CPN Pleasant Hill, LLC, with the affiliates that comprise the project groups of each of the foregoing.
     The Project Financing Agreements imposed restrictions on the Project Debtors’ ability to upstream revenues to their parent entities. To ensure the continued upstreaming of such revenues, the Debtors provided the Project Lenders with certain adequate protection terms. First, each Project Debtor received payment of all accrued but unpaid interest and fees due under the Project Financing Agreements at non-default contract rates. Second, the Debtors agreed to pay the reasonable fees of the Project Lenders’ Professionals. Third, the Project Lenders were granted replacement security interests in and replacement Liens on all prepetition and postpetition property of the Debtors of whom each such Project Lender is a Creditor as a result of postpetition upstreaming of monies, equal to the extent of the aggregate diminution in value, if any, after the Petition Date of a Project Lender’s particular collateral. Finally, in addition to the replacement Liens, the Project Lenders were granted Administrative Claims in an amount equal to any diminution in value of their collateral against the respective Estates as to which they were granted replacement Liens.
     In addition, as adequate protection to any Debtor that, following the Petition Date, transferred property (including Cash) to or for the benefit of any other Debtor having a fair value in excess of the fair value of the property or benefit received, such Debtor that transferred such property was granted (i) an Allowed Administrative Claim against the Debtor that received the property and (ii) a Lien on all property of the Estate of the Debtor that received the property securing such Administrative Claim.
3.	Motion to Continue Using Existing Cash Management System, Bank Accounts, Business Forms, and Investment Practices and to Continue Intercompany Transactions
     Upon the Debtors’ filing of the Chapter 11 Cases, the Bankruptcy Court authorized the Debtors to continue using their cash management systems and their respective bank accounts, business forms, and investment practices by an interim order dated December 21, 2005 and a final order dated January 25, 2006 (as modified, the “Cash Management Order”). The Cash Management Order also approved the Debtors’ continued practice of transferring funds between and among the Debtors and certain affiliates pursuant to their cash management system and certain intercompany agreements. These intercompany transactions include the payment of funds necessary for the working capital requirements of the various entities, as well as reimbursement of costs related to administrative and operational services provided by Calpine to their Project Debtors and other non-Debtor affiliates of Calpine. The relief provided in the Cash Management Order, including the transfer of funds and the treatment of Claims arising from such intercompany transactions, remain specifically subject to the terms of the Original DIP Facility and Cash Collateral Order.
4.	Motion to Pay Employee Wages and Associated Compensation
     Upon filing the Chapter 11 Cases, the Debtors were aware that any delay in paying prepetition or postpetition compensation benefits to their employees could have irreparably harmed employee morale at a time when dedication, confidence, and cooperation of their employees was most critical. Therefore, on the Petition Date, the Debtors sought and obtained authorization from the Bankruptcy Court to pay their employees for wages, benefits, reimbursements, and other obligations due and owing as of the Petition Date, and to continue those compensation practices with regard to obligations accruing after the Petition Date that related to the prepetition period. The Debtors were further authorized to continue their employee benefits programs in the postpetition period in the ordinary course of business.
5.	Motion to Continue to Honor Prepetition Trading Contracts and Enter into New Postpetition Trading Contracts
     The Debtors rely on third-party transactions to acquire the natural gas that fuels their power plants. As discussed previously, to reduce the risk associated with fluctuations in energy and energy-related commodities prices, the Debtors regularly enter into derivative contracts with values based on the price of a traditional security, an asset such as a commodity, or a market index. The Debtors use derivative contracts to hedge and optimize their electricity generating assets and to take proprietary commodity positions.
     It was the Debtors’ view that most, if not all, of their trading partners would refuse to continue trading relationships with them absent authorization from the Bankruptcy Court to continue their trading activities. Any substantial interruption in the Debtors’ trading relationships likely would have negatively affected the Debtors’ businesses. As a result, on the Petition Date, the Debtors sought and obtained interim and final orders from the Bankruptcy Court granting the Debtors the authority to continue to honor their prepetition trading contracts, thereby enabling the Debtors to further stabilize their business operations.
6.	Motion to Pay Critical Trade Vendors
     The Debtors purchase goods and services from over 10,000 outside vendors, some of whom provide the Debtors with goods and services that cannot be obtained elsewhere or cannot be obtained except at exorbitant cost. These “critical vendors” include: vendors who assist the Debtors in complying with applicable governmental laws and regulations, such as disposal companies who remove regulated waste and chemicals from the Debtors’ facilities and companies who perform emissions testing; vendors who provide certain essential raw materials, specialized parts and supplies, operations consumables, and other goods and services; and vendors who provide specialized equipment maintenance and repair services to the Debtors.
     To prevent disruption in service from such critical vendors, on the Petition Date, the Debtors sought, and the Bankruptcy Court granted, authority to pay in the ordinary course of business the prepetition Claims of certain critical vendors from available funds up to the aggregate amount of $20.0 million.

7.	Motion to Establish Notification and Hearing Procedures for Trading in Equity Securities
     As of the Petition Date, the Debtors’ NOLs were estimated to be approximately $3.8 billion. Under the Internal Revenue Code, NOLs that accumulate prior to emergence from bankruptcy may be used to offset post-emergence taxable income. Under the applicable federal tax laws, however, the Debtors would lose the ability to utilize a significant portion of their NOLs if an “ownership change” were to occur prior to completion of the Chapter 11 Cases. Consequently, trading in the equity securities of the Debtors could have jeopardized the Debtors’ ability to use those NOLs. To protect these valuable NOL carryforwards for future use to offset taxable income, the Debtors sought and obtained an order from the Bankruptcy Court restricting trading of their equity securities on December 21, 2005. In particular, the Debtors sought to institute restrictions on trading by shareholders who own, or would own, at least 25,600,000 shares, including options to acquire shares of Calpine stock during the pendency of the Chapter 11 Cases, so that the Debtors would be able to monitor trading and prevent the loss of these NOLs.
     In addition, the Debtors’ ability to use their NOLs and limit certain federal income tax consequences upon emergence could have been significantly restricted as a result of trading of Claims against the Debtors. This was particularly a concern in light of the increasing value of the Debtors’ publicly traded debt and the likelihood of Creditors being granted stock under the Plan, potentially triggering a change in ownership upon emergence. Thus, in December 2006, the Debtors Filed an emergency motion seeking to establish notice and sell-down procedures for the trading of Claims in the Chapter 11 Cases. On December 6, 2006, the Bankruptcy Court entered an interim order establishing the date upon which any notice and sell-down procedures subsequently approved by a final order would become effective. A final hearing on the matter has not yet been scheduled.
8.	Motion to Prohibit Utilities from Terminating Service
     By interim order granted on December 21, 2005, and final order granted on January 18, 2006, the Bankruptcy Court established procedures for determining adequate assurance of payment for future utility service. In recognition of the severe impact even a brief disruption of utility services would have on the Debtors’ business operations, customer relationships, revenue and profits, these orders enjoined more than 350 utility companies providing gas, electric, water, telephone, sewer, and other related services from terminating those services or requiring additional deposits without first complying with the procedures proposed by the Debtors. The procedures approved by the Bankruptcy Court permitted utilities to request adequate assurance of payment from the Debtors, and provided for an expedited dispute resolution process before the Bankruptcy Court in the event the Debtors and the requesting utility provider were unable to agree on appropriate assurances of future payment.
9.	Motion to Continue Insurance Programs
     Prior to the Petition Date, the Debtors utilized a wholly owned non-Debtor captive insurance company subsidiary as its primary insurer. Separately, Calpine also purchased insurance policies from third parties. The Debtors and the captive insurer were parties to a loanback agreement under which the Debtors’ captive insurer advanced to the Debtors premiums in excess of the amounts necessary for reserves or as required by law. In exchange, the Debtors were obligated to repay the principal amount of any such advances on demand. As of the Petition Date, the Debtors owed their captive insurer approximately $81.0 million under the loanback agreement.
     On the Petition Date, the Debtors sought and obtained authorization from the Bankruptcy Court to maintain their prepetition insurance programs, including their existing relationship with their captive insurer. The Bankruptcy Court further authorized the Debtors to obtain new insurance policies as needed and pay outstanding prepetition amounts, including premiums and retrospective adjustments owing under the insurance policies. Finally, the Bankruptcy Court approved the payment of up to $18.0 million to the Debtors’ captive insurer for amounts owing under the loanback agreement on an interim basis on January 4, 2006, as extended by a bridge order granted on January 25, 2006. On April 11, 2006, the Bankruptcy Court entered a final order increasing such authority to $35.0 million.
10.	Motion to Pay Prepetition Sales, Use and Franchise Taxes
     On December 27, 2005, the Bankruptcy Court authorized the Debtors to pay up to $8.0 million in certain taxes and fees to the relevant taxing authorities. The Bankruptcy Court increased the $8.0 million cap to $17.8 million on January 25, 2006. As of August 15, 2007, the Debtors have paid approximately $16.4 million in these taxes.
11.	Motion to Pay Prepetition Property Taxes
     On December 27, 2005, the Bankruptcy Court authorized the Debtors to pay up to $25.0 million in undisputed prepetition real and personal property taxes due postpetition. The Debtors sought such authority to eliminate interest expenses and other potential penalties that would otherwise accrue. On March 22, 2006, the Debtors sought and obtained the Bankruptcy Court’s approval to increase the $25.0 million cap to $37.0 million. Later, on December 6, 2006, the Debtors sought and obtained the Bankruptcy Court’s approval of a further increase in the original $25.0 million cap to $60.0 million. As of August 15, 2007, the Debtors have paid approximately $37.0 million in these taxes.
12.	Applications for Retention of Debtors’ Professionals
     Throughout the Chapter 11 Cases, the Bankruptcy Court has approved the retention of certain Professionals to represent and assist the Debtors in connection with the Chapter 11 Cases. These Professionals include, among others: (a) Kirkland & Ellis LLP as counsel for the Debtors (final order granted January 25, 2006); (b) AP Services as crisis managers for the Debtors (final order granted January 17, 2006); (c) Miller Buckfire & Co., LLC (“Miller Buckfire”) as financial advisors and investment bankers for the Debtors (final order granted April 26, 2006 and amended on October 25, 2006 and March 7, 2007); (d) PA Consulting Group, Inc. as energy industry consultants to the Debtors (final order granted January 25, 2006); (e) Kurtzman Carson Consultants LLC as notice, claims, and balloting agent for the Debtors (final order granted January 25, 2006); (f) Curtis, Mallet-Prevost, Colt & Mosle LLP as conflicts counsel for the Debtors (final order granted January 25, 2006); (g) Covington & Burling LLP as special counsel for the Debtors with respect to certain litigation, corporate finance and securities law compliance matters (final order granted January 31, 2006); and (h) Thelen Reid & Priest LLP as special counsel for the Debtors for certain financing, securities law reporting and disclosure, and labor and employment matters (final order granted March 22, 2006).
     The Debtors subsequently amended their retention agreements with AP Services and Miller Buckfire. On January 17, 2007, the Bankruptcy Court approved an amendment to the AP Services agreement, which provided that, among other things, AP Services would be employed as section 363 Professionals nunc pro tunc to November 3, 2006 and would be eligible for an emergence incentive bonus upon confirmation of a plan. Additionally, on March 7, 2007, the Bankruptcy Court approved an amendment to the Miller Buckfire agreement, which authorized Miller Buckfire to procure debt or equity financing to fund a plan of reorganization. Under the terms of its amended retention agreement, Miller Buckfire will be entitled to earn an additional fee of $4.5 million if it is successful in raising incremental debt or equity capital and the related plan of reorganization becomes effective.

     The Bankruptcy Court subsequently approved additional requests by the Debtors to retain other Professionals. On February 15, 2006, the Bankruptcy Court approved the retention of PricewaterhouseCoopers LLP as auditors for the Debtors and Davis Wright Tremaine LLP as special energy regulatory and human resources counsel for the Debtors. The retention of Davis Wright was later expanded on August 15, 2006 to include human resources-related immigration matters. On March 1, 2006, the Bankruptcy Court approved the retention of Cornerstone Management, LLC as management consultants to the Debtors. On March 28, 2006, the Bankruptcy Court approved the retention of KPMG LLP as tax and risk advisory consultants to the Debtors and Deloitte Tax LLP as tax service providers for the Debtors. On April 26, 2006, the Bankruptcy Court approved the retention of Bracewell & Giuliani LLP as special counsel for the Debtors. On June 21, 2006, the Bankruptcy Court approved the retention of Sirius Solutions, L.L.P. as consultants to the Debtors on Sarbanes-Oxley and certain other financial and management reporting matters. On August 15, 2006, the Bankruptcy Court approved the retention of Lenczner Slaught Royce Smith Griffin, LLP as special Canadian counsel. On September 13, 2006 and September 14, 2006, respectively, the Bankruptcy Court approved the retention of Hilco, Inc. to provide asset disposition services to the Debtors, and Watson Wyatt & Company as human resources consultants to the Debtors. On January 17, 2007, the Bankruptcy Court approved the retention of Holland & Hart, LLP as special energy counsel. On January 31, 2007, the Bankruptcy Court approved the retention of Sutherland, Asbill and Brennan LLP as special energy counsel for the Debtors. On March 7, 2007, the Bankruptcy Court approved the retention of Dickstein Shapiro as special energy and FERC counsel for the Debtors. On May 30, 2007, the Bankruptcy Court approved the retention of Deloitte Financial Advisory Services LLP as fresh start accounting consultants for the Debtors. Finally, on July 23, 2007, the Debtors and the Creditors’ Committee jointly moved to retain Russell Reynolds as executive search advisors for the post-emergence board of directors.
C.	Appointment of the Committees
     Since their formation, the Creditors’ Committee, the Equity Committee, and the Second Lien Ad Hoc Committee (as described below, and, collectively, the “Committees”), have played an active and important role in the Chapter 11 Cases.
     Appointment of the Creditors’ Committee. On January 9, 2006, the United States Trustee appointed the Creditors’ Committee pursuant to section 1102 of the Bankruptcy Code. The original members of the Creditors’ Committee were: Wilmington Trust, as Indenture Trustee; HSBC Bank, as Indenture Trustee; Franklin Advisors; SPO Partners; Hess Corporation (f/k/a Amerada Hess Corporation); TransCanada Pipelines; and Acadia Power Partners, L.P. (“APP”). Dominion Cogan replaced APP on January 27, 2006. The current members of the Creditors’ Committee are: Wilmington Trust, as Indenture Trustee; HSBC Bank, as Indenture Trustee; Franklin Advisors; SPO Partners; Hess Corporation; and TransCanada Pipelines.
     The Creditors’ Committee has retained the following Professionals: (a) Akin Gump Strauss Hauer & Feld LLP as its legal advisors (final order granted on February 15, 2006); (b) Lazard Freres & Co. LLP as its financial advisors (final order granted on May 2, 2006); (c) FTI Consulting, Inc. as its accounting advisors (final order granted on May 2, 2006); (d) ICF Resources, LLC as its energy markets advisors (final order granted on May 2, 2006); (e) Morgenstern Jacobs & Blue, LLC as its special conflicts counsel (final order granted on April 18, 2006); (f) Garden City Group, Inc. as its communications agent (final order granted on June 21, 2006); and (g) Fasken Martineau Dumoulin, LLP as its Canadian counsel (final order granted on June 28, 2006).
     Appointment of the Equity Committee. On May 9, 2006, the United States Trustee appointed the Equity Committee pursuant to section 1102 of the Bankruptcy Code. The Equity Committee consists of the following equity security holders: Steelhead Partners, LLC; Paul Leikert; John Thomas Dolan, III;

Alan Ku; and Michael Willingham. The Equity Committee has retained the following Professionals: (a) Fried, Frank, Harris, Shriver & Jacobson LLP as its legal advisors (final order granted on July 12, 2006); (b) Perella Weinberg Partners L.P. as its financial advisors (final order granted on June 13, 2007); and (c) Altos Management Partners Inc. as its energy industry consultant (final order granted on June 13, 2007).
     Second Lien Ad Hoc Committee. While not appointed by the United States Trustee, the Second Lien Ad Hoc Committee has played a significant role in the Chapter 11 Cases. The Second Lien Ad Hoc Committee is currently composed of: AIG Global Investment Group, Angelo, Gordon & Co. L.P., Avenue Capital Group, Bank of New York, Contrarian Capital Management LLC, Halcyon Asset Management LLC, Highland Capital Management L.P., MacKay Shields LLC, Oaktree Capital Management, LLC, Satellite Asset Management, L.P., Strategic Value Partners, LLC and Wilmington Trust Company, as Indenture Trustee (ex officio member). The Second Lien Ad Hoc Committee has retained Paul, Weiss, Rifkind, Wharton & Garrison LLP as its legal advisors, Houlihan Lokey Howard & Zukin as its financial advisors, and R.W. Beck, Inc. as its energy advisors.
D.	Debtors’ Restructuring Initiatives
     After the commencement of the Chapter 11 Cases and the initial stabilization of their operations, the Debtors focused on pursuing a number of restructuring initiatives to prepare for their successful emergence from chapter 11. Several of these initiatives are described in further detail below.
1.	Asset Rationalization Restructuring Initiatives
     A central component of the Debtors’ restructuring efforts has been to review and take steps to rationalize their diverse portfolio of assets. During the Chapter 11 Cases, the Debtors have implemented an asset rationalization strategy to strengthen their core North American business operations (generating power and selling electricity and related products and services), while exiting non-core businesses, such as third-party operating and maintenance services and combustion turbine parts and services. Since the Petition Date, the Debtors have sold, made arrangements to sell, or otherwise restructured a number of consolidated businesses, equity investments, and other miscellaneous assets to reduce their debt, raise capital, and dispose of idle or non-core assets.
     Certain of these dispositions and pending dispositions as of August 20, 2007 are summarized in the chart below.

				Amount of Debt
				Retired, including
	Transaction	Estimated or Actual	Net Proceeds	Leases
Asset (Location)	Description	Closing Date	(millions)	(millions)
Valladolid Project (Mexico)	Sale of 45% indirect equity interest	April 18, 2006	$43	$88
Rumford/Tiverton Projects (ME/RI)	Turnover of projects to lenders	June 23, 2006	N/A	(see below)
Thomassen Turbine Systems, B.V. (Netherlands)	Sale of entire equity interest	September 28, 2006	€18	N/A

				Amount of Debt
				Retired, including
	Transaction	Estimated or Actual	Net Proceeds	Leases
Asset (Location)	Description	Closing Date	(millions)	(millions)
Dighton Project (MA)	Sale of assets	October 1, 2006	$89	N/A
Fox Project (WI)	Sale of leasehold interest	October 11, 2006	$16	$352
GE Model PG7241 FA Turbine (various)	Sale of asset	October 17, 2006	$16	N/A
SPG 501F Turbines (various)	Sale of assets	November 15, 2006	$48	N/A
Hilco Auction (various)	Sale of assets	November 16, 2006	$48	N/A
Aries Project (MO)	Sale of assets	January 16, 2007	$30	$159
Goldendale Project (WA)	Sale of assets	February 21, 2007	$120	N/A
Power Systems Mfg. (FL)	Sale of assets	March 22, 2007	$238	N/A
Parlin Project (NJ)	Sale of assets	July 6, 2007	$3	N/A
Acadia Project (LA)	363 Sale of 50% indirect equity interest	(Estimated) September 24, 2007	$104	$85 (as further described below)
RockGen Project (WI)	Forbearance/Potential sale of assets	(Unknown)	(Unknown)	(Unknown)
		(Estimated)
Fremont Project (OH)	Sale of assets	Early 2008	(Unknown)	N/A
Hillabee Project (AL)	Sale of assets	(Estimated) Early 2008	(Unknown)	N/A
     Generally, the assets the Debtors sought to rationalize fell into two general categories: the Designated Projects (as defined below) and other dispositions of plants and non-core or idle assets.
a.	The Designated Projects
     Pursuant to procedures established in the Cash Collateral Order, the Debtors and their advisors, in consultation with the Committees and their advisors, undertook an expedited process to identify certain projects (the “Designated Projects”) that the Debtors determined would not maximize or contribute to the

Debtors’ overall enterprise value. Shortly after the Petition Date and later in 2006, the Debtors identified a total of fourteen Designated Projects to sell, turnover, or restructure. Except for limited amounts agreed to by the Debtors and the Committees, the Debtors became prohibited from directly or indirectly providing any funding or payments to or for the benefit of any Designated Project, and the Debtors agreed to take steps to restructure or divest themselves of such assets on a expedited basis. On May 7, 2007, Calpine and the Committees agreed to modify the list of Designated Projects. As of June 1, 2007, only seven Designated Projects remained on the Designated Projects list.
(i)	Dispositions of Designated Projects
     The dispositions of the Designated Projects were analyzed and prioritized giving consideration to, among other things, the cash burn of the facility/subsidiary, the availability of a stalking horse bidder and other demonstrated interest, and other external factors, such as requirements under third-party contracts. The proceeds of such dispositions were generally utilized to pay down debt or for other working capital needs.
     Rumford and Tiverton Projects. As discussed previously, prior to the Petition Date, Rumford and Tiverton, each indirect, wholly owned subsidiaries of Calpine Corporation, leased from PMCC New England Investments LLC certain power plants pursuant to leveraged lease transactions. In February 2006, to stem continuing losses at these facilities, the Debtors sought to reject the facility leases and site subleases related to the Rumford and Tiverton power plants and further notified the owner-lessor of the Rumford and Tiverton facilities of their intent to surrender the facilities. The owner-lessor declined to take possession and control of the plants at that time, and Filed objections to the Debtors’ rejection notices. Other opposing pleadings were Filed by related interested parties. After several months of negotiations with the indenture trustee related to the two leasehold properties, on May 18, 2006, the Debtors Filed a motion seeking approval of the terms and conditions of a transition agreement to be entered into by the Debtors, the indenture trustee, and the receiver for certain assets of the owner-lessor. The receiver was appointed by the District Court on June 6, 2006. On June 9, 2006, the Bankruptcy Court approved the transition agreement and effective date of the rejection of the leases. The transaction closed on June 23, 2006, and effective as of the closing date, the Rumford and Tiverton power facilities, along with ancillary assets related to the power plants, were transferred to the receiver. As a result of the successful turnover of the facilities, the Debtors are relieved of the obligation to pay over $400 million in lease payments over the life of the leases.
     In May 2007, the Debtors entered into a settlement agreement with the indenture trustee, owner-participant, and owner-lessor of the Rumford and Tiverton facilities regarding the rejection damages resulting from the rejection of the Rumford and Tiverton leases and other Claims related to the turnover of the facilities. The indenture trustee had Filed Proofs of Claim totaling in excess of $2.2 billion arising out of the lease rejections and the owner-participant Filed Proofs of Claim in excess of $200 million arising out of the rejection of other related agreements. The settlement agreement resolved such Claims by allowing the indenture trustee a single, consolidated, General Unsecured Claim in the amount of $174 million against Calpine Corporation and the owner-participant and owner-lessor together a single, consolidated, General Unsecured Claim in the amount of $16 million against Calpine Corporation. The settlement agreement was approved by the Bankruptcy Court on June 13, 2007.
     Fox Project. Calpine Fox LLC (“CPN Fox”), a non-Debtor, indirect, wholly owned subsidiary of Calpine Corporation, leased and operated the Fox Energy Center, a 560 MW, natural gas-fired power plant located in Kaukauna, Wisconsin. CPN Fox leased the facility from Fox Energy Company LLC and Fox Energy OP, L.P., which are affiliates of GE Energy Financial Services, the equity-owners of the facility. Due to negative near term cash flows, CPN Fox, in conjunction with the Debtors, negotiated the sale of, among other things, CPN Fox’s leasehold interest in the project, to the equity owners for approximately $16 million. The sale closed on October 11, 2006 and resulted in the extinguishment of financing obligations of approximately $352 million plus accrued interest.
     Dighton Project. Dighton Power Associates Limited Partnership (“Dighton”), an indirect, wholly-owned Debtor subsidiary of Calpine Corporation, owned a 170 MW (nominal output) gas-fired combined cycle electric generating facility located in Dighton, Massachusetts. The Dighton project began commercial operations in July 1999, and was purchased by Dighton in December 2000 from Energy Management Incorporated. After an extensive marketing process, the Debtors chose BG North America LLC as the stalking horse bidder. After no qualified overbids were received, the Debtors sold substantially all of the property and assets of Dighton to BG North America LLC for approximately $90.2 million, which included, among other things, a Cash payment at closing of $89.8 million, as well as the payment by BG North America LLC of approximately $0.4 million in cure costs associated with certain assigned contracts. The sale closed on October 1, 2006.
     Aries Project. As previously discussed, MEPPH, an indirect, wholly owned Debtor subsidiary of Calpine Corporation, owned a 590 MW natural gas-fired, combined cycle, generating facility in Cass County, Missouri. Calpine Corporation jointly developed the Aries facility with Aquila, Inc., and the project began commercial operations in 2001. On March 26, 2004, Calpine acquired the remaining 50% interest in the Aries facility from a subsidiary of Aquila, Inc. After a marketing process, the Debtors entered into an asset purchase agreement on September 22, 2006 with Aquila, Inc. to sell the Aries facility for approximately $159 million, subject to higher and better bids at a Bankruptcy Court approved auction on December 4, 2006. Kelson Aries Holdings LLC won the auction with a sale price of approximately $234 million and as a result, Aquila, Inc. was paid a Bankruptcy Court approved break-up fee in the amount of $3.2 million. As part of the transaction, approximately $200 million of debt and debt related costs were paid. The sale to Kelson Aries Holdings LLC was approved by the Bankruptcy Court on December 6, 2006 and the transaction closed on January 16, 2007.
     Acadia Project. As of the Petition Date, APP owned a 1,212 MW natural gas-fired generating facility located in Acadia Parish, Louisiana. APP is owned 50% by Calpine Acadia Holdings, LLC (“Calpine Acadia”), an indirect, wholly owned subsidiary of Calpine Corporation, and 50% by Acadia Power Holdings, LLC (“Acadia Power”), a non-Debtor non-affiliated third party subsidiary of Cleco Corporation. Under certain agreements related to the Acadia project, Acadia Power is entitled to priority distributions through June 2022 or longer if balances are accrued, prior to Calpine Acadia receiving distributions from the revenues of the Acadia facility. Because of this priority distribution scheme, Calpine Acadia was not expected to realize cash flow from the Acadia facility in the medium to long term. In addition, the partnership agreement related to the Acadia facility provides Acadia Power with a right of first refusal, together with other consent rights, over any sale by Calpine Acadia of its ownership interests in the Acadia facility. Due to these contractual issues, Calpine Acadia entered into negotiations with Acadia Power for the purchase of its interest in APP. On April 23, 2007, Calpine Acadia entered into a purchase agreement with Acadia Power, pursuant to which Acadia Power agreed to purchase Calpine Acadia’s 50% interest in APP for approximately $60 million (plus the waiver of certain Claims), subject to higher and better offers at a Bankruptcy Court-approved auction. At the same time, Calpine Acadia and Acadia Power entered into a settlement agreement and a release agreement, which together serve to globally resolve the Claims between the parties, allow Calpine Acadia to opt to make a payment in exchange for Acadia Power’s waiver of the priority distributions, and waive Acadia Power’s right of first refusal on a sale of Calpine Acadia’s interest in APP. The Bankruptcy Court approved the bidding procedures on May 9, 2007, and on July 30, 2007, Cajun Gas Energy, L.L.C. won the auction with a sale price of approximately $189 million, consisting of payment of $85 million in priority distributions due to Cleco Corporation, as well as a cash payment of $104 million, plus the assumption by Cajun Gas Energy L.L.C. of certain liabilities. As a result, Acadia Power was paid a Bankruptcy Court approved break-up fee in the amount of $2.9 million plus the reimbursement of certain expenses. The sale to Cajun Gas

Energy, L.L.C. was approved by the Bankruptcy Court on August 1, 2007 and the transaction is expected to close in mid-September 2007.
     Parlin Project. Calpine Parlin, LLC, an indirect, wholly owned non-Debtor subsidiary of Calpine Corporation, owned a 118 MW natural gas-fired, combined-cycle cogeneration facility located in Parlin, New Jersey (“Parlin”). Shortly after the Petition Date, Parlin was named as a Designated Project and ceased performance under certain critical agreements related to the operation of the facility. Calpine Newark, LLC (“Newark”), an indirect, wholly owned non-Debtor subsidiary of Calpine Corporation, guaranteed the performance of Parlin under certain of these agreements, as did Calpine Corporation. On June 29, 2007, Parlin and EFS Parlin Holdings LLC, an affiliate of General Electric Capital Corporation, entered into an asset purchase agreement to sell the Parlin facility for approximately $3.0 million plus the assumption of certain liabilities and the agreement to waive certain asserted claims against Parlin. In connection with the sale, in July 2007, the Debtors sought and received Bankruptcy Court authorization to execute certain releases and take other action to effectuate the Parlin sale. Through the sale, the Debtors were able to relieve Newark and Calpine Corporation of their obligation to guarantee Parlin’s obligations and increase the value of Newark to the Debtors. Further, the purchase price paid was sufficient to allow Parlin to discharge all of its debts and liabilities to third party vendors, with the remainder (approximately $2.5 million) to be distributed back to the Debtors.
(ii)	Designated Project Restructurings
     The Debtors also determined that certain of the Designated Projects could be successfully restructured and brought to positive cash flow through the renegotiation of significant contracts or leases at the facilities, through technical repairs or through other appropriate action.
     Texas City Project. In May 2006, the Bankruptcy Court approved the assumption of an amended steam agreement and related ground lease between Texas City Cogeneration, L.P. and Union Carbide Corporation and the assumption of an amended gas refinery agreement between Texas City and BP Products North America Inc. related to the Debtors’ Texas City, Texas facility (a 457 MW combined cycle cogeneration facility). The amendment and assumption of the steam agreement, ground lease, and the gas refinery agreement resulted in the conversion of the facility from negative to positive cash flow.
     Clear Lake Project. In May 2006, the Bankruptcy Court approved the assumption of a restructured ground lease and steam agreement, and global settlement related to the Debtors’ Clear Lake facility (a 344 MW combined cycle cogeneration facility located in Pasadena, Texas), resulting in the conversion of the facility from negative to positive cash flow. The settlement agreement addressed several issues, including allowing the Debtors to run the facility only when power sales would be profitable, increasing the price paid to the Debtors for steam, and permitting the Debtors to use transmission and distribution equipment on the property.
     Pine Bluff Project. Through a reconfiguration of the operating capability of the Pine Bluff facility (a 184 MW natural gas-fired, combined-cycle cogeneration facility located in Pine Bluff, Arkansas) as a result of the installation of new equipment, the Debtors were able to increase the profitability of the facility and convert it from negative to positive cash flow.
     Newark Project. As described above, through the sale of the Parlin facility, the Debtors were able to relieve Newark of its obligations to guarantee Parlin. After such obligations were released, Newark, a fifty MW natural gas-fired, combined-cycle cogeneration power plant located in Newark, New Jersey, was converted from negative to positive cash flow.

b.	Other Plant or Non-Core Sales
     In addition to the dispositions of the Designated Projects, the Debtors also determined it was appropriate to sell or otherwise dispose of certain other assets to stabilize, improve, and strengthen their core power generation business.
     Valladolid Project. On April 18, 2006, Compañía de Operacion y Mantenimiento Valladolid, S. de R.L. de C.V., an indirect, non-Debtor subsidiary of Calpine Corporation, sold its 45% indirect equity interest in the Valladolid project, a 525 MW natural gas-fired power plant located in Valladolid, Mexico, to Mitsui & Co., Ltd. and Chubu Electric Power Company International B.V. for approximately $43 million, less a 10% holdback and transaction fees. Under the terms of the purchase and sale agreement, the Debtors received Cash proceeds of approximately $38.6 million at closing. The 10% holdback, plus interest, was returned to the Debtors in April 2007. This sale allowed the Debtors to eliminate approximately $88 million non-recourse unconsolidated project debt.
     Thomassen Turbine Systems, B.V. Calpine European Finance, LLC (“CEURF”) purchased Thomassen Turbine Systems, B.V. (“TTS”), a Dutch company, in 2003. Both TTS and CEURF are non-Debtor Calpine affiliates. TTS and Power Systems Mfg., LLC (“PSM”), one of the Debtors, were parties to two agreements, a license agreement and an exclusive development and supply agreement. Under the license agreement, PSM had granted TTS a perpetual exclusive world-wide license agreement for certain proprietary reverse-flow venturi combustor technology (a Low Emissions Combustions system featuring low NOx emissions). Pursuant to the development and supply agreement, PSM had agreed to design and manufacture airfoils and combustion system parts for certain turbines, and in return TTS was granted an exclusive right to purchase those parts, so long as TTS ordered certain minimum quantities from PSM. Because TTS was substantially underperforming and engaged in a non-core business, CEURF decided to divest itself of TTS. Deloitte Accounting and Consulting managed a bidding process for the TTS assets, and, after negotiations, CEURF agreed to sell its entire equity interest in TTS to Ansaldo Energia S.p.A. of Genoa, Italy for approximately €18.5 million (subject to certain adjustments). The Canadian Bankruptcy Court approved the sale of TTS on August 17, 2006. On September 13, 2006, the Bankruptcy Court approved the rejection of the license agreement and the development and supply agreement between TTS and PSM, and authorized the entry into new contracts between TTS and PSM to address the change in ownership of TTS. The closing of the transaction took place on September 28, 2006 after certain conditions, including receipt of required regulatory approvals, were satisfied. Proceeds from the sale of TTS were placed in an escrow account at Union Bank of California pending allocation between the U.S. Debtors and Canadian Debtors. Pursuant to the terms of the CCAA Settlement (described more fully in Section III.D.6), the net amount of these proceeds (after payment of the escrow agent’s fees) will be equally distributed between the U.S. and Canadian Debtors.
     Goldendale Project. Goldendale Energy Center, LLC, an indirect, wholly owned subsidiary of Calpine Corporation, owned a 247 MW natural gas-fired, combined cycle generating facility in Goldendale, Washington. Calpine acquired the development rights to the Goldendale facility in April 2001. To minimize future cash losses and monetize the estimated value of future operations, the Debtors marketed the Goldendale facility for sale. Puget Sound Energy, Inc. (“Puget”) was the winning bidder in the marketing process, and the Debtors entered into a purchase agreement with Puget to purchase the facility in exchange for, among other things, the payment of approximately $100 million subject to higher and better bids at a Bankruptcy Court approved auction to be held on February 5, 2007. Puget was the successful bidder at the auction with a sale price of approximately $120 million, plus the assumption by Puget of certain liabilities. To effectuate the sale, the Debtors sought approval of certain transfers of real and personal property, free and clear of all Liens, from Goldendale Energy Center, LLC to a limited liability company that was formed immediately prior to the consummation of the sale. At closing, all of the Debtors’ membership interests in the new limited liability company were transferred to Puget. The sale was approved by the Bankruptcy Court on February 7, 2007 and closed on February 21, 2007.
     Power Systems Manufacturing, LLC. PSM is a Florida-based subsidiary that designs, manufactures, and sells highly engineered turbine and combustion aftermarket components. The Debtors decided to sell PSM because PSM was not within the Debtors’ core power-generating business and was worth more to the Debtors if owned and operated by a third party with whom the Debtors might do business in the future. After an extensive marketing process, on January 18, 2007, the Debtors entered into an asset purchase agreement with Marubeni Corporation to sell PSM for approximately $200 million, subject to higher and better bids at a Bankruptcy Court-approved auction on March 5, 2007. Alstom Power Inc. won the auction with a sale price of approximately $242 million plus the assumption of certain liabilities and, as a result, Marubeni was paid a Bankruptcy Court-approved break-up fee in the amount of $5 million. The sale to Alstom Power Inc. was approved by the Bankruptcy Court on March 7, 2007 and closed on March 22, 2007. As part of the sale transaction, the Debtors sought approval to enter into the Capital Parts Supply and Parts Development Agreement between Calpine and PSM to assign that agreement from PSM to Alstom Power Inc. Under the agreement, Calpine is required to purchase an annual minimum amount of turbine parts and services from PSM under certain favorable pricing terms over a five-year period.
     RockGen Project. As set forth above, RockGen leases a 460 MW gas-fired simple cycle power plant located in Christiana, Wisconsin pursuant to a leveraged lease transaction with CIT, as equity owners, and U.S. Bank National Association, as trustee. RockGen was in default under the leveraged lease documents, and on June 1, 2006, the trustee served an enforcement notice on the Debtors and CIT but did not institute foreclosure proceedings against either the Debtors or CIT. On November 2, 2006, the Debtors entered into a forbearance agreement and settlement agreement with CIT and the trustee, pursuant to which the trustee agreed to forbear from exercising remedies against the Debtors and CIT through July 18, 2007. During the forbearance period, CIT agreed to market the RockGen facility in an attempt to maximize the value of the RockGen facility through a sale. During this time, RockGen agreed to continue to operate the RockGen facility and to pay administrative rent up to the amount of net cash flow received by RockGen between December 20, 2005 through the forbearance period, subject to certain cash reserves and holdbacks. On November 15, 2006, the Bankruptcy Court approved the forbearance agreement. CIT is currently marketing the asset for sale.
c.	Turbine and Industrial Equipment Sales
               (i) GE Model PG7241 FA 60 Hz Turbine. The Debtors sold this single surplus turbine, along with certain related equipment, to Invenergy Thermal LLC, the stalking horse bidder, for approximately $16 million on October 17, 2006 after no other bidders were qualified to participate in a Bankruptcy Court-approved auction.
               (ii) SPG 501F Turbines. The Debtors sold four surplus Siemens Power Generation Model 501FD2 Econopac combustion turbines, along with certain intellectual property rights, equipment and materials related thereto, to Consorcio Pacific Rim Energy Yucal Placer HTE (“Pacific Rim”). After marketing the turbines, the Debtors executed an asset purchase agreement with Pacific Rim on October 13, 2006 to sell the turbines for approximately $48 million. After no higher or better offers for the turbines were received in a Bankruptcy Court-approved auction, the sale to Pacific Rim was approved by the Bankruptcy Court, and subsequently consummated, on November 15, 2006.
               (iii) Hilco Auction. As previously discussed, on September 13, 2006, the Bankruptcy Court entered an order approving the retention of Hilco Industrial, LLC as the

Debtors’ marketing and sales agent and authorizing the sale of certain assets free and clear of Liens. Specifically, the order established procedures for the sale of certain turbines and other industrial assets at an auction to be conducted by Hilco on November 16, 2006 in Las Vegas, Nevada. At the auction, the Debtors successfully sold seven full turbine sets and other miscellaneous industrial assets for total sale proceeds of approximately $48 million. All sales relating to the auction were closed by December 31, 2006.
d.	Post-Confirmation Sales
     The Debtors continue to evaluate their holdings to determine if additional assets should be marketed for divestiture. The Debtors are in discussions regarding the ultimate disposition or restructuring of the following Designated Projects: Pryor (a thirty-eight MW natural gas-fired, combined-cycle cogeneration facility located in Pryor, Oklahoma); Santa Rosa (a 250 MW natural gas-fired, combined-cycle cogeneration facility located in Pace, Florida); and Hog Bayou (a 235 MW natural gas-fired, combined-cycle facility located in Mobile, Alabama).
     In addition, the Debtors are actively marketing two projects under construction: the Fremont project, a 700 MW facility located in Fremont, Ohio; and the Hillabee project, a 770 MW facility located in Alexander City, Alabama. The Debtors are also evaluating a marketing process for Washington Parish, a 565 MW facility located in Washington Parish, Louisiana.
     The Debtors or Reorganized Debtors, as applicable, may determine to sell or otherwise divest themselves of these facilities or other property after Confirmation. To the extent the Debtors or Reorganized Debtors, as applicable, sell or divest the property described above or any other property within one year of Confirmation, the Debtors or Reorganized Debtors, as applicable, may elect to sell such property pursuant to sections 363, 1123, and 1146(a) of the Bankruptcy Code and in accordance with the Bankruptcy Court’s retention of jurisdiction under the Plan.
e.	De Minimis/Non-Debtor Asset Transfers
(i)	General
     On March 1, 2006, the Bankruptcy Court entered an order approving procedures for the expedited sale, transfer, or abandonment of de minimis assets, and procedures for the sale or transfer of assets of the Debtors’ non-Debtor affiliates. The procedures generally permitted the sale, transfer, or abandonment of assets with a value of less than $15 million or, in the case of non-Debtor assets, without any limitation as to value. As of June 1, 2007, the Debtors have generated proceeds of $94 million from asset transfers pursuant to these procedures.
(ii)	The Towantic Sale
     In September 1999, Calpine Corporation purchased Towantic Energy, LLC (“Towantic”), which owed a 512-megawatt combined cycle gas-fired power plant in Oxford, Connecticut (the “Towantic Project”). As of 2007, the Towantic project remained in early-stage development and, other than preliminary excavation of the site, no construction or installation efforts had taken place with respect to the Towantic project. In May 2007, the Debtors entered into a purchase agreement with General Electric Company to purchase the membership interests in Towantic for $300,000 in cash, to assume certain liabilities of Towantic and to pay to the Debtors an additional $2.35 million if the project is completed and becomes operative. In addition, General Electric Company agreed to withdraw its claim in the amount of approximately $6.5 million against Calpine Corporation. In July 2007, in accordance with the purchase agreement, the Debtors moved to dismiss the chapter 11 case of Towantic, which motion is scheduled to be heard by the Bankruptcy Court on September 6, 2007.
2.	Debt Restructuring Initiatives
a.	Repayment of First Lien Debt
     To capture significant savings available by using lower interest-rate funds to repay higher interest-rate debt, on April 19, 2006, the Debtors moved to repay approximately $646.11 million of First Lien Debt using (i) asset-sale proceeds that were being held in a designated control account and (ii) proceeds from the Original DIP Facility. The approximately $412 million of asset-sale proceeds were earning interest in the control account at a rate of approximately 4.42% while the Debtors were paying interest on the First Lien Debt at a rate of 9.625%. As a result of this differential, the Debtors were losing approximately $1.65 million per month. Moreover, the interest rate on the Original DIP Facility (approximately 7.9% at that time) was lower than the 9.625% interest rate on the First Lien Debt, costing the Debtors an additional $310,000 per month. Finally, the Debtors sought to discontinue paying the Professionals’ fees of the First Lien Trustee, which would save another approximately $350,000 per month. By order dated May 10, 2006, the Bankruptcy Court approved the Debtors’ motion (the “First Lien Repayment Order”), and the Debtors completed the repayment of the First Lien Debt in June 2006. The First Lien Trustee appealed this decision and on January 9, 2007, the District Court affirmed the First Lien Repayment Order. The First Lien Trustee then appealed the District Court’s affirmance to the Second Circuit, but on April 11, 2007, voluntarily withdrew its appeal with the consent of the Debtors and the Creditors’ Committee.
     Prior to the hearing on the Debtors’ repayment motion, the First Lien Trustee Filed an adversary proceeding seeking a “makewhole” premium (to compensate the First Lien Debt noteholders for allegedly “lost” future interest payments) in connection with the proposed repayment (the “First Lien Adversary Proceeding”). The Bankruptcy Court specifically provided in the First Lien Repayment Order that its ruling was without prejudice to the rights of the First Lien Debt noteholders to pursue this litigation. On May 23, 2006, the Creditors’ Committee intervened in the First Lien Adversary Proceeding, and on June 13, 2007 the Equity Committee intervened in the First Lien Adversary Proceeding.
     On June 15, 2007, the parties to the adversary proceeding agreed to a briefing schedule to file motions for summary judgment regarding the First Lien Trustee’s claim for a make-whole premium on behalf of the First Lien Debt noteholders. A scheduling order setting forth the agreed-upon schedule was entered by the Bankruptcy Court on June 26, 2007. Pursuant to the scheduling order, on July 16, 2007, the Debtors, the Creditors’ Committee, and the Equity Committee filed their respective motions for summary judgment. On July 30, 2007, the First Lien Trustee filed a cross-motion for summary judgment and an opposition to the Debtors’, the Creditors’ Committee’s, and the Equity Committee’s motions for summary judgment. On August 13, 2007, the Debtors, the Creditors’ Committee, and the Equity Committee filed their respective oppositions to the First Lien Trustee’s cross-motion for summary judgment and replied to the First Lien Trustee’s opposition. The First Lien Trustee’s reply to the Debtors’, the Creditors’ Committee’s and the Equity Committee’s opposition is due on August 27, 2007. A hearing before the Bankruptcy Court on the summary judgment motions is currently scheduled for September 11, 2007 at 10:00 a.m. (ET).
b.	Lien Challenges
     Pursuant to the Cash Collateral Order, the Debtors and the Creditors’ Committee had until July 30, 2006 to assert (or waive) any claims and defenses related to the Debtors’ obligations to the First Lien Debt noteholders and Second Lien Debt noteholders (the “Investigation Termination Date”). The Cash

Collateral Order also provided that the Bankruptcy Court could grant extensions to the Investigation Termination Date for “cause shown, after notice and a hearing.”
     On July 12, 2006, the Bankruptcy Court granted the joint motion of the Debtors and the Creditors’ Committee to extend the Investigation Termination Date to October 31, 2006 to allow the Debtors and the Creditors’ Committee more time in which to complete their assessments of the Liens securing the First and Second Lien Debt. Likewise, on October 25, 2006, the Bankruptcy Court granted the Debtors’ and Creditors’ Committee’s joint request to extend further the Investigation Termination Date to November 15, 2006.
     On November 3, 2006, the Creditors’ Committee Filed a motion for authorization to pursue claims against the First Lien Trustee on behalf of the Estates (the “Standing Motion”). On the same day, the Creditors’ Committee also Filed a motion to extend the Investigation Termination Date as it pertained to the alleged security interests granted to the First Lien Debt noteholders through and including the date on which the Debtors and the Creditors’ Committee were required to answer or otherwise plead in response to the First Lien Adversary Proceeding. On November 14, 2006, the Creditors’ Committee Filed a proposed form of complaint, asserting claims allegedly held by the Debtors’ Estates challenging the secured status of the First Lien Debt (the “Lien Challenge Claims”). The Debtors and the First Lien Trustee each objected to the Standing Motion on the basis that the Lien Challenge Claims were not colorable.
     On November 15, 2006, the Bankruptcy Court entered an agreed order pursuant to which the Investigation Termination Date, as it pertained to the potential claims against the First Lien Debt, was extended to the earlier of May 15, 2007 or twenty days after the date on which the Debtors and the Creditors’ Committee were required to answer or otherwise plead in the First Lien Adversary Proceeding. The agreed order also extended the Investigation Termination Date to May 15, 2007 as it pertained to potential claims that Liens on the Debtors’ fixtures were not properly perfected. Also, the Standing Motion was adjourned until the earlier of April 13, 2007 or five days before the Debtors and the Creditors’ Committee were required to answer or otherwise plead in the First Lien Adversary Proceeding.
     On May 9, 2007, the Bankruptcy Court entered two stipulations governing the proposed Lien Challenge Claims litigation. In the first stipulation, although the Debtors’ position on the merits of their objection to the Creditors’ Committee’s Standing Motion had not changed, to address the Bankruptcy Court’s previously-stated admonition that the parties should resolve the Standing Motion in a manner that avoided litigation between the Debtors and the Creditors’ Committee, the Debtors agreed to stipulate to the Creditors’ Committee’s standing to prosecute the Lien Challenge Claims, subject to the Debtors’ rights to (1) propose a compromise or settlement of such Lien Challenge Claims, (2) oppose any amendments to the Lien Challenge Claims complaint, and (3) intervene and participate in the litigation as necessary. The second stipulation memorialized an agreement between the Debtors, the Creditors’ Committee, and the First Lien Trustee regarding the Creditors’ Committee’s prosecution of the Lien Challenge Claims. Furthermore, the First Lien Trustee agreed not to object to the Creditors’ Committee’s standing to pursue the Lien Challenge Claims on the Debtors’ behalf, provided the Creditors’ Committee asserted such claims on or before May 21, 2007 in the form of an answer and counterclaim in the First Lien Adversary Proceeding. The stipulation also established May 21, 2007 as the deadline for the Debtors to answer or otherwise respond to the complaint in the First Lien Adversary Proceeding.
     On May 21, 2007, the Debtors Filed an answer in the First Lien Adversary Proceeding asserting that the First Lien Debt noteholders were not entitled to any makewhole premium as a result of the repayment. The Creditors’ Committee also Filed an answer and cross-complaint in the First Lien Adversary Proceeding stating its position that the First Lien Debt noteholders should not receive a makewhole premium and further alleging that the First Lien Debt noteholders’ Liens are invalid and, therefore, do not have first-priority, secured status. On June 15, 2007, the First Lien Trustee filed a motion to dismiss the Creditors’ Committee’s cross-complaint regarding the Lien Challenge Claims. On June 25, 2007, the Bank of New York, as Collateral Trustee, also filed a motion to dismiss the Creditors’ Committee’s claims. On August 3, 2007, the Creditors’ Committee filed an opposition to the motions to dismiss. A hearing before the Bankruptcy Court on the motions to dismiss is currently scheduled for September 11, 2007 at 10:00 a.m. (ET).
c.	Second Lien Settlement
     As previously discussed, during the Chapter 11 Cases, various Creditors asserted Claims for makewhole or other prepayment premiums or contract damages in connection with the Debtors’ repayment of prepetition debt. Holders of the Second Lien Debt were among the Creditors seeking prepayment premiums. In an effort to resolve these makewhole disputes, to minimize the need to reserve equity or liquidity for potential Claims, and to achieve greater certainty as to the ultimate size of the Claims pool, on July 19, 2007 the Debtors Filed a motion seeking approval of a stipulation with the Second Lien Ad Hoc Committee and Wilmington Trust, the indenture trustee for the Second Lien notes, that resolves the makewhole premium and damages Claims asserted on behalf of the Second Lien Debt noteholders.
     Specifically, under the stipulation, in full satisfaction of the Second Lien Debt noteholders’ makewhole Claims, the holders of the Second Lien 8.50% Notes, the Second Lien 8.75% Notes and the Second Lien 9.87% Notes shall receive (i) an Allowed Secured Claim in the aggregate amount of $60 million and (ii) an Allowed General Unsecured Claim in the aggregate amount of $40 million. The Allowed Secured Claim will be classified and treated in the same manner, and is entitled to the same benefits of the same collateral, as the Second Lien Debt noteholders’ claims for principal and interest. In addition, the Second Lien Debt noteholders have agreed to waive any right to the 1.5% fee provided for in their amended adequate protection package as a result of receiving the Allowed Unsecured Claim. The stipulation was approved by the Bankruptcy Court on August 8, 2007.
3.	The Global Refinancing
     On January 26, 2007, the Debtors moved for Bankruptcy Court approval of a $5.0 billion replacement debtor-in-possession financing facility (the “Replacement DIP Facility”). The Replacement DIP Facility consists of a $4.0 billion senior secured term loan and a $1.0 billion senior secured revolving credit facility and letter of credit facility, together with an uncommitted term loan facility that permits the Debtors to raise up to $2.0 billion of incremental term loan funding on a senior secured basis. In addition, the Debtors have the ability to provide Liens to counterparties to secure indebtedness in respect of certain hedging agreements with the same priority as the current Replacement DIP Facility debt. At the Debtors’ option, the loans under the Replacement DIP Facility bear interest at the Eurodollar rate based on LIBOR (as set forth in the DIP credit agreement) plus 2.25%, or the base rate plus 1.25%. The base rate is the higher of the federal funds rate plus one half of one percent per annum or the prime rate as established by Credit Suisse from time to time.
     The Debtors sought authorization to obtain the Replacement DIP Facility to, among other things, repay prepetition debt. Specifically, Calpine sought to repay the CalGen Secured Debt. To effectuate the repayment, the Debtors also asked the Bankruptcy Court to allow their limited objection to the Claims Filed in connection with the CalGen Secured Debt (the “CalGen Claims”) and determine the value of those Claims. The basis for the Debtors’ objection was that the CalGen Lenders were only entitled to outstanding principal and accrued interest at the non-default rate, i.e., not a prepayment premium.

     By satisfying the CalGen Secured Debt and refinancing the Original DIP Facility, the Debtors sought to save approximately $100 million annually, or $8 million per month by replacing higher interest-rate debt with lower interest-rate debt. Additionally, because the Cash Collateral Order required the Debtors to pay the Professional fees of the CalGen Lenders, repayment of the CalGen Secured Debt would reduce the Debtors’ administrative costs. On March 5, 2007, the Bankruptcy Court issued a memorandum decision and order (the “DIP Refinancing Order”) approving in part the Debtors’ request for approval of the Replacement DIP Facility. In the DIP Refinancing Order, the Bankruptcy Court held that provisions in the CalGen loan documents prohibiting repayment prior to a certain date (the “no-call provisions”) were unenforceable in the Chapter 11 Cases. Although the CalGen Lenders were prohibited from incorporating prepayment premiums into their Secured Claims, the Bankruptcy Court held that the CalGen Lenders had an Unsecured Claim for damages for the Debtors’ “breach” of the no-call provisions. The Bankruptcy Court concluded that the 2.5% prepayment premium for the CalGen first priority notes and the 3.5% prepayment premium for the CalGen second priority notes were reasonable proxies for measures of damages to be awarded to those Creditors. The CalGen third priority notes did not provide for any premium, but the Bankruptcy Court found that a 3.5% premium was also a reasonable proxy for damages awarded. In the aggregate, the DIP Refinancing Order awarded the CalGen Lenders General Unsecured Claims for approximately $76 million. Lastly, the DIP Refinancing Order stated that a decision regarding the CalGen Lenders’ entitlement to default interest would be premature. A ruling on this issue is expected later in the Chapter 11 Cases.
     The DIP Refinancing Order, as well as three related orders, have been appealed by the CalGen Lenders, the Debtors, the Creditors’ Committee, and the Equity Committee to the District Court. Notwithstanding these appeals, the Replacement DIP Facility closed on March 29, 2007. The CalGen Lenders, the Debtors, the Creditors’ Committee and the Equity Committee each filed briefs both as appellants and appellees. Oral argument is currently scheduled for October 25, 2007, at 10:45 am (ET).
     The proceeds of the $4.0 billion senior secured term loan were applied on the closing date to repay approximately $1.0 billion of outstanding loans under the Original DIP Facility and approximately $2.5 billion of the CalGen Secured Debt. The remaining term loan proceeds may be used to repay secured debt, secured lease obligations, or preferred securities of any project level subsidiary, or for working capital and other general corporate purposes. The proceeds of the revolving credit facility may be used for working capital and other general corporate purposes, to satisfy additional payments, if any, in connection with the repayment of the CalGen Secured Debt, and to fund distributions under the Plan.
     The maturity date of the Replacement DIP Facility is March 29, 2009. The Replacement DIP Facility, however, contains a “rollover” feature under which Calpine has the option to convert outstanding loans and other extensions of credit, as well as the revolving loan and letter of credit commitments, of the Replacement DIP Facility (and any unused portion of the uncommitted term loan facility) into senior secured exit financing upon the satisfaction of certain conditions.
4.	Executory Contracts and Unexpired Leases
     In conjunction with their overall asset rationalization efforts, the Debtors have engaged in a comprehensive evaluation of their thousands of executory contracts and unexpired leases. The Bankruptcy Code authorizes a debtor, subject to the approval of the Bankruptcy Court, to assume, assume and assign, or reject executory contracts and unexpired leases.
     On the Petition Date, the Debtors sought to reject certain of their executory contracts and unexpired leases. The Debtors also sought and received approval of streamlined procedures to reject additional executory contracts and unexpired leases that were unnecessary or burdensome.

     During the course of the Chapter 11 Cases, the Debtors and their Professionals have spent a significant amount of time identifying executory contracts and unexpired leases (which were located at the Debtors’ various offices and power plants throughout the United States) and creating a central database of the Debtors’ contract- and lease-related documents. For each of these executory contracts and unexpired leases, the Debtors determined, based on the economics of the specific contract, whether the contract was a candidate for assumption, rejection, or restructuring.
     Pursuant to various notices Filed by the Debtors or other orders entered by the Bankruptcy Court, as of June 1, 2007, the Debtors have rejected approximately fifty-seven executory contracts and approximately twenty-nine unexpired leases. The Debtors’ decisions to reject these leases and contracts in some cases resulted from internal business judgments to discontinue or consolidate certain business operations or sell or otherwise divest the Debtors of certain facilities. In other cases, the Debtors sought to reject these leases and contracts due to unfavorable economic terms or other burdensome provisions.
     The Debtors also have assumed certain executory contracts and unexpired leases that the Debtors determined, based on the economics of the specific contract or lease, were essential for the Debtors’ ongoing business operations. The following is a nonexhaustive discussion of some of the more significant executory contracts and unexpired leases, which the Debtors determined to reject, assume, or restructure, as the case may be, during the Chapter 11 Cases.
a.	Executory Contracts
(i)	Power Purchase and Sale Agreement Rejections and Assumption of the CDWR 2 Contract
     On December 21, 2005, the Debtors Filed a motion in the Bankruptcy Court to reject eight power purchase and sale agreements (“PPAs”) with the State of California Department of Water Resources (“CDWR”), Southern California Edison Company, APP (counterparty to two of the PPAs), PG&E, Reliant Electrical Solutions, LLC, Northern California Power Agency, and Strategic Energy, L.L.C. (the “PPA Rejection Motion”). PPAs are contracts to transmit or sell electric energy and are governed by certain federal laws, including the FPA and the EPAct 2005, which generally grant FERC jurisdiction over certain issues regarding PPAs. Under the PPAs that were the subject of the PPA Rejection Motion, the Debtors were obligated to sell power to the counterparties at prices that were significantly lower than prevailing market rates.
     Simultaneously with their filing of the PPA Rejection Motion, the Debtors initiated an adversary proceeding in the Chapter 11 Cases seeking to permanently enjoin FERC from asserting jurisdiction over the rejection of the PPAs. The Bankruptcy Court issued a temporary restraining order enjoining FERC from asserting jurisdiction and setting the matter for further hearing on January 5, 2006. Meanwhile, on December 29, 2005, certain counterparties to the PPAs filed an action in the District Court. On January 5, 2006, the District Court withdrew the reference of the PPA Rejection Motion and the Debtors’ related request for an injunction against FERC.
     Earlier, however, on December 19, 2005, the CDWR had filed a complaint with FERC seeking to obtain injunctive relief to prevent the Debtors from rejecting the PPA with the CDWR (the “CDWR 2 Contract”) and contending that FERC had exclusive jurisdiction over the matter. On January 3, 2006, FERC determined that it did not have exclusive jurisdiction, and that the matter could be heard by the Bankruptcy Court. Despite the FERC ruling, on January 27, 2006, the District Court determined that FERC had exclusive jurisdiction over whether the PPAs could be rejected by the Debtors. The Debtors appealed (the “PPA Appeal”) the District Court’s decision to the United States Court of Appeals for the

Second Circuit (the “Second Circuit”). The appeal has been fully briefed and oral argument was heard on April 10, 2006.
     Following the District Court’s decision and during the pendency of the PPA Appeal, the PPAs with Strategic Energy, L.L.C., APP, Northern California Power Agency, PG&E, and Reliant Electrical Solutions, LLC have been terminated, either by notice of termination from the counterparty to the Debtors or by negotiated settlement between the parties. In addition, the Debtors have successfully renegotiated the PPA with Southern California Edison Company. Throughout this time, the Debtors continued to perform under the sole remaining PPA, the CDWR 2 Contract.
     On August 1, 2007, the CDWR filed the following pleadings in either the District Court, or in both the District Court and the Bankruptcy Court: (a) an objection to the Disclosure Statement based on the Federal Power Act and other federal law (the “FPA Based Objection”); (b) a motion to withdraw the reference to the Bankruptcy Court regarding the Disclosure Statement and Plan (the “Motion to Withdraw”); (c) an objection to the Disclosure Statement based on inadequate disclosure (the “Disclosure Statement Objection”); (d) a motion to stay all Plan and Disclosure Statement proceedings (the “Motion to Stay”); and (e) a motion to enforce the District Court’s January 27, 2006 order (the “Motion to Enforce,” together with the Motion to Withdraw, the FPA Based Objection, the Disclosure Statement Objection, and the Motion to Stay, the “CDWR Objections”).
     During the pendency of the PPA Appeal and following the filing of the CDWR Objections, the Debtors and the CDWR continued to negotiate the terms of the CDWR 2 Contract. As part of this process, the Debtors revisited the economic impact of the CDWR 2 Contract and compared it with the consequences of rejection. Based in part upon the negotiations and resultant analysis, and pursuant to their business judgment, the Debtors believe that assumption of the CDWR 2 Contract is more advantageous because: (a) the potential economic gains resulting from a non-consensual termination of the CDWR 2 Contract no longer outweigh the potential benefits to the Debtors of continued performance under the CDWR 2 Contract; (b) assumption resolves uncertainty and reduces risk to the Debtors during a critical phase in these Chapter 11 Cases; (c) continued prosecution of the PPA Appeal and further proceedings that might result from the PPA Appeal could be costly, time consuming and administratively burdensome; and (d) the Debtors have demonstrated that they have the financial capacity to perform under the CDWR 2 Contract.
     Thus, the Debtors, the Creditors’ Committee, and the CDWR entered into a settlement as outlined in a stipulated order (the “CDWR Stipulated Order”) that was filed in the District Court on August 24, 2007. The salient provisions of the CDWR Stipulated Order are as follows: (a) the Debtors will file a motion seeking to assume the CDWR 2 Contract and to reinstate a guaranty of the CDWR 2 Contract by Calpine Corporation; (b) the parties agree that no defaults exist under the CDWR 2 Contract and, accordingly, no cure is necessary for assumption of the CDWR 2 Contract; (c) upon entry of orders by the Bankruptcy Court approving a motion to assume the CDWR 2 Contract and the District Court approving the CDWR Stipulated Order, the CDWR Objections will be withdrawn; (d) upon entry of an order by the Bankruptcy Court approving a motion to assume the CDWR 2 Contract, the PPA Appeal will be withdrawn; and (e) the Debtors will amend the Plan to reflect that the CDWR 2 Contract is being assumed.
     On August 24, 2007, the Debtors, the Creditors’ Committee and the CDWR simultaneously took the following actions: (a) filed the CDWR Stipulated Order in the District Court; (b) filed a motion to assume the CDWR 2 Contract in the Bankruptcy Court (the “CDWR Assumption Motion”); and (c) submitted a letter to the Second Circuit requesting that the PPA Appeal be stayed during the pendency of the CDWR Assumption Motion. The CDWR Assumption Motion is scheduled to be heard by the Bankruptcy Court on September 11, 2007.

(ii)	Natural Gas Transportation and Power Transmission Contract Repudiations
     During the Chapter 11 Cases, the Debtors determined that certain natural gas transportation and power transmission contracts were unprofitable. Due to the uncertainty regarding the Debtors’ ability to reject these contracts, the Debtors implemented a process to repudiate these contracts and in certain instances, gave notice to the counterparties that the Debtors would no longer accept or pay for service under such contracts. Since the Petition Date, the Debtors have repudiated approximately fourteen natural gas transportation and power transmission contracts.
(iii)	Assumption of PPA with CCFC
     On October 25, 2006, the Bankruptcy Court authorized CES to enter into a settlement agreement with Calpine Construction Finance Company, L.P., providing for the assumption of a PPA by CES (thereby allowing CES to reduce potential Cure and Administrative Claims against its Estate in the amount of approximately $250 million). The settlement agreement also allows Calpine Construction Finance Company, L.P., and CCFC Preferred Holdings, LLC to secure a substantial majority of the cash flow from Calpine Construction Finance Company, L.P. necessary to service their debt and redeemable preferred shares. Finally, the settlement agreement allows Calpine to maintain control of and preserve its equity value in Calpine Construction Finance Company, L.P. and its subsidiaries.
b.	Unexpired Leases
     As of the Petition Date, the Debtors were parties to hundreds of unexpired leases of non-residential real property. By order dated April 11, 2006, the Bankruptcy Court extended the time within which most of the Debtors had to assume or reject unexpired leases of non-residential real property pursuant to section 365(d)(4) of the Bankruptcy Code through and including July 18, 2006. As a result of the 2005 amendments to the Bankruptcy Code, the Debtors were not permitted to seek further extensions of the section 365(d)(4) deadline beyond July 18, 2006, unless the Debtors obtained consent of the counterparty to the applicable unexpired lease of nonresidential real property. Thus, to the extent the Debtors were not prepared to assume or reject an unexpired lease of nonresidential real property by the applicable section 365(d)(4) deadline, the Debtors sought specific lessor consent to extend further the time within which the Debtors had to assume or reject such lease. In addition, by order dated July 12, 2006, the Bankruptcy Court extended the time within which the Debtors must assume or reject intercompany unexpired leases of non-residential real property pursuant to section 365(d)(4) of the Bankruptcy Code through the date of confirmation of a plan in each of the respective Debtors’ Chapter 11 Cases.
(i)	Plant-Related Ground and Facility Leases
     As of the Petition Date, the Debtors were parties to many site and other leases associated with their power plant operations. On June 7, 2006, the Debtors Filed two omnibus assumption motions enabling them to assume fifty-nine power plant associated leases and thus maintain such plants in their fleet. Although these assumption motions were met with numerous formal and informal objections, the Debtors worked to negotiate extensions of time pursuant to section 365(d)(4) of the Bankruptcy Code for leases associated with seventeen of the Debtors’ power plants and resolved all other objections. These efforts provided the Debtors with additional time to assess the various leases and to negotiate with the lessors regarding the disposition of such leases on a plant by plant basis.

     The assumption or rejection of significant, specific plant associated leases are described below:
     Broad River and South Point Projects. As discussed, Broad River and South Point lease, respectively, the Broad River and the South Point facilities pursuant to leveraged lease transactions with affiliates of CIT, as equity owners, and U.S. Bank National Association, as trustee. As of the Petition Date, Broad River and South Point were in alleged default under the leveraged lease documents. In June 2006, the Debtors negotiated a settlement agreement with CIT to permit Broad River and South Point to assume the facility leases at the plants notwithstanding the alleged existing defaults and cross-defaults under the agreements. The settlement between the Debtors and CIT also provided for the assignment by Broad River of certain PPAs as security for obligations under the lease documents, after consent for such assignment was obtained from the DIP Lenders. The settlement agreement and the assumption of the facility leases was approved by the Bankruptcy Court on June 27, 2006, and FERC approved the assignment of the PPAs on August 11, 2006. After assumption of such agreements, these facilities represent a pre-tax combined equity value of approximately $148 million to $231 million and are expected to generate pre-tax positive cash flows of over $260 million through the year 2015.
     Channel Project. In October 2006, the Debtors successfully assumed five critical agreements, including the ground lease, at the Channel Energy Center (a 531 MW gas-fired combined cycle cogeneration plant located near Houston, Texas), which is expected to produce over $224 million in positive cash flows on a pre-tax basis through the year 2016.
     Corpus Christi Project. In December 2006, the Debtors successfully assumed the facility lease and energy services agreement related to the Debtors’ Corpus Christi facility (a 426 MW gas-fired combined cycle cogeneration plant located in Corpus Christi, Texas) and obtained Bankruptcy Court approval of a settlement agreement with the lessor, CITGO Refining, Inc., along with amendments to the facility lease and energy services agreement. The settlement agreement and amendments are expected to increase the profitability of the facility between $2 to $3 million annually.
     Baytown Project. In January 2007, the Debtors obtained approval of the assumption of a restructured ground lease and energy services agreement, as well as other agreements, with Bayer MaterialScience, LLC, and a global settlement related to the Debtors’ Baytown Energy Center, LP (a 753 MW natural gas-fired, combined-cycle cogeneration power plant located near Baytown, Texas). The global settlement and assumption is expected to increase the profitability of the Baytown facility by approximately $3 million annually.
     Bethpage Projects. In January 2007, the Debtors successfully assumed several critical agreements, including site leases, relating to the Debtors’ BEC3 facility and CPN Bethpage 3rd Turbine, Inc. facility.
     Greenleaf Project. In April 2007, the Debtors successfully assumed certain critical contracts relating to the Debtors’ Greenleaf plant and certain related equipment. As part of the assumption of the agreements, the Debtors entered into a settlement agreement with the owner-lessor and owner-participant of the facility, which among other things, provided for the waiver of defaults under the assumed agreements and improved terms.
     KIAC Project. In May 2007, the Debtors successfully assumed certain critical contracts, including a ground lease and an energy purchase agreement, relating to the construction and operation of the Debtors’ KIAC facility. Due to certain fluctuations in energy prices under the energy purchase agreement and decreases in long-term natural gas prices, the KIAC facility is expected to generate positive cash flows over the near term.
     Gilroy Cogen Project. In August 2007, the Debtors successfully assumed a steam purchase and sale agreement, a lease agreement, and certain related agreements, each with ConAgra, Inc., governing the operation of the Debtors’ Gilroy Cogen facility, a 120 MW gas-fired, combined-cycle cogeneration power plant located in Gilroy, California. In connection with the assumption, the Debtors amended the steam purchase and sale agreement thereby substantially decreasing the operating costs of the Gilroy facility and, thus, improving its financial outlook.
     Columbia Project. The Debtors are currently engaged in negotiations over the terms of the ground lease and energy services agreement, each with Eastman Chemical Company, governing the operation of the Debtors’ Columbia facility (a 455 MW natural gas-fired, combined-cycle cogeneration plant located in Calhoun County, South Carolina). The Debtors are also engaged in negotiations with Calhoun County, South Carolina regarding the interpretation of a “fees-in-lieu-of-property-taxes” agreement that provides certain property tax benefits to the Debtors in the form of a sale-leaseback transaction. The Debtors expect to resolve the outstanding disputes with Eastman and Calhoun County in the second half of 2007.
     Watsonville Project. The Debtors are currently engaged in discussions regarding the ultimate disposition of the Debtors’ Watsonville facility, a twenty-nine MW natural gas-fired, combined-cycle cogeneration plant located in Watsonville, California, with U.S. Bank National Association, in its capacity as owner-trustee and lessor of the facility, and Ford Motor Credit Company as the owner-participant of the facility. The Debtors expect to resolve the outstanding disputes with U.S. Bank National Association and Ford Motor Credit Company in the second half of 2007.
     Pittsburg Projects. The Debtors are currently engaged in negotiations with The Dow Chemical Company related to the Debtors’ Pittsburg Power Plant (a sixty-four MW natural gas-fired, simple-cycle cogeneration facility located in Pittsburg, California), Delta Energy Center (a 818 MW natural gas-fired, combined-cycle cogeneration facility located in Pittsburg, California), and Los Medanos Energy Center (a 521 MW natural gas-fired combined-cycle cogeneration facility located in Pittsburg, California), regarding the terms of two energy sales agreements, a lease agreement, and certain related agreements. The Debtors expect to resolve all outstanding disputes with The Dow Chemical Company related to the restructuring of the Pittsburg Projects in the second half of 2007 subject to Bankruptcy Court approval.
     Morgan Energy Center. The Debtors are currently engaged in negotiations with BP Amoco Chemical Company regarding certain contracts related to the Morgan Energy Center (a 720 MW natural gas-fired, combined-cycle cogeneration facility located in Decatur, Alabama). The Debtors hope to resolve the outstanding disputes with BP Amoco Chemical Company and progress has been made in negotiating a compromise. In parallel with these discussions, Morgan Energy Center commenced an arbitration on July 2, 2007 under the rules of the International Institute for Conflict Prevention and Resolution, in order to preserve its rights and remedies with respect to the issues in dispute. The arbitration proceeding is on hold pending the results of ongoing settlement discussions.
     Decatur Energy Center. On August 3, 2007, Decatur Energy Center, LLC and Calpine Central, L.P. executed a settlement agreement with Solutia, Inc. to resolve Solutia’s objection to claims filed by Decatur Energy Center, LLC and Calpine Central, L.P. in the Solutia chapter 11 cases, in a total amount in excess of $380 million (subject to the approval of the Bankruptcy Court and the bankruptcy court presiding over the chapter 11 cases of Solutia, Inc.). Under the terms of the settlement agreement, Decatur Energy Center, LLC and Calpine Central, L.P. will be granted an allowed general unsecured claim for $140 million against Solutia, Inc. which claim shall not be subject to any further objection, reduction, offset, or counterclaim, and which claim shall be treated similarly to all other allowed general unsecured claims in the Solutia chapter 11 cases, both in recovery and classification. In addition, pursuant to the terms of the settlement agreement, Calpine Corporation will assume certain related agreements related to the Decatur Energy Center (a 734 MW natural gas-fired, combined-cycle cogeneration facility located in Decatur, Alabama).

(ii)	Office Leases
     As of the Petition Date, the Debtors were lessees to over twenty office leases and subleases. Since the Petition Date, the Debtors have successfully rejected fourteen office leases and subleases, thereby reducing their total office space by 40% and annual overhead costs by approximately $9 million. The Debtors also Filed an omnibus motion to assume the Debtors’ remaining eight office leases, located in Folsom, California; Houston, Texas; Pasadena, California; San Jose, California; Boca Raton, Florida; Jupiter, Florida; and Washington, D.C. The omnibus motion to assume was granted by the Bankruptcy Court on July 12, 2006. In November 2006, the Debtors began transitioning certain corporate functions from San Jose, California to Houston, Texas. The Debtors’ decisions regarding office space were due, in part, to this transition.
(iii)	Geothermal Leases
     The Debtors own certain geothermal electric generating facilities located in Sonoma and Lake Counties, California, as well as mineral and other real estate rights in Siskiyou County, California, where the Debtors are exploring for possible development of new geothermal electric generating facilities. On May 24, 2006, the Debtors Filed an omnibus motion to assume 191 geothermal leases and over 100 associated executory contracts to harness the natural geothermal resources that produce steam for the operation of their geothermal electric generating facilities. The motion was approved by the Bankruptcy Court on June 6, 2006.
(iv)	Pipeline Leases
     The Debtors operate multiple natural gas pipeline systems, including over 350 miles of both gathering and transmission pipelines. The pipelines cross numerous parcels of land and waterways, both public and private, and are necessary to allow for gas transportation to the Debtors’ customers, including certain of the Debtors’ affiliates. To maintain the rights to cross the land under which the pipelines are located, the Debtors previously had entered into leases and personal or revocable real property licenses with various counterparties. On June 7, 2006 and June 28, 2006, respectively, the Debtors Filed omnibus motions to assume eighty-five pipeline related leases and real property licenses to preserve the operation of their network of pipelines. These motions were approved by the Bankruptcy Court on June 21, 2006 and July 12, 2006, respectively.
(v)	Oil and Gas Leases
     On July 7, 2005, Calpine and certain affiliates entered into a purchase and sale agreement to sell substantially all of their remaining domestic oil and gas assets (other than certain gas pipeline assets) to Rosetta. This sale included Calpine’s interests, as lessee, in certain oil and gas leases located in various jurisdictions in the United States and offshore in the Gulf of Mexico. As of the Petition Date, however, Calpine had not transferred all of its oil and gas lease interests to Rosetta because, among other things, certain conditions to the transfer of certain leases had not been satisfied after the closing of the sale, including obtaining the necessary governmental and regulatory consents required for the transfer of those leases. In addition, certain leases were specifically excluded from the schedule of transferred properties under the purchase agreement with Rosetta. As a result, Rosetta held back approximately $75 million on account of the oil and gas properties that were not transferred to Rosetta under the purchase agreement.
     Thus, because the Debtors retained title to a number of oil and gas leases as of the Petition Date, the Debtors began to conduct an analysis of whether such leases would be subject to section 365(d)(4) of the Bankruptcy Code. As stated above, the Debtors faced an absolute deadline of July 18, 2006 to assume or reject unexpired leases of nonresidential real property absent further lessor consent to an extension.

Because of the relevant time constraints and the lack of uniformity of state and federal law on this matter, the Debtors could not be sure as to whether such leases were subject to the assumption deadline set forth in section 365(d)(4). To avoid potential forfeiture of the oil and gas leases, the Debtors moved to assume approximately 150 oil and gas leases, only to the extent such leases were subject to section 365(d)(4), and set final Cure amounts with respect thereto notwithstanding any counterparty’s purported audit rights on June 29, 2006. Certain counterparties to the oil and gas leases objected, and the Debtors subsequently entered into stipulations to extend the time to assume or reject such leases. On July 12, 2006, the Bankruptcy Court entered an order approving the assumption of the oil and gas leases not subject to separate stipulations to extend the time, only to the extent such leases were unexpired leases subject to section 365(d)(4). On November 15, 2006, the Bankruptcy Court later entered an order assuming certain of the oil and gas leases for which the deadline to assume had been extended, but only to the extent such leases were unexpired leases subject to section 365(d)(4).
5.	Entity Simplification Process
     The Debtors, along with their legal and tax advisors, are in the process of analyzing their corporate structure in an effort to streamline and simplify their corporate organization. The Debtors have identified corporate Entities which no longer serve the purpose for which they were acquired or formed or Entities that can be logically merged into other affiliated Entities without negative impact on the assets or operations of either Entity. The Debtors anticipate they will be able to eliminate a number of Entities from the corporate organization after emergence from chapter 11.
     The Debtors have undertaken a comprehensive review and analysis of all affiliated Entities that included, among other considerations, an evaluation of assets and liabilities, contractual or financing arrangements, governmental approvals required to merge Entities, tax implications, pending litigation, and the existence of Liens and Claims Filed against each Entity, as well as the benefits or issues of merging and eliminating an Entity. To date, through the evaluation process, the Debtors have identified approximately 193 Debtor and non-Debtor Entities, or approximately 45% of the total Entities in the Debtors’ corporate structure, which could be merged into Entities in the same direct ownership chain. The targeted Entities are expected to be eliminated predominantly through merger into the Entity directly above the merging Entity in the ownership chain. A list of the targeted Entities is included in the Plan Supplement.
     The Debtors will continue the evaluation process for the duration of the Chapter 11 Cases and could reduce or increase the number of Entities identified as merger candidates near the conclusion of the Chapter 11 Cases. Entities will be excluded from the simplification process if any consideration arises which indicates a merger is inappropriate or not beneficial to the Debtors.
6.	The CCAA Proceedings
     In 2000 and 2001, Calpine made a series of foreign acquisitions, which included oil and natural gas producing assets and interests in power generating plants. The bulk of these assets was located in Canada, with the exception of the Saltend Energy Centre, which was located in the United Kingdom, but was owned by Calpine’s Canadian subsidiaries. Beginning in the second half of 2001 and continuing through 2005, Calpine began to deemphasize the operational contributions of its Canadian business and to focus instead on raising Cash from its Canadian assets.
     In September and October of 2001, Calpine raised in excess of $2 billion through the issuance of the ULC Notes. In 2002, Calpine transferred its Canadian power plants to the Calpine Power Income Fund (the “Income Fund”), an open-ended trust that enjoyed favorable tax treatment under Canadian law. Ownership “units” of the Income Fund were owned and traded by the public. The Income Fund contracted with Calpine’s Canadian subsidiaries to manage the Fund’s business and to operate the plants. Although Calpine originally retained a 50% ownership interest in the Income Fund, in early 2003 Calpine conducted a secondary offering to the public of its remaining interest in the Income Fund, after which it only retained certain subordinated interests. The Income Fund was acquired by a third party during the pendency of the CCAA Proceedings. In 2002, Calpine began divesting its Canadian-based oil and natural gas producing assets, and the last such asset was sold in September 2004. Finally, in July 2005, Calpine sold the Saltend Energy Centre. Thus, Calpine was in the process of winding down its Canadian operations prior to the commencement of the CCAA Proceedings.
     On the same day the Debtors Filed the Chapter 11 Cases, the Canadian Debtors commenced the CCAA Proceedings. Ernst & Young, Inc. was appointed by the December 20, 2005 Initial Order of the Canadian Court as the Monitor (the “Monitor”) in the CCAA Proceedings.
     The Canadian Debtors’ principal assets when the CCAA Proceedings were initiated were alleged Intercompany Claims against the Debtors, Cash, and certain subordinated interests in the Income Fund. In addition, the Canadian Debtors’ assets include proceeds “repatriated” to Canada from the sale of the Saltend Energy Centre (discussed further below), as well as certain proceeds from the sale of TTS (as further discussed in Section III.D.1.b). Finally, pursuant to the terms of the global settlement between the Canadian Debtors and the Debtors discussed below (the “CCAA Settlement”), the Canadian Debtors’ assets also include proceeds from the sale of certain ULC1 Notes held by CCRC, one of the Canadian Debtors. The expected outcome of the CCAA Proceedings is an orderly liquidation, rather than the restructuring of an ongoing business. At present, the Canadian Debtors only have a handful of employees remaining. As far as the Debtors are aware, the Canadian Debtors intend to file a plan of arrangement to facilitate their liquidation.
a.	The Canadian Claims
(i)	ULC1 Note Claims
     As discussed, in 2001, Calpine issued the ULC1 Notes. Calpine issued the notes through their Canadian unlimited liability companies (rather than through U.S. subsidiaries) to obtain certain favorable tax treatment in multiple jurisdictions. Calpine Corporation allegedly guaranteed these ULC1 Notes. ULC1, as a non-operating Canadian unlimited liability company, never had its own funding sources.
     The corporate and financing structure underlying the ULC1 Notes issuance was extremely complex and has resulted in multiple multi-billion dollar Claims being asserted in the Chapter 11 Cases. In connection with the ULC1 Note issuance, a “hybrid note structure” was created that added two additional contractual layers to facilitate the payment of interest and principal on the ULC1 Notes. These contractual layers included “subscription agreements” and a “share purchase agreement,” under which QCH agreed to purchase shares of CCEL. Both the subscription agreements and the share purchase agreement were also allegedly guaranteed by Calpine Corporation.
     This “hybrid note structure” was further supplemented by certain related debentures between CCEL and ULC1, a subordinated debenture between CCRC and CCEL, and certain related promissory notes between CCRC and CCEL. This tax-driven “hybrid note structure” ultimately caused the filing of multiple multi-billion dollar Claims by multiple parties in the Chapter 11 Cases on account of ULC1 Notes. In particular, CCEL and ULC1 Filed identical Claims against QCH for $2.56 billion based on the Subscription Agreements, and against Calpine Corporation for $2.56 billion based on Calpine Corporation’s guarantee of the Subscription Agreements. HSBC, the indenture trustee for the ULC1 Notes also filed Claims in both the CCAA Proceedings and the Chapter 11 Cases arising out of the note issuance, and further Filed a contingent, unliquidated Claim against Calpine based on, inter alia, an “oppression” theory under Canadian law, and on various theories of recovery under U.S. law.
     In July 2005, in connection with the repayment of certain intercompany loans associated with a preferred stock offering triggered by the sale of the Saltend Energy Centre in the United Kingdom, Calpine Corporation and certain of its Affiliates transferred approximately $360 million of repurchased ULC1 Notes to CCRC, thus creating claims of CCRC against ULC1 for the underlying obligations and against Calpine Corporation for the alleged guarantees.
     Because these repurchased ULC1 Notes represented one of the Canadian Debtors’ single largest assets, the Canadian Debtors desired to sell and monetize them. However, the Debtors believed that the transfer of the ULC1 Notes to CCRC may have been avoidable under the Bankruptcy Code. In July 2006, the Canadian Debtors instituted a process to have the Canadian Court determine CCRC’s rights in the repurchased ULC1 Notes. In late 2006, the Canadian Debtors and the Debtors attempted to negotiate an arrangement whereby the ULC1 Notes held by CCRC could be sold while preserving any rights of the Debtors to the proceeds. The ULC1 Notes were not, however, ultimately sold.
     As part of the Claims reconciliation process, the Debtors Filed a partial objection to the Claims Filed by the indenture trustee for the ULC1 Notes. This objection asserted defenses under section 502(d) of the Bankruptcy Code based on the transfer of the ULC1 Notes by CCRC but was withdrawn under the terms of the CCAA Settlement.
(ii)	ULC2 Claims
     Calpine also raised funds in 2001 through the issuance of the ULC2 Notes, which bonds are also allegedly guaranteed by Calpine Corporation. Though the ULC2 Notes lacked the complex “hybrid note” structure of the ULC1 Notes, the indenture trustee of the ULC2 Notes filed claims in both the CCAA Proceedings and in the Chapter 11 Cases. Specifically, the indenture trustee Filed a Claim against Calpine Corporation for $213 million arising out of Calpine’s alleged guarantee of the Euro-denominated ULC2 Notes, and a Claim against Calpine Corporation for $357 million arising out of Calpine’s alleged guarantee of the pound sterling-denominated ULC2 Notes. In addition, the indenture trustee filed claims against ULC2 in the CCAA Proceedings for the underlying ULC2 Note obligations. Finally, the indenture trustee Filed identical Claims against Calpine Corporation and QCH, each for $549 million, based on, inter alia, an “oppression” theory under Canadian law, and various theories of recovery under U.S. law. Judicial resolutions of these claims were complicated by the presence of claims in both jurisdictions. These claims were resolved by the CCAA Settlement.
(iii)	Claims of Calpine Power, L.P.
     As part of the 2002 transaction that created the Income Fund, Calpine Corporation allegedly guaranteed certain obligations of its Canadian subsidiaries to the Income Fund, related to the Income Fund’s operation of the Canadian power plants. The Income Fund, through its operating unit, Calpine Power, L.P. (“CLP”), filed claims in both the CCAA Proceedings and the Chapter 11 Cases related to the breach of these agreements, based both on the underlying contractual obligations and Calpine Corporation’s alleged guarantees of those obligations.
     CLP also has Filed a contingent, unliquidated Claim for a fee payable by CLP to British Columbia Hydro and Power Authority, the sole customer of the Island Cogeneration plant, in the event of a specifically-defined transaction causing a change of control of the Island Cogeneration plant. CCPL agreed to indemnify and hold harmless CLP and the Income Fund against all Claims by British Columbia Hydro and Power Authority on account of this fee, and Calpine Corporation allegedly guaranteed this obligation. There is currently a dispute between CPL and British Columbia Hydro and Power Authority about whether the acquisition of the Income Fund constituted a change in control such that any fee became due.
(iv)	Intercompany Claims and Resolution Process
     The Canadian Debtors have Filed approximately $1.1 billion of Claims against the Debtors, and the Debtors have filed approximately $250 million of claims against the Canadian Debtors, both based on intercompany amounts shown on their respective books and records. Prior to the Bar Date, the Canadian Debtors and the Debtors negotiated the terms of a Memorandum of Understanding that allowed certain placeholder, or “marker” claims to be filed in both the CCAA Proceedings and Chapter 11 Cases. The Memorandum provided that claims would not be objected to on grounds such as the naming of an incorrect debtor, or the absence of a specific claim amount. The Canadian Debtors and the Debtors also agreed in the Memorandum to negotiate a claims resolution protocol, the terms of which are described in further detail below.
(v)	Resolution of Other Canadian Claims
     The CCAA Settlement contemplates the resolution of nearly all the intercompany cross-border claims, as well as most of the third-party claims. The remaining intercompany claims consist of a group of forty-eight protective directors’ & officers’ indemnity claims filed on behalf of Canadian Debtor Entities or officers and directors of such Entities. The CCAA Settlement contemplates that these Claims will be accorded the same treatment as other similar Claims in the Plan.
     The third-party Claims that are not addressed in the CCAA Settlement arise out of Calpine Corporation’s alleged guarantees of certain Canadian-related obligations, and fall into four groups. First, as discussed above, certain Claims were Filed by CLP in connection with guarantees by Calpine Corporation of obligations of certain of its Canadian subsidiaries, relating to the Income Fund. Second, Alliance Pipeline Limited Partnership, NOVA Gas Transmission Ltd. and TransCanada Pipelines Limited were counterparties to certain gas transportation contracts with certain of the Canadian subsidiaries, which contracts were repudiated by the Canadian Debtors in the course of the CCAA Proceedings. Calpine Corporation allegedly has partially guaranteed the obligations under these contracts up to a certain capped amount. A process for resolving these two categories of Claims is included in the CCAA Settlement, which consists of these Claims being heard and adjudicated by the Canadian Court, with full participation rights of the Debtors and the Creditors Committee and Equity Committee. Third, Calpine Corporation also allegedly has guaranteed obligations in connection with the Greenfield Energy Centre, for which guarantee claims were filed in both the Chapter 11 Cases and the CCAA Proceedings. These Claims are resolved as part of the CCAA Settlement. Fourth, the indenture trustees for the ULC1 and ULC2 Notes have filed “marker” claims in the CCAA Proceedings in both the Chapter 11 Cases and the Canadian Proceedings. These claims are resolved as part of the CCAA Settlement.
b.	Sale of Interest in the Income Fund
     As part of the acquisition of the King City (California) facility, a loan was made by Calpine Commercial Trust, a partnership indirectly owned by a unit of the Income Fund, to CCPL in the amount of C$48 million (the “Manager Loan”). Repayment of the loan was guaranteed by Calpine King City Cogen, LLC, a non-Debtor subsidiary of Calpine Corporation, and revenue generated by the facility that otherwise would have been upstreamed to Calpine was instead held in a dedicated “guarantee account” as security for repayment of the Manager Loan. In February 2007, the Canadian Court approved the sale of CCPL’s interest in the Income Fund to HCP Acquisition, Inc. In connection with that transaction, the

Manager Loan was repaid, therefore freeing up the funds in the “guarantee account” and paving the way for future upstreaming of revenue from the King City facility to Calpine.
c.	Repatriation of the Saltend Proceeds and the Debtors’ Potential Saltend Avoidance Action
     As referenced above, in 2005, Calpine sold the Saltend Energy Centre. On the Petition Date, the net proceeds from the sale were held in the bank account of a wholly-owned indirect subsidiary of CCRC. The Canadian Debtors desired to “repatriate” the Saltend proceeds to CCRC to advance the liquidation of the CCAA Estates.
     However, the Debtors believe that they also may have claims to the Saltend proceeds, based on avoidance actions stemming from the transfer of the repurchased ULC1 Notes to CCRC. Thus, in 2006, the Debtors and the Canadian Debtors cooperated to “repatriate” the Saltend proceeds to CCRC, on condition that the proceeds would be held by CCRC subject to the claims and structural priorities of the Debtors. The disposition of the Saltend proceeds is incorporated into the CCAA Settlement.
d.	The Greenfield Energy Centre and the Greenfield Avoidance Action
     As previously discussed, Greenfield Energy Centre is a project under construction in Courtright, Ontario, Canada that is owned by Greenfield Energy Centre LP (the “Greenfield Partnership”), a limited partnership between an indirect wholly owned, non-Debtor subsidiary of Calpine and a subsidiary of Mitsui & Co., Ltd. Initial construction of the Greenfield project was financed through capital and equipment contributions. To this end, the Debtors contributed more than $100 million in Cash and equipment to the Greenfield Partnership during 2006 and 2007. After several months of good faith, arm’s-length negotiations, in November 2006, the Greenfield Partnership reached an agreement with certain lenders to obtain non-recourse project debt to finance the remainder of the Greenfield Project construction. In January 2007, the Debtors obtained authority from the Bankruptcy Court to take any and all actions necessary to effectuate the project financing. Nevertheless, financial close was delayed because Calpine Canada Natural Gas Partnership, a Canadian Debtor, filed a fraudulent conveyance and preference action in the Canadian Court (Action No. 0601-14198, the “Greenfield Avoidance Action”) against Calpine Energy Services Canada Partnership, a Canadian Debtor, and the trustee of Calpine Greenfield Commercial Trust, a wholly-owned, indirect, non-Debtor Calpine Affiliate, seeking to avoid a prepetition transfer of Calpine’s 49.995% partnership interest in the Greenfield Partnership to the Calpine Greenfield Commercial Trust for less than reasonably equivalent value.
     In April 2007, the Canadian Debtors and the Debtors reached an interim resolution of the Greenfield Avoidance Action whereby the Canadian Debtors agreed, among other things, to waive any right to recover the transferred 49.995% partnership interest and, in exchange, the Debtors granted the Canadian Debtors an Allowed Administrative Claim against the Calpine bankruptcy estate in the liquidated amount of any favorable judgment obtained in the Greenfield Avoidance Action. As a result of this interim settlement, the Debtors were able to complete the steps necessary to close a non-recourse project finance facility of approximately $650 million.
e.	Negotiation of Global Resolution
     After struggling with these complex cross-border issues for almost a year, the Canadian Debtors and the Debtors realized that the only way to break the various intertwining logjams and unlock the values of the estates on both sides of the border was by investing time and effort in intense serial negotiations, focusing on the goal of a consensual resolution. The Canadian Debtors and the Debtors and their advisors worked intensely with the Monitor over a period of months to reconcile these claims and reduce them to agreed amounts.
     At first, the Canadian Debtors and the Debtors focused their efforts on negotiating a cross-border court-to-court protocol, which was approved by the Bankruptcy Court on April 12, 2007. The Canadian Debtors and the Debtors then began to negotiate a protocol structuring the resolution of all cross-border claims. However, the Canadian Debtors and the Debtors soon realized that absent a global consensual resolution, the two estates could be litigating for years, exacerbated by the fact that at least two jurisdictions were involved. Therefore, the Canadian Debtors and the Debtors engaged in intensive settlement discussions over a period of more than five months, involving their legal, financial, and other advisors.
     On May 15, 2007 the Canadian Debtors and the Debtors announced the CCAA Settlement, which is a comprehensive consensual and global resolution of virtually all major cross-border issues. In addition to the Canadian Debtors and the Debtors and their financial and legal professionals, the Monitor participated in the negotiation of the CCAA Settlement, and recommended approval of the CCAA Settlement to the Canadian Court. The CCAA Settlement resolves, among other things, all the major issues discussed above, and addresses how the remaining unresolved issues will be handled. The CCAA Settlement allows the Canadian Debtors to move forward with a plan of arrangement in the CCAA Proceedings, and allows the Debtors to resolve Canadian-related claims and other pending litigation and focus their attention on Confirmation and the exit process.
     The CCAA Settlement was first embodied in a Global Settlement Outline for Certain Claims Between and Relating to Calpine U.S. and Calpine Canada (the “Settlement Outline”), which was filed as an exhibit to Calpine’s Form 8-K filed with the SEC on May 15, 2007. The Canadian Debtors and the Debtors then drafted a set of definitive documents memorializing the CCAA Settlement. The CCAA Settlement resolves virtually all major cross-border issues, allow the removal of a large number of Claims from the Claims Register, and allow the dismissal of all currently-pending cross-border litigation.
     The highlights of the CCAA Settlement include:
(i)	All cross-border intercompany claims based on the books and records of the Canadian Debtors and the Debtors will be resolved and the amounts fixed – this will eliminate more than $841 million of Unsecured Claims from the Claims Register.

(ii)	The Greenfield Avoidance Action against the Debtors was dismissed with prejudice.

(iii)	Calpine’s objection with respect to the ULC1 Notes were withdrawn with prejudice. As discussed above, the ULC1 Notes held by CCRC will be sold and the proceeds will flow to the Canadian Debtors to be distributed in accordance with the CCAA Settlement, thereby allowing the CCAA Proceedings to move forward.

(iv)	The Canadian Debtors and the Debtors have agreed on a procedure by which certain third-party claims filed in the CCAA Proceedings and the related guarantee Claims Filed in the Chapter 11 Cases will be resolved. The interests of the Debtors and their Estates will be protected by allowing the Debtors, the Creditors’ Committee, and the Equity

Committee the right to fully participate in any settlement or adjudication of these claims in the CCAA Proceedings.

(v)	Over $10.5 billion in claims filed by third parties in both the CCAA Proceedings and the Chapter 11 Cases will be withdrawn or deemed to have no value.

(vi)	Approximately $15 million in proceeds from the 2006 sale of TTS which have resided in an escrow account since the sale, will be split evenly among the Canadian Debtors and the Debtors, thereby avoiding lengthy separate negotiations or possible litigation.

(vii)	The CCAA Settlement calls for the withdrawal of 3,547 contingent, unliquidated Claims Filed by each of the Canadian Debtors against each of the Debtors, based on, inter alia, an “oppression” theory under Canadian law, and various theories of recovery under U.S. law.
     The CCAA Settlement also incorporates a previously-announced settlement between the Debtors and an ad hoc group of holders of ULC1 Notes (the “ULC1 Settlement”). An executed preliminary outline of the ULC1 Settlement was filed as an exhibit to Calpine’s Form 8-K, filed with the Securities and Exchange Commission on April 19, 2007. The ULC1 Settlement essentially replaces approximately $12 billion of Claims Filed in the Chapter 11 Cases with a single Claim of approximately $3.5 billion (provided that the ULC1 bondholders’ Claims will essentially be capped at principal and interest, plus certain costs and fees). The success of the ULC1 Settlement relies on the resolution and finalization of the CCAA Settlement with the Canadian Debtors, because the ULC1 Settlement is based on the Debtors obtaining certain agreed treatment of Claims held by Canadian Debtor Entities related to the ULC1 Notes and other agreements in the “hybrid note structure.” An ad hoc committee of ULC1 bondholders – which is the single largest bondholder group in the Chapter 11 Cases – endorsed the larger global CCAA Settlement with the Canadian Debtors.
     The CCAA Settlement calls for the distributions, funds and asset transfers, and claims resolutions flowing from the CCAA Settlement to be structured as tax-efficiently as possible. To that end, the Canadian Debtors and the Debtors have agreed to modify the distributions, funds and asset transfers, and claims resolutions as necessary (even if different from the terms of the CCAA Settlement) to achieve the greatest tax benefits.
     On June 28, 2007, the Canadian Debtors filed their application and the Debtors filed their motion seeking the approval of the Canadian Court and Bankruptcy Court, respectively, of the CCAA Settlement (including the ULC1 Settlement). One party filed an objection to the U.S. Debtors’ motion, and that objection was withdrawn at the hearing by agreement of the parties. Three objections were filed to the Canadian Debtors’ motion. The motions were heard by both the Canadian Court and the Bankruptcy Court in a joint videoconferenced hearing on July 24, 2007. At that hearing both courts approved the settlement and entry into the CCAA Settlement, and the Canadian Court overruled the three pending objections to the Canadian Debtors’ motion. The Canadian Court and the Bankruptcy Court each issued an order (respectively, the “Canadian Global Settlement Order” and the “U.S. Global Settlement Order”) approving the CCAA Settlement. The Canadian Debtors and the Debtors executed the CCAA Settlement on July 24, 2007, a copy of which is available at http://www.kccllc.net/calpine/canadasettlement.
     On July 30, 2007, CLP sought leave from the Court of Appeals of Alberta (the “Alberta Appellate Court”) to appeal the Canadian Global Settlement Order. At the same time CLP sought a stay of the Canadian Global Settlement Order from the Alberta Appellate Court pending the resolution of such appeal. Following an August 15, 2007 hearing, on August 17, 2007 the Alberta Appellate Court denied CLP’s request for leave to appeal the Canadian Global Settlement Order and its stay request.
     Pursuant to the Canadian Global Settlement Order, on August 16, 2007, CCRP sold the ULC1 Notes held by CCRC for net proceeds of $403,753,233 to the CCRP estate. Pursuant to the CCAA Global Settlement, $75 million of such proceeds will be distributed to the Debtors’ estates.
7.	Employee Matters
a.	Headcount Reductions
     As stated previously, shortly after the Petition Date, the Debtors began to implement staff reductions with a goal of reducing approximately 1,100 positions, or over one-third of its prepetition workforce. As of March 31, 2007, the Debtors had reduced their workforce by 1,096 employees, resulting in an annualized cost savings of approximately $180 million. The Debtors’ workforce now consists of approximately 2,200 employees.
b.	Calpine Incentive Plan
     Prior to the Petition Date, the Debtors maintained, in the ordinary course of their business, certain annual performance-based cash incentive plans both on a company-wide and business-unit basis, each with its own eligibility criteria and method for calculating awards. The Debtors, however, did not seek authority to continue these bonus programs after the Petition Date, nor did the Debtors seek to make any payments to employees for the 2005 calendar year under the prepetition bonus programs. Rather, after commencing the Chapter 11 Cases, the Debtors sought to develop a new incentive program intended to provide awards to employees commensurate with the value that each employee contributed to the Debtors’ ongoing operations and the success of the Debtors’ reorganization. The Debtors analyzed the need for and merits of a new incentive program and designed it with three principles in mind: that it be market-based; performance-linked; and cost-effective.
     After significant negotiations with the various constituencies in the Chapter 11 Cases, the Debtors proposed a new incentive program, which was approved by the Bankruptcy Court on May 15, 2006. The incentive program has four major components, the Emergence Incentive Plan, the Management Incentive Plan, the Supplemental Bonus Plan and the Discretionary Bonus Plan, each of which is described in general below:
(i)	The Emergence Incentive Plan
     The Emergence Incentive Plan provides variable Cash awards, contingent upon the achievement of certain performance metrics, to approximately twenty select senior employees, primarily including executive vice presidents and a select group of senior vice presidents. The Emergence Incentive Plan consists of an incentive pool created according to certain metrics related to the valuation of Calpine both under the Plan and based on market value six months after the Effective Date. The Emergence Incentive Plan begins with an incentive pool of $5.45 million, and increases in correspondence with Calpine’s valuation. Once created, the incentive pool will be distributed according to the terms of the Emergence Incentive Plan to eligible employees at the discretion of Calpine’s chief executive officer after the Debtors’ emergence from chapter 11.

(ii)	The Management Incentive Plan
     The Management Incentive Plan (later renamed the Calpine Incentive Plan) establishes bonus awards for performance for the calendar year 2006 and beyond, for approximately 600 of the Debtors’ employees who occupy positions critical to Calpine’s ongoing business. The Debtors paid approximately $26 million in bonuses for the 2006 bonus periods.
     Under the Management Incentive Plan, performance is measured relative to goals established by the Debtors in consultation with the Committees. Payments under the Management Incentive Plan have been made only where such stated performance objectives were achieved.
(iii)	The Supplemental Bonus Plan
     Under the Supplemental Bonus Plan, which is applicable only to 2006, persons identified by the Debtors as performing a critical function and being at significant risk of being hired away from Calpine were provided with a supplemental Cash award. Only employees at the level of vice president and below were eligible for participation in the Supplemental Bonus Plan. Payment of the Supplemental Bonus Plan award was made in two equal installments, the first installment upon Bankruptcy Court approval of the Calpine Incentive Plan and the second at the end of 2006. Employees selected for participation must have been employed on the date of payment to receive the award. The Debtors paid approximately $6 million under the Supplemental Bonus Plan.
(iv)	The Discretionary Bonus Plan
     Under the Discretionary Bonus Plan, a pool in the amount of $500,000 is created annually from which individual bonus payments of no more than $25,000 per employee, per year, may be awarded at the sole discretion of Calpine’s chief executive officer. Only employees at the level of director and below are eligible for discretionary bonus payments. The Debtors paid $250,000 in discretionary bonus payments in 2006, and expect to pay $500,000 in discretionary bonus payments in 2007.
c.	Severance Program
     Prior to the Petition Date, and in the ordinary course of their business, the Debtors administered two severance programs: a formal severance program for employees at the director level and below; and an ad hoc program for certain employees at the vice president level and higher. On the Petition Date, the Bankruptcy Court entered an order authorizing the Debtors to pay up to $300,000 in severance payments to certain employees under Calpine’s prepetition severance programs, all of which was paid out shortly after the Petition Date.
     Subsequently, the Debtors began to develop a new broad-based severance program to replace their prepetition programs. The Debtors thus sought to create a severance program that was structured to avoid unnecessary or excessive benefits and was narrowly tailored to provide severance benefits that were within the norm of benefits provided to employees in similar chapter 11 cases and commensurate with the contribution that each employee made to the Debtors’ ongoing operations. Watson Wyatt & Company, the Debtors’ employee benefits advisor, conducted a comprehensive review of severance programs implemented in other large chapter 11 cases to ensure that the proposed program was consistent with programs implemented in comparable cases. After negotiations with the various constituencies in the Chapter 11 Cases, the Debtors proposed a new severance program (the “Severance Program”) which was approved by the Bankruptcy Court on March 1, 2006. On October 25, 2006, the Bankruptcy Court subsequently approved a modification to the program, adding approximately ten employees to the Severance Program.

     The Severance Program, as approved, provides severance benefits to all full-time employees without written employment agreements and whose employment is terminated involuntarily and without cause. To be eligible for any benefits, the employee must execute a release of all claims and a written agreement containing non-solicitation, non-competition, non-disclosure, and non-disparagement provisions. Under the Severance Program, the employee receives a Cash payment in the form of salary continuation, based upon the number of weeks of salary provided to eligible employees and varying based on employee level and, in certain instances, years of service. The number of weeks ranges from two weeks per year of service for lower level employees to a maximum of thirty-nine weeks for the most senior employees. Each employee also may receive a maximum of one year’s worth of accrued vacation time as a severance benefit. Finally, most employees may elect to receive twelve weeks of either benefits continuation or outplacement services at the time of their termination. Certain employees only receive such services for the period of time equal to the period of that employee’s salary continuation under the Severance Program. For employees at the executive vice president and senior vice president level who obtain alternate employment within the period of time that they are entitled to receive salary continuation and other benefits under the Severance Program, such severance payments and other benefits will be terminated after twenty-six weeks or the day on which the employee commences alternate employment, whichever is later. Since its approval, the Debtors have spent approximately $17.3 million under the Severance Program.
d.	Executive Employment Agreements
     Just prior to and during the course of the Debtors’ Chapter 11 Cases, the Debtors found it necessary to enter into employment agreements with certain members of Calpine’s executive management team. Specifically, the Debtors sought and received Bankruptcy Court authorization to assume the employment agreement with Robert P. May, Calpine’s chief executive officer, and enter into an employment agreement with Scott J. Davido, Calpine’s former chief restructuring officer, on May 25, 2006. At the time his employment agreement was approved, Mr. Davido was also the chief financial officer of Calpine. In November 2006, Calpine named Lisa J. Donahue of AlixPartners as interim chief financial officer to allow Mr. Davido to focus on matters related to the business plan. Mr. Davido’s employment agreement was amended to reflect this change in title and duties in December 2006. Subsequently, effective as of February 16, 2007, Mr. Davido resigned from his position.
     The Bankruptcy Court also entered an order approving the employment agreements of Gregory L. Doody, General Counsel, Thomas N. May, President of Calpine Merchant Services Company, Inc., and Robert E. Fishman, executive vice president of the Power Operations division of Calpine, on July 26, 2006. Finally, in August 2007, the Debtors sought authority to amend the employment agreement of Robert P. May to extend the term of his agreement for an additional six month period. A hearing to approve the amendment is scheduled for September 11, 2007.
e.	ERISA Plans
     As of the Petition Date, Calpine sponsored the following material employee benefit plans, each of which is governed by provisions of the Employee Retirement Income Security Act of 1974, 29 U.S.C. 1001 et seq. (“ERISA”) and the Internal Revenue Code:
(i)	Retirement Plans
     Calpine sponsors and maintains two defined contribution plans that are intended to meet the tax-qualification requirements of Internal Revenue Code section 401(a). Both plans include a Cash or deferred arrangement described in Internal Revenue Code section 401(k) pursuant to which participants may elect to defer a portion of their income on a pre-tax and post-tax basis. Contributions to the plans, and earnings to such contributions, are held in trust for the exclusive purpose of providing benefits and defraying reasonable costs of administering the plans. Neither of the plans have been included on the Debtors’ Schedules as Creditors in the Chapter 11 Cases.
     The Calpine Union 401(k) Retirement Savings Plan (the “Union Plan”), was established and maintained pursuant to Calpine’s CBAs. The Union Plan requires Calpine to contribute amounts to the Plan based on employee elective deferrals (i.e., “matching contributions”) in the amount of 50% of an employee’s elective deferral up to 6% of that employee’s compensation. In addition, the Union Plan requires Calpine to pay, each plan year, a non-elective employer contribution in the amount of 6% of each active participant’s annual compensation. As of December 31, 2006, the Union Plan held in trust approximately $6.1 million. The Union Plan has not been amended since the Petition Date.
     The Calpine Corporation Retirement Plan (“Non-Union Plan”) was established and maintained for the benefit of Calpine’s non-unionized workforce. Prior to the Petition Date, the Non-Union Plan required Calpine to pay, each year, a non-elective employer contribution in the amount of 4% of total compensation paid to each active participant of the Plan. Beginning with the plan year starting on January 1, 2007, the Non-Union Plan requires Calpine to pay, each plan year, a non-elective employer contribution in the amount of 3% of each active participant’s annual compensation, plus a matching contribution of 50% of each participant’s elective deferral up to 4% of that participant’s total annual compensation. As of December 31, 2006, the Non-Union Plan held in trust $156.3 million.
     As of the Petition Date, Calpine operated and continues to operate the Union Plan and the Non-Union Plan in accordance with the terms of the respective plan documents, ERISA, the Internal Revenue Code, and other applicable laws in all material respects. In particular, Calpine has contributed amounts to the Union Plan and the Non-Union Plan as required by the plan documents, and has timely remitted to each plan’s respective trust all participant contributions made through elective salary reductions in accordance with section 2510.3-102 of the Department of Labor’s Regulations. The Union Plan and the Non-Union Plan have paid and will continue to pay all claims for benefits in accordance with the terms of the plans and applicable law. While Calpine intends the Union Plan and the Non-Union Plan to continue, it reserves the sole and absolute discretion to amend, modify, freeze, or terminate such plans at any time.
     Prior to the Petition Date, Calpine offered a non-qualified deferred compensation plan to certain employees. This plan was frozen as a result of the filing of the Chapter 11 Cases. The non-qualified deferred compensation plan is listed on the Debtors’ Schedules as a Creditor in the Chapter 11 Cases, and any such Claims held by the non-qualified deferred compensation plan will be treated in accordance with the Plan.
(ii)	Welfare Plans
     Calpine sponsors the Calpine Corporation Employee Benefit Plan, which offers health and welfare plans for the benefit of its employees including medical, dental, vision and prescription drug benefits, life, supplemental life and dependent life insurance benefits, accidental death and dismemberment insurance benefits, disability insurance benefits (both short-term and long-term), and an employee assistance program.
     Medical, prescription drug, and dental benefits are self-insured by Calpine. Vision and employee assistance program benefits are fully insured. With the exception of the employee assistance program, employees contribute towards the cost of these benefits by paying a portion of the premium. Life, supplemental life, dependent life, long-term disability, and accidental death and dismemberment insurance benefits are also fully insured. Employee contributions are only required if the employee elects additional, voluntary life insurance coverage for the employee or for his or her spouse. All employee and employer contributions and premium payments, including payment of self-insured claims, are current and claims are being timely paid.
     Calpine offers a flexible spending account plan, which is funded primarily by salary deferrals elected by employees, and is used to pay for certain qualified expenses related to the provision of health, vision, and dental benefits. In addition, employees can elect to pay for qualified dependent day care expenses on a pre-tax basis.
     As discussed previously, Calpine offers the Severance Program to its full-time employees. The Severance Program is intended to be an “employee welfare benefit plan” as defined in ERISA. The Program is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan.
     Since the Petition Date, Calpine has operated and continues to operate each of these employee welfare programs in all material respects in accordance with the terms of the respective plan documents and applicable provisions of ERISA, the Internal Revenue Code, and other applicable laws. Other than the Severance Program (as discussed previously in Article III.D.7.c), Calpine has not amended any of the employee welfare programs since the Petition Date. The employee welfare programs have processed claims for benefits in accordance with the terms of the respective plan documents and applicable law, and has and will continue to pay all eligible benefits. While Calpine intends to continue these programs, it reserves the sole and absolute discretion to amend, modify, freeze, or terminate the employee welfare programs at any time.
f.	Labor Relations
     Calpine has approximately fifty employees whose employment is governed by a CBA. Calpine is party to three CBAs with the following unions: the International Union of Operating Engineers; Local Union Nos. 30 and 30-A, Communications, Energy and Paperworkers Union of Canada Local 1123; and United Brotherhood of Carpenters and Joiners of America (the “Unions”).
     Due to the small number of Union employees and the lack of significant liabilities arising under the CBAs, the Debtors have not faced large-scale labor issues in the Chapter 11 Cases.
     On January 16, 2006, Calpine executed amended CBAs with the Unions after months of negotiations during which the union employees operated under expired CBAs. Under these amended CBAs, the Debtors were required to, among other things, pay certain prepetition, retroactive wage increases to the union employees for the period under which they were working under the expired CBAs (January 2005 through December 2005). To comply with the CBAs and avoid potential liability for, among other things, an alleged unfair labor practices action under the National Labor Relations Act, the Debtors sought and received approval to pay approximately $110,000 in retroactive, prepetition wages to the union employees. The Bankruptcy Court entered an order approving the payment to the Union employees on March 1, 2006.
g.	Stock Incentive Plan
     Since 1996, the Debtors maintained a stock incentive plan (the “SIP”). Under the SIP, Calpine granted stock options to directors, certain employees, consultants and other independent advisors at an exercise price that generally equaled the stock’s fair market value on the date of grant. In accordance with its terms, the SIP expired on July 16, 2006. All outstanding stock issuances remain in effect in accordance with the Calpine Incentive Plan, and vest ratably over a four year period. Such equity interests will be treated in accordance with the terms of the Plan.

     8. Automatic Stay
     Upon the Debtors’ filing of the Chapter 11 Cases, the automatic stay went into effect. As a result, all actions to enforce or otherwise effect repayment of liabilities preceding the Petition Date as well as pending litigation against the Debtors are stayed while the Debtors continue their business operations as debtors-in-possession. The automatic stay remains in effect until the Debtors’ emergence from bankruptcy protection. While most litigation against the Debtors remains stayed, the Debtors have Filed a number of stipulations with the Bankruptcy Court modifying the automatic stay to allow certain plaintiffs to proceed for the limited purpose of establishing liability or recovering from available insurance proceeds. To the extent that there are any judgments against the Debtors in the Chapter 11 Cases or any affiliates in the CCAA Proceedings during the pendency of the bankruptcy proceedings, Calpine expects that such judgments would be classified as Unsecured Claims. Finally, in certain instances, the Debtors also have sought to extend the automatic stay or enjoin litigation against certain parties when judgments against those parties would be tantamount to judgments against the Debtors.
     9. Avoidance Actions
          a. Possible Actions Arising out of the Rosetta Transaction
               (i) The Rosetta Sale
     As previously discussed, in July 7, 2005, Calpine, along with its subsidiaries Calpine Gas Holdings LLC and Calpine Fuels Corporation, entered into a purchase and sale agreement (the “Rosetta PSA”) to sell substantially all of its remaining domestic oil and gas assets (other than certain gas pipeline assets) (the “Rosetta Transaction”) to Rosetta, a wholly-owned subsidiary of Calpine Corporation. As of the Petition Date, Calpine and Rosetta each had material obligations under the Rosetta PSA which remained unperformed. Thus, the Rosetta PSA is an executory contract subject to the provisions of section 365 of the Bankruptcy Code. The Debtors continue to analyze the Rosetta PSA, but have not yet determined whether to assume or reject the Rosetta PSA.
     Calpine’s domestic oil and gas assets included hundreds of thousands of developed and undeveloped acreage in the southwest United States, billions of cubic feet of proved and unproved natural gas reserves and hundreds of land leases and wells. The sales price was approximately $1.05 billion, subject to certain adjustments. Rosetta funded its acquisition via a 144A equity placement in which it raised approximately $725 million in private equity financing through the issuance of about forty-five million shares to roughly sixty institutional investors, and $325 million from a new line of credit to fund the closing, after which Calpine ceased to hold any ownership stake in Rosetta. In February 2006, Rosetta announced that its registration statement on Form S-1 had been declared effective by the SEC, and that up to 50,000,000 shares of Rosetta’s common stock would begin trading on NASDAQ. Thus, with this disposition of assets in July 2005, the Debtors ceased to operate a domestic oil and gas production business.
               (ii) Investigation of the Rosetta Sale
     Upon the commencement of the Chapter 11 Cases, the Debtors, along with their stakeholders, expressed concern regarding the Rosetta Transaction in light of its magnitude, its proximity to the Debtors’ chapter 11 filings, and the fact that the buyers were Calpine Insiders. As a result of these concerns, the Debtors, along with their advisors, conducted an in-depth analysis of the value of the assets conveyed in the Rosetta Transaction, as well as the facts and circumstances surrounding the transaction. Specifically, because the Rosetta Transaction occurred within the statutory window for fraudulent transfer actions, the Debtors investigated whether the Rosetta Transaction was actually or constructively fraudulent. Furthermore, although Calpine’s board obtained a fairness opinion at the time, it disclaimed that it was a fair market value opinion and appears to have been based upon limited or incomplete data.
     The Debtors’ investigation has revealed a number of factors indicating that the transaction did not result in Calpine receiving fair market value for the assets: Rosetta, the buyer, was controlled at all times, including prior to its spin-off from Calpine, by the former executive management team of CNG, the Calpine subsidiary responsible for assembling and managing the assets that were sold to Rosetta; the Insiders participated in the private equity placement and received equity in the new, spun-off Entity; the assets were not actively marketed by Calpine to other potential buyers before their sale to Rosetta; Calpine faced severe liquidity problems and looming debt payments that resulted in a “forced sale,” as the buyers characterized the transaction to their investors at the time; and Calpine was insolvent within the meaning of fraudulent transfer laws. As a result of these and other factors, the Debtors have concluded that the Rosetta Transaction was not arms length and the price obtained was substantially below fair market value.
     Therefore, the Debtors have concluded that they have a valid claim under sections 548 and 550 of the Bankruptcy Code to avoid the Rosetta Transaction and, as their remedy, obtain from Rosetta return of the assets conveyed or their equivalent value. Based on extensive analysis of the assets transferred and the prevailing market conditions in June and July 2005, the Debtors have also concluded that the fair market value of the assets was in the range of hundreds of millions dollars in excess of the price paid in the Rosetta Transaction.
     Based upon such conclusions, on June 29, 2007, the Debtors filed a complaint against Rosetta for avoidance and recovery of a fraudulent transfer arising out of the Rosetta Transaction. On July 25, 2007, the Bankruptcy Court approved a stipulation between the parties extending the time for Rosetta to move, answer, or otherwise respond to the complaint filed by the Debtors to September 11, 2007.
          b. Other Avoidance Actions
     The Debtors are in the process of analyzing the potential avoidance of prepetition transfers under sections 547 and 550 of the Bankruptcy Code. A workplan has been established to be in the position to commence preference actions in the third and fourth quarters of 2007. Subsequent to filing any preference complaints, the Debtors intend to make efforts to consensually resolve the avoidance actions rather than engage in protracted litigation.
     10. Claims
     The Debtors’ Schedules provide information pertaining to the Claims against the Estates. On April 16, 2006, the Debtors Filed their Schedules with the Bankruptcy Court. On May 15, 2006, and July 21, 2006, the Debtors Filed amended Schedules. Interested parties may review the Schedules and amended Schedules at the office of the Clerk of the United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004-1408 or online at http://www.kccllc.net/calpine.
          a. Bar Date Orders
     On April 26, 2006, the Bankruptcy Court entered an order (the “Bar Date Order”) setting the Claims bar date (the “Bar Date”) and approving the form and manner of the bar date notice for all Debtors except for Calpine Geysers Company, L.P. Pursuant to the Bar Date Order and the Bar Date notice, the general Bar Date for filing Proofs of Claim in the Chapter 11 Cases against all Debtors except for Calpine

Geysers Company, L.P. was August 1, 2006 at 5:00 p.m. prevailing Eastern time. The Debtors served the Bar Date notice as required by the Bar Date Order.
     On September 13, 2006, the Bankruptcy Court entered an order setting the Claims bar date for Calpine Geysers Company, L.P. (the “CGC Bar Date”) and approving the form and manner of the bar date notice (the “CGC Bar Date Order”). Pursuant to the CGC Bar Date Order and the CGC Bar Date notice, the bar date for filing Proofs of Claim in the Chapter 11 Cases against Calpine Geysers Company, L.P. was October 31, 2006, at 5:00 p.m. prevailing Eastern time. The Debtors served copies of the CGC Bar Date notice as required by the CGC Bar Date Order.
          b. De Minimis Settlement Procedures
     On August 15, 2006, the Bankruptcy Court approved the Debtors’ motion seeking approval of certain procedures for settling de minimis Claims. Under the de minimis settlement procedures, Calpine may settle Claims for $250,000 or less without further notice or order of the Bankruptcy Court, provided that the Debtors give the Creditors’ Committee a monthly summary of Claims settled against the Debtors and claims settled by one or more of the Debtors against third parties for $250,000 or less, subject to certain requirements. The Debtors have sought separate Bankruptcy Court authority for settlements that fell outside the authority granted in the de minimis settlement procedures.
          c. Convertible Notes Claims
     Between 2000 and 2005, the Debtors issued four series of unsecured convertible notes described in further detail in Article II.B.1.e (the “Convertible Notes”). After certain negotiations with the Holders of the Convertible Notes and HSBC Bank USA, National Association, the indenture trustee for the Convertible Notes, on January 5, 2007, the Debtors stipulated with such parties to Allowed Claim amounts for the principal and prepetition accrued interest due on account of the Convertible Notes. On March 23, 2007, the certain Holders of the Convertible Notes filed additional claims for breach of “conversion rights” that they alleged under the Convertible Notes. On July 6, 2007, the Debtors filed an objection to these additional conversion rights Claims on the basis that such Claims were late-filed, that any conversion rights terminated upon the filing of the Chapter 11 Cases, and that the Holders of the Convertible Notes were not entitled to damages because the Convertible Notes did not entitle them to both repayment of principal and interest and conversion. Further, the Debtors asserted that any Claims arising out of the alleged conversion rights, if Allowed, should be subordinated to the level of common stock. On July 27, 2007, the Creditors’ Committee filed a statement in support of the Debtors’ objection. On August 8, 2007, the Bankruptcy Court entered an order sustaining the Debtors’ objection to the conversion rights Claims ruling for the Debtors on all grounds. Certain Holders of the Convertible Notes have appealed the Bankruptcy Court’s August 8, 2007 order. The District Court has set a briefing schedule that requires opening briefs to be filed by September 7, 2007, responses to be filed by September 21, 2007 and reply briefs to be filed by September 28, 2007. A hearing before the District Court on the appeal has been scheduled for October 12, 2007.
          d. Claims Estimates
     As of August 15, 2007, KCC had received approximately 18,405 Proofs of Claim. As of August 15, 2007, the total amounts of Claims remaining on the Claims Register against one or more of the Debtors were as follows: 177 Secured Claims in the total amount of $9.9 billion; 58 Administrative Claims in the total amount of $13.4 million; 110 Priority Tax Claims in the total amount of $361.8 million; 166 Other Priority Claims in the total amount of $492.5 million; and 2,498 Unsecured Claims in the total amount of $24.6 billion. The Debtors believe that many of the Filed Proofs of Claim are invalid, untimely, duplicative, or overstated, and, therefore, the Debtors are in the process of objecting to such Claims.
     The Debtors estimate that at the conclusion of the Claims objection, reconciliation and resolution process, Allowed Secured Claims will range from approximately $8.06 — $8.68 billion, Allowed Priority Tax Claims will range from approximately $69.9 — $76.2 million, Allowed Other Priority Claims will be approximately $0.79 million, and Allowed Unsecured Claims (including Unsecured Convenience Class Claims) will range from approximately $8.1 — $9.3 billion. These estimates are based upon a number of assumptions, including applicable interest rates, and there is no guarantee that the ultimate total amount of Allowed Claims in each category will conform to the Debtors’ estimates. The assumptions regarding Claims estimates are described in further detail in Article IV.D.
     The Debtors estimate that at the conclusion of the Claims objection, reconciliation, and resolution process, estimated Allowed Administrative Claims will be approximately $5.9 million. The estimate of Allowed Administrative Claims includes obligations to pay Cure, Claims arising from a right of reclamation, and certain Administrative Claim requests reflected on the Claims Register and docket for which the Debtors reasonably expect there to be a recovery. The estimate of Allowed Administrative Claims does not include ordinary course obligations incurred post-petition such as trade payables, the Debtors’ employee bonuses, or Professional Claims.
     The Creditors’ Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be greater than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court and believes that the Debtors’ Claims estimates may be lower than the actual amount of Allowed Claims upon completion of the Claims reconciliation process, each of which may have a material impact on the recoveries to Holders of Allowed Claims and Interests. The Equity Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be lower than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court, and that this may have a material impact on the recoveries to Holders of Allowed Claims and Interests.
     11. Exclusivity
     Section 1121(b) of the Bankruptcy Code establishes an initial period of 120 days after the Bankruptcy Court enters an order for relief under chapter 11 of the Bankruptcy Code during which only the debtor may File a plan. If the debtor Files a plan within this 120-day period, section 1121(c)(3) extends the exclusivity period by an additional sixty days to permit the debtor to seek acceptances of such plan. While section 1121(d) permits the Bankruptcy Court to extend these exclusivity periods “for cause,” BAPCPA now places a limit on any extensions. In particular, section 1121(d)(2) sets a limit of eighteen months after the date of the order for relief on the period during which only the debtor may File a plan and a limit of twenty months after the date of the order for relief on the period during which the debtor may seek acceptances of a plan Filed within the initial eighteen months of a chapter 11 case.
     Without further order of the Bankruptcy Court, the Debtors’ initial exclusivity period to File a plan would have expired on April 20, 2006. By order dated April 11, 2006, the Bankruptcy Court extended the Debtors’ exclusivity periods through and including December 31, 2006 (to File a plan) and through and including March 31, 2007 (to solicit acceptances). The order authorizing this extension reserved the Debtors’ right to seek additional extensions of these exclusivity periods. By order dated December 6, 2006, the Bankruptcy Court again extended the Debtors’ exclusivity periods through and including June 20, 2007 (to File a plan) and through and including August 20, 2007 (to solicit acceptances). The December 6, 2006 order extended the Debtors’ exclusivity periods to the maximum length allowed pursuant to the eighteen-month and twenty-month limitations, respectively, of section 1121(d)(2). Thus, the Debtors’ exclusivity periods were set to expire after June 20, 2007 (to File a plan)

and August 20, 2007 (to solicit acceptances). The Debtors filed their first Plan on June 20, 2007. The Debtors’ exclusivity period to solicit acceptances for that Plan expired after August 20, 2007.
     12. Plan Sponsorship Proposal Process
     Shortly after filing the initial Plan on June 20, 2007, certain parties contacted the Debtors about potentially sponsoring an alternative plan of reorganization premised upon a structure that would provide guaranteed distributions to the Debtors’ stakeholders. The Debtors, with the assistance of their investment banker, Miller Buckfire, thus initiated a process to gauge potential investors’ interest in sponsoring such a guaranteed distribution plan. To that end, the Debtors distributed requests for proposals in connection with a guaranteed distribution plan to potential investors on or about July 19, 2007. The Debtors did not receive any firm plan sponsorship proposals executable within the timeframe the Debtors have set to emerge from Chapter 11.
ARTICLE IV.
SUMMARY OF THE PLAN OF REORGANIZATION
     The purpose of the Plan is to implement the Debtors’ restructuring based on a capital structure that can be supported by cash flows from operations. The Debtors believe that the reorganization contemplated by the Plan is in the best interests of the Holders of Allowed Claims and Interests. If the Plan is not confirmed, the Debtors believe that they will be forced to either File an alternate plan of reorganization or liquidate under chapter 7 of the Bankruptcy Code. In either event, the Debtors believe that the Holders of Allowed Claims and Interests would realize a less favorable distribution of value, or, in certain cases, none at all, for their Claims and Interests. See Article V and the Liquidation Analysis in the Plan Supplement.
A. Overview of Chapter 11
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor can reorganize its business for the benefit of itself, its creditors, and interest holders. Chapter 11 also strives to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor’s assets.
     The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of a debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”
     The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan of reorganization makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity holder in the debtor, whether or not such creditor or equity holder is impaired under or has accepted the plan, or receives or retains any property under the plan. Subject to certain limited exceptions, and except as otherwise provided in the plan or the confirmation order itself, a confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for those debts the obligations specified under the confirmed plan.
     A chapter 11 plan may specify that the legal, contractual, and equitable rights of the holders of claims or interests in certain classes are to remain unaltered by the reorganization effectuated by the plan. Such classes are referred to as “unimpaired” and, because of such favorable treatment, are deemed to accept the plan. Accordingly, a debtor need not solicit votes from the holders of claims or equity interests in such unimpaired classes. A chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed to reject the plan and, therefore, need not be solicited to vote to accept or reject the plan. Any classes that are receiving a distribution of property under the plan but are not “unimpaired” will be solicited to vote to accept or reject the plan.
     Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor’s creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into various Classes and sets forth the treatment for each Class. A debtor is also required, as discussed above, under section 1122 of the Bankruptcy Code, to classify claims and interests into classes that contain claims and interests that are substantially similar to the other claims and interests in such classes. The Debtors believe that the Plan has classified all Claims and Interests in compliance with section 1122 of the Bankruptcy Code, but it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtors intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such modifications of the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.
     THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT, AND THE EXHIBITS AND DEFINITIONS CONTAINED IN EACH DOCUMENT.
     THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO IN THE PLAN. THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO IN THE PLAN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO IN THE PLAN.
     THE PLAN ITSELF AND THE DOCUMENTS IN THE PLAN CONTROL THE ACTUAL TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN AND WILL, UPON THE OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON, AMONG OTHER ENTITIES, ALL HOLDERS OF CLAIMS AND INTERESTS, THE REORGANIZED DEBTORS, ALL ENTITIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THE DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND SUCH OTHER OPERATIVE DOCUMENT SHALL CONTROL.
B. Overall Structure of the Plan
     The Plan contemplates substantive consolidation of the Estates for all purposes associated with Confirmation and Consummation. If the Bankruptcy Court authorizes the Debtors to substantively consolidate less than all of the Estates, the Plan may constitute a separate plan of reorganization for any such non-consolidated Debtor, and each Class of Claims and Interests shall be treated as against each individual non-consolidated Debtor for voting and distribution purposes. The number following each Debtor in Article I.A of the Plan has been assigned to such Debtor for purposes of identifying each separate Plan to the extent the Bankruptcy Court authorizes the Debtors to substantively consolidate of less than all of the Estates.
     The Debtors believe that the Plan provides the best and most prompt possible recovery to Holders of Claims and Interests. Under the Plan, Claims and Interests, except DIP Facility Claims, Administrative Claims, and Priority Tax Claims, are divided into different Classes. Under the Bankruptcy Code, claims and equity interests are classified beyond mere “creditors” or “shareholders” because such entities may hold claims or equity interests in more than one class. For purposes of the Disclosure Statement, the term “Holder” refers to the holder of a Claim or Interest in a particular Class under the Plan. If the Plan is confirmed by the Bankruptcy Court and consummated, then on or as soon as reasonably practicable after the Distribution Date, the Debtors will make distributions to Holders of certain Allowed Claims and Interests as provided in the Plan.
C. Substantive Consolidation
     The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order substantively consolidating the Estates into a single consolidated Estate for all purposes associated with Confirmation and Consummation.
     If the Bankruptcy Court authorizes the Debtors to substantively consolidate all of the Estates, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Estate of Calpine for all purposes associated with Confirmation and Consummation, and all guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim against any Debtor and any guarantee thereof by any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor shall be treated as one collective obligation of the Debtors. Substantive consolidation shall not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, or, in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases. Any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors, or the Affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.
     In the event that the Bankruptcy Court authorizes the Debtors to substantively consolidate less than all of the Estates, the Debtors may, with the approval of the Bankruptcy Court or the reasonable consent of the Creditors’ Committee: (1) proceed with no or partial substantive consolidation of the Estates; (2) propose one or more separate Plans with respect to one or more of the Debtors for whose Estates substantive consolidation has not been authorized; (3) proceed with the Confirmation of one or more separate Plans to the exclusion of other separate Plans; and (4) to withdraw some or all of the separate Plans; provided, however, that the Debtors’ inability to confirm any separate Plan, or the Debtors’ election to withdraw any separate Plan, shall not impair the Confirmation or Consummation of any other separate Plan.
D. Assumptions Regarding Claims Estimates
     The Debtors have developed a range of estimates for the ultimate amount of Allowed Claims on a Class-by-Class basis. The range of estimates below are based upon a number of assumptions. Among other things, the “low-end” estimates for Claims include the principal amount of the Claims plus applicable interest accruing from the Petition Date to the Interest Accrual Limitation Date at the non-default contract rate or the Federal Judgment Rate effective as of the Petition Date (4.34%). The low-end estimates do not include default interest. The low-end estimates also assume that no Makewhole Claims will be Allowed. Finally, the low-end estimates assume that, in general, contingent, unliquidated, and Disputed Claims will be disallowed or Allowed in a negligible amount.
     In contrast, the “high-end” estimates for Claims in each Class assume that Allowed Claims will include interest accruing from the Petition Date to the Interest Accrual Limitation Date (which date is assumed to be December 31, 2007) at the default contract rate, where applicable, subject to the primary principal Claim being satisfied in full and will further include compound interest. The high-end estimates also assume that the Debtors’ estimates for maximum Makewhole Claims will be Allowed, and will include accrued interest at the default rate, where applicable. Finally, the high-end estimates assume maximum liability for contingent, unliquidated, and Disputed Claims, including accrued compounded interest at the default rate, where applicable. Should the Bankruptcy Court determine that different interest rates are applicable to Claims in each Class or that some or all of the asserted Makewhole Claims and contingent, unliquidated, and Disputed Claims are Allowed, the total amount of Allowed Claims in each Class may vary materially from the estimates provided below.
     In addition, as stated above, notwithstanding the ranges of Claims estimates set forth below, and based on an individualized assessment of each material Disputed Claim, the Debtors believe that the litigation-risk adjusted outcome under the Plan is that Allowed Unsecured Claims (other than Allowed Subordinated Debt Securities Claims and Allowed Subordinated Equity Securities Claims) will receive New Calpine Common Stock sufficient to be satisfied in full (including interest accrued from the Petition Date through December 31, 2007) and that Holders of Allowed Interests will receive New Calpine Common Stock valued at approximately $982 million, or $2.05 per share of Old Calpine Common Stock. Because Disputed Claims have not yet been finally adjudicated, no assurances can be given that actual recoveries of Holders of Allowed Claims and Interests will not be materially higher or lower. The projected recoveries indicated below include recoveries on both the principal Claim and any applicable interest accrued from the Petition Date through December 31, 2007, as set forth in further detail in the Plan and in Article IV.F below.
     Further, because the high-end estimates assume a higher principal amount of Allowed Claims, there is a resultant increase in the total estimated amount of applicable interest accruing after the Petition Date in connection with such Claims. As a result, although the Debtors believe that Holders of Allowed Claims would receive New Calpine Common Stock sufficient for the principal amount of their Allowed Claims to be paid in full even in the high-end Claims scenario, the value of the New Calpine Common Stock distributed to Creditors would be insufficient to pay both principal and interest on Allowed Claims in full in the high-end Claims scenario. Thus, the estimated recoveries for each Class of Claims set forth in Article IV.F reflect the range of recoveries the Debtors have projected on both the principal Claims and any applicable interest accruing after the Petition Date in both the low-end and high-end Claims scenarios.
     The Creditors’ Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be greater than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court and believes that the Debtors’ Claims estimates may be lower than the actual amount of Allowed Claims upon completion of the Claims reconciliation process, each of which may have a material impact on the recoveries to Holders of Allowed Claims and Interests. The Equity Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be lower than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court, and that this may have a material impact on the recoveries to Holders of Allowed Claims and Interests.

E. DIP Facility, Administrative and Priority Tax Claims Against All of the Debtors
1.	DIP Facility Claims. In full satisfaction, settlement, release, and discharge of and in exchange for each Allowed DIP Facility Claim, the Debtors shall either convert the DIP Facility into the New Credit Facility or pay the DIP Facility Claims in full in Cash.

Estimated Amount of Claims: $3.97 billion

Projected Percentage Recovery: 100.0%

2.	Administrative Claims. Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, in full satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, each Holder thereof shall be paid in full in Cash in accordance with the terms of the applicable contract, if any.

Estimated Amount of Claims: $5.87 — $5.88 million (does not include Professionals’ Claims)

Projected Percentage Recovery: 100.0%

3.	Priority Tax Claims. In full satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, unless otherwise agreed (with the consent of the Creditors’ Committee), each Holder thereof shall be paid in full in Cash pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.

Estimated Amount of Claims: $69.88 million — $76.19 million

Projected Percentage Recovery: 100.0%
F. Classification and Treatment of Claims and Interests Against the Debtors
     All Claims and Interests, except DIP Facility Claims, Administrative Claims, and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
     To the extent a Class contains Allowed Claims or Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below.
a.	Classes 1A-1 through 273A-1—First Lien Debt Claims
(i)	Classification: Classes 1A-1 through 273A-1 consist of all First Lien Debt Claims, against the applicable Debtor.

(ii)	Treatment: Each Allowed First Lien Debt Claim (not including any First Lien Secured Makewhole Claims), already has been paid in full in Cash pursuant to the First Lien Repayment Order. In satisfaction of each Allowed First Lien Secured Makewhole Claim (excluding any Claims for postpetition interest), each Holder thereof shall be paid in full in Cash.

(iii)	Interest Accrued After the Petition Date: Allowed Claims in Classes 1A-1 through 273A-1 (including Allowed First Lien Secured Makewhole Claims) shall not include any interest.
Estimated Amount of Claims: $0 — $124.80 million

Projected Percentage Recovery: 100.0%
b.	Classes 1A-2 through 273A-2—Second Lien Debt Claims
(i)	Classification: Classes 1A-2 through 273A-2 consist of all Second Lien Debt Claims, against the applicable Debtor.

(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Classes 1A-2 through 273A-2, each Allowed Second Lien Debt Claim shall be paid in full in Cash.

(iii)	Interest Accrued After the Petition Date: Allowed Claims in Classes 1A-2 through 273A-2 shall include interest accrued after the Petition Date through the Interest Accrual Limitation Date at the contract rate determined by the Bankruptcy Court to the extent not already paid or waived pursuant to the Cash Collateral Order. Any portion of the Claims in Classes 1A-2 through 273A-2 consisting of Allowed Second Lien Secured Makewhole Claims shall not include interest.
Estimated Amount of Claims: $3.96 billion — $4.00 billion

Projected Percentage Recovery: 100.0%
c.	Classes 1A-3 through 273A-3—Other Secured Claims
(i)	Classification: Classes 1A-3 through 273A-3 consist of all Other Secured Claims, against the applicable Debtor.

(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Classes 1A-3 through 273A-3, each such Allowed Claim shall be: (i) Reinstated; (ii) paid in full in Cash; or (iii) satisfied in full by a return to such Holder of the collateral securing such Allowed Claim.

(iii)	Interest Accrued After the Petition Date: Allowed Claims in Classes 1A-3 through 273A-3 shall include interest accrued after the Petition Date through the Interest Accrual Limitation Date at the contract rate determined by the Bankruptcy Court or, if there is no contract, then at the Federal Judgment Rate; provided, however, that Allowed CalGen Secured Makewhole Claims shall not include interest.
Estimated Amount of Claims: $131.32 million — $578.61 million

Projected Percentage Recovery: 100.0%
d.	Classes 1B through 273B—Other Priority Claims
(i)	Classification: Classes 1B through 273B consist of all Other Priority Claims, against the applicable Debtor.

(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Classes 1B through 273B, each Holder thereof shall be paid in full in Cash.

(iii)	Interest Accrued After the Petition Date: Allowed Claims in Classes 1B through 273B shall include interest accrued after the Petition Date through the Interest Accrual Limitation Date at the Federal Judgment Rate.
Estimated Amount of Claims: $0.79 million

Projected Percentage Recovery: 100.0%
e.	Class 1C-1—Senior Note Claims
(i)	Classification: Class 1C-1 consists of all Senior Note Claims against Calpine.

(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Class 1C-1 (including any Allowed Senior Note Makewhole Claims), each Holder thereof shall receive a pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.

(iii)	Interest Accrued After the Petition Date: Allowed Claims in Class 1C-1 shall include interest accrued after the Petition Date through the Interest Accrual Limitation Date at the contract rate determined by the Bankruptcy Court; provided, however, that Allowed Senior Note Makewhole Claims shall not include interest.
Estimated Amount of Claims: $949.48 million- $956.81 million
             Projected Percentage Recovery: 100.0%. The projected percentage recovery for Holders of Allowed Senior Note Claims may exceed the projected percentage recovery for other Unsecured Claims because the Holders of Allowed Senior Note Claims are beneficiaries of certain contractual subordination provisions with respect to the Subordinated Notes.

f.	Class 1C-2—General Note Claims
(i)	Classification: Class 1C-2 consists of all General Note Claims against Calpine.

(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Class 1C-2 (including any Allowed General Note Makewhole Claims), each Holder thereof shall receive a pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.

(iii)	Interest Accrued After the Petition Date: Allowed Claims in Class 1C-2 shall include unpaid interest accrued after the Petition Date through the Interest Accrual Limitation Date at the contract rate determined by the Bankruptcy Court; provided, however, that Allowed General Note Makewhole Claims shall not include interest.
Estimated Amount of Claims: $2.65 billion- $2.79 billion

Projected Percentage Recovery: 95.2% to 100.0%
g.	Class 1C-3—Subordinated Note Claims
(i)	Classification: Class 1C-3 consists of all Subordinated Note Claims against Calpine.

(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Class 1C3 (including any Allowed Subordinated Note Makewhole Claim) each Holder thereof shall receive a pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full; provided, however, that the Holders of Allowed Subordinated Note Claims shall be deemed to consent to the distribution of any portion of their pro rata share of the New Calpine Common Stock to Holders of Allowed Senior Note Claims necessary to satisfy such Allowed Claims in full.

(iii)	Interest Accrued After the Petition Date: Allowed Claims in Class 1C-3 shall include interest accrued after the Petition Date through the Interest Accrual Limitation Date at the contract rate determined by the Bankruptcy Court; provided, however, that Allowed Subordinated Note Makewhole Claims shall not include interest.
Estimated Amount of Claims: $761.75 million — $776.77 million
             Projected Percentage Recovery: 89.3% to 100.0%. The projected percentage recovery for Holders of Allowed Subordinated Note Claims may be less than the projected percentage recovery for other Unsecured Claims because the Holders of Allowed Senior Note Claims are beneficiaries of certain contractual subordination provisions with respect to the Subordinated Notes.
h.	Class 1C-4—ULC1 Settlement Claims
(i)	Classification: Class 1C-4 consists of all ULC1 Settlement Claims against Calpine.

(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed ULC1 Settlement Claim in Class 1C-4 (including any Claims for associated reasonable fees, costs, and expenses), each Holder thereof shall receive a pro rata distribution of the New Calpine Common Stock Pool For Creditors until paid in full. The aggregate amount of the distribution of the New Calpine Common Stock Pool For Creditors to be made hereunder on account of Allowed ULC1 Settlement Claims in Class 1C-4 shall be calculated based upon the total amount of the ULC1 Settlement Claims being equal to U.S. $3,505,187,751.61; provided, however, that the aggregate amount of such distribution to be made hereunder on account of all Allowed ULC1 Settlement Claims shall not exceed an amount equal to (a) the outstanding principal balance of the ULC1 Notes (including any accrued and unpaid interest thereon as of the Petition Date), as set forth in section 3.2(a)(ii)(A) of the CCAA Settlement, plus (b) interest accrued on the ULC1 Filed Amount from the Petition Date through the date set forth in section 3.2(a)(ii)(B) of the CCAA Settlement at the contract rate (including interest compounded semi-annually, as provided in the ULC1 Indenture), plus (c) the ULC1 Noteholders Ad Hoc Committee Fees, in each of the foregoing instances, subject to the foreign exchange adjustment described in Article III.B.8.d of the Plan.

(iii)	Interest Accrued After the Petition Date: Allowed ULC1 Settlement Claims shall include interest accrued at the contract rate (including interest compounded semi-annually, as provided in the ULC1 Indenture) from the Petition Date through the date set forth in section 3.2(a)(ii)(B) of the CCAA Settlement, all as set forth in the CCAA Settlement; provided, however, that such inclusion of interest shall not increase the total distribution limitation contained in section 3.2(b)(ii) of the CCAA Settlement.

(iv)	Foreign Currency Exchange Rate: Certain components of the ULC1 Settlement Claims are denominated in Canadian dollars. Without limitation, the indebtedness evidenced by the ULC1 8.75% Senior Notes Due 2007, including principal, and accrued and unpaid interest thereon, and portions of the ULC1 Noteholders Ad Hoc Committee Fees and the ULC1 Indenture Trustee Fees relating to the services of Canadian professionals are and will be denominated in Canadian dollars. The respective amounts of such components shall be Allowed in the Chapter 11 Cases and distributions in respect thereof under the Plan shall be calculated in U.S. dollars in an amount yielded by the conversion from Canadian dollars at the noon spot rate effective on the fifth Business Day prior to the Distribution Date for U.S. currency of Scotiabank, and such conversion shall be performed by Calpine and subject to the approval of the ULC1 Indenture Trustee.

(v)	Application of Distributions Under the Plan: Any distribution received by the ULC1 Indenture Trustee under the Plan shall be applied as follows: first, to the ULC1 Indenture Trustee Fees and the ULC1 Noteholders Ad Hoc Committee Fees; second, to interest accrued after the Petition Date; and third, to the outstanding principal balance of the

ULC1 Notes (including any accrued and unpaid interest thereon as of the Petition Date). The portion of any such distribution that is allocable to the ULC1 Ad Hoc Committee Fees shall be remitted by the ULC1 Indenture Trustee to those ULC1 Noteholders who paid such fees in the first instance in accordance with written instructions to be delivered to the ULC1 Indenture Trustee by counsel to the ULC1 Noteholders Ad Hoc Committee. The ULC1 Indenture Trustee may conclusively rely on such instructions delivered by counsel to the ULC1 Noteholders Ad Hoc Committee and shall have no liability for remitting to such ULC1 Noteholders in accordance with such instructions the portion of such distribution that is allocable to the ULC1 Noteholders Ad Hoc Committee Fees.
            Estimated Amount of Claims:  $3.51 billion (or approximately $3.65 billion after including ULC1 Settlement Claims held by the Debtors as of the Petition Date)
            Projected Percentage Recovery: 100.0% (subject to cap). The projected percentage recovery of Holders of ULC1 Settlement Claims is based on distributions to such Holders under the Plan as a percentage of (i) the principal amount outstanding on the ULC1 Notes (including any unpaid interest accrued prior to the Petition Date), plus (ii) postpetition interest accrued until the Interest Accrual Limitation Date at the contract rate, plus (iii) reasonable fees up to $8 million, all as set forth in and pursuant to the CCAA Settlement and the ULC1 Settlement.
i.	Classes 1C-5 and 248C-5—Canadian Guarantee Claims
(i)	Classification: Classes 1C-5 and 248C-5 consist of all Canadian Guarantee Claims against Calpine and QCH, as applicable.

(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Classes 1C-5 and 248C-5, each Holder thereof shall receive a pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full after subtracting any payments received on account of the underlying obligation in the CCAA Proceedings.

(iii)	Interest Accrued After the Petition Date: Allowed Claims in Classes 1C-5 and 248C-5 shall include interest accrued after the Petition Date through the Interest Accrual Limitation Date at the default rate provided in the applicable indenture or, if there is no indenture, then at the Federal Judgment Rate.
            Estimated Amount of Claims:     $0 — $133.71 million
            Projected Percentage Recovery:   95.2% to 100.0%. The projected percentage recovery of Holders of Allowed Canadian Guarantee Claims is based on total distributions to such Holders in the CCAA Proceedings and under the Plan as a percentage of such Allowed Claims in the Chapter 11 Cases.

j.	Classes 1C-6 through 273C-6—Canadian Intercompany Claims
(i)	Classification: Classes 1C-6 through 273C-6 consist of all Canadian Intercompany Claims, against the applicable Debtor.
(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Classes 1C-6 through 273C-6, each Holder thereof shall receive a pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full, subject to the cap contained in the CCAA Settlement.
(iii)	Interest Accrued After the Petition Date: Allowed Claims in Classes 1C-6 through 273C-6 shall not include interest pursuant to the terms of the CCAA Settlement.
Estimated Amount of Claims:    $355.04 million
Projected Percentage Recovery: 100.0% (subject to cap). The projected percentage recovery of Holders of Allowed Canadian Intercompany Claims is based on total distributions to such Holders under the Plan as a percentage of such Allowed Claims, all pursuant to the terms of the CCAA Settlement.
k.	Classes 1C-7 through 273C-7—Rejection Damages Claims
(i)	Classification: Classes 1C-7 through 273C-7 consist of all Rejection Damages Claims, against the applicable Debtor.
(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Classes 1C-7 through 273C-7, each Holder thereof shall receive a pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.
(iii)	Interest Accrued After the Petition Date: Allowed Claims in Classes 1C-7 through 273C-7 shall include interest accrued after the Petition Date through the Interest Accrual Limitation Date at the Federal Judgment Rate unless, upon application by the Holder of such Claim Filed before the Voting Deadline, the Bankruptcy Court orders otherwise prior to or in connection with the Confirmation Hearing.
Estimated Amount of Claims: $702.93 million — $1.45 billion

Projected Percentage Recovery: 95.2% to 100.0%
l.	Classes 1C-8 through 273C-8—General Unsecured Claims
(i)	Classification: Classes 1C-8 through 273C-8 consist of all General Unsecured Claims, against the applicable Debtor.
(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Classes 1C-8 through 273C-8, each Holder thereof shall receive a pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.

(iii)	Interest Accrued After the Petition Date: Unless otherwise agreed, Allowed Claims in Classes 1C-8 through 273C-8 shall include interest accrued after the Petition Date through the Interest Accrual Limitation Date at the Federal Judgment Rate unless upon application by the Holder of such Claim Filed before the Voting Deadline, the Bankruptcy Court orders otherwise prior to or in connection with the Confirmation Hearing.
(iv)	Election Rights: Each Holder of an Allowed Claim in Classes 1C-8 through 273C-8 may elect to be treated as a Holder of an Allowed Unsecured Convenience Class Claim in Classes 1C-10 through 273C-10, as applicable, by electing to reduce its Allowed Claim to $50,000 in complete satisfaction of such Allowed Claim. Any such election must be made on the Ballot, and except as may be agreed to by the Debtors, with the consent of the Creditors’ Committee, or Reorganized Debtors, no Holder of a Claim can elect the treatment described below after the Voting Deadline. Upon such election, the Claim of such Holder shall be automatically reduced to $50,000.
Estimated Amount of Claims: $201.86 million — $430.56 million

Projected Percentage Recovery: 95.2% to 100.0%
m.	Classes 1C-9 through 273C-9—Unsecured Makewhole Claims
(i)	Classification: Classes 1C-9 through 273C-9 consist of all Unsecured Makewhole Claims, against the applicable Debtor.
(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Classes 1C-9 through 273C-9, each Holder thereof shall receive a pro rata share of the New Calpine Common Stock Pool For Creditors until paid in full.
(iii)	Interest Accrued After the Petition Date: Allowed Claims in Classes 1C-9 through 273C-9 shall not include any interest.
Estimated Amount of Claims: $40.00 million — $538.65 million

Projected Percentage Recovery: 95.2% to 100.0%
n.	Classes 1C-10 through 273C-10—Unsecured Convenience Class Claims
(i)	Classification: Classes 1C-10 through 273C-10 consist of all Unsecured Convenience Class Claims, against the applicable Debtor.
(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Classes 1C-10 through 273C-10, each Holder thereof shall be paid in full in Cash.

(iii)	Interest Accrued After the Petition Date: Allowed Claims in Classes 1C-10 through 273C-10 shall not include any interest accrued after the Petition Date.
Estimated Amount of Claims: $21.72 million

Projected Percentage Recovery: 100.0%
o.	Class 1C-11 through 273C-11—Intercompany Claims
(i)	Classification: Classes 1C-11 through 273C-11 consist of all Intercompany Claims, against the applicable Debtor.
(ii)	Treatment: At the Debtors’ or Reorganized Debtors’ option, in consultation with the Creditors’ Committee, and except as otherwise provided in the Plan, Holders of Claims in Classes 1C-11 through 273C-11 shall have such Claims Reinstated or receive no distribution on account of such Claims.
Estimated Amount of Claims: N/A

Projected Percentage Recovery: 100.0%
p.	Class 1D—Subordinated Debt Securities Claims
(i)	Classification: Class 1D consists of all Subordinated Debt Securities Claims against Calpine.
(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Claim in Class 1D, to the extent all Holders of Allowed Claims (other than Subordinated Debt Securities Claims and Subordinated Equity Securities Claims) have been paid in full, each Holder of an Allowed Class 1D Claim shall receive a pro rata distribution of the New Calpine Common Stock Pool For Subordinated Debt Securities Claimants until paid in full.
(iii)	Interest Accrued After the Petition Date: Allowed Claims in Class 1D shall include interest accrued after the Petition Date through the Interest Accrual Limitation Date at the Federal Judgment Rate.
Estimated Amount of Claims: $0

Projected Percentage Recovery: N/A
q.	Class 1E-1—Interests
(i)	Classification: Class 1E-1 consists of all Interests in Calpine.
(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Interest in Class 1E-1, to the extent all Holders of Allowed Claims (other than Subordinated Equity Securities

Claims) have been paid in full, the Holders of Interests in Class 1E-1 shall receive a pro rata share of the New Calpine Common Stock Pool For Shareholders.
Estimated Amount of Claims: N/A

Projected Percentage Recovery: $0.00 to $3.28 per share
r.	Class 1E-2—Subordinated Equity Securities Claims
(i)	Classification: Class 1E-2 consists of all Subordinated Equity Securities Claims against Calpine.
(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Claim in Class 1E-2, to the extent all Holders of Allowed Claims (other than Subordinated Equity Securities Claims) have been paid in full, the Holders of Claims in Class 1E-2 shall receive a pro rata share of the New Calpine Common Stock Pool For Shareholders until paid in full.
(iii)	Interest Accrued After the Petition Date: Allowed Claims in Class 1E-2 shall include interest accrued after the Petition Date through the Interest Accrual Limitation Date at the Federal Judgment Rate.
Estimated Amount of Claims: $0

Projected Percentage Recovery: N/A
s.	Classes 2E-3 through 273E-3—Intercompany Interests
(i)	Classification: Classes 2E-3 through 273E-3 consist of all Intercompany Interests, in the applicable Debtor.
(ii)	Treatment: In full satisfaction, settlement, release, and discharge of and in exchange for each and every Interest in Classes 2E-3 through 273E-3, Interests in Classes 2E-3 through 273E-3 shall be Reinstated for the benefit of the Holders thereof in exchange for Reorganized Debtors’ agreement to make certain distributions to the Holders of Allowed Unsecured Claims and Interests under the Plan, to provide management services to certain other Reorganized Debtors, and to use certain funds and assets, to the extent authorized in the Plan, to satisfy certain obligations between and among such Reorganized Debtors.
Estimated Amount of Claims: N/A

Projected Percentage Recovery: 100.0%
2.	Classification and Voting of Consolidated Classes. The Plan contemplates approval of the Debtors’ request to substantively consolidate the Debtors into a consolidated Estate. The provisions related to substantive consolidation are described in the Disclosure Statement and in the Plan. The categories of Claims and Interests listed below classify

Claims and Interests for voting purposes if the Bankruptcy Court authorizes the Debtors to substantively consolidate of the Debtors is ordered. If the Bankruptcy Court does not authorize the Debtors to substantively consolidate any or all of the Estates pursuant to the Plan, then the Claims and Interests in or against those Debtors that are not substantively consolidated shall be classified, treated, and vote as classified in the Plan.

Class	Claim or Interest Type
A-1	First Lien Debt Claims
A-2	Second Lien Debt Claims
A-3	Other Secured Claims
B	Other Priority Claims
C-1	Senior Note Claims
C-2	General Note Claims
C-3	Subordinated Note Claims
C-4	ULC1 Settlement Claims
C-5	Canadian Guarantee Claims
C-6	Canadian Intercompany Claims
C-7	Rejection Damages Claims
C-8	General Unsecured Claims
C-9	Unsecured Makewhole Claims
C-10	Unsecured Convenience Class Claims
C-11	Intercompany Claims
D	Subordinated Debt Securities Claims
E-1	Interests
E-2	Subordinated Equity Securities Claims
E-3	Intercompany Interests
3.	Acceptance or Rejection of the Plan
a.	Acceptance by Impaired Classes of Claims. Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, if the Bankruptcy Court authorizes the Debtors to substantively consolidate all of the Estates, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan. If the Bankruptcy Court authorizes the Debtors to substantively consolidate less than all of the Estates, then an Impaired Class of Claims for each non-substantively consolidated Debtor and an Impaired Class of Claims from the consolidated Debtor group, respectively, has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

b.	Acceptance by Impaired Classes of Interests. Pursuant to section 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, if the Bankruptcy Court authorizes the Debtors to substantively consolidate all of the Estates, an Impaired Class of Interests has accepted the Plan if the Holders of at least two-thirds in amount of the Allowed Interests of such Class actually voting have voted to accept the Plan. If the Bankruptcy Court authorizes the Debtors to substantively consolidate less than all of the Estates, then an Impaired Class of Interests for each non-substantively consolidated Debtor and an Impaired Class of Interests from the consolidated

Debtor group, respectively, has accepted the Plan if the Holders of at least two-thirds in amount of the Allowed Interests of such Class actually voting have voted to accept the Plan.

c.	Tabulation of Votes on a Consolidated and Non-Consolidated Basis. The Debtors will tabulate all votes on the Plan on both a consolidated and non-consolidated basis for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and (10) of the Bankruptcy Code. In a consolidated tabulation, all votes on account of Allowed Claims and Interests shall be counted as if Filed against a single consolidated Estate. In a non-consolidated or partially consolidated tabulation, all votes on account of Allowed Claims and Interests shall be counted as actually Filed against each respective Estate. Unless otherwise ordered by the Bankruptcy Court pursuant to Article IV.A of the Plan, in neither event shall the Debtors be required to re-solicit votes on the Plan and shall have the right to proceed with Confirmation and Consummation as set forth in the Plan.

d.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code. Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class. In the event the Bankruptcy Court does not authorize substantive consolidation of the Estates, section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation with respect to a given Debtor by acceptance of the Plan by an Impaired Class against such Debtor. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

e.	Controversy Concerning Impairment. If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
G. Implementation of the Plan
1.	Substantive Consolidation
a.	Discussion of Substantive Consolidation Generally
     The Plan contemplates substantive consolidation of the Estates into one Estate. In bankruptcy cases with affiliated debtors, a bankruptcy court may exercise its equitable powers to authorize the “substantive consolidation” of the estates of the debtor affiliates for purposes of the plan of reorganization. Substantive consolidation involves the pooling of assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate entity and economic entity. In that circumstance, a creditor of one of the substantively consolidated debtors will be treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership or property and individual corporate liability or obligation are ignored.
     Substantive consolidation usually results in: pooling the assets of, and claims against, the debtor entities; satisfying liabilities from the resultant common fund; eliminating intercompany claims; and combining the creditors of the affiliated companies for purposes of voting on reorganization plans. See In re Augie/Restivo Baking Co., 860 F.2d 515, 518 (2d Cir. 1988). Notably, however, substantive consolidation does not and will not affect the relative priority of validly perfected Liens attaching to assets.
     A bankruptcy court’s ability to authorize substantive consolidation derives from its general equitable powers under section 105(a) of the Bankruptcy Code, which allows a bankruptcy court to issue orders necessary to carry out the provisions of the Bankruptcy Code. Because the authority to authorize substantive consolidation arises from the bankruptcy court’s general equitable powers, the propriety of substantive consolidation must be made on a case-by-case basis. See, e.g., FDIC v. Colonial Realty Co., 966 F.2d 57 (2d Cir. 1992). In Augie/Restivo, the Second Circuit articulated a test for evaluating whether substantive consolidation is appropriate. In Augie/Restivo, the Second Circuit stated that the decision to substantively consolidate depends upon two critical factors: “(i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit . . . or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors.” In re Augie/Restivo, 860 F.2d at 518 (internal quotations omitted). Notably, given Augie/Restivo’s explicit use of the conjunction “or,” satisfaction of either prong could result in substantive consolidation.
     The decision to seek substantive consolidation of all of the Estates was made after arduous analysis of the financial and legal underpinnings of substantive consolidation of the Estates. This section summarizes the due diligence performed by the Debtors’ legal and financial advisors, the legal framework of substantive consolidation and the conclusions reached by the Debtors.
b.	Analysis and Investigation of Calpine’s Affairs
     Following the Petition Date, through their involvement in various projects related to the Chapter 11 Cases, the Debtors’ advisors recognized that Calpine’s integrated and complex corporate structure, the heavy volume of intercompany transactions necessitated thereby, and the scarcity of accounting resources that could be dedicated to intercompany bookkeeping during periods of substantial growth, appeared to result in convoluted and often inaccurate methods of accounting for intercompany claims. This preliminary assessment made it necessary for the Debtors and their advisors to conduct an in-depth investigation of the appropriateness of substantive consolidation of the Estates. Therefore, the Debtors’ advisors undertook a focused analysis of issues related to intercompany claim accounting over the past eighteen months, including a comprehensive review of the Debtors’ journal line items comprising specific intercompany balances. A line item represents one part of an intercompany transaction. By way of illustration, a transaction between two affiliates is recorded in the books and records through a “journal entry.” This journal entry is comprised of at least two “line items” (i.e., a payable/receivable between the two affiliates). Intercompany balances represent the accumulated outstanding line items of the transaction between affiliates at a given point in time.
     Specifically, the Debtors’ advisors reviewed and classified over 128,000 journal line items with an aggregate absolute value in excess of $300 billion, segregating such line items by age, nature of the transaction, and issues associated with the transaction. The Debtors’ advisors further analyzed certain accounting programs instituted by Calpine that affected the accuracy of Calpine’s intercompany balances. The Debtors’ advisors reviewed myriad financial records of Calpine (e.g., financial statements, loan documents, credit ratings and other accounting ledger summaries), annual reports, prospectuses, SEC filings, cash management systems, relevant corporate transactions, internal and external presentations, contracts (both internal and with third parties) and third party claim information. In addition, the Debtors’ advisors interviewed a significant number of Calpine’s former and present personnel from the accounting, tax, and legal departments, and informally discussed matters relevant to the substantive consolidation analysis with countless others. Finally, throughout this process, the Debtors endeavored to keep the Committees apprised of their progress and findings. To this end, the Debtors met multiple times with the

Committees, produced over 15,000 pages of documents, and provided access to the Debtors’ intercompany balances.
c.	Issues Associated With Substantive Consolidation
(i)	Calpine’s Highly Integrated Business
     Generally, Calpine’s business model is highly integrated. As set forth above, Calpine’s primary operations consisted of the development, ownership, and operation of power generating facilities and the sale of electricity and thermal energy in North America. As of the Petition Date, Calpine owned and operated over ninety plants throughout North America. Many of these power plants were operated as a “fleet” (i.e., one collective asset) to generate the energy sold and consume the gas purchased by Calpine, through CES. Calpine, through CES, would decide whether certain plants would operate, and the decision to order a plant to remain idle or operate on any given day depended on the demand for power in the regional regulated grid markets and was decided centrally, and for the “collective good” regardless of legal Entity affiliation.
     Further demonstrating the integrated nature of Calpine’s operations is the fact that none of the power plants can function independent of Calpine’s support and infrastructure. Rather, all of Calpine’s plants are almost entirely reliant upon Calpine’s integrated structure in one way or another. For example, all of the plants rely upon other Calpine Entities for operating personnel, administrative services, and parts and maintenance. Thus, the integrated structure of Calpine precludes its power plants and other subsidiaries from operating as businesses independent from Calpine.
     Like its fleet of power plants, many of Calpine’s departments also operated on a centralized basis, primarily following a series of internal restructurings that occurred in the late 1990s and early 2000s. For example, the human resources, legal, tax, and IT departments are all centralized at the Calpine Corporation level. In addition, certain internal restructurings undertaken from time to time attempted to centralize other operations and services that provide fleet-wide services such as construction (Calpine Construction Management Company, Inc. (“CCMCI”)), operations and maintenance (Calpine Operating Services Company, Inc. (“COSCI”)), and administrative services, including employment (Calpine Administrative Services Company, Inc. (“CASCI”)).
     Historically, Calpine viewed its organizational structure as a series of business units (often grouped by region) that happened to encompass a number of legal Entities. Neither Calpine itself nor its financial groups (with the exception of the tax group and its unique responsibility to minimize tax liabilities), including treasury and accounting, ever focused on Calpine as a group of separate legal Entities. Rather, Calpine’s primary financial focus was on its consolidated results where intercompany transactions were of little consequence because such transactions were completely eliminated at the consolidated level. Indeed, until 2005, Calpine did not have the ability to assess intercompany claims between affiliates unless that information was manually produced by Calpine to prepare a standalone financial statement required under one of its lending agreements. Another manifestation of Calpine’s focus on integration is the highly centralized nature of the cash management system. A significant number of Calpine subsidiaries did not maintain any Cash at all, as Cash is swept to Calpine Corporation on a daily basis. These Cash sweeps to and from Calpine Corporation resulted in intercompany claims between the affiliates without any apparent corporate formality regarding repayment terms. Indeed, a number of Calpine’s subsidiaries, including some with substantial operations and hundreds of millions of dollars in assets, do not maintain bank accounts; rather, such Entities rely upon Calpine Corporation or other affiliates to satisfy their day to day obligations.

     Calpine’s public filings also confirm the integrated nature of the company. In each of its annual reports, Calpine described itself as one, vertically integrated economic unit. Many times, Calpine would cite to the integrated nature of its operations to support its significant growth during the early 2000s, and to support its attempts to weather the economic downturn in 2004 and 2005.
     Prior to the Petition Date, Calpine bore a number of other indicia that are common among highly integrated companies. For example, with few exceptions, Calpine and its subsidiaries shared common officers and directors. Also, with few exceptions, Calpine’s public filings are consolidated, as are its federal tax returns. In addition, there are instances of asset transfers between and among Entities for purposes of convenience.
     This integrated corporate structure allowed the company to streamline operations, but it also forced the subsidiaries to rely increasingly upon heavy volume of often convoluted intercompany transactions. For example, gas purchases and power sales went through CES, operations & maintenance requests and operations personnel went through COSCI, all administrative services came from CASCI. Moreover, because many of the subsidiaries did not maintain Cash accounts and/or all Cash was swept to Calpine Corporation on a daily basis, the subsidiaries utilized intercompany transactions to account for services performed/received from other affiliate Entities. This proliferation of intercompany transactions, coupled with the rapid expansion of Calpine’s operations, overwhelmed the accounting group’s ability to “keep pace” and led to a number of embedded accounting issues. Those issues were not particularly problematic, except in the context of the Chapter 11 Cases. Indeed, it is not unusual for a non-debtor company to maintain less focus on intercompany transactions as transactions between and among subsidiary affiliates may have no effect on the consolidated solvency or operating results of that corporation. Integrity of the separate and distinct identity of a legal entity, however, is critically important in a chapter 11 case as intercompany assets and liabilities may have a material effect on the recovery to potential creditors of individual subsidiaries.
(ii)	Hopeless Entanglement
     As stated above, Calpine’s accounting group placed little emphasis on the accuracy of intercompany accounting entries so long as the balances eliminated at the Calpine consolidated level. Once again, outside the chapter 11 context, this issue was a benign one, because the accuracy of such intercompany balances did not have had an affect on the consolidated solvency of the operating results of the Debtors. Given the company’s view, there was a significant lack of internal controls concerning intercompany accounting – controls that help ensure that intercompany transactions are recorded accurately and can be adequately reconciled between affiliates. Foremost among the lack of controls is the absence of a comprehensive intercompany accounting policy, a formal review process, and consistent accounting practices between Entities. By virtue of this lack of control the Debtors’ accountants could make entries on a legal Entity’s books without the input of the accountant responsible for that Entity’s accounting; Calpine’s accounting program, PeopleSoft, was programmed to automatically balance entries and Calpine’s accounting group would not properly review such balancing entries (resulting in one instance in a $900 million affiliate receivable on the books of CES appeared to have no financial or legal basis); there were a significant number of errors and inaccuracies that required manual correcting entries throughout the Calpine accounting structure, including at the consolidated level, but notably these correcting entries did not correct the “out-of-balance” position at the subsidiary level, and, in many instances, the “correcting” entries were actually erroneous; numerous transactions were recorded without a corresponding affiliate, leading to out-of-balance situations between legal Entities; many intercompany balances were never settled or cleared and continued to accumulate over the course of approximately six years; and given the age of most of the intercompany transactions, there is a general lack of knowledge and documentary support for the many intercompany accounting entries, further inhibiting the validation of these entries.

     The issues described above, the higher priorities for accounting staff attention and inconsistent accounting practices prevalent at Calpine with respect to intercompany accounts, have led to a significant number of errors and adjustments in the intercompany accounting. This is evidenced by the high rate of correcting entries found by the Debtors’ advisors. Over 75,000 journal entry line items in the intercompany receivable and payable accounts (or almost 7% of the total population of intercompany receivable and payable line items) contain certain key words denoting correcting entries (e.g., “adj,” “back out,” “correct,” “fix,” etc.). These correcting line items alone have an aggregate absolute transaction value in excess of $200 billion. The number of correcting entries is significantly higher than what should occur in the normal course of operations. Additionally, in many cases the “correcting” entries contain errors calling into question the “correcting” entries themselves.
     Further compounding these accounting issues was the use of two intercompany accounting projects, Note 17 and the Intercompany Balance Clearance Program. “Note 17” refers to an intercompany note dated as of May 17, 2002, that was conceived to formalize purported loans made by Calpine Corporation to its subsidiaries to fund plant development and other project costs, thereby supporting intercompany interest expense deductions on state income tax returns. The implementation of Note 17 was flawed. Specifically, the scope of Note 17 was applied to Entities outside the terms of the agreement, and reached transactions that related to working capital rather than project development costs. This flawed implementation of Note 17 has contributed to the number and complexity of the intercompany transactions, and the general inability to reconcile the same in a time and cost effective manner. At least 48,000 journal line items have been recorded as part of Note 17 affecting over 190 legal Entities. These Note 17 journal line items have an aggregate absolute value of over $9 billion.
     The “Intercompany Balance Clearance Program” was designed to simplify intercompany accounting by consolidating with Calpine Corporation all outstanding intercompany balances across legal Entities that did not settle in Cash, and then converting these consolidated balances to equity. Starting in October 2005, Calpine attempted to correct and “clear” intercompany balances for each of its subsidiaries. Over the next three months, Calpine consolidated essentially all of its subsidiaries’ outstanding intercompany balances with Calpine Corporation. In general terms, this program had the effect of shifting intercompany assets and liabilities across legal Entities with Calpine Corporation. While the consolidation of intercompany balances was, for the most part, completed, there is no evidence that Calpine took the further step of converting such balances to equity. Nor is it clear what the legal basis was for converting intercompany payables and receivables to equity on a wholesale basis. At least 21,000 journal line items were entered as part of this “clearing” program, affecting the intercompany balances of at least 205 Entities. These journal line items have an aggregate absolute value in excess of $70 billion across all of the legal Entities identified that were affected by this program. By shifting and reclassifying assets and liabilities without an articulated legal justification, the Intercompany Balance Clearance Program has added to the inaccuracy of the intercompany claims. Further, due to the scope of the program, and lack of centralized documentation, Calpine’s advisors are unable to accurately confirm the actual number of transactions actually entered to “clear” the intercompany balances. Thus, it is uncertain just how many intercompany accounts were “cleared” during the fourth quarter of 2005, and it is unlikely that these transactions actually could be “reversed” in any event to determine the true nature of intercompany claims in a time and cost effective manner.
     On their face, the intercompany claims comprise a significant percentage of the various Debtors’ assets and unsecured liabilities. There are over 900,000 journal line items recorded in the intercompany asset and liability accounts with an aggregate absolute value in excess of $900 billion between and among the affiliate Debtors—an amount of intercompany claims that dwarfs all third party claims against the Debtors. Their treatment, therefore, would have a significant distorting effect on the holders of legitimate third party claims. The errors, inconsistencies, and defects referenced above, however, make an accurate picture of the intercompany claims extremely difficult to discern. Importantly, based upon the analysis to date, it is unlikely that the intercompany balances could be reconciled in a time and cost effective manner, and it is unclear whether such balances could be validated at all.
(iii)	Creditor Reliance
     The analysis performed by Calpine’s advisors also uncovered a general lack of Creditor reliance on the separate credit of the Debtors. Calpine Corporation made it clear to trade Creditors that Calpine was a single, integrated business unit. By way of example only, Calpine Corporation has “Continuing Service Agreements” (“CSAs”) with approximately 350 different third-party vendors who are repeat providers to Calpine Corporation’s various subsidiaries. These CSAs are between the third-party vendor and Calpine Corporation, not an individual subsidiary. For those trade Creditors that are not covered by a CSA, Calpine Corporation and its subsidiaries typically use a stock purchase order that contains the seal of Calpine Corporation and which provides that “Calpine’s general terms and conditions are attached and by reference are part of this Order.”
     The Calpine Entities also held themselves out to Creditors as a single, integrated unit. With limited exceptions, Calpine submitted consolidated public filings, including consolidated tax returns and SEC filings. Any potential Creditor who requested copies of tax returns or SEC filings received a picture of one vertically integrated economic unit, not a group of separate Entities with separate filings. Further, to the extent any Creditor had questions about the payment of invoices, Calpine used a centralized customer service contact number for Calpine’s accounts payable department. All inquiries were handled by the same customer service personnel regardless of the specific Entity involved. Finally, Calpine used standard letterhead and business cards that contain the Calpine “C” logo or in some manner refer to Calpine Corporation, further illustrating that Creditors would have been aware of the vertical integration of the Calpine Entities.
d.	Conclusion
     Based upon the foregoing, the Debtors believe that substantive consolidation is not only appropriate, but is in the best interests of Creditors. The analysis performed by the Debtors’ advisors has uncovered myriad systematic and endemic weaknesses in Calpine’s intercompany accounts that has led to a high rate of errors and inaccuracies. These weaknesses, errors, and inaccuracies, while not an issue outside of the Chapter 11 Cases, have forced the Debtors’ advisors to conclude that the accuracy of the intercompany claims as recorded cannot be presumed and that such claims would have to be reconciled if any modicum of accuracy and validity is to be preserved. However, based upon the age and sheer number of transactions, coupled with the scope of the related accounting issues, the Debtors’ advisors cannot say with any confidence that the intercompany claims could be reconciled in a time and cost effective manner, or even with unlimited funds and unlimited time to do so. Therefore, the separate administration of the Estates and the segregation of the commingled assets and liabilities would entail prohibitive costs and resultant delays with no assurance that such disentanglement could even be accomplished.
e.	Effect of Substantive Consolidation
     Under a substantive consolidation scheme, the result for distributions and voting on and confirming the Plan will be as follows:
(i)	the assets and liabilities of all consolidated Debtors will be pooled;

(ii)	for all purposes associated with Confirmation and Consummation, Intercompany Claims and Interests will be ignored;

(iii)	for all purposes associated with Confirmation and Consummation, the Estates of the consolidated Debtors will be deemed to be one consolidated Estate;

(iv)	all guarantees of any consolidated Debtor of the obligations of any other consolidated Debtor will be eliminated for all purposes associated with Confirmation and Consummation, so that any Claim against a consolidated Debtor and any guarantee thereof will be a Claim against the consolidated Estate; and

(v)	each and every Claim will be deemed Filed against the consolidated Estate.
     Substantive consolidation, however, will not affect a transfer or commingling of any assets of any of the Debtors, and all assets will continue to be owned by the respective Reorganized Debtors. Substantive consolidation also will not affect the legal and organizational structure of the Debtors or any pre- and post-Petition Date guarantees, Liens, and security interests that are required to be maintained.
f.	The Creditors’ Committee’s Substantive Consolidation Analysis
     Throughout the Chapter 11 Cases, the Creditors’ Committee and its Professionals have expended substantial resources analyzing the Debtors’ corporate structure to determine if substantive consolidation is appropriate and necessary. Specifically, as discussed above, the Professionals for the Creditors’ Committee met with the Debtors’ Professionals on numerous occasions and the Creditors’ Committee is in the process of performing its own investigation of the Debtors’ books and records. The Creditors’ Committee has not completed its analysis as of the date of this Disclosure Statement.
2.	Sources of Consideration for the Plan
     All consideration necessary for the Reorganized Debtors to make any payments pursuant to the Plan shall be obtained from existing assets, the operations of the Debtors or the Reorganized Debtors, post-Confirmation borrowings pursuant to other facilities available to the Debtors or the Reorganized Debtors, or the consideration described in the following paragraphs. The Reorganized Debtors also may make such payments using Cash received from their direct and indirect subsidiaries through their consolidated cash management system and from advances or dividends from such subsidiaries in the ordinary course of business.
     The Reorganized Debtors shall fund distributions under the Plan with Cash on hand, existing assets, the post-Confirmation borrowings described below, and the issuance of New Calpine Common Stock.
a.	New Credit Facility
     On the Effective Date, the Reorganized Debtors shall enter into the New Credit Facility. Confirmation shall be deemed approval of the New Credit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the New Credit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the New Credit Facility documents and such other documents as the New Credit Facility Lenders may reasonably require to effectuate the treatment afforded to such lenders pursuant to the New Credit Facility, subject to such modifications as the Reorganized Debtors, with the consent of the Creditors’ Committee as to material modifications, may deem to be reasonably necessary to consummate such New Credit Facility. The Reorganized Debtors may use the New Credit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan, such as the payment of Administrative Claims, and satisfaction of ongoing working capital needs.
b.	New Calpine Common Stock
     On the Effective Date, Reorganized Calpine shall issue New Calpine Common Stock (based upon the New Calpine Total Enterprise Value) for distribution as follows: (a) all New Calpine Common Stock to be issued under the Plan shall be distributed to the New Calpine Common Stock Pool For Creditors (after setting aside sufficient New Calpine Common Stock to fund the Management and Director Equity Incentive Plan); (b) after all Allowed Claims (excluding Subordinated Debt Securities Claims and Subordinated Equity Securities Claims) are satisfied in full, any remaining New Calpine Common Stock to be issued under the Plan shall be distributed to the New Calpine Common Stock Pool For Subordinated Debt Securities Claimants; and (c) after all Allowed Subordinated Debt Securities Claims are satisfied in full, any remaining New Calpine Common Stock to be issued under the Plan shall be distributed to the New Calpine Common Stock Pool For Shareholders.
     The Debtors believe that junior capital, in the form of a rights offering or other public or private equity offering, may provide additional capacity to enable the Reorganized Debtors to implement their post-reorganization business plan. The Debtors believe that a rights offering could deliver new equity into the Reorganized Debtors, provide investor validation of the Plan and business plan, increase the liquidity of the New Calpine Common Stock, and broaden the Reorganized Debtors’ investor base. Thus, at a future date, the Debtors may decide to proceed with the offering of subscription rights to purchase New Calpine Common Stock on a pro rata basis to certain Holders of Allowed Claims and Interests.
(i)	Section 1145 Exemption
     Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any Securities contemplated by the Plan and any and all settlement agreements incorporated therein, including the New Calpine Common Stock, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code any Securities contemplated by the Plan, including the New Calpine Common Stock, will be freely tradable by the recipients thereof, subject to (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (b) the restrictions, if any, on the transferability of such Securities and instruments; and (c) applicable regulatory approval.
(ii)	Listing Rights
     Reorganized Calpine shall use reasonable efforts to list the New Calpine Common Stock on a national securities exchange or for quotation on a national automated interdealer quotation system on the Effective Date, but shall have no liability if it is unable to do so. Entities receiving distributions of New Calpine Common Stock, by accepting such distributions, shall be deemed to have agreed to cooperate with the Reorganized Debtors’ reasonable requests to assist them in their efforts to list the New Calpine Common Stock on a national securities exchange or quotation system.

(iii)	Restrictions on Resale of Securities to Protect Net Operating Losses
     The Reorganized Calpine Charter shall contain the restrictions on the transfer of New Calpine Common Stock in the same form and substance as those contained in the New Calpine Trading Restriction Term Sheet to minimize the likelihood of any potential adverse federal income tax consequences resulting from an ownership change (as defined in section 382 of the Internal Revenue Code) in Reorganized Calpine.
(iv)	Issuance and Distribution of the New Calpine Common Stock
     The New Calpine Common Stock, when issued or distributed as provided in the Plan, will be duly authorized, validly issued, and, if applicable, fully paid and nonassessable. Each distribution and issuance referred to in Article III of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.
3.	Corporate Existence
     Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval.
4.	Vesting of Assets in the Reorganized Debtors
     Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens, if any, granted to secure the New Credit Facility and Claims pursuant to the DIP Facility that by their terms survive termination of the DIP Facility). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
5.	Cancellation of Debt and Equity Securities and Related Obligations
     On the Effective Date, except as otherwise specifically provided for in the Plan: (a) the Old Calpine Common Stock and any other Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes, other instruments or documents evidencing indebtedness or obligations of the Debtors that are Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder and (b) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Old Calpine Common Stock and any other Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements or Certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding Confirmation, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of: (w) allowing Holders to receive distributions under the Plan; (x) allowing a Servicer to make distributions on account of such Claims or Interests as provided in Article VII of the Plan; (y) permitting such Servicer to maintain any rights and Liens it may have against property other than the Reorganized Debtors’ property for fees, costs, and expenses pursuant to such indenture or other agreement; and (z) governing the rights and obligations of non-Debtor parties to such agreements vis-à-vis each other; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors shall not have any obligations to any Servicer for any fees, costs, or expenses, except as expressly otherwise provided in the Plan.
6.	Restructuring Transactions
     On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities pursuant to applicable law; (d) the Roll-Up Transactions; and (e) all other actions that the Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Roll-Up Transactions. The form of each Roll-Up Transaction shall be determined by the Reorganized Debtor that is party to such Roll-Up Transaction. Implementation of the Roll-Up Transactions shall not affect any distributions, discharges, exculpations, releases, or injunctions set forth in the Plan. Prior to the Effective Date, the Debtors shall have obtained the reasonable consent of the Creditors’ Committee regarding their intentions with respect to the Roll-Up Transactions.
7.	Post-Confirmation Property Sales
     To the extent the Debtors or Reorganized Debtors, as applicable, sell any of their property prior to or including the date that is one year after Confirmation, the Debtors or Reorganized Debtors, as applicable, may elect to sell such property pursuant to sections 363, 1123, and 1146(a) of the Bankruptcy Code.
8.	Corporate Action
     Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan (except to the extent otherwise indicated), and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by Holders of Claims or Interests, directors of the Debtors, or any other Entity. Without limiting the foregoing, such actions may include:

the adoption and filing of the Reorganized Calpine Charter and Reorganized Calpine Bylaws; the appointment of directors and officers for the Reorganized Debtors; the adoption, implementation, and amendment of the Management and Director Equity Incentive Plan; and consummation or implementation of the New Credit Facility.
9.	Certificate of Incorporation, Charter, and Bylaws
     The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies, limited partnerships, or other forms of Entity) of the Debtors (other than Calpine) shall be amended in a form reasonably acceptable to the Creditors’ Committee as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code. The certificate of incorporation and bylaws of Calpine shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code and the form and substance of the Reorganized Calpine Charter and Reorganized Calpine Bylaws shall be included in the Plan Supplement not less than fourteen days before the Voting Deadline. The certificate of incorporation of Reorganized Calpine shall be amended to, among other things: (a) authorize issuance of the shares of New Calpine Common Stock; and (b) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. On or as soon as reasonably practicable after the Effective Date, to the extent required, each of the Reorganized Debtors (other than Reorganized Calpine) shall file new certificates of incorporation (or other formation documents relating to limited liability companies, limited partnerships, or other forms of Entity) in a form reasonably acceptable to the Creditors’ Committee with the secretary (or equivalent state officer or Entity) of the state under which each such Reorganized Debtor is or is to be incorporated or organized. On or as soon as reasonably practicable after the Effective Date, to the extent required, Reorganized Calpine shall filed the Reorganized Calpine Charter with the secretary (or equivalent state officer or Entity) of the state under which Reorganized Calpine is or is to be incorporated or organized. After the Effective Date, each Reorganized Debtor may amend and restate its new certificate of incorporation and other constituent documents as permitted by the relevant state corporate law.
10.	Annual Meeting
     Pursuant to the bylaws, no annual meeting of shareholders will be held in 2007 or 2008. The first annual meeting of shareholders of the Reorganized Debtors following the Effective Date will be held in 2009 following the completion of the Reorganized Debtors’ 2008 fiscal year.
11.	Effectuating Documents, Further Transactions
     On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

12.	Exemption from Certain Transfer Taxes and Recording Fees
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, FERC filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
13.	Directors and Officers of Reorganized Calpine
     On the Effective Date, the term of the current members of the board of directors of Calpine shall expire, and the initial board of directors of Reorganized Calpine shall consist of the Persons selected in accordance with the Board Selection Term Sheet, a copy of which shall be included in the Plan Supplement. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of any Person proposed to serve as an officer or director of Reorganized Calpine shall have been disclosed at or before the Confirmation Hearing or such earlier date as required by the Board Selection Term Sheet. To the extent any Person proposed to serve as a board member or an officer of Reorganized Calpine is an Insider, the nature of any compensation for such Person shall have been disclosed at or before the Confirmation Hearing. The classification and composition of the board of directors of Reorganized Calpine shall be consistent with the Reorganized Calpine Charter and the Reorganized Calpine Bylaws. Each director or officer of Reorganized Calpine shall serve from and after the Effective Date pursuant to the terms of the Reorganized Calpine Charter, the Reorganized Calpine Bylaws, or other constituent documents, and applicable state corporation law.
14.	Directors and Officers of Reorganized Debtors Other Than Calpine
     Unless otherwise provided in the Debtors’ disclosure pursuant to section 1129(a)(5) of the Bankruptcy Code, the officers and directors of each of the Debtors other than Calpine shall continue to serve in their current capacities after the Effective Date. The classification and composition of the boards of directors of the Reorganized Debtors other than Reorganized Calpine shall be consistent with their respective new certificates of incorporation and bylaws. Each such director or officer shall serve from and after the Effective Date pursuant to the terms of such new certificate of incorporation, bylaws, other constituent documents, and applicable state corporation law. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of any Person proposed to serve as an officer or director of the Reorganized Debtors other than Reorganized Calpine shall have been disclosed at or before the Confirmation Hearing.
15.	Employee and Retiree Benefits
     Except with respect to any Rejected Employment Agreements, on and after the Effective Date, the Reorganized Debtors may: (a) honor, in the ordinary course of business, any contracts, agreements,

policies, programs, and plans for, among other things, compensation (including equity based and bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time; and (b) distribute or reallocate any unused designated employee success fee and bonus funds related to Confirmation and Consummation in the ordinary course of their business; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement that is not a Rejected Employment Agreement will not entitle any Person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.
16.	Management and Director Equity Incentive Plans
     The Reorganized Debtors shall implement the Management and Director Equity Incentive Plan, which shall be deemed effective as of the Effective Date. The terms of the Management and Director Equity Incentive Plan shall be set forth in the Plan Supplement and provide for aggregate grants of New Calpine Common Stock to certain management, employees, and directors of certain of the Reorganized Debtors of between 2% to 3% of the New Calpine Common Stock (inclusive of initial grants and reserves for future grants) to be issued under the Plan; provided, however, that the Creditors’ Committee’s consent, which shall not be unreasonably withheld, shall be obtained in connection with the terms and conditions of any initial grants of New Calpine Common Stock and the recipients thereof. All other terms and conditions of the Management and Director Equity Incentive Plan shall be determined by the board of directors of Reorganized Calpine.
17.	Creation of Professional Fee Escrow Account
     On the Effective Date, the Reorganized Debtors shall establish the Professional Fee Escrow Account and reserve an amount necessary to pay all of the Accrued Professional Compensation.
18.	Preservation of Rights of Action
     In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.
     The Reorganized Debtors reserve and shall retain the foregoing Causes of Action notwithstanding the rejection or repudiation of any executory contract or unexpired lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, as the case may be. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court, except with respect to any actions pending as of the Effective Date to which the Creditors’ Committee is a party in which case all of the foregoing rights shall be as they were immediately before the Effective Date.
H. Treatment Of Executory Contracts And Unexpired Leases
1.	Assumption and Rejection of Executory Contracts and Unexpired Leases
     Except as otherwise provided in the Plan, the Debtors’ executory contracts or unexpired leases not assumed or rejected pursuant to a Bankruptcy Court order prior to the Effective Date shall be deemed rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, except for those executory contracts or unexpired leases: (a) listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in the Plan Supplement; (b) listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement; (c) that are Intercompany Contracts, in which case such Intercompany Contracts are deemed automatically assumed by the applicable Debtor as of the Effective Date, unless such Intercompany Contract previously was rejected by the Debtors pursuant to a Bankruptcy Court order, is the subject of a motion to reject pending on the Effective Date, or is listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement; (d) that are the subject of a motion to assume or reject pending on the Effective Date (in which case such assumption or rejection and the effective date thereof shall remain subject to a Bankruptcy Court order); (e) that are subject to a motion to reject with a requested effective date of rejection after the Effective Date; or (f) that are otherwise expressly assumed or rejected pursuant to the Plan (including Article V of the Plan). Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such executory contracts or unexpired leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, all assumptions or rejections of such executory contracts and unexpired leases in the Plan are effective as of the Effective Date. Each such executory contract and unexpired lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party prior to the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the schedules of executory contracts or unexpired leases identified in Article V of the Plan and in the Plan Supplement at any time through and including fifteen days after the Effective Date.
2.	Indemnification Obligations
     Each Indemnification Obligation shall be assumed by the applicable Debtor effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such

Indemnification Obligation is executory, unless such Indemnification Obligation previously was rejected by the Debtors pursuant to a Bankruptcy Court order, is the subject of a motion to reject pending on the Effective Date, or is listed on the schedule of “Rejected Indemnification Obligations for Former Employees” in the Plan Supplement. Notwithstanding the foregoing, an Indemnification Obligation to any Person who as of the Petition Date no longer was a director, officer, or employee of a Debtor, shall terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that the Reorganized Debtors reserve the right to honor or reaffirm Indemnification Obligations other than those terminated by a prior or subsequent order of the Bankruptcy Court, whether or not executory, in which case such honoring or reaffirmation shall be in complete satisfaction, discharge, and release of any Claim on account of such Indemnification Obligation. Each Indemnification Obligation that is assumed, deemed assumed, honored, or reaffirmed shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.
3.	Repudiation of FERC Jurisdictional Contracts
     Each FERC Jurisdictional Contract shall be deemed automatically assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such FERC Jurisdictional Contract was previously repudiated by the Debtors by written notice, a Bankruptcy Court order, or is listed on the schedule of “Repudiated FERC Jurisdictional Contracts” in the Plan Supplement (in which list all such listed FERC Jurisdictional Contracts shall be deemed repudiated as of the Effective Date); provided, however, that if a Final Order in the PPA Litigation authorizes the Debtors or Reorganized Debtors, as applicable, to reject any FERC Jurisdictional Contracts, then all FERC Jurisdictional Contracts listed on the schedule of “Repudiated FERC Jurisdictional Contracts” shall be deemed automatically rejected as of the Effective Date.
4.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases
     With respect to each of the Debtors’ executory contracts or unexpired leases listed on the schedule of “Assumed Executory Contracts and Unexpired Leases,” the Debtors shall have designated a proposed Cure, and the assumption of such executory contract or unexpired lease may be conditioned upon the disposition of all issues with respect to Cure. Any provisions or terms of the Debtors’ executory contracts or unexpired leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of Cure. Except with respect to executory contracts and unexpired leases in which the Debtors and the applicable counterparties have stipulated in writing to payment of Cure, all requests for payment of Cure that differ from the amounts proposed by the Debtors must be Filed with KCC on or before the Cure Bar Date. Any request for payment of Cure that is not timely Filed shall be disallowed automatically and forever barred from assertion and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim for Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors of the amounts listed on the Debtors’ proposed Cure schedule, notwithstanding anything included in the Schedules or in any Proof of Claim to the contrary; provided, however, that nothing shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without further notice to or action, order, or approval of the Bankruptcy Court.
     If the Debtors or Reorganized Debtors, as applicable, object to any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. If there is a dispute regarding such Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the

Bankruptcy Code, or any other matter pertaining to assumption, then Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors, in consultation with the Creditors’ Committee, or Reorganized Debtors, as applicable, and the counterparty to the executory contract or unexpired lease. Any counterparty to an executory contract and unexpired lease that fails to object timely to the proposed assumption of any executory contract or unexpired lease will be deemed to have consented to such assumption. The Debtors or Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any executory contract or unexpired lease no later than thirty days after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such executory contract or unexpired lease.
     Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption. Any Proofs of Claim Filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.
5.	Executory Contracts and Unexpired Leases Relating to Projects to be Sold or Surrendered
     Each of the Debtors’ executory contracts and unexpired leases listed on the schedule of “Conditionally Assumed Executory Contracts and Unexpired Leases” in the Plan Supplement shall be deemed assumed by the contracting Debtors or Reorganized Debtor, as applicable, on a conditional basis pursuant to sections 365 and 1123 of the Bankruptcy Code, provided that the Debtors, with the reasonable consent of the Creditors’ Committee, or Reorganized Debtors, as applicable, may alter the treatment of such listed executory contracts and unexpired leases through a date that is sixty days after the Effective Date, at which time the executory contracts and unexpired leases remaining on such list are unconditionally assumed so that the Cure provisions of Article V.B of the Plan shall apply, and the executory contracts and unexpired leases no longer remaining on such list are unconditionally rejected or repudiated all pursuant to sections 365 and 1123 of the Bankruptcy Code or otherwise.
6.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases
     Rejection or repudiation of any executory contract or unexpired lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated executory contracts.
7.	Claims Based on Rejection or Repudiation of Executory Contracts and Unexpired Leases
     Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection or repudiation of the Debtors’ executory contracts and unexpired leases pursuant to the Plan or otherwise must be Filed with KCC no later than thirty days after the later of the Effective Date or the effective date of rejection or repudiation. Any Proofs of Claim arising from the rejection or repudiation of the Debtors’ executory contracts or unexpired leases that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection or repudiation of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection or repudiation of the Debtors’ executory contracts and unexpired leases shall be classified as Rejection Damages Claims and shall be treated in accordance with Article III.B of the Plan.
8.	Intercompany Contracts, Contracts, and Leases Entered Into After the Petition Date
     Intercompany Contracts, contracts, and leases entered into after the Petition Date by any Debtor, and any executory contracts and unexpired leases assumed by any Debtor, may be performed by the applicable Reorganized Debtor in the ordinary course of business.
9.	Guarantees Issued or Reinstated After the Petition Date
     Those guarantee obligations of any Debtor listed in the Plan Supplement shall be deemed Reinstated on the Effective Date, and such obligations, as well as any other guarantee obligations of any Debtor incurred after the Petition Date, shall be performed by the applicable Reorganized Debtor in the ordinary course of business pursuant to the terms thereof.
10.	Modification of Executory Contracts and Unexpired Leases Containing Equity Ownership Restrictions
     All executory contracts and unexpired leases to be assumed, or conditionally assumed, under the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code shall be deemed so assumed, or so conditionally assumed, without giving effect to any provisions contained in such executory contracts or unexpired leases restricting the change in control or ownership interest composition of any or all of the Debtors, and upon the Effective Date (a) any such restrictions shall be deemed of no further force and effect, and (b) any breaches that may arise thereunder as a result of Confirmation or Consummation shall be deemed waived by the applicable non-Debtor counterparty.
11.	Modifications, Amendments, Supplements, Restatements, or Other Agreements
     Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.
     Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.
12.	Reservation of Rights
     Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an executory contract or unexpired lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have thirty days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.
13.	Nonoccurrence of Effective Date
     In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.
I.	Procedures for Treatment of Disputed, Contingent, and Unliquidated Claims Pursuant to the Plan
1.	Allowance of Claims and Interests
     After the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action referenced in Article IV.Q of the Plan.
2.	Claims and Interests Administration Responsibilities
     Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (a) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (b) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.
3.	Estimation of Claims and Interests
     Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim or Interest that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty days after the date on which such Claim is estimated.
4.	Adjustment to Claims Without Objection
     Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court. Beginning on the end of the first full calendar quarter that is at least ninety days after the Effective Date, the Reorganized Debtors shall publish every calendar quarter a list of all Claims or Interests that have been paid, satisfied, amended, or superseded during such prior calendar quarter.
5.	Time to File Objections to Claims
     Any objections to Claims shall be Filed on or before the later of (a) the date that is one year after the Effective Date and (b) such date as may be fixed by the Bankruptcy Court, after notice and a hearing, whether fixed before or after the date that is one year after the Effective Date.
6.	Disallowance of Claims
     Any and all Claims or Interests held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims and Interests may not receive any distributions on account of such Claims and Interests until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims Filed on account of an Indemnification Obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Claims Filed on account of a guarantee Reinstated pursuant to Article V.G of the Plan shall be deemed satisfied and expunged from the Claims Register, without any further notice to or action, order, or approval of the Bankruptcy Court. All Claims Filed on account of an employee benefit referenced in Article IV.N of the Plan shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court.
     EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM (INCLUDING SUBORDINATED DEBT AND EQUITY SECURITIES CLAIMS) FILED AFTER THE BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS ON OR BEFORE THE CONFIRMATION HEARING SUCH LATE CLAIM HAS BEEN DEEMED TIMELY FILED BY A BANKRUPTCY COURT ORDER.
7.	Offer of Judgment
     The Reorganized Debtors are authorized to serve upon a Holder of a Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment. To the extent the Holder of a Claim or Interest must pay the costs incurred by the Reorganized Debtors after the making of such offer, the Reorganized Debtors are entitled to setoff such amounts against the amount of any distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court.

8.	Amendments to Claims
     On or after the Effective Date, except as provided in the Plan, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action.
J. Provisions Governing Distributions
1.	Total Enterprise Value for Purposes of Distributions Under the Plan and the New Calpine Stock Reserve
     Distributions of New Calpine Common Stock to Holders of Allowed Claims and Interests, and the establishment and maintenance of the New Calpine Stock Reserve, both as described below, shall be based upon, among other things, the New Calpine Total Enterprise Value. For purposes of distribution, the New Calpine Common Stock shall be deemed to have the value assigned to it based upon, among other things, the New Calpine Total Enterprise Value regardless of the date of distribution.
2.	Distributions on Account of Claims and Interests Allowed as of the Effective Date
     Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties (which, prior to its dissolution, shall include the Creditors’ Committee) and subject to the establishment of the New Calpine Stock Reserve, initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date shall be made on the Distribution Date; provided, however, that (a) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Allowed Priority Tax Claims, unless otherwise agreed, shall be paid in full in Cash on the Distribution Date or over a five-year period as provided in section 1129(a)(9)(C) of the Bankruptcy Code with annual interest provided by applicable non-bankruptcy law.
3.	Distributions on Account of Claims and Interests Allowed After the Effective Date
a.	Payments and Distributions on Disputed Claims and Interests: Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, and subject to the establishment of the New Calpine Stock Reserve, distributions under the Plan on account of Disputed Claims and Interests that become Allowed after the Effective Date shall be made on the Periodic Distribution Date that is at least thirty days after the Disputed Claim or Interest becomes an Allowed Claim or Interest; provided, however, that (i) Disputed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (ii) Disputed Priority Tax Claims that become Allowed Priority Tax Claims after the Effective Date, unless otherwise agreed, shall be paid in full in Cash on the Periodic Distribution Date that is at least thirty days after the Disputed Claim becomes an Allowed Claim or over a five-year period as provided in section 1129(a)(9)(C) of the Bankruptcy Code with annual interest provided by applicable non-bankruptcy law.
b.	Special Rules for Distributions to Holders of Disputed Claims and Interests: Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties: (i) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order and (ii) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order and the Claims or Interests have been Allowed; provided, however, that the Reorganized Debtors shall make distributions to Holders of Allowed First Lien Debt Claims, Allowed Second Lien Debt Claims, Allowed Other Secured Claims, Allowed General Note Claims, Allowed Senior Note Claims, and Allowed Subordinated Note Claims on account of the Allowed portion of such Holders’ Claims. In the event that there are Disputed Claims or Interests requiring adjudication and resolution, the Reorganized Debtors shall establish appropriate reserves for potential payment of such Claims or Interests. Subject to Article IX.A.6 of the Plan, all distributions made pursuant to the Plan on account of an Allowed Claim or Interest shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim or Interest had been an Allowed Claim or Interest on the dates distributions were previously made to Holders of Allowed Claims or Interests included in the applicable Class.

c.	Reserve of New Calpine Common Stock: On the Effective Date, the Reorganized Debtors shall maintain in reserve shares of New Calpine Common Stock as the New Calpine Stock Reserve to pay Holders of Allowed Claims and Interests pursuant to the terms of the Plan. The amount of New Calpine Common Stock withheld as a part of the New Calpine Stock Reserve for the benefit of a Holder of a Disputed Claim or Interest shall be equal to the lesser of: (a) the number of shares necessary to satisfy the distributions required to be made pursuant to the Plan based on the asserted amount of the Disputed Claim or Interest or, if the Claim is denominated as contingent or unliquidated as of the Distribution Record Date, the amount that the Debtors, in consultation with the Creditors’ Committee, elect to withhold on account of such Claim in the New Calpine Stock Reserve; (b) the number of shares necessary to satisfy the distributions required to be made pursuant to the Plan for such Disputed Claim or Interest based on an amount as estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code for purposes of allowance; or (c) the number of shares necessary to satisfy the distributions required to be made pursuant to the Plan based on an amount as may be agreed upon by the Holder of such Disputed Claim or Interest and the Reorganized Debtors. As Disputed Claims and Interests are Allowed, the Distribution Agent shall distribute, in accordance with the terms of the Plan, New Calpine Common Stock to Holders of Allowed Claims and Interests, and the New Calpine Stock Reserve shall be adjusted. The Distribution Agent shall withhold in the New Calpine Stock Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the New Calpine Common Stock initially withheld in the New Calpine Stock Reserve, to the extent that such New Calpine Common Stock continues to be withheld in the New Calpine Stock Reserve at the time such distributions are made or such obligations arise, and such dividends, payments, or other distributions shall be held for the benefit of Holders of Disputed Claims and Interests whose Claims and Interests, if Allowed, are entitled to distributions under the Plan. Nothing in the Plan shall require the Reorganized Debtors to reserve New Calpine Common Stock on account of agreements, programs, and plans the Debtors may continue to honor after the Effective Date pursuant to Article IV.N of the Plan and no such New Calpine Common Stock shall be so reserved. The Reorganized Debtors may (but are not required to) request estimation for any Disputed Claim or Interest that is contingent or unliquidated, as set forth in Article VI.C of the Plan.
Notwithstanding anything in the applicable Holder’s Proof of Claim or otherwise to the contrary, the Holder of a Claim shall not be entitled to receive or recover a distribution under the Plan on account of a Claim in excess of the lesser of the amount: (i) stated in the Holder’s Proof of Claim, if any, as of the Distribution Record Date, plus interest thereon to the extent provided for by the Plan; (ii) if the Claim is denominated as contingent or unliquidated as of the Distribution Record Date, the amount that the Debtors, in consultation with the Creditors’ Committee, elect to withhold on account of such Claim in the New Calpine Stock Reserve and set forth in the Plan Supplement, or such other amount as may be estimated by the Bankruptcy Court prior to the Confirmation Hearing; or (iii) if a Claim has been estimated, the amount deposited in the New Calpine Stock Reserve to satisfy such Claim after such estimation.

For purposes of any shareholder vote occurring after the Effective Date, the Distribution Agent or Servicer, as applicable, shall be deemed to have voted any New Calpine Common Stock held in the New Calpine Stock Reserve in the same proportion as all outstanding shares properly cast in such shareholder vote.

d.	Tax Reporting Matters: Subject to definitive guidance from the Internal Revenue Service or an applicable court to the contrary (including the receipt by the Reorganized Debtors of a private letter ruling or the receipt of an adverse determination by the Internal Revenue Service upon audit, if not contested by the Reorganized Debtors), the Reorganized Debtors shall treat the New Calpine Stock Reserve as a single trust, consisting of separate and independent shares to be established with respect to each Disputed Claim or Interest, in accordance with the trust provisions of the Internal Revenue Code, and, to the extent permitted by law, shall report consistently with the foregoing for federal, state, and local tax purposes. All Holders of Claims and Interests shall report, for federal, state, and local tax purposes, consistently with the foregoing.
4.	Delivery of Distributions
a.	Record Date for Distributions: On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions pursuant to Article VII of the Plan shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, if a

Claim or Interest, other than one based on a publicly traded Certificate is transferred twenty or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.
b.	Distribution Agent: The Distribution Agent shall make all distributions required under the Plan, except that distributions to Holders of Allowed Claims and Interests governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement.

c.	Delivery of Distributions in General: Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims and Interests shall be made to Holders of record as of the Distribution Record Date by the Distribution Agent or a Servicer, as appropriate: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the signatory set forth on any of the Proofs of Claim or Interest Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Interest is Filed or if the Debtors have been notified in writing of a change of address); (iii) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related Proof of Claim or Interest; (iv) at the addresses reflected in the Schedules if no Proof of Claim or Interest has been Filed and the Distribution Agent has not received a written notice of a change of address; or (v) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Except as provided in Articles IV.E and IX.A.7 of the Plan, distributions under the Plan on account of Allowed Claims and Interests shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan. Distributions to holders of publicly traded Certificates will be made in accordance with Article VII.D.10 of the Plan.

d.	Accrual of Dividends and Other Rights: For purposes of determining the accrual of dividends or other rights after the Effective Date, the New Calpine Common Stock shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed even though the Reorganized Debtors shall not pay any such dividends or distribute such other rights until distributions of the New Calpine Common Stock actually take place. Except as specifically otherwise provided in the Plan, in no event shall interest accrue after the Interest Accrual Limitation Date on account of any Allowed Claim or Interest.

e.	Allocation Between Principal and Accrued Interest: Except as otherwise provided in the Plan, distributions on account of Allowed Claims and Interests shall be treated as allocated first to principal and thereafter to any interest accrued through the Interest Accrual Limitation Date.
f.	Compliance Matters: In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

g.	Foreign Currency Exchange Rate: Except as otherwise provided in the Plan or a Bankruptcy Court order, as of the Effective Date, any Unsecured Claim asserted in currency(ies) other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Tuesday, December 20, 2005, as quoted at 4:00 p.m. (EDT), mid-range spot rate of exchange for the applicable currency as published in The Wall Street Journal, National Edition, on December 21, 2005.

h.	Fractional, De Minimis, Undeliverable, and Unclaimed Distributions.
(i)	Fractional Distributions: Notwithstanding any other provision of the Plan to the contrary, payments of fractions of shares of New Calpine Common Stock shall not be made and shall be deemed to be zero, and the Distribution Agent shall not be required to make distributions or payments of fractions of dollars. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(ii)	De Minimis Distributions: Neither the Distribution Agent nor any Servicer shall have any obligation to make a distribution on account of an Allowed Claim or Interest from the New Calpine Stock Reserve or otherwise if: (i) the aggregate amount of all distributions authorized to be made from such New Calpine Stock Reserve or otherwise on the Periodic Distribution Date in question is or has an economic value less than $10,000,000, based on Calpine’s Total Enterprise Value, unless such distribution is a final distribution or (ii) the amount to be distributed to the specific Holder of an Allowed Claim or Interest on the particular Periodic Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $500.

(iii)	Undeliverable Distributions: If any distribution to a Holder of an Allowed Claim or Interest is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then-current address, at which time all currently due missed distributions shall be made to such Holder on the next Periodic Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors pursuant to Article VII.D.8.d of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(iv)	Reversion: Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the Reorganized Debtors and, to the extent such Unclaimed Distribution is New Calpine Common Stock, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Debtors, made pursuant to any indenture or Certificate (but only with respect to the initial distribution by the Servicer to Holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to Entities to whom those recognized Holders distribute), notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned, or unclaimed property law.
i.	Manner of Payment Pursuant to the Plan. Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Reorganized Debtors by check or by wire transfer. Checks issued by the Distribution Agent or applicable Servicer on account of Allowed Claims and Interests shall be null and void if not negotiated within ninety days after issuance, but may be requested to be reissued until the distribution revests in the Reorganized Debtors pursuant to Article VII.D.8.d of the Plan. The Debtors, with the consent of the Creditors’ Committee, or Reorganized Debtors, as applicable, may agree with any Holder of an Allowed Claim that is to receive New Calpine Common Stock under the Plan to satisfy such Allowed Claim with Cash generated from the sale of New Calpine Common Stock. The Reorganized Debtors, or one or more third-party brokers or dealers, may effectuate such sales of New Calpine Common Stock, and such New Calpine Common Stock sold shall be entitled to the exemption set forth in Article IV.B.2.a of the Plan.

j.	Surrender of Cancelled Instruments or Securities. On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a Certificate shall surrender such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a

Servicer). Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. No distribution of property pursuant to the Plan shall be made to or on behalf of any such Holder unless and until such Certificate is received by the Distribution Agent or the Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Distribution Agent or the Servicer pursuant to the provisions of Article VII.D.11 of the Plan. Any Holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity acceptable to the Distribution Agent or the Servicer prior to the first anniversary of the Effective Date, shall have its Claim or Interest discharged with no further action, be forever barred from asserting any such Claim or Interest against the relevant Reorganized Debtor or its property, be deemed to have forfeited all rights, Claims, and Interests with respect to such Certificate, and not participate in any distribution under the Plan; furthermore, all property with respect to such forfeited distributions, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors, notwithstanding any federal or state escheat, abandoned, or unclaimed property law to the contrary. Notwithstanding the foregoing paragraph, Article VII.D.10 of the Plan shall not apply to any Claims Reinstated pursuant to the terms of the Plan.
k.	Lost, Stolen, Mutilated, or Destroyed Debt Securities. Any Holder of Allowed Claims or Interests evidenced by a Certificate that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such Certificate, deliver to the Distribution Agent or Servicer, if applicable, an affidavit of loss acceptable to the Distribution Agent or Servicer setting forth the unavailability of the Certificate, and such additional indemnity as may be required reasonably by the Distribution Agent or Servicer to hold the Distribution Agent or Servicer harmless from any damages, liabilities, or costs incurred in treating such Holder as a Holder of an Allowed Claim or Interest. Upon compliance with this procedure by a Holder of an Allowed Claim or Interest evidenced by such a lost, stolen, mutilated, or destroyed Certificate, such Holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.
5.	Claims Paid or Payable by Third Parties
a.	Claims Paid by Third Parties. KCC shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. Further, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.
b.	Claims Payable by Third Parties. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by KCC without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

c.	Applicability of Insurance Policies. Distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
6.	Treatment of Interests
     Notwithstanding anything in the Plan to the contrary, any provision in the Plan pertaining to the allowance of, or to potential distributions to be received in respect of, Interests shall only apply to the extent consistent with the distribution provisions in Articles III.B.17, III.B.18, and III.B.19 of the Plan.
K. Effect of Confirmation of the Plan
1.	Discharge of Claims and Termination of Interests
     Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed Cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.
2.	Subordinated Claims
     The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
3.	Compromise and Settlement of Claims and Controversies
     Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such an Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.
4.	Releases by the Debtors
     Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Released Party reasonably believed to be in the best interests of the Debtors (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence. In addition, any and all releases by the Debtors provided for in Article 3.6 of the CCAA Settlement are hereby adopted and incorporated as if explicitly set forth herein.
5.	Exculpation
     Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Claim, obligation, Cause of Action, or liability to one another or to any Exculpating Party for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the securities pursuant to the Plan, and therefore are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
6.	Releases by Holders of Claims and Interests
     Except as otherwise specifically provided in the Plan or Plan Supplement, on and after the Effective Date, Holders of Claims and Interests shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor, a Reorganized Debtor, or a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Debtor, the Reorganized Debtor, or the Released Party reasonably believed to be in the best interests of the Debtors (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence. In addition, any and all releases provided for by Holders of Claims and Interests in Article 3.6 of the CCAA Settlement are hereby adopted and incorporated as if set forth herein.

7.	Injunction
     Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims against the Released Parties and Exculpated Parties, and all Entities holding Interests, are permanently enjoined, from and after the Effective Date, from: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.
8.	Protection Against Discriminatory Treatment
     Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom such Reorganized Debtors have been associated, solely because one of the Debtors has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.
9.	Setoffs
     Except as otherwise expressly provided for in the Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, may setoff against any Allowed Claim or Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.
10.	Recoupment
     In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.
11.	Release of Liens
     Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, and discharged (except for charging Liens of the Indenture Trustees to the extent the Indenture Trustee’s fees and expenses are not paid pursuant to the Plan), and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.
12.	Document Retention
     On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their current document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors in the ordinary course of business.
13.	Reimbursement or Contribution
     If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date: (a) such Claim has been adjudicated as noncontingent or (b) the relevant Holder of a Claim has Filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.
L.	Allowance and Payment of Certain Administrative Claims
1.	Professional Claims
a.	Final Fee Applications
     All final requests for payment of Claims of a Professional shall be Filed no later than forty-five days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

b.	Payment of Interim Amounts
     Except as otherwise provided in the Plan and subject to Article IX.A.1 of the Plan, Professionals shall be paid pursuant to the Interim Compensation Order.
c.	Professional Fee Escrow Account
     In accordance with Article IX.A.4 of the Plan, on the Effective Date, the Reorganized Debtors shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Professionals with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order. Such funds shall not be considered property of the Reorganized Debtors. The remaining amount of Professional Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account when such Claims are Allowed by a Bankruptcy Court order. When all Professional Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.
d.	Professional Fee Reserve Amount
     To receive payment for unbilled fees and expenses incurred through the Effective Date, on or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Effective Date and shall deliver such estimate to the Debtors and the Creditors’ Committee. If a Professional does not provide an estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.
e.	Post-Effective Date Fees and Expenses
     Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation incurred by the Reorganized Debtors and incurred by the Creditors’ Committee in connection with those matters for which it remains in existence after the Effective Date pursuant to the Plan. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.
f.	Substantial Contribution Compensation and Expenses
     Except as otherwise specifically provided in the Plan, any Entity who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code (with the exception of the Indenture Trustees as set forth in Article IX.A.7 of the Plan) must File an application and serve such application on counsel for the Debtors or Reorganized Debtors, as applicable, and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the Administrative Claim Bar Date or be forever barred from seeking such compensation or expense reimbursement.

g.	Indenture Trustee Fees
     All reasonable fees and expenses of the Indenture Trustees (and their counsel, agents, and advisors) that are provided for under the respective indentures (including, without limitation, in connection with service on the Creditors’ Committee and in connection with distributions under the Plan, but excluding fees and expenses related to litigation of Disputed Claims) shall be paid in full in Cash without a reduction to the recoveries of applicable Holders of Allowed Claims as soon as reasonably practicable after the Effective Date. Notwithstanding the foregoing, to the extent any fees or expenses of the Indenture Trustees are not paid (including, without limitation, any fees or expenses incurred in connection with any unresolved litigation relating to Disputed Claims), the Indenture Trustees may assert their charging liens against any recoveries received on behalf of their respective Holders for payment of such unpaid amounts.
h.	Payment of ULC1 Noteholders Ad Hoc Committee Fees and ULC1 Indenture Trustee Fees
     Notwithstanding anything to the contrary in the Plan, the ULC1 Noteholders Ad Hoc Committee Fees and the ULC1 Indenture Trustee Fees shall be paid in full by the Debtors, on or as soon as reasonably practicable after the Effective Date, in Cash (in U.S. dollars), without the need for application to, or approval of, the Bankruptcy Court as a “substantial contribution” administrative expense under section 503(b) of the Bankruptcy Code. Any of such fees that are denominated in Canadian dollars shall be paid by the Debtors in U.S. dollars in accordance with the provisions of Article III.B.8.d of the Plan.
2.	Other Administrative Claims
     All requests for payment of an Administrative Claim must be Filed with KCC and served upon counsel to the Debtors or Reorganized Debtors, as applicable, on or before the Administrative Claim Bar Date. Any request for payment of an Administrative Claim pursuant to Article IX.B of the Plan that is not timely Filed and served shall be disallowed automatically without the need for any objection by the Debtors or the Reorganized Debtors. The Reorganized Debtors may settle and pay any Administrative Claim in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. In the event that any party with standing objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.
M.	Conditions Precedent to Confirmation and Consummation
1.	Conditions to Confirmation
     The following are conditions precedent to Confirmation that must be satisfied or waived in accordance with Article X.C of the Plan.
a.	The Bankruptcy Court shall have approved the Disclosure Statement, in a manner acceptable to the Debtors and the Creditors’ Committee, as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code.

b.	The proposed Confirmation Order shall be in form and substance acceptable to the Debtors and the Creditors’ Committee.

c.	The terms and conditions of employment or retention of any Persons proposed to serve as Named Executive Officers or directors of Reorganized Calpine, including, without limitation, as to compensation, shall be acceptable to the Debtors and the Creditors’ Committee and be set forth in the Plan Supplement to the extent such terms and conditions of employment or retention differ from those in existence on August 21, 2007.
2.	Conditions Precedent to Consummation
     The following are conditions precedent to Consummation that must be satisfied or waived in accordance with Article X.C of the Plan:
a.	The Bankruptcy Court shall have authorized the assumption and rejection of executory contracts and unexpired leases by the Debtors as contemplated by Article V of the Plan.

b.	The New Credit Facility shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation thereof shall have been waived, with the reasonable consent of the Creditors’ Committee, or satisfied in accordance with the terms thereof, and funding pursuant to the New Credit Facility shall have occurred.

c.	The Confirmation Order shall have become a Final Order in form and substance acceptable to the Debtors and the Creditors’ Committee.

d.	The most current version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (including the Reorganized Calpine Bylaws and the Reorganized Calpine Charter) shall have been Filed in form and substance acceptable to the Debtors and the Creditors’ Committee.

e.	The Confirmation Date shall have occurred.

f.	The New Calpine Common Stock shall have been accepted for listing on a national securities exchange or for quotation on a national automated interdealer quotation system.
3.	Waiver of Conditions Precedent
     The Debtors or the Reorganized Debtors, as applicable, with the consent of the Creditors’ Committee and in consultation with the Equity Committee, may waive any of the conditions to Confirmation or Consummation set forth in Article X of the Plan at any time, without any notice to parties-in-interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan. A failure to satisfy or waive any condition to Confirmation or Consummation may be asserted as a failure of Confirmation or Consummation regardless of the circumstances giving rise to such failure (including any action or inaction by the party asserting such failure). The failure of the Debtors or Reorganized Debtors, as applicable, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

     4.     Effect of Non-Occurrence of Conditions to Consummation
      Each of the conditions to Consummation must be satisfied or duly waived pursuant to Article X.C of the Plan, and Consummation must occur within 180 days of Confirmation, or by such later date established by Bankruptcy Court order. If Consummation has not occurred within 180 days of Confirmation, then upon motion by a party in interest made before Consummation and a hearing, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the Filing of such motion to vacate, the Confirmation Order may not be vacated if Consummation occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Article X.D of the Plan or otherwise, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, including the discharge of Claims and termination of Interests pursuant to the Plan and section 1141 of the Bankruptcy Code and the assumptions, assignments, or rejections of executory contracts or unexpired leases pursuant to Article V of the Plan, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by such Debtor or any other Entity.
      5.     Satisfaction of Conditions Precedent to Confirmation
     Upon entry of a Confirmation Order acceptable to the Debtors and the Creditors’ Committee, each of the conditions precedent to Confirmation, as set forth in Article X.A of the Plan, shall be deemed to have been satisfied or waived in accordance with the Plan.
N.  Modification, Revocation Or Withdrawal Of The Plan
      1.     Modification and Amendments
      Except as otherwise specifically provided in the Plan, the Debtors, with the consent of the Creditors’ Committee as to material terms, reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the consent of the Creditors’ Committee, to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article XI of the Plan. Upon its Filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours, at the Bankruptcy Court’s website at www.nysb.uscourts.gov, and at the Debtors’ private website at http://www.kccllc.net/calpine. The documents contained in the Plan Supplement are an integral part of the Plan and shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

2.	Effect of Confirmation on Modifications
     Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
3.	Revocation or Withdrawal of Plan
     The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If a Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of such Debtor or any other Entity; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.
O.	Retention Of Jurisdiction
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
1.	Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.	Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.	Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including Cure or Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any executory contract or unexpired lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.	Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.	Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.	Adjudicate, decide, or resolve any and all matters related to Causes of Action;

7.	Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.	Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9.	Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.	Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.	Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.	Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.	Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII.E.1 of the Plan;

14.	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.	Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16.	Enter an order or Final Decree concluding or closing the Chapter 11 Cases;

17.	Adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.	Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.	Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.	Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21.	Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.	Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23.	Enforce all orders previously entered by the Bankruptcy Court; and

24.	Hear any other matter not inconsistent with the Bankruptcy Code.
P.	Miscellaneous Provisions
1.	Immediate Binding Effect
     Subject to Article X.B of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, each Entity acquiring property under the Plan, and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors.
2.	Additional Documents
     On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents in form and substance acceptable to the Creditors’ Committee as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.
3.	Payment of Statutory Fees
     All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

4.	Dissolution of Committees
     Upon the Effective Date, the Creditors’ Committee shall dissolve automatically (except with respect to any pending litigation or contested matter to which the Creditors’ Committee is a party, any appeals Filed regarding Confirmation, the resolution of any substantial contribution applications, and the resolution of applications for Professional Claims), and members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code; provided, however, that notwithstanding the foregoing: (1) the post-Effective Date Creditors’ Committee shall consist of no more than five members; (2) the Creditors’ Committee shall automatically dissolve upon payment in full of all Allowed Claims (after reconciliation of all Disputed Claims); (3) any consent or consultation rights of the Creditors’ Committee set forth in the Plan will cease to be of any force and effect upon the dissolution of the Creditors’ Committee; and (4) after the Effective Date the Creditors’ Committee shall retain only those professional advisors or experts on terms that are reasonably acceptable to the Reorganized Debtors or authorized to be retained by further order of the Bankruptcy Court; provided, however, that the Creditors’ Committee’s professional advisors and experts that have been retained by Bankruptcy Court order prior to the Effective Date shall be deemed reasonably acceptable to the Reorganized Debtors (but not necessarily as to compensation). The Reorganized Debtors shall continue to compensate the Creditors’ Committee’s professional advisors for reasonable services provided in connection with any of the foregoing post-Effective Date activities.
     Upon the Effective Date, the Equity Committee shall dissolve automatically, except with respect to applications for Professional Claims, and members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code.
5.	Reservation of Rights
     Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.
6.	Successors and Assigns
     The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

7.	Service of Documents
a.	After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

	Debtors	Counsel to Debtors

	Calpine Corporation	Kirkland & Ellis LLP
	717 Texas Avenue, Suite 1000	153 East 53rd Street
	Houston, Texas 77002	New York, New York 10022
Attn.:	Gregory L. Doody, Esq.	Attn.:	Richard M. Cieri, Esq.
and
Kirkland & Ellis LLP
200 East Randolph Street
Chicago, Illinois 60601
		Attn.:	Marc Kieselstein, P.C.
David R. Seligman, Esq.
James J. Mazza, Jr., Esq.

	United States Trustee	Counsel to the DIP Lenders

	Office of the United States Trustee	Simpson Thatcher & Bartlett LLP
	for the Southern District of New York	425 Lexington Avenue
	33 Whitehall Street, 21st Floor	New York, New York 10017
	New York, New York 10004	Attn.:	Peter V. Pantaleo, Esq.
Attn.:	Paul Schwartzberg, Esq.		David J. Mack, Esq.

	Counsel to the Creditors’ Committee	Counsel to the Equity Committee

	Akin Gump Strauss Hauer & Feld LLP	Fried, Frank, Harris, Shriver & Jacobson LLP
	590 Madison Avenue	One New York Plaza
	New York, New York 10022-2524	New York, New York 10004
Attn.:	Michael S. Stamer, Esq.	Attn.:	Brad E. Scheler, Esq.
	Philip C. Dublin, Esq.		Gary L. Kaplan, Esq.

	Counsel to Second Lien Ad Hoc Committee	Counsel to Lenders of New Credit Facility

Paul Weiss Rifkind Wharton & Garrison LLP
	1285 Avenue of the Americas	Simpson Thatcher & Bartlett LLP
	New York, New York 10019-6064	425 Lexington Avenue
	Attn.: Alan W. Kornberg, Esq.	New York, New York 10017
	Andrew N. Rosenberg, Esq.	Attn.:	Peter V. Pantaleo, Esq.
	Elizabeth R. McColm, Esq.		David J. Mack, Esq.
b.	After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

c.	In accordance with Bankruptcy Rules 2002 and 3020(c), within ten business days of the date of entry of the Confirmation Order, the Debtors shall serve the Notice of Confirmation by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties having been served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a

Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. To supplement the notice described in the preceding sentence, within twenty days of the date of the Confirmation Order the Debtors shall publish the Notice of Confirmation once in The Wall Street Journal (National Edition). Mailing and publication of the Notice of Confirmation in the time and manner set forth in the this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.
8.	Term of Injunctions or Stays
     Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
9.	Entire Agreement
     Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.
10.	Governing Law
     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.
11.	Exhibits
     All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ private website at http://www.kccllc.net/calpine or the Bankruptcy Court’s website at www.nysb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

12.	Nonseverability of Plan Provisions
     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent and, subject to Article XI.A of the Plan, the Creditors’ Committee’s consent; and (3) nonseverable and mutually dependent.
13.	Closing of Chapter 11 Cases
     The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.
14.	Waiver or Estoppel
     Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, the Creditors’ Committee or its counsel, the Equity Committee or its counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.
15.	Conflicts
     Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.
ARTICLE V.
STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN
     The following is a brief summary of the Confirmation process. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and to consult their own advisors.
A.	The Confirmation Hearing
     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to conduct the Confirmation Hearing to consider Confirmation. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to Confirmation.

B.	Confirmation Standards
     To confirm the Plan, the Bankruptcy Court must find that the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that the Plan satisfies the requirements of section 1129 of the Bankruptcy Code for the following reasons:
1.	The Plan complies with the applicable provisions of the Bankruptcy Code;

2.	The Debtors, as Plan proponents, have complied with the applicable provisions of the Bankruptcy Code;

3.	The Plan has been proposed in good faith and not by any means forbidden by law;

4.	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been or will be disclosed to the Bankruptcy Court, and any such payment made before Confirmation is reasonable, or if such payment is to be fixed after Confirmation, such payment is subject to the approval of the Bankruptcy Court as reasonable;

5.	With respect to each Impaired Class of Claims or Interests, either each Holder of a Claim or Interest in such Class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code;

6.	Each Class of Claims or Interests that is entitled to vote on the Plan either has accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of each voting Class pursuant to section 1129(b) of the Bankruptcy Code;

7.	Except to the extent that the Holder of a particular Claim will agree to a different treatment of such Claim, the Plan provides that Allowed Administrative and Allowed Other Priority Claims will be paid in full;

8.	At least one Class of Impaired Claims or Interests will accept the Plan, determined without including any acceptance of the Plan by any Insider holding a Claim in such Class;

9.	Confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors, unless such liquidation or reorganization is proposed in the Plan;

10.	All fees of the type described in section 1930 of the Judicial Code, including the fees of the United States Trustee, will be paid as of the Effective Date;

11.	The Plan addresses payment of retiree benefits in accordance with section 1114 of the Bankruptcy Code; and

12.	All transfers of property under the Plan shall be made in accordance with any applicable provisions of nonbankruptcy law that govern the transfer of property by a corporation or trust that is not a moneyed, business, or commercial corporation or trust.

C. Best Interests of Creditors Test/Liquidation Analysis and Valuation Analysis
    Under the Bankruptcy Code, confirmation of a plan also requires a finding that the plan is in the “best interests” of creditors. Under the “best interests” test, the Bankruptcy Court must find (subject to certain exceptions) that the Plan provides, with respect to each Impaired Class, that each Holder of an Allowed Claim or Interest in such Impaired Class has accepted the Plan, or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.
    The analysis under the “best interests” test requires that the Bankruptcy Court determine what Holders of Allowed Claims and Interests in each Impaired Class would receive if the Debtors’ Chapter 11 Cases were converted to liquidation cases under chapter 7 of the Bankruptcy Code, and the Bankruptcy Court appointed a chapter 7 trustee to liquidate all of the Debtors’ assets into Cash. The Debtors’ “liquidation value” would consist primarily of unencumbered and unrestricted Cash held by the Debtors at the time of the conversion to chapter 7 cases, and the proceeds resulting from the chapter 7 trustee’s sale of the Debtors’ remaining unencumbered assets. The gross Cash available for distribution would be reduced by the costs and expenses incurred in effectuating the chapter 7 liquidation and any additional Administrative Claims incurred during the chapter 7 cases.
    The Bankruptcy Court then must compare the value of the distributions from the proceeds of the hypothetical chapter 7 liquidation of the Debtors (after subtracting the chapter 7-specific claims and administrative costs) with the value to be distributed to the Holders of Allowed Claims and Interests under the Plan. It is possible that in a chapter 7 liquidation, Claims and Interests may not be classified in the same manner as set forth in the Plan. In a hypothetical chapter 7 liquidation of the Debtors’ assets, the rule of absolute priority of distribution would apply, i.e., no junior Creditor would receive any distribution until payment in full of all senior Creditors, and no Holder of an Interest would receive any distribution until all Creditors have been paid in full. Therefore, in a hypothetical chapter 7 liquidation, the Debtors’ available assets generally would be distributed to Creditors and Interest Holders in the following order: DIP Facility Claims; Secured Claims; Administrative Claims; Priority Tax Claims; Other Priority Claims; Unsecured Claims; debt expressly subordinated by its terms or by Bankruptcy Court order; and Interests.
    Of the foregoing groups of Claims, the DIP Facility Claims, Secured Claims, Administrative Claims, Priority Tax Claims, and Other Priority Claims are either unclassified or “Unimpaired” under the Plan, meaning that the Plan generally leaves their legal, equitable, and contractual rights unaltered. As a result, Holders of such Claims are deemed to accept the Plan. The remainder of the Classes of Claims and Interests are “Impaired” under the Plan and are entitled to vote on the Plan. Because the Bankruptcy Code requires that Impaired Creditors either accept the Plan or receive at least as much under the Plan as they would in a hypothetical chapter 7 liquidation, the operative “best interests” inquiry in the context of the Plan is whether in a chapter 7 liquidation, after accounting for recoveries by Secured, Administrative, and Priority Creditors, the Impaired Creditors and Interest Holders will receive more or less than under the Plan. If the probable distribution to Impaired Creditors and Interest Holders under a hypothetical chapter 7 liquidation is greater than the distributions to be received by such Holders under the Plan, then the Plan is not in the best interests of Impaired Creditors and Interest Holders.
    Based upon the conclusions set forth in the Liquidation Analysis and the Valuation Analysis, the Debtors believe that the value of distributions, if any, in a hypothetical chapter 7 liquidation to Holders of Allowed Unsecured Claims and Interests would be less than the value of distributions to such Holders under the Plan.

1.	Liquidation Analysis
      The first step in the “best interests” analysis requires determining what Holders of Allowed Claims and Interests in each Impaired Class would receive if the Debtors’ Chapter 11 Cases were converted to liquidation cases under chapter 7 of the Bankruptcy Code. To that end, the Debtors and their Professionals have prepared the Liquidation Analysis. The Liquidation Analysis, along with certain notes related to the Liquidation Analysis, is included in the Plan Supplement and is incorporated by reference in the Disclosure Statement. Please review the full text of the Liquidation Analysis for further information.
      As stated in further detail in the Liquidation Analysis and the accompanying notes, the Debtors believe that any hypothetical liquidation analysis is necessarily speculative. The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors and their advisors. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual chapter 7 liquidation. The Debtors and their advisors prepared the Liquidation Analysis for the sole purpose of generating a reasonable good-faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation Analysis was not compiled or examined by independent accountants. NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.
      In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review of Claims listed on the Debtors’ Schedules and Proofs of Claim Filed to date. In addition, the Liquidation Analysis includes estimates of Allowed Claims not currently asserted in the Chapter 11 Cases, but which could be asserted and Allowed in a chapter 7 liquidation, including Administrative Claims, wind-down costs, trustee fees, tax liabilities, and certain lease and contract rejection damages Claims. To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims set forth in the Liquidation Analysis. The Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY AND SIGNIFICANTLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.
2.	Valuation Analysis
a.	Introduction
      The next step in the “best interests” analysis is a comparison of what Holders of Allowed Claims and Interests in each Impaired Class would receive in a hypothetical chapter 7 liquidation with the estimated value of distributions to such Holders under the Plan. Because certain distributions contemplated by the Plan are composed of equity in the Reorganized Debtors, the Debtors determined it was necessary to estimate the reorganized value of their businesses. Accordingly, the Debtors directed Miller Buckfire to prepare the Valuation Analysis of the Reorganized Debtors. This discussion of the

Valuation Analysis should be read in conjunction with the discussion of the risk factors contained in Article VI.
     The Valuation Analysis is dated as of June 20, 2007 and is based on data and information as of that date. Miller Buckfire makes no representations as to changes to such data and information that may have occurred since June 20, 2007.
     Beginning in late July 2007, certain financial capital markets began to experience significant volatility, resulting in changing credit and equity market conditions. While Miller Buckfire believes this volatility may have a short-term impact on the Debtors’ value, Miller Buckfire does not believe that sufficient market data exists at present to cause a fundamental shift in the Debtors’ long-term valuation. Should general economic conditions deteriorate, financial and capital market instability persist, or if other circumstances warrant, Miller Buckfire may determine that an adjustment to the Valuation Analysis is appropriate. Such adjustment may have a material impact on the Valuation Analysis and the projected New Calpine Total Enterprise Value.
     In preparing the Valuation Analysis, Miller Buckfire, among other things: reviewed certain recent publicly available financial results of the Debtors; reviewed certain internal financial and operating data of the Debtors; discussed with certain senior executives the current operations and prospects of the Debtors; reviewed certain operating and financial forecasts prepared by the Debtors, including the Projections discussed below; discussed with certain senior executives of the Debtors key assumptions related to the Projections; prepared discounted cash flow analyses based on the Projections, utilizing various discount rates; considered the market value of certain publicly-traded companies in businesses reasonably comparable to the operating business of the Debtors; considered certain economic and industry information relevant to the operating business of the Debtors; and conducted such other analyses as Miller Buckfire deemed necessary under the circumstances. In preparing the Valuation Analysis, Miller Buckfire also considered a range of other issues, including, without limitation: the Reorganized Debtors’ capital structure; the impact of the Debtors restructuring and reorganization among competitors; commodity price volatility; exogenous risks; and regulatory and legislative challenges. The Projections used in the Valuation Analysis were adjusted for items that have changed since the Projections were initially prepared, including: (i) adjustment for the inclusion of expected cash flows from the renegotiated SCE contract and (ii) removal of cash flows from the Hog Bayou and Santa Rosa facilities, which the Debtors expect to sell.
     Miller Buckfire assumed, without independent verification, the accuracy, completeness, and fairness of all of the financial and other information available to it from public sources or as provided to Miller Buckfire by the Debtors or their representatives. Miller Buckfire did not make any independent evaluation or appraisal of the Debtors’ assets, nor did Miller Buckfire independently verify any of the information it reviewed. Miller Buckfire has assumed that the Projections are true and that the Debtors or their representatives reasonably prepared them on bases reflecting the best estimates and good faith judgments of the Debtors’ management as to future operating and financial performance as of the date of their preparation, and that the Debtors have informed Miller Buckfire of all circumstances occurring since such date that could make the Projections incomplete or misleading. To the extent the Valuation Analysis is dependent upon the Reorganized Debtors’ achievement of the Projections, and the assumption that general economic, financial, and market conditions as of the Effective Date will not differ materially from those prevailing as of the date of the Valuation Analysis, the Valuation Analysis must be considered speculative. Miller Buckfire conducted the Valuation Analysis with the explicit understanding that it is based on standards of assessment, including economic, political, legal, and other conditions, in existence as of the date of the Valuation Analysis, that standards of assessment may change in the future, and that such changes could have a material impact (positive or negative) on its assessment of the valuation of the Reorganized Debtors set forth in the Disclosure Statement. Miller Buckfire disclaims any responsibility for any impact any such change may have on the assessment of the valuation of the Reorganized Debtors set forth herein. Miller Buckfire does not make any representation or warranty as to the fairness of the terms of the Plan.
     In addition to the foregoing, Miller Buckfire relied upon the following assumptions in preparing the Valuation Analysis: the Effective Date occurs on or about December 31, 2007; the Debtors have access to the New Credit Facility as of the Effective Date; and the Debtors and their subsidiaries will have an estimated $1.4 billion in excess Cash available for distribution on the Effective Date (the “Available Cash”). Available Cash includes certain reserves that are held for payment of management bonuses and professional fees at or subsequent to emergence. This Available Cash excludes restricted Cash, certain Cash at project-financed subsidiaries that is not available for distribution, and Cash that is required to be maintained by the Debtors for working capital and collateral needs. The Projections used in the Valuation Analysis also assume that all of the Debtors’ NOLs will be available to the Reorganized Debtors, subject to any limitations under federal income tax laws. The Projections used in the Valuation Analysis also assume that general economic, financial, and market conditions as of the Effective Date will not differ materially from those conditions prevailing as of the date of the Valuation Analysis. Although subsequent developments may affect Miller Buckfire’s conclusions, Miller Buckfire does not have any obligation to update, revise, or reaffirm its analysis following the Confirmation Hearing.
b.	Total Enterprise Value
     Miller Buckfire used two methodologies to derive the total enterprise value (“TEV”) of the Debtors based on the Projections: (1) a calculation of the present value of free cash flows, added to a terminal value, using a range of discount rates (the “DCF Analysis”); and (2) a comparison of the Debtors’ projected performance to that of other public companies (the “Selected Companies”) with lines of business and operating characteristics similar to those of the Debtors (the “Comparable Companies Analysis”). Miller Buckfire assigned equal weightings to the two methodologies.
     The DCF Analysis derives an estimated TEV of the Debtors by combining their unlevered projected free cash flows based on the Projections and a terminal value at the end of the projection period, discounted at an appropriate range of discount rates. The terminal value was derived using two methodologies: (1) applying a perpetuity growth rate range of 1.75% to 2.25% to the projected 2012 unlevered free cash flow of the Debtors; and (2) applying an earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) multiple range of 9.5x to 10.5x to the Debtors’ projected EBITDAR in 2012. Miller Buckfire used a discount rate range of 8.25% to 8.75% to perform the DCF Analysis.
     The Comparable Companies Analysis considers the market enterprise values of the Selected Companies as a multiple of projected 2007 and 2008 fiscal year EBITDAR, as obtained from recent public research reports published by third parties and guidance provided by the management of the Selected Companies. Miller Buckfire applied ranges of ratios to the Debtors’ projected EBITDAR to derive a range of implied values based on Miller Buckfire’s analysis of such ratios for the Selected Companies. Miller Buckfire assumed a multiple of 2007 EBITDAR of 11.5x to 12.5x and a multiple of 2008 EBITDAR of 10.5x to 11.5x.
     Calpine’s TEV includes an estimated value for its NOL carryforwards of $1.0 to $1.1 billion.
     Based on the methodologies described above, and after further review, discussions, considerations, and assumptions, Miller Buckfire has estimated a TEV range for the Reorganized Debtors as of the Effective Date of $19.2 and $21.3 billion, with a midpoint of $20.268 billion.

          c. Equity Value
     After determining the TEV of the Reorganized Debtors, Miller Buckfire estimated the reorganized equity value of the Reorganized Debtors by deducting the net debt, which ranges from $10.7 billion to $11.3 billion. After these adjustments, the estimated reorganized range of equity values of the Reorganized Debtors (the “Reorganized Equity Value”) is between $8.993 billion and $9.615 billion. Based on a hypothetical 500 million shares of New Calpine Common Stock outstanding, the value per share is $17.99 to $19.23.

($million)	High Claims	Low Claims
TEV Midpoint	$20,268	$20,268
Less: Funded Exit Facility	(7,159)	(7,000)
Less: Reinstated Net Project and Other Debt	(4,116)	(4,109)
Plus: Excess Cash	—	457

Reorganized Equity Value	$8,993	$9,615
          d. Distribution to Holders of Allowed Claims and Interests
     Assuming Miller Buckfire’s $20.268 billion midpoint TEV, after adding approximately $1.4 billion of Available Cash, the Reorganized Debtors project their reorganization value (the “Reorganization Value”) to be $21.697 billion. As set forth below, assuming a $21.697 billion Reorganization Value and using the Debtors’ estimates of the high-end and low-end ranges of Allowed Claims at the conclusion of the Claims objection, reconciliation, and resolution process, the Debtors estimate that the residual value remaining for Holders of Allowed Interests, after satisfaction of all Allowed Claims, is approximately $0.00 to $3.28 per share.

($million)	High Claims	Low Claims
Total Enterprise Value (midpoint)	$20,268	$20,268
Plus: Available Cash	1,429	1,429

Reorganization Value (midpoint)	$21,697	$21,697
Non-Debtor Net Project Debt	(3,924)	(3,924)
DIP Facility Claims	(3,970)	(3,970)
Administrative Claims	(6)	(6)
Priority Tax Claims	(76)	(70)
First Lien Debt Claims	(125)	—
Second Lien Debt Claims	(4,002)	(3,958)
Other Secured Claims	(579)	(131)
Other Priority Claims	(1)	(1)
Convenience Claims	(22)	(22)

Reorganized Equity Value	$8,993	$9,615
Less:
Senior Note Claims	$957	$949
General Note Claims	2,789	2,654

($million)	High Claims		Low Claims
Subordinated Note Claims		777	762
Canadian Settlement Claims		2,474	2,474
Canadian Guarantee Claims		134	—
Canadian Intercompany Claims		259	259
Rejection Damage Claims		1,450	703
General Unsecured Claims		431	202
Unsecured Makewhole Claims		40	40

Total Unsecured Claims		$9,309	$8,043
Unsecured Claims Recovery		<100%	100.0%
Value Remaining for Equity	$	— $0	$ 1,572 $3.28
	(per share)		(per share)
     The Debtors’ estimates of the value of potential recoveries under the Plan to Holders of Allowed Unsecured Claims and Interests described in the Disclosure Statement: (1) do not take into account that a certain percentage of New Calpine Common Stock will be reserved for the Management and Director Equity Incentive Plans, and that there may be further dilution of the New Calpine Common Stock as a result of the exercise of rights or options under such Incentive Plans; (2) do not take into account a certain percentage of New Calpine Common Stock that may be issued pursuant to a rights offering; (3) exclude shares that may be issued to satisfy Allowed Subordinated Equity Securities Claims, to the extent such Claims are Allowed; and (4) assume no distributions on account of any Old Calpine Common Stock held by or for the benefit of the Debtors, including with respect to the Share Lending Agreement.
          e. Reservations
     The estimates of value contained in the Disclosure Statement are not predictions or guarantees of the future value or price of the New Calpine Common Stock nor any other debt or equity instrument to be issued pursuant to the Plan. The value of any securities issued under the Plan is subject to many unforeseeable circumstances and, therefore, cannot be accurately predicted. In addition, the actual amounts of Allowed Claims could materially exceed the amounts estimated by the Debtors for purposes of estimating the anticipated recoveries for the Holders of Allowed Claims and Interests. Accordingly, no representation can be or is being made with respect to whether such percentage recoveries will actually be realized by the Holders of Allowed Claims and Interests.
     The Valuation Analysis is based on data and information as of June 20, 2007. Miller Buckfire makes no representations as to changes to such data and events that may have occurred since June 20, 2007 or information that may have become available since June 20, 2007.
     Beginning in late July 2007, certain financial capital markets began to experience significant volatility, resulting in changing credit and equity market conditions. While Miller Buckfire believes this volatility may have a short-term impact on the Debtors’ value, Miller Buckfire does not believe that sufficient market data exists at present to cause a fundamental shift in the Debtors’ long-term valuation. Should general economic conditions deteriorate, financial and capital market instability persist, or if other circumstances warrant, Miller Buckfire may determine that an adjustment to the Valuation Analysis is appropriate. Such adjustment may have a material impact on the Valuation Analysis and the projected New Calpine Total Enterprise Value.
     Miller Buckfire’s estimates of TEV and reorganized equity value of the Reorganized Debtors do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if the Debtors sold their assets. These estimates assume that the Reorganized Debtors will continue as the owners and operators of their businesses and assets, and that such assets are operated in accordance with the Debtors’ business plan. Miller Buckfire developed such estimates solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to Holders of Allowed Claims and Interests.
     Miller Buckfire’s estimates are not entirely mathematical, but rather involve complex considerations and judgments concerning various factors that could affect the value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, Miller Buckfire’s estimates are not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, the Debtors, Miller Buckfire, and any other party do not assume responsibility for the accuracy of such estimates. Depending on the results of the Debtors’ operations or changes in the economy or the financial markets in general, Miller Buckfire’s estimates performed as of the Effective Date may differ materially.
     In addition, the valuation of newly issued securities, such as the New Calpine Common Stock, is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities held by Creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Other factors, many of which are not possible to predict, may also affect actual market prices of such securities. Accordingly, the implied reorganized equity value estimated by Miller Buckfire does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.
     These estimated ranges of values and recoveries represent a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation methodologies. The value ascribed in Miller Buckfire’s estimates does not purport to be an estimate of the post-reorganization market trading value, and such trading value may be materially different from the reorganization value ranges associated with Miller Buckfire’s estimates. Indeed, there can be no assurance that a trading market will develop for the new securities issued pursuant to the reorganization. Miller Buckfire’s estimates are based on economic, market, financial, and other conditions as they exist on, and on the information made available as of, the date of the Valuation Analysis. It should be understood that, although subsequent developments may affect Miller Buckfire’s conclusions, after the Confirmation Hearing, Miller Buckfire does not have any obligation to update, revise, or reaffirm its analysis.
     Furthermore, in the event that the actual total Allowed Claims differ from those assumed by the Debtors, the actual recoveries realized by Holders of Allowed Claims and Interests could be significantly higher or lower than estimated by the Debtors.
     The summary set forth above does not purport to be a complete description of the Valuation Analysis performed by Miller Buckfire. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description.
     IN LIGHT OF THE FOREGOING, THE VALUATION ANALYSIS IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO

SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS, THE REORGANIZED DEBTORS, AND THEIR PROFESSIONALS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION ANALYSIS WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE DESCRIBED IN THE DISCLOSURE STATEMENT.
     THE CREDITORS’ COMMITTEE BELIEVES THAT THE DEBTORS’ ASSUMED NEW CALPINE TOTAL ENTERPRISE VALUE MAY BE GREATER THAN THE ACTUAL ENTERPRISE VALUE OF THE REORGANIZED DEBTORS AS MAY BE DETERMINED BY THE BANKRUPTCY COURT AND BELIEVES THAT THE DEBTORS’ CLAIMS ESTIMATES MAY BE LOWER THAN THE ACTUAL AMOUNT OF ALLOWED CLAIMS UPON COMPLETION OF THE CLAIMS RECONCILIATION PROCESS, EACH OF WHICH MAY HAVE A MATERIAL IMPACT ON THE RECOVERIES TO HOLDERS OF ALLOWED CLAIMS AND INTERESTS. THE EQUITY COMMITTEE BELIEVES THAT THE DEBTORS’ ASSUMED NEW CALPINE TOTAL ENTERPRISE VALUE MAY BE LOWER THAN THE ACTUAL ENTERPRISE VALUE OF THE REORGANIZED DEBTORS AS MAY BE DETERMINED BY THE BANKRUPTCY COURT, AND THAT THIS MAY HAVE A MATERIAL IMPACT ON THE RECOVERIES TO HOLDERS OF ALLOWED CLAIMS AND INTERESTS.
3.	Application of the Best Interests Test to the Liquidation Analysis and the Valuation Analysis
     Notwithstanding the difficulties in quantifying recoveries to Holders of Allowed Claims and Interests with precision, the Debtors believe that, taking into account the Liquidation Analysis and the Valuation Analysis, the Plan satisfies the “best interests” test of section 1129(a)(7) of the Bankruptcy Code.
     Based on the Liquidation Analysis and the Valuation Analysis, the Debtors believe that the Holders of Allowed Impaired Claims and Interests will receive more under the Plan than they would in a hypothetical chapter 7 liquidation. The chapter 7 liquidation proceeds would satisfy in full all Secured Claims. However, in a hypothetical chapter 7 liquidation not all Unsecured Claims would be paid in full, and Interests would receive no distribution. In contrast, the Debtors believe that the litigation-risk adjusted outcome under the Plan is that Allowed Unsecured Claims (other than Allowed Subordinated Debt Securities Claims and Allowed Subordinated Equity Securities Claims) will receive New Calpine Common Stock sufficient to be satisfied in full and that Allowed Interests will receive New Calpine Common Stock valued at approximately $2.05 per share of Old Calpine Common Stock.
     Holders of Allowed Claims and Interests will receive a better recovery under the Plan as a result of, among other things, the Debtors’ belief that the continued operation of the Debtors as going concerns rather than a liquidation will allow the realization of more value on account of the Debtors’ assets. Moreover, the Debtors’ employees will retain their jobs and most likely assert few if any Claims other than those currently pending. In the event of a chapter 7 liquidation, the aggregate amount of Unsecured Claims no doubt will increase as a result of rejection or repudiation of a greater number of the Debtors’ executory contracts and unexpired leases. Chapter 7 liquidation also would give rise to additional costs, expenses, and Administrative Claims. The resulting increase in both Unsecured and Administrative Claims necessarily would decrease the percentage recoveries to Unsecured Creditors. All of these factors lead to the conclusion that recoveries under the Plan would be greater than the recoveries available in chapter 7 liquidation.

D. Financial Feasibility
     Section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court find that Confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization, unless the Plan contemplates such liquidation. For purposes of demonstrating that the Plan meets this “feasibility” standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their businesses based on the Projections included in the Plan Supplement.
     The Projections consist of the following unaudited pro forma financial statements: a projected income statement from January 1, 2007 through December 31, 2012; a projected cash flow statement for January 1, 2007 through December 31, 2012; and a balance sheet projected as of an assumed Effective Date of December 31, 2007. The Projections generally are based on the forecasted financial results of the Debtors, the Reorganized Debtors, and their non-Debtor Affiliates and the Debtors’ April 2007 business plan.
     In general, as illustrated by the Projections, the Debtors believe that with a significantly deleveraged capital structure, the Debtors’ business will return to viability. The decrease in the amount of debt on the Debtors’ balance sheet will substantially reduce their interest expenses and improve cash flow. Based on the terms of the Plan, on the Effective Date the Debtors will have approximately $11 billion of debt and other liabilities in contrast to more than $17 billion of consolidated debt (including debt at non-Debtor projects) prior to the Petition Date. Thereafter, based on the Projections, the Debtors should have sufficient cash flow to pay and service their debt obligations, including the New Credit Facility, and to fund operations. The Debtors believe that Confirmation and Consummation is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.
     In the event the Bankruptcy Court does not authorize the Debtors to substantively consolidate the Estates, the Plan still satisfies the feasibility test. To the extent that any of the Debtors may not generate their own income or may not be profitable on their own as going-concerns, they will be funded post-Confirmation by the Reorganized Debtors. Thus, even without substantive consolidation, Confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of any of the Debtors that may not be profitable stand-alone enterprises.
     THE DEBTORS’ MANAGEMENT PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR PROFESSIONALS. THE DEBTORS’ MANAGEMENT DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE PROJECTIONS THAT ACCOMPANY THE DISCLOSURE STATEMENT AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS, AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THE DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.
     MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE

SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, CURRENCY EXCHANGE RATE FLUCTUATIONS, MAINTAINING GOOD EMPLOYEE RELATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS, ACTS OF TERRORISM OR WAR, INDUSTRY-SPECIFIC RISK FACTORS (AS DETAILED IN ARTICLE VI OF THE DISCLOSURE STATEMENT ENTITLED “CERTAIN FACTORS TO BE CONSIDERED PRIOR TO VOTING”), AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.
     THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THE DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AND INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.
     The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto) and other financial information set forth in Calpine’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Calpine’s Quarterly Reports on Form 10-Q for the first quarter ending March 31, 2007, and any other recent Calpine report to the Securities and Exchange Commission. These filings are available by visiting the Securities and Exchange Commission’s website at http://www.sec.gov or the Debtors’ website at http://www.calpine.com.

E. Acceptance By Impaired Classes
     The Bankruptcy Code also requires, as a condition to confirmation, that each class of claims or equity interests that is impaired but still receives distributions under the plan accept the plan. A class that is not “impaired” under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “impaired” unless the plan leaves unaltered the legal, equitable, and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest, or cures any default and reinstates the original terms of the obligation.
     Pursuant to sections 1126(c) and 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code: (1) an impaired class of claims has accepted the Plan if the holders of at least two-thirds in dollar amount and more than one-half in number of the allowed claims in such class actually voting have voted to accept the plan of reorganization; and (2) an impaired class of interests has accepted the plan of reorganization if the holders of at least two-thirds in amount of the allowed interests of such class actually voting have voted to accept the plan of reorganization. To the extent substantive consolidation is not authorized by the Confirmation Order, the Debtors must meet this requirement for each separate Plan proposed.
F. Confirmation Without Acceptance By All Impaired Classes
     Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan, even if the plan has not been accepted by all impaired classes entitled to vote on the plan, so long as the plan has been accepted by at least one impaired non-insider class.
     Section 1129(b) of the Bankruptcy Code states that notwithstanding the failure of an impaired class to accept a plan of reorganization, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as “cram-down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.
     In general, a plan does not discriminate unfairly if it provides a treatment to the class that is substantially equivalent to the treatment that is provided to other classes that have equal rank. In determining whether a plan discriminates unfairly, courts will take into account a number of factors, including the effect of applicable subordination agreements between parties. Accordingly, two classes of unsecured creditors could be treated differently without unfairly discriminating against either class.
     The condition that a plan be “fair and equitable” with respect to a non-accepting class of secured claims includes the requirements that: (1) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the secured claims, whether the property subject to the liens is retained by debtor or transferred to another entity under the plan; and (2) each holder of a secured claim in the class receives deferred Cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.
     The condition that a plan be “fair and equitable” with respect to a non-accepting class of unsecured claims includes the requirement that either: (1) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date, equal to the allowed amount of such claim; or (2) the holder of any claim or interest that is junior to the claims of such class will not receive or retain any property under the plan on account of such junior claim or interest.

     The condition that a plan be “fair and equitable” with respect to a non-accepting class of equity interests includes the requirements that either: (1) the plan provide that each holder of an equity interest in such class receive or retain under the plan, on account of such equity interest, property of a value, as of the effective date, equal to the greater of (a) the allowed amount of any fixed liquidation preference to which such holder is entitled, (b) any fixed redemption price to which such holder is entitled, or (c) the value of such interest; or (2) if the class does not receive such an amount as required under (1), no class of equity interests junior to the non-accepting class may receive a distribution under the plan.
     The Debtors intend to seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that is presumed to reject the Plan, and reserve the right to do so with respect to any other rejecting Class of Claims or Interests, as applicable. Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Class that is Impaired under the Plan.
     The Debtors submit that the Plan does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement for Secured Creditors, all Holders of Secured Claims shall retain the Liens securing such Claims to the extent of the Allowed amount of the Secured Claims or shall receive deferred Cash payments totaling at least the Allowed amount of such Claim with a present value, as of the Effective Date, at least equivalent to the value of the Secured Creditor’s interest in the Debtors’ property subject to the Liens. With respect to the fair and equitable treatment requirement for unsecured Creditors, the Plan provides that each Holder of an Allowed Unsecured Claim shall receive on account of such Claim property of a value equal to the amount of such Claim, or if not, then no junior Claims or Interests will receive distributions under the Plan. With respect to the fair and equitable treatment for Interest Holders, the Plan does not provide for distributions to any Holder of an Interest junior to such Interest Holders. Therefore, the requirements of section 1129(b) of the Bankruptcy Code would be satisfied in the event that the Debtors are required to seek “cram down.
ARTICLE VI.
CERTAIN FACTORS TO BE CONSIDERED PRIOR TO VOTING
     HOLDERS OF CLAIMS AND INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THE DISCLOSURE STATEMENT AND RELATED DOCUMENTS, REFERRED TO OR INCORPORATED BY REFERENCE IN THE DISCLOSURE STATEMENT, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THIS ARTICLE PROVIDES INFORMATION REGARDING POTENTIAL RISKS IN CONNECTION WITH THE PLAN, THE FINANCIAL PROJECTIONS IN THE PLAN SUPPLEMENT, AND OTHER RISKS THAT COULD IMPACT THE REORGANIZED DEBTORS’ FUTURE BUSINESS OPERATIONS AND PERFORMANCE. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.
A. Certain Bankruptcy Considerations
     1. Undue Delay in Confirmation May Significantly Disrupt the Operations of the Debtors. The impact that a continued prolonging of the Chapter 11 Cases may have on operations of the Debtors cannot be accurately predicted or quantified. Since the filing of the Chapter 11 Cases, the Debtors have suffered certain disruptions in operations.

     The continuation of the Chapter 11 Cases, particularly if the Plan is not approved or confirmed in the time frame currently contemplated, could further adversely affect the Debtors’ operations and relationships with the Debtors’ customers, vendors, employees, and regulators. If Confirmation and Consummation do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased costs, Professional fees, and similar expenses. Prolonged Chapter 11 Cases may also make it more difficult to retain and attract management and other key personnel, and would require senior management to spend a significant amount of time and effort dealing with the Debtors’ financial reorganization instead of focusing on the operation of the Debtors’ businesses. Finally, any delay in Confirmation or Consummation could result in the expiration of the New Credit Facility financing commitments.
     2. The Debtors May Not Be Able to Obtain Confirmation or Consummation. The Debtors cannot ensure that they will receive the requisite acceptances to confirm the Plan. Even if the Debtors receive the requisite acceptances, the Debtors cannot ensure that the Bankruptcy Court will confirm the Plan. A non-accepting Creditor or Interest Holder might challenge the adequacy of the Disclosure Statement or the solicitation procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met. As discussed in further detail in Article V, section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan of reorganization and requires, among other things: a finding by a bankruptcy court that the plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; confirmation is not likely to be followed by a liquidation or a need for further financial reorganization; and the value of distributions to non-accepting holders of claims and interests within a particular class under the plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, the Debtors believe that the Plan complies with section 1129 of the Bankruptcy Code.
     Confirmation and Consummation are also subject to certain conditions described in Article IV above. If the Plan is not confirmed, it is unclear whether a restructuring of the Debtors could be implemented and what distributions Holders of Allowed Claims or Interests ultimately would receive. If an alternative feasible reorganization could not be proposed, it is possible that the Debtors would have to liquidate their assets, in which case, as set forth in the Liquidation Analysis, it is likely that Holders of Claims and Interests would receive substantially less favorable treatment than they would receive under the Plan.
     3. The Bankruptcy Court Might Not Authorize Substantive Consolidation. The Plan contemplates substantive consolidation of all of the Estates into one Estate. The Debtors can provide no assurance, however, that Holders of Claims and Interests will not object to substantive consolidation of one or more of the Estates or that the Bankruptcy Court will determine that substantive consolidation is appropriate. The Debtors reserve the right to seek Confirmation and Consummation even if the Bankruptcy Court does not authorize substantive consolidation of the Estates. In the event that some or all of the Estates are not substantively consolidated, such failure will not affect the validity of the vote taken by Impaired Classes to accept or reject any individual Plan or require any re-vote or re-solicitation of the Impaired Classes.
     4. Parties in Interest May Object to the Debtors’ Classification of Claims. Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there is no assurance that the Bankruptcy Court will necessarily hold that the Claims classification scheme complies with the Bankruptcy Code.
     5. The Debtors May Object to the Amount, or the Secured or Priority Status, of a Claim and Procedures for Contingent and Unliquidated Claims. The Debtors reserve the right to object to the amount, or the Secured or Priority status, of any Claim or Interest. The estimates set forth in the Disclosure Statement cannot be relied on by any Creditor or Equity Holder whose Claim or Interest is subject to an objection. Any such Holder of a Claim or Interest may not receive its specified share of the estimated distributions described in the Disclosure Statement. Moreover, notwithstanding any language in any Holder’s Proof of Claim or otherwise, the Holder of a contingent or unliquidated Claim shall not be entitled to receive or recover any amount in excess of the amount stated in the Holder’s Proof of Claim, if any, as of the Distribution Record Date, or if the Proof of Claim provides no monetary value of such Holders’ Claim on the Distribution Record Date, then the amount the Debtors elect to withhold on account of such Claim.
B. Factors Affecting the Value of the Securities to be Issued Under the Plan
     1. The Reorganized Debtors May Not be Able to Achieve their Projected Financial Results. The Reorganized Debtors may not be able to meet their projected financial results or achieve the revenue or cash flow that the Reorganized Debtors have assumed in projecting their future business prospects. If the Reorganized Debtors do not achieve these projected revenue or cash flow levels, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. The financial projections represent management’s view based on currently known facts and hypothetical assumptions about their future operations. The Projections do not, however, guarantee the Reorganized Debtors’ future financial performance.
     2. The Plan Exchanges Senior Securities for Junior Securities. If the Plan is confirmed and consummated, Holders of Claims and Interests will receive shares of New Calpine Common Stock. Thus, in agreeing to the Plan, certain of such Holders will be consenting to the exchange of their interests in senior debt, which has, among other things, a stated interest rate, a maturity date, and a liquidation preference over equity securities, for shares of New Calpine Common Stock, which will be subordinate to all future Creditor Claims.
     3. A Liquid Trading Market for the New Calpine Common Stock May Not Develop. Although the Plan requires the New Calpine Common Stock be listed on a national exchange on the Effective Date, the Debtors make no assurance that they will be able to obtain this listing or, even if the Debtors do, that liquid trading markets for the New Calpine Common Stock will develop. The liquidity of any market for the New Calpine Common Stock will depend, among other things, upon the number of Holders of New Calpine Common Stock, the Reorganized Debtors’ financial performance, and the market for similar securities, none of which can be determined or predicted. Therefore, the Debtors cannot assure that an active trading market will develop or, if a market develops, what the liquidity or pricing characteristics of that market will be.
     4. The Trading Price for the New Calpine Common Stock May be Depressed Following the Effective Date. Following the Effective Date, recipients of New Calpine Common Stock under the Plan may seek to dispose of such stock to obtain liquidity, which could cause the initial trading prices for these securities to be depressed, particularly in light of the lack of established trading markets for these securities. Further, the possibility that recipients of New Calpine Common Stock may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the New Calpine Common Stock.

     5. Significant Holders. Under the Plan, certain Holders of Allowed Claims and Interests may receive New Calpine Common Stock. If Holders of a significant number of shares of New Calpine Common Stock were to act as a group, such Holders might be in a position to control the outcome of actions requiring shareholder approval, including the election of directors.
     6. The Debtors’ Financial Projections are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They are Based. The Projections are based on numerous assumptions including: timely Confirmation and Consummation pursuant to the terms of the Plan; the anticipated future performance of the Reorganized Debtors; energy industry performance; general business and economic conditions; and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that the Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Reorganized Debtors’ operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to indebtedness following Consummation. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as an assurance of the actual results that will occur.
     Except with respect to the Projections and except as otherwise specifically and expressly stated, the Disclosure Statement does not reflect any events that may occur subsequent to the date of the Disclosure Statement. Such events may have a material impact on the information contained in the Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections. The Projections, therefore, will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.
     7. The Actual Allowed Amounts of Claims May Differ from the Estimated Claims and Adversely Affect the Percentage Recovery of Claims and Interests. The estimated Claims set forth in the Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in the Disclosure Statement. Such differences may materially and adversely affect, among other things: the percentage recoveries to Holders of Allowed Claims and Interests under the Plan; the Reorganized Debtors’ ability to consummate the Plan; the Reorganized Debtors’ ability to meet the Projections; and the Reorganized Debtors’ need to raise additional debt or equity financing. The Creditors’ Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be greater than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court and believes that the Debtors’ Claims estimates may be lower than the actual amount of Allowed Claims upon completion of the Claims reconciliation process, each of which may have a material impact on the recoveries to Holders of Allowed Claims and Interests. The Equity Committee believes that the Debtors’ assumed New Calpine Total Enterprise Value may be lower than the actual enterprise value of the Reorganized Debtors as may be determined by the Bankruptcy Court, and that this may have a material impact on the recoveries to Holders of Allowed Claims and Interests.
     8. The Valuation Analysis of New Calpine Common Stock, and the Estimated Recoveries to Holders of Claims and Interests, is not Intended to Represent the Trading Values of the New Calpine Common Stock. The Valuation Analysis is based on the Projections developed by the Debtors’ management and on certain generally accepted valuation principles. It is not intended to represent the trading values of Reorganized Calpine’s securities in public or private markets. The Valuation Analysis is based on numerous assumptions (the realization of many of which are beyond the Debtors’ and the Reorganized Debtors’ control), including the Reorganized Debtors’ successful reorganization, an assumed Effective Date on or about December 31, 2007, the Reorganized Debtors’ ability to achieve the operating and financial results included in the Projections, the Reorganized Debtors’ ability to maintain adequate liquidity to fund operations and the assumption that capital and equity markets remain consistent with current conditions. Even if the Debtors achieve the Projections, the trading market values for the New Calpine Common Stock could be adversely impacted by the lack of trading liquidity for these securities, lack of institutional research coverage, and concentrated selling by recipients of these securities.
     9. The New Calpine Common Stock May be Issued in Odd Lots. Holders of Allowed Claims and Interests may receive odd lot distributions (i.e., less than 100 shares) of New Calpine Common Stock under the Plan. Holders may find it more difficult to dispose of odd lots in the marketplace and may face increased brokerage charges in connection with any such disposition.
     10. The Reorganized Debtors Do Not Expect to Pay Cash Dividends on the New Calpine Common Stock for the Foreseeable Future. The terms of the New Credit Facility may limit, among other things, Reorganized Calpine’s ability to pay dividends, and it is not anticipated that any Cash dividends will be paid on the New Calpine Common Stock in the near future.
     11. Restrictions on Transfer. Holders of securities issued pursuant to the Plan who are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be “affiliates” or “control persons” within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (a) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of section 1145(b), (b) an effective registration of such securities under the Securities Act and under equivalent state securities or “blue sky” laws (and Calpine is under no obligation to register such securities), or (c) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements.
     12. Transfer Restrictions on the New Calpine Common Stock Contained in the Certificate of Incorporation for New Calpine Which May Limit the Liquidity of the New Calpine Common Stock; Any Prohibited Ownership Change Could Limit the Availability of the Debtors’ NOLs. The Reorganized Calpine Charter shall contain the restrictions on the transfer of New Calpine Common Stock contained in the New Calpine Trading Restrictions Term Sheet to minimize the likelihood of any potential adverse U.S. federal income tax consequences resulting from an ownership change (as defined in section 382 of the Internal Revenue Code) in Reorganized Calpine. Pursuant to the New Calpine Trading Restrictions Term Sheet, except as set forth herein, no post-emergence tax restrictions on trading (either buying or selling) shall exist. In the event that the market capitalization of New Calpine Common Stock drops by at least 35% from the market capitalization that existed upon emergence, and at least 25 percentage points of “owner shift” has occurred with respect to New Calpine Common Stock for purposes of section 382 of the Internal Revenue Code, then the board of directors of Reorganized Calpine may vote to impose trading restrictions. The decision by the board of directors of Reorganized Calpine to impose trading restrictions will require a vote by 2/3 of such Directors. If imposed, such trading restrictions will provide that the acquisition of stock by a Person or Entity who is not a 5% shareholder (as defined in section 382 of the Internal Revenue Code) of New Calpine Common Stock will be null and void ab initio as to the purchaser to the extent such acquisition causes the Person or Entity to become a 5% shareholder of New Calpine Common Stock, unless such acquisition has (a) been approved by the board of directors of Reorganized Calpine or (b) will not result in an increase in an “owner shift” for purposes of section 382 of the Internal Revenue Code in excess of any “owner shift” that would have occurred if the seller had sold the same amount of New Calpine Common Stock in the market (a “Permitted Acquisition”). With respect to any Person or Entity that is a 5% shareholder of New Calpine Common Stock, such restrictions shall provide that such party shall not be permitted to acquire additional New Calpine Common Stock unless such acquisition (a) has been approved by the board of directors of Reorganized Calpine or (b) is a Permitted Acquisition. A copy of the New Calpine Trading Restrictions Term Sheet shall be included in the Plan Supplement.

     13. Possible Charging Liens of Indenture Trustees Could Dilute the Recovery of Holders of Claims Arising from Issuances of Public Securities. Certain indenture trustees may elect to assert charging liens under the relevant indenture to recover fees, costs, and expenses incurred during the Chapter 11 Cases. If they do so, the recovery under the Plan by Holders of Claims arising from issuances of public securities could be reduced.
     14. Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Various Factual Determinations. Some of the material consequences of the Plan regarding United States federal income taxes are summarized in Article VII. Many of these tax issues raise unsettled and complex legal issues, and also involve various factual determinations, such as valuations, that raise additional uncertainties. The Debtors cannot ensure that the Internal Revenue Service (the “IRS”) will not take a contrary view, and no ruling from the IRS has been or will be sought regarding the tax consequences described in Article VII. In addition, the Debtors cannot ensure that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the Debtors’ tax treatment, or that a court would not sustain such a challenge. FOR A MORE DETAILED DISCUSSION OF RISKS RELATING TO THE SPECIFIC POSITIONS THE DEBTORS INTEND TO TAKE WITH RESPECT TO VARIOUS TAX ISSUES, PLEASE SEE ARTICLE VII.
C.	Risks Related to the Reorganized Debtors’ Business and Financial Condition
1.	Indebtedness
a.	The Reorganized Debtors’ Degree of Leverage May Limit Their Financial and Operating Activities
     The Reorganized Debtors will have significant indebtedness even after Consummation. The substantial indebtedness of the Reorganized Debtors could adversely impact their financial health and limit their operations. Further, the Debtors’ historical capital requirements have been considerable and their future capital requirements could vary significantly and may be affected by general economic conditions, industry trends, performance, and many other factors that are not within their control. The Debtors’ substantial level of indebtedness has, in the past, had important consequences, including: limiting their ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of their growth strategy, or other purposes; limiting their ability to use operating cash flow in other areas of their business because they must dedicate a substantial portion of these funds to service the debt; increasing their vulnerability to general adverse economic and industry conditions; limiting their ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation; limiting their ability or increasing the costs to refinance indebtedness; and limiting their ability to enter into marketing, hedging, optimization, and trading transactions by reducing the number of counterparties with whom they can transact as well as the volume of those transactions. These consequences, and others, may impact the Reorganized Debtors’ business and operations. The Reorganized Debtors cannot ensure that they will be able to obtain financing in the future. The Reorganized Debtors cannot ensure that they will not experience losses in the future. Their profitability and ability to generate cash flow will likely depend upon their ability to successfully implement their business strategy and meet or exceed the results forecasted in the Projections. However, the Reorganized Debtors cannot ensure that they will be able to accomplish these results.
     In addition, the Reorganized Debtors will have $1.5 billion of debt coming due in 2011, and there can be no assurance of the Reorganized Debtors’ ability to pay such debt or otherwise refinance such debt.

b.	The Covenants in the New Credit Facility Will Restrict the Reorganized Debtors’ Activities and Require Them to Meet or Maintain Various Financial Ratios
     The New Credit Facility will contain a number of covenants and other provisions that will restrict the Reorganized Debtors’ ability to engage in various financing transactions and operating activities, including but limited to: incur additional debt; prepay, redeem, or repurchase indebtedness; pay dividends or repurchase shares of capital stock; make loans or investments; create liens; sell assets; acquire businesses; enter into sale and lease back arrangements; enter into mergers and consolidations; change the nature of the businesses; and amend organizational documents, debt documents and other material agreements.
     The New Credit Facility also will require the Reorganized Debtors to maintain various financial ratios. The ability of the Reorganized Debtors to meet these financial covenants and ratios may be affected by events beyond their control. If the Reorganized Debtors default under any of these requirements, the lenders could declare all outstanding borrowings, accrued interest, and fees to be due and payable. If that were to occur, there can be no assurance that the Reorganized Debtors would have sufficient liquidity to repay or refinance this indebtedness or any of their other debt.
c.	The Reorganized Debtors’ Financial Results May be Volatile and May Not Reflect Historical Trends
     Following the Reorganized Debtors’ emergence from chapter 11, they expect their financial results to continue to be volatile as asset impairments, asset dispositions, restructuring activities, contract terminations and rejections, and claims assessments may significantly impact the Projections. As a result, their historical financial performance is likely not indicative of their financial performance post-Consummation. In addition, upon emergence from Chapter 11, the amounts reported in their subsequent financial statements may materially change relative to their historical financial statements, including as a result of revisions to their operating plans pursuant to the Plan. In addition, as part of their emergence from bankruptcy protection, the Reorganized Debtors may be required to adopt fresh start accounting. If fresh start accounting is applicable, their assets and liabilities will be recorded at fair value as of the fresh start reporting date. The fair value of their assets and liabilities may differ materially from the recorded values of assets and liabilities in the Projections. In addition, their financial results after the application of fresh start accounting may be different from historical trends.
d.	Much of the Indebtedness of the Reorganized Debtors upon Emergence from the Chapter 11 Cases Will Bear Interest at Variable Rates, Which May Lead to Increased Debt Service Obligations
     Much of the indebtedness of the Reorganized Debtors upon emergence from the Chapter 11 Cases will bear interest at variable rates. While Calpine may enter into interest rate hedging contracts for a portion of its variable rate debt, an increase in the interest rates on any remaining unhedged debt will reduce the funds available to repay the indebtedness of the Reorganized Debtors and to finance their operations and future business opportunities and, as a result, will intensify the consequences of their leveraged capital structure.
     2. Operations
a.	Expiration, Termination, or Entry into New Power Purchase Agreements
          The Reorganized Debtors’ revenue may be reduced significantly upon expiration or termination of various power purchase agreements. Some of the electricity the Debtors generate from their existing portfolio is sold under long-term PPAs that expire at various times. The Debtors also sell power under short to intermediate term (one to five year) PPAs. When the terms of each of these various PPAs expire, it is possible that the price paid to the Reorganized Debtors for the generation of electricity under subsequent arrangements may be reduced significantly.
     The Debtors’ power sales contracts have an aggregate value in excess of current market prices. Values for the Debtors’ long-term commodity contracts are calculated using discounted cash flows derived as the difference between contractually based cash flows and the cash flows to buy or sell similar amounts of the commodity on market terms. Inherent in these valuations are significant assumptions regarding future prices, correlations, and volatilities, as applicable. Because in valuing the Debtors’ power sales contracts, they are marked-to-market, the aggregate value of the contracts noted above could decrease in response to changes in the market. The Reorganized Debtors are at risk of loss in margins to the extent that these contracts expire or are terminated and they are unable to replace them on comparable terms. As of December 31, 2006, the Debtors had four customers with which they had multiple contracts that, when combined, constitute greater than 10% of this value: CDWR $0.5 billion, PG&E $0.4 billion, Wisconsin Power & Light $0.2 billion, and Carolina Power & Light $0.2 billion. The values by customer are composed of multiple individual contracts that expire beginning in 2008 and contain termination provisions standard to contracts in their industry such as negligence, performance default, or prolonged events of force majeure.
     Use of commodity contracts, including standard power and gas contracts (many of which constitute derivatives), can create volatility in earnings and may require significant cash collateral. The nature of the transactions that the Reorganized Debtors will enter into and the volatility of natural gas and electric power prices will determine the volatility of earnings that the Reorganized Debtors may experience related to these transactions.
     Companies like Calpine using derivatives, many of which are commodity contracts, are sensitive to the inherent risks of such transactions. Consequently, the Debtors are required to post cash collateral for certain commodity transactions in excess of what was previously required. The Debtors use margin deposits, prepayments, and letters of credit as credit support for commodity procurement and risk management activities. Future cash collateral requirements may increase based on the extent of the Reorganized Debtors’ involvement in standard contracts and movements in commodity prices and also based on the Reorganized Debtors’ credit ratings and general perception of creditworthiness in this market.
          b. Fuel Supply
     The Reorganized Debtors may be unable to obtain an adequate supply of natural gas in the future. To date, the Debtors’ fuel acquisition strategy has included various combinations of the Debtors’ own natural gas reserves, natural gas prepayment contracts, short-, medium- and long-term supply contracts, acquisition of natural gas in storage, and natural gas hedging transactions. In their natural gas supply arrangements, the Debtors attempt to match the fuel cost with the fuel component included in the facility’s power purchase agreements to minimize a project’s exposure to fuel price risk. In addition, the focus of CES is to manage the spark spread for the Debtors’ portfolio of generating plants and the Debtors actively enter into hedging transactions to lock in natural gas costs and spark spreads. The Debtors believe that there will be adequate supplies of natural gas available at reasonable prices for each of the Reorganized Debtors’ facilities when current natural gas supply agreements expire. However, natural gas supplies may not be available for the full term of the facilities’ power purchase agreements, and natural gas prices may increase significantly. Additionally, the Reorganized Debtors’ credit ratings may inhibit their ability to procure natural gas supplies from third parties. If natural gas is not available, or if natural gas prices increase above the level that can be recovered in electricity prices, there could be a negative impact on the Reorganized Debtors’ results of operations or financial condition.
     For the year ended December 31, 2004, the Debtors obtained approximately 7% of their physical natural gas supply needs through owned natural gas reserves. Following the completion of the sales of their oil and natural gas assets in 2005, the Debtors, for the most part, no longer satisfied any of their natural gas supply needs through owned natural gas reserves. Since that time, the Debtors obtain the majority of their physical natural gas supply from the market and utilize the natural gas financial markets to hedge their exposures to natural gas price risk. The Debtors’ less-than-investment-grade credit rating increases the amount of collateral that certain of their suppliers require the Debtors to post for purchases of physical natural gas supply and hedging instruments. To the extent that the Reorganized Debtors do not have Cash or other means of posting credit, they may be unable to procure an adequate supply of natural gas or natural gas hedging instruments. In addition, the fact that the Debtors’ deliveries of natural gas depend upon the natural gas pipeline infrastructure in markets where they operate power plants exposes the Reorganized Debtors to supply disruptions in the unusual event that the pipeline infrastructure is damaged or disabled.
     The Debtors rely on electric transmission and natural gas transportation and distribution facilities owned and operated by other companies. Thus, they depend on facilities and assets that they do not own or control for the transmission to their customers of the electricity produced in their facilities and the transportation and distribution of natural gas fuel to their facilities. If these transmission and transportation and distribution systems are disrupted or capacity on those systems is inadequate, their ability to sell and deliver electric energy products or obtain fuel may be hindered. ISOs that oversee transmission systems in regional power markets have imposed price limitations and other mechanisms to address volatility in their power markets. Existing congestion as well as expansion of transmission systems could affect their performance.
          c. Project Development and Acquisition
     The Reorganized Debtors’ power project development and acquisition activities may not be successful. The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, the Reorganized Debtors must generally obtain: necessary power generation equipment; governmental permits and approvals; fuel supply and transportation agreements; sufficient equity capital and debt financing; electrical transmission agreements; water supply and wastewater discharge agreements; and site agreements and construction contracts.
     To the extent that the Reorganized Debtors’ development activities continue or resume, the Reorganized Debtors may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis. In addition, project development is subject to substantial risks including various environmental, engineering, and construction risks relating to equipment, permitting, financing, obtaining necessary construction and operating agreements (including related to fuel supply, transportation and distribution, and electrical transmission), cost-overruns, delays, and performance targets. Although the Reorganized Debtors may attempt to minimize the financial risks in the development of a project by securing a favorable power purchase agreement, obtaining all required governmental permits and approvals, and arranging adequate financing prior to the commencement of construction, the development of a power project may require the Reorganized Debtors to expend significant sums for preliminary engineering, permitting, legal, and other expenses before they can determine whether a project is feasible, economically attractive, or financeable. If the Reorganized Debtors are unable to complete the development of a facility, the Reorganized Debtors might not be able to recover their investment in the project and may be required to recognize additional impairments.

     The process for obtaining initial environmental, siting, and other governmental permits and approvals is complicated and lengthy, often taking more than one year, and is subject to significant uncertainties. The Reorganized Debtors cannot assure that they will be successful in the development of power generation facilities in the future or that they will be able to successfully complete construction of their facilities currently in development, nor can the Reorganized Debtors assure that any of these facilities will be profitable or have value equal to the investment in them even if they do achieve commercial operation.
     The Reorganized Debtors’ projects under construction may not commence operation as scheduled. The commencement of operation of a newly constructed power generation facility involves many risks, including: start-up problems; the breakdown or failure of equipment or processes; and performance below expected levels of output or efficiency.
     New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance (including a layer of insurance provided by Calpine’s captive insurance subsidiary) is maintained to protect against certain risks, warranties are generally obtained for limited periods relating to the construction of each project and its equipment in varying degrees, and contractors and equipment suppliers are obligated to meet certain performance levels. The insurance, warranties, or performance guarantees, however, may not be adequate to cover lost revenues or increased expenses. As a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation, unless cured, could result in the Reorganized Debtors losing their interest in a power generation facility.
     In certain situations, power purchase agreements entered into with a utility early in the development phase of a project may enable the utility to terminate the PPA or to retain posted security as liquidated damages under the PPA. The situations that could allow a utility to terminate a PPA or retain posted security as liquidated damages include: the cessation or abandonment of the development, construction, maintenance, or operation of the facility; failure of the facility to achieve construction milestones by agreed upon deadlines, subject to extensions due to “force majeure” events; failure of the facility to achieve commercial operation by agreed upon deadlines, subject to extensions due to force majeure events; failure of the facility to achieve certain output minimums; failure by the facility to make any of the payments owing to the utility under the PPA or to establish, maintain, restore, extend the term of, or increase the posted security if required by the PPA; a material breach of a representation or warranty or failure by the facility to observe, comply with, or perform any other material obligation under the PPA; failure of the facility to obtain material permits and regulatory approvals by agreed upon deadlines; or the liquidation, dissolution, insolvency, or bankruptcy of the project entity.
          d. Success of Operations
     The Reorganized Debtors’ power generation facilities may not operate as planned. Upon completion of the Reorganized Debtors’ projects currently under construction, the Reorganized Debtors will operate nearly all of the power plants in which they currently have an interest. The continued operation of power generation facilities, including, upon completion of construction, the facilities owned directly by the Reorganized Debtors, involves many risks, including: the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes; performance below expected levels of output or efficiency; the output and efficiency levels at which those generating facilities perform; interruptions in fuel supply; disruptions in the delivery of electricity; adverse zoning; breakdown or failure of equipment (whether due to age or otherwise) or processes; violation of the Debtor’s permit requirements or revocation of permits; shortages of equipment or spare parts; labor disputes; operator errors; curtailment of operations due to transmission constraints; restrictions on emissions; implementation of unproven technologies in connection with environmental improvements; and catastrophic events such as fires, explosions, floods, earthquakes or other similar occurrences.
     From time to time, the Debtors’ power generation facilities have experienced equipment breakdowns or failures. In 2006, for example, the Debtors recorded expenses totaling approximately $27.5 million for these breakdowns or failures compared to $33.8 million in 2005. Continued high failure rates of Siemens-Westinghouse provided equipment represent the highest risk for future breakdowns. The Siemens turbines, which were engineered by Siemens to achieve high fuel efficiency and low emissions, have experienced certain design and operating problems which have impacted their reliability and maintenance costs and, if not corrected, may impair their expected useful lives. In several instances, breakdowns of the Siemens turbines have resulted in plant damage as well as lost power sales. Pursuant to the terms of the various turbine purchase, maintenance, and warranty agreements and the other agreements between Siemens and Calpine, Siemens has been attempting to implement certain product modifications designed to address the issues with the turbines. Calpine and Siemens continue to work to reach a mutually satisfactory resolution of the issues between the parties. To the extent that the parties are unable to reach agreement, Calpine shall pursue remedies in litigation or arbitration against Siemens, including damages claims and the pursuit of avoidance actions related to the agreements between the parties. Because of the foregoing, Calpine has been developing a contingency plan to address these problems on its own and to recover costs and damages from Siemens in the event an agreement cannot be reached.
     Although the Reorganized Debtors’ facilities contain various redundancies and back-up mechanisms, a breakdown or failure may prevent the affected facility from performing under any applicable power purchase agreements. Although insurance is maintained to partially protect against operating risks, the proceeds of insurance may not be adequate to cover lost revenues or increased expenses. As a result, the Reorganized Debtors could be unable to service principal and interest payments under their financing obligations which could result in the Reorganized Debtors losing their interest in one or more power generation facilities.
e.	Terrorist Attacks, Future War, or Risk of War may Adversely Impact the Debtors’ Results of Operations, their Ability to Raise Capital, or their Future Growth
     As power generators, the Debtors may face an above-average risk of an act of terrorism, which could include either a direct act against a generating facility of the Debtors or an inability to operate as a result of systemic damage resulting from an act against the transmission and distribution infrastructure that they use to transport their power. If such an attack were to occur, the Reorganized Debtors’ business, financial condition and results of operations could be materially adversely impacted. In addition, such an attack could impact their ability to service their indebtedness, their ability to raise capital, and their future growth opportunities.
f.	Availability and Productivity of Geothermal Resources
     The Reorganized Debtors’ geothermal energy reserves may be inadequate for their operations. The development and operation of geothermal energy resources are subject to substantial risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon: the heat content of the extractable steam or fluids; the geology of the reservoir; the total amount of recoverable reserves; operating expenses relating to the extraction of steam or fluids; price levels relating to the extraction of steam or fluids or power generated; and capital expenditure requirements relating primarily to the drilling of new wells.

     In connection with each geothermal power plant, the Reorganized Debtors estimate the productivity of the geothermal resource and the expected decline in productivity. The productivity of a geothermal resource may decline more than anticipated, resulting in insufficient reserves being available for sustained generation of the electrical power capacity desired. An incorrect estimate by the Debtors or an unexpected decline in productivity could, if material, adversely affect the Reorganized Debtors’ results of operations or financial condition.
     Geothermal reservoirs are highly complex. As a result, there exist numerous uncertainties in determining the extent of the reservoirs and the quantity and productivity of the steam reserves. Reservoir engineering is an inexact process of estimating underground accumulations of steam or fluids that cannot be measured in any precise way, and depends significantly on the quantity and accuracy of available data. As a result, the estimates of other reservoir specialists may differ materially from those of the Reorganized Debtors. Estimates of reserves are generally revised over time on the basis of the results of drilling, testing, and production that occur after the original estimate was prepared. The Reorganized Debtors cannot assure that they will be able to successfully manage the development and operation of the their geothermal reservoirs or that the Reorganized Debtors will accurately estimate the quantity or productivity of their steam reserves.
     Seismic disturbances could damage the Reorganized Debtors’ projects. Areas where the Reorganized Debtors operate and are developing many of their geothermal and gas-fired projects are subject to frequent low-level seismic disturbances. More significant seismic disturbances are possible. The Debtors’ existing power generation facilities are built to withstand relatively significant levels of seismic disturbances, and the Debtors believe they maintain adequate insurance protection. Earthquake, property damage, or business interruption insurance, however, may be inadequate to cover all potential losses sustained in the event of serious seismic disturbances. Additionally, insurance for these risks may not continue to be available to the Reorganized Debtors on commercially reasonable terms or at all.
     The Reorganized Debtors’ results will be subject to quarterly and seasonal fluctuations. The Debtors’ quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including: seasonal variations in energy prices; weather; variations in levels of production (including forced outages); unavailability of emissions credits; the timing and size of acquisitions; and the completion of development and construction projects.
     Additionally, because the Debtors receive the majority of capacity payments under some of their power purchase agreements, and typically higher energy prices, during the months of May through October, the Reorganized Debtors’ revenues and results of operations are, to a large extent, seasonal.
     In particular, a disproportionate amount of the Debtors’ total revenue has historically been realized during the third fiscal quarter and they expect this trend to continue in the future as U.S. demand for electricity peaks in the third fiscal quarter. If the Debtors’ total revenue were below seasonal expectations during that quarter, by reason of facility operational performance issues, cool summers, mild winters or other factors, it could have a disproportionate effect on their expectations and the expectations of securities analysts and investors with regard to their annual operating results.
     3. Market Conditions
     Competition could adversely affect the Reorganized Debtors’ performance. The power generation industry is characterized by intense competition, and the Reorganized Debtors will encounter competition from utilities, industrial companies, marketing and trading companies, financial institutions, and other independent power producers. In recent years, there has been increasing competition among generators in an effort to obtain power purchase agreements, and this competition has contributed to a reduction in electricity prices in certain markets. In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power industry. For instance, the CPUC issued decisions that provided that all California electric users taking service from a regulated public utility could elect to receive direct access service commencing April 1998; however, the CPUC suspended the offering of direct access to any customer not receiving direct access service as of September 20, 2001, due to the problems experienced in the California energy markets during 2000 and 2001. As a result, uncertainty exists as to the future course for direct access in California in the aftermath of the energy crisis in that state. In Texas, legislation phased in a deregulated power market, which commenced on January 1, 2001. This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the supply of electricity in the future could increase this pressure.
     Further, the Reorganized Debtors’ revenues and results of operations will depend on market rules, regulations, and other forces beyond their control, including: rate caps, price limitations and bidding rules imposed by ISOs, RTOs and other market regulators that may impair their ability to recover costs and limit their return on their capital investments; and their competitors’ entitlement guaranteed rates of return on their capital investments, which returns may in some instances exceed such investments, may limit their ability to sell their power profitably.
     The volatility in the California power market, along with significant changes in state laws, regulations, policies and procedures have led to a number of unresolved issues arising in that market, where a significant number of the Debtors’ power plants are located. These issues could adversely affect the Reorganized Debtors’ performance, and the Reorganized Debtors are unable to predict the impact of such issues on their future financial and operational performance. For additional information regarding the changes in and other issues regarding the California power market, please refer to Calpine’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. These filings are available by visiting the Securities and Exchange Commission’s website at http://www.sec.gov or the Debtors’ website at http://www.calpine.com.
     4. Government Regulation
     The Reorganized Debtors’ activities are subject to complex and stringent energy, environmental, and other governmental laws and regulations which could adversely affect their operations. The construction and operation of power generation facilities require numerous permits, approvals, and certificates from appropriate foreign, federal, state, and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While the Reorganized Debtors believe that they have obtained the requisite approvals and permits for their existing operations and that their business is operated in accordance with applicable laws, the Reorganized Debtors remain subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. Existing laws and regulations may be revised or reinterpreted, or new laws and regulations may become applicable to the Reorganized Debtors that may have a negative effect on their business and results of operations. The Reorganized Debtors may be unable to obtain all necessary licenses, permits, approvals, and certificates for proposed projects, and completed facilities may not comply with all applicable permit conditions, statutes, or regulations. In addition, regulatory compliance for the construction and operation of the Reorganized Debtors’ facilities can be a costly and time-consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain and maintain permits. If a project is unable to function as planned due to changing requirements, loss of required permits or regulatory status or local opposition, it may create expensive delays, extended periods of non-operation, or significant loss of value in a project.

     Environmental regulations have had and will continue to have an impact on the Reorganized Debtors’ operations and their investment decisions. The Reorganized Debtors are subject to complex and stringent energy, environmental, and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership, and operation of their energy generation facilities, and in connection with the purchase and sale of electricity and natural gas. Federal laws and regulations govern, among other things, transactions by electric and gas companies, the ownership of the facilities, and access to and service on the electric transmission and natural gas transportation grids. There have been a number of federal legislative and regulatory actions that have recently changed, and will continue to change, how the energy markets are regulated. For example, in March 2005, the EPA adopted a significant air quality regulation, the CAIR, that will affect the Reorganized Debtors’ fossil fuel-fired generating facilities located in the eastern half of the United States. The CAIR addresses the interstate transport of NOx and SO2 from fossil fuel power generation facilities. Individual states are responsible for developing a mechanism for assigning emissions rights to individual facilities. States’ allocation mechanisms, which will be complete in late 2007, ultimately will determine the net financial impact upon the Reorganized Debtors. In addition, the potential for future regulation of greenhouse gas emissions continues to be the subject of discussion. The Reorganized Debtors’ power generation facilities are significant sources of CO2 emissions, a greenhouse gas. The Reorganized Debtors’ compliance costs with any future federal greenhouse gas regulation could be material. Additional legislative and regulatory initiatives may occur. The Reorganized Debtors cannot provide assurance that any legislation or regulation ultimately adopted would not adversely affect the Reorganized Debtors’ existing projects.
     Complex electric regulations may have a continuing impact on the Reorganized Debtors’ business. The Reorganized Debtors’ operations are potentially subject to the provisions of various energy laws and regulations, including the FPA, PUHCA 2005, PURPA, and state and local regulations. The FPA regulates wholesale sales of power, as well as electric transmission, in interstate commerce. PUHCA 2005, which repealed the PUHCA of 1935 as of February 8, 2006, subjects “holding companies,” as defined in PUHCA 2005, to certain FERC rights of access to the companies’ books and records that are determined by FERC to be relevant to the companies’ respective FERC-jurisdictional rates. PURPA provides owners of QFs exemptions from certain federal and state regulations, including rate and financial regulations. Each of these laws was created or amended by EPAct 2005, and FERC is still promulgating regulations to implement EPAct 2005’s provisions. The Reorganized Debtors cannot predict what the final effects of these regulations will be on their business.
     Under the FPA and FERC’s regulations, the wholesale sale of power at market-based or cost-based rates requires that the seller have authorization issued by FERC to sell power at wholesale pursuant to a FERC-accepted rate schedule or tariff. All of the Reorganized Debtors’ affiliates that own power plants (except for those power plants that are QFs under PURPA or are located in ERCOT), as well as the Reorganized Debtors’ power marketing companies (collectively referred to as “Market Based Rate Companies”), are currently authorized by FERC to make wholesale sales of power at market based rates. This authorization could possibly be revoked for any of the Reorganized Debtors’ Market Based Rate Companies if: the Reorganized Debtors’ Market Based Rate Companies fail in the future to continue to satisfy FERC’s applicable criteria or future criteria as possibly modified by FERC; if FERC eliminates or restricts the ability of wholesale sellers of power to make sales at market-based rates; or if FERC institutes a proceeding, based upon its own motion or a complaint brought by a third party, and establishes that any of the Reorganized Debtors’ Market Based Rate Companies’ existing rates have become either unjust and unreasonable or contrary to the public interest (the applicable standard is determined by the circumstances). FERC could also revoke a seller’s market-based rate authority if the seller does not comply with FERC’s quarterly and triennial reporting requirements or does not notify FERC of any change in the seller’s status that would reflect a departure from the characteristics FERC relied upon in granting market-based rate authority to the seller. If the seller’s market-based rate authority is revoked, the seller could be liable for refunds of certain sales made at market-based rates.
     The Reorganized Debtors’ Market Based Rate Companies also must comply with FERC’s application, filing, and reporting requirements for persons holding or proposing to hold certain interlocking directorate positions. If the appropriate filings are not made, FERC can deny the person from holding the interlocking positions.
     Under PUHCA 2005, the Reorganized Debtors and certain companies within their organizational structure are holding companies otherwise subject to the books and records access requirements. The Reorganized Debtors and their subsidiary holding companies, however, are exempt from the books and records access requirement because they are holding companies solely with respect to one or more QFs, EWGs, and FUCOs. If one of the Reorganized Debtors’ subsidiary project companies were to lose their QF, EWG, or FUCO status, the Reorganized Debtors would lose this exemption. Consequently, all holding companies within the Reorganized Debtors’ corporate structure would be subject to the books and records access requirement of PUHCA 2005, in addition to stringent holding company record-keeping and reporting requirements mandated by FERC’s rules. If the Reorganized Debtors lose the exemption, the Reorganized Debtors could seek a waiver of the record-keeping and reporting requirements, but the Reorganized Debtors cannot provide assurance that they would obtain such waiver.
     To avail themselves of the benefits provided by PURPA, the Reorganized Debtors’ project companies must own or, in some instances, operate a QF. For a cogeneration facility to qualify as a QF, FERC requires the QF to produce electricity as well as thermal energy in specified minimum proportions. The QF also must meet certain minimum energy efficiency standards. In addition, EPAct 2005 and FERC’s implementing regulations require new cogeneration QFs to demonstrate that their thermal output will be used in a “productive and beneficial manner” and that the facility’s electrical, thermal, chemical, and mechanical output will be used fundamentally for industrial, commercial, residential, or institutional purposes. Generally, any geothermal power facility which produces not more than 80 MW of electricity qualifies for QF status. FERC’s regulations implementing EPAct 2005 require QFs to obtain market-based rate authorization for wholesale sales that are made pursuant to a contract executed after March 17, 2006, and not under a state regulatory authority’s implementation of section 210 of PURPA.
     Certain factors necessary to maintain QF status are subject to the risk of events outside the Reorganized Debtors’ control. For example, some of the Reorganized Debtors’ facilities have temporarily been rendered incapable of meeting FERC’s QF criteria due to the loss of a thermal energy customer. Such loss of a steam host could occur, for example, if the steam host, typically an industrial facility, fails for operating, permit, or economic reasons to use sufficient quantities of the QF’s steam output. In these cases, the Reorganized Debtors have obtained from FERC limited waivers (for up to two years) of the applicable QF requirements. The Reorganized Debtors cannot provide assurance that such waivers will in every case be granted. During any such waiver period, the Reorganized Debtors would seek to replace the thermal energy customer or find another use for the thermal energy which meets PURPA’s requirements, but no assurance can be given that these remedial actions would be available. The Reorganized Debtors also cannot provide assurance that all of the Reorganized Debtors’ steam hosts will continue to take and use sufficient quantities of their respective QF’s steam output.
     If any of the Reorganized Debtors’ QFs lose their QF status, the owner of the QF would need to obtain FERC acceptance of a market-based or cost-based rate schedule to continue making wholesale power sales. To maintain the Reorganized Debtors’ exemption from PUHCA 2005, the owner would also need to obtain EWG status. The Reorganized Debtors cannot provide assurance that such FERC acceptance of a rate schedule or approval of EWG status would be obtained. In addition, a loss of QF status could, depending on the facility’s particular power purchase agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. If a power purchaser were to cease taking and paying for electricity, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers.
     FERC has proposed to eliminate prospectively electric utilities’ requirement under section 210 of PURPA to purchase power from QFs at the utility’s “avoided cost,” to the extent FERC determines that such QFs have access to a competitive wholesale electricity market. FERC has also proposed procedures for utilities to file to obtain relief from mandatory purchase obligations on a service territory-wide basis, and provided procedures for affected QFs to file to reinstate the purchase obligation. Consistent with EPAct 2005, FERC proposes to leave intact existing rights under any contract or obligation in effect or pending approval involving QF purchases or sales. FERC has not taken final action on this issue. The Reorganized Debtors cannot predict what effect this proposal, and FERC’s final regulations, if any, implementing it, will have on their business.
     For those other regulations that FERC will promulgate in the future in connection with EPAct 2005, the Reorganized Debtors cannot predict what effect these future regulations may have on their business. Furthermore, the Reorganized Debtors cannot predict what future laws or regulations may be promulgated. The Reorganized Debtors do not know whether any other new legislative or regulatory initiatives will be adopted or, if adopted, what form they may take. The Reorganized Debtors cannot provide assurance that any legislation or regulation ultimately adopted would not adversely affect the operation of and generation of electricity by their business.
     State PUCs have historically had broad authority to regulate both the rates charged by, and the financial activities of, electric utilities operating in their states and to promulgate regulations for implementation of PURPA. Retail sales of electricity or thermal energy by an independent power producer may be subject to PUC regulation depending on state law. States may also assert jurisdiction over the siting and construction of electricity generating facilities including QFs and EWGs and, with the exception of QFs, over the issuance of securities and the sale or other transfer of assets by these facilities. The Reorganized Debtors cannot predict what laws or rules will be enacted by states or PUCs or how these laws and rules would affect their business.
     Natural gas regulations have a continuing impact upon the Reorganized Debtors’ business. The cost of natural gas is ordinarily the largest operational expense of a gas-fired project and is critical to the project’s economics. The risks associated with using natural gas can include the need to arrange gathering, processing, extraction, blending, and storage, as well as transportation of the gas from great distances, including obtaining removal, export, and import authority if the gas is imported from a foreign country; the possibility of interruption of the gas supply or transportation (depending on the quality of the gas reserves purchased or dedicated to the project, the financial and operating strength of the gas supplier, whether firm or nonfirm transportation is purchased, and the operations of the gas pipeline); regulatory diversion; and obligations to take a minimum quantity of gas and pay for it (i.e., “take and pay” obligations).
     As the owner of more than sixty operating natural gas-fired power plants, the Reorganized Debtors rely on the natural gas pipeline grid for delivery of fuel. The use of pipelines for delivery of natural gas has proven to be an efficient and reliable method of meeting customers’ fuel needs. The Reorganized Debtors believe that their risk of fuel supply disruption resulting from pipeline operation difficulties is limited, given the historical performance of pipeline operators and, in certain instances, multiple pipeline interconnections to the generation facilities. However, if a disruption were to occur, the effect could be substantial, including outages at one of more of the Reorganized Debtors’ plants until they were able to secure fuel supplies.

     As a purchaser and seller of natural gas in the wholesale market, as well as a transportation customer on interstate pipelines, the Reorganized Debtors are subject to FERC regulation regarding the sale of natural gas and the transportation of natural gas. The Reorganized Debtors cannot predict what new regulations FERC may enact in the future or how these regulations would affect their business.
     THESE CONSIDERATIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, THE PERFORMANCE OF THE REORGANIZED DEBTORS’ INVESTMENT PORTFOLIOS, THE ACHIEVEMENT OF OPERATING EFFICIENCIES, MAINTAINING GOOD EMPLOYEE RELATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, NATURAL DISASTERS, ACTS OF TERRORISM OR WAR, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.
ARTICLE VII.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     The following is a summary of certain U.S. federal income tax consequences of the Plan to the Debtors and certain Creditors and Interest Holders, including Holders of Allowed Second Lien Debt Claims, Other Secured Claims, Unsecured Claims, and Old Calpine Common Stock Interests. This summary is based on the Internal Revenue Code, Treasury Regulations thereunder, and administrative and judicial interpretations and practice, all as in effect on the date of the Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling from the IRS as to any of the tax consequences of the Plan discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Plan described below.
     This summary does not apply to Holders of Claims or Interests that are not United States persons (as such term is defined in the Internal Revenue Code) or that are otherwise subject to special treatment under U.S. federal income tax law (including, for example, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies, and regulated investment companies). The following discussion assumes that Holders of Allowed Second Lien Debt Claims, Other Secured Claims, Unsecured Claims, and Old Calpine Common Stock Interests hold such Claims and Interests as “capital assets” within the meaning of section 1221 of the Internal Revenue Code. Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors and Holders of Allowed Second Lien Debt Claims, Other Secured Claims, Unsecured Claims, and Old Calpine Common Stock Interests based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than U.S. federal income tax law, including under state, local, or foreign tax law.

     The following summary is not a substitute for careful tax planning and advice based on the particular circumstances of each Holder of a Claim or Interest, including Holders of Second Lien Debt Claims, Other Secured Claims, Unsecured Claims, and Old Calpine Common Stock Interests. Each Holder of a Claim or Interest is urged to consult his, her, or its own tax advisors as to the U.S. federal income tax consequences, as well as other tax consequences, including under any applicable state, local, and foreign law, of the restructuring described in the Plan.
     IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, any tax advice contained in this Disclosure Statement is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the U.S. Internal Revenue Code. The tax advice contained in this Disclosure Statement was written to support the promotion or marketing of the transactions described in this Disclosure Statement. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
A.	Certain U.S. Federal Income Tax Consequences to the Holders of Allowed Claims and Interests
     1. Consequences to Holders of Allowed Second Lien Debt Claims
     Pursuant to the Plan, each Allowed Second Lien Debt Claim will be paid in full in Cash. If a Holder of an Allowed Second Lien Debt Claim receives Cash in satisfaction of its Claim, the satisfaction should be treated as a taxable exchange under section 1001 of the Internal Revenue Code. The Holder should recognize capital gain or loss (which capital gain or loss would be long-term capital gain or loss if the Holder has held the debt instrument underlying its Claim for more than one year) (subject to the “market discount” rules described below) equal to the difference between (x) the amount of Cash received and (y) the Holder’s adjusted tax basis in the debt instrument underlying its Claim. To the extent that the Cash received in the exchange is allocable to accrued interest that has not already been taken into income by the Holder, the Holder may recognize ordinary interest income. See Article VII.A.5 below for further information.
     2. Consequences to Holders of Allowed Other Secured Claims
     Pursuant to the Plan, each Allowed Other Secured Claim will either be Reinstated or paid in full in Cash or have all collateral securing such Allowed Other Secured Claim returned. If a Holder of an Allowed Other Secured Claim receives Cash or has all collateral securing such Claim returned in satisfaction of its Claim, the satisfaction should be treated as a taxable exchange under Section 1001 of the Internal Revenue Code. The Holder should recognize capital gain or loss (which capital gain or loss should be long-term capital gain or loss if the Holder has held its Claim for more than one year) (subject to the “market discount” rules described below) equal to the difference between (x) the amount of Cash or the fair market value of other property received and (y) the Holder’s adjusted tax basis in its Claim. To the extent that the Cash or property received in the exchange is allocable to accrued interest that has not already been taken into income by the Holder, the Holder may recognize ordinary interest income. See Article VII.A.5 below for further information. If an Allowed Other Secured Claim is Reinstated, the Holder of such Claim should not recognize gain or loss except to the extent collateral securing such Claim is changed, and the change in collateral constitutes a “significant modification” of the Allowed Other Secured Claim within the meaning of Treasury Regulations promulgated under section 1001 of the Internal Revenue Code.

     3. Consequences to Holders of Allowed Unsecured Claims
          a. Exchange of Allowed Unsecured Claims for New Calpine Common Stock
     Pursuant to the Plan, Allowed Unsecured Claims (other than Unsecured Convenience Class Claims) will be exchanged for New Calpine Common Stock. The U.S. federal income tax consequences to Holders of Allowed Unsecured Claims depend on whether: (i) the Allowed Unsecured Claims are treated as “securities” of Calpine Corporation (as opposed to not being treated as “securities” or being treated as “securities” of Calpine Corporation’s subsidiaries) for purposes of the reorganization provisions of the Internal Revenue Code; and (ii) the Debtors’ restructuring qualifies as a tax-free reorganization.
     Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that term-length of a debt instrument at issuance is an important factor in determining whether such an instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, among others: the security for payment; the creditworthiness of the obligor; the subordination or lack thereof to other creditors; the right to vote or otherwise participate in the management of the obligor; convertibility of the instrument into an equity interest of the obligor; whether payments of interest are fixed, variable, or contingent; and whether such payments are made on a current basis, or accrued.
     To the extent that all or some of the Allowed Unsecured Claims are treated as securities of Calpine, then the exchange of such Allowed Unsecured Claims so treated for New Calpine Common Stock pursuant to the Plan should be treated as a recapitalization and, therefore, a tax-free reorganization. In such case, each Holder of such Allowed Unsecured Claims that are treated as securities of Calpine should not recognize any gain or loss on the exchange, except that a Holder of such Allowed Unsecured Claims may recognize ordinary income to the extent that New Calpine Common Stock is treated as received in satisfaction of accrued but untaxed interest on such Allowed Unsecured Claims. See Article VII.A.5 below for further information. Such Holder should obtain a tax basis in the New Calpine Common Stock equal to the tax basis of the Allowed Unsecured Claims surrendered for the New Calpine Common Stock and should have a holding period for the New Calpine Common Stock that includes the holding period for the Allowed Unsecured Claims exchanged for the New Calpine Common Stock; provided, however, that the tax basis of any share of New Calpine Common Stock (or portion thereof) treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such New Calpine Common Stock (or portion thereof) should not include the holding period of the Allowed Unsecured Claims exchanged for the New Calpine Common Stock.
     To the extent that Allowed Unsecured Claims are not treated as securities of Calpine, or that Holders receive Cash in lieu of New Calpine Common Stock for such Claims, a Holder of such Allowed Unsecured Claims (including a Holder of Allowed Unsecured Convenience Class Claims) will be treated as exchanging its Allowed Unsecured Claims for New Calpine Common Stock or Cash in a taxable exchange under section 1001 of the Internal Revenue Code. Accordingly, each Holder of such Allowed Unsecured Claims should recognize gain or loss equal to the difference between: (i) the fair market value of New Calpine Common Stock (as of the date the stock is distributed to the Holder) or Cash received in exchange for the Allowed Unsecured Claims; and (ii) the Holder’s adjusted basis, if any, in the Allowed Unsecured Claims. Such gain or loss should be capital in nature so long as the Allowed Unsecured Claims are held as capital assets (subject to the “market discount” rules described below) and should be long-term capital gain or loss if the Holder has a holding period for Allowed Unsecured Claims of more than one year. To the extent that a portion of the Cash received in exchange for the Allowed Unsecured

Claims is allocable to accrued but untaxed interest, the Holder may recognize ordinary income. See Article VII.A.5 below for further information. A Holder’s tax basis in New Calpine Common Stock received should equal the fair market value of the New Calpine Common Stock as of the date such stock is distributed to the Holder. A Holder’s holding period for New Calpine Common Stock should begin on the day following the Effective Date.
          b. Exchange of Allowed Unsecured Claims Against Calpine’s Subsidiaries
     Holders of Allowed Claims against Calpine’s Subsidiaries (“Subsidiary Claims”) may recognize gain or loss on the exchange of such Claims for New Calpine Common Stock. Although certain Subsidiary Claims may constitute securities, the exchange of Subsidiary Claims for New Calpine Common Stock likely may not qualify as a tax-free reorganization because the Subsidiary Claims were issued by various subsidiaries of Calpine and will be exchanged for equity in Calpine. Accordingly, Holders of Subsidiary Claims may recognize gain or loss equal to the difference between: (i) the fair market value of New Calpine Common Stock (as of the date the stock is distributed to the Holder) received in exchange for the Subsidiary Claims; and (ii) the Holder’s adjusted basis in the Subsidiary Claims. Such gain or loss should be capital in nature so long as the Subsidiary Claims are held as capital assets (subject to the “market discount” rules described below) and should be long-term capital gain or loss if the Subsidiary Claims were held for more than one year. To the extent that a portion of the New Calpine Common Stock received in exchange for the Subsidiary Claims is allocable to accrued but untaxed interest, the Holder may recognize ordinary income. See Article VII.A.5 below for further information. If gains or losses are recognized, a Holder’s tax basis in New Calpine Common Stock received should equal the fair market value of the New Calpine Common Stock as of the date the stock is distributed to the Holder, and a Holder’s holding period for New Calpine Common Stock should begin on the day following the Effective Date.
     The Debtors intend to take reasonable steps to structure the transaction such that Holders of Subsidiary Claims will not recognize gain or loss on the exchange of such Claims for New Calpine Common Stock. Among other actions, the Debtors may cause certain Calpine subsidiaries to be treated as “disregarded entities” solely for U.S. federal tax purposes either by making an election or converting the legal form of certain corporate Entities to limited liability companies. By making this conversion or election prior to the Effective Date, holders of Subsidiary Claims may be treated for tax purposes as though they actually held Claims against Calpine. In that event, the exchange of such Claim (assuming such Claim qualified as a “security” for tax purposes) for New Calpine Common Stock should qualify for tax-free treatment. There is no assurance that the effect of such election would permit holders of Subsidiary Claims to exchange those Claims for New Calpine Common Stock without recognizing gain or loss. If the Debtors do not convert these Entities or make this election, they intend to pursue other alternatives to permit a tax-free exchange for Holders of Subsidiary Claims.
     4. Consequences to Holders of Old Calpine Common Stock Interests
     Holders of Old Calpine Common Stock Interests that are exchanged for New Calpine Common Stock should not recognize any gain or loss on such exchange. The Holder’s tax basis in its New Calpine Common Stock should equal its tax basis in the shares surrendered, and the Holder’s holding period for such shares should include the period during which such Holder held its Old Calpine Common Stock interests.
     5. Accrued But Untaxed Interest
     It is expected that a portion of the New Calpine Common Stock received by Holders of Claims will be attributable to accrued but untaxed interest on such Claims. Such amount should be taxable to that

Holder as interest income if such accrued interest has not been previously included in the Holder’s gross income for U.S. federal income tax purposes.
     If the fair value of the New Calpine Common Stock is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such New Calpine Common Stock will be attributable to accrued but untaxed interest is unclear. Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes. The IRS could take the position, however, that the consideration received by a Holder should be allocated in some way other than as provided in the Plan. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.
     6. Market Discount
     Holders who exchange Allowed Unsecured Claims (including Subsidiary Claims) for New Calpine Common Stock may be affected by the “market discount” provisions of sections 1276 through 1278 of the Internal Revenue Code. Under these rules, some or all of the gain realized by a Holder may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued “market discount” on such Allowed Unsecured Claims and Subsidiary Claims.
     In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is considered to be acquired with “market discount” as to that holder if the debt obligation’s stated redemption price at maturity (or revised issue price as defined in section 1278 of the Internal Revenue Code, in the case of a debt obligation issued with original issue discount) exceeds the tax basis of the debt obligation in the holder’s hands immediately after its acquisition. However, a debt obligation is not a “market discount bond” if such excess is less than a statutory de minimis amount (equal to 0.25 percent of the debt obligation’s stated redemption price at maturity or revised issue price, in the case of a debt obligation issued with original issue discount, multiplied by the number of complete years remaining until maturity at the time of the acquisition).
     Any gain recognized by a Holder on the taxable disposition of Allowed Unsecured Claims and Subsidiary Claims (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Allowed Unsecured Claims and Subsidiary Claims were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the Allowed Unsecured Claims and Subsidiary Claims that were acquired with market discount are exchanged in a tax-free transaction for other property (as may occur here), any market discount that accrued on the Allowed Unsecured Claims and Subsidiary Claims (i.e., up to the time of the exchange) but was not recognized by the Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of such accrued market discount.
     7. The Rights Offering
     If the Debtors pursue a rights offering, a recipient of subscription rights generally should not recognize taxable gain or loss upon the exercise of such rights. The tax basis in the new common stock received upon exercise of the subscription rights should equal the sum of the holder’s tax basis in the subscription rights and the amount paid for such new common stock. The holding period in such new common stock received should commence the day following its acquisition.
     8. Information Reporting and Backup Withholding
     In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder of a Claim may be subject to backup withholding (currently at a rate of 28%) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax, provided that the required information is provided to the IRS.
     The Debtors will withhold all amounts required by law to be withheld from payments of interest. The Debtors will comply with all applicable reporting requirements of the Internal Revenue Code.
     THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM OR INTEREST IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.
B.	Certain U.S. Federal Income Tax Consequences to Reorganized Debtors
     1. Cancellation of Debt and Reduction of Tax Attributes
     In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of Cash paid, and (y) the fair market value of any new consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange.
     A debtor will not, however, be required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income under section 108 of the Internal Revenue Code. In general, tax attributes will be reduced in the following order: (a) NOLs; (b) most tax credits and capital loss carryovers; (c) tax basis in assets; and (d) foreign tax credits. A debtor with COD Income may elect first to reduce the basis of its depreciable assets under section 108(b)(5) of the Internal Revenue Code.
     Because the Plan provides that Holders of Allowed Unsecured Claims will receive New Calpine Common Stock, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend on the fair market value of the New Calpine Common Stock exchanged therefor. This value cannot be known with certainty until after the Effective Date. Thus, although the Debtors believe that no COD Income will be realized because it is expected that all Claims will be fully satisfied, some COD Income may be realized if the New Calpine Common Stock is worth less than currently expected. In that case, a reduction of tax attributes may be required. Nonetheless, despite this reduction (if any), the Debtors expect that they will have significant NOL carryovers remaining after emergence from chapter 11, subject to the limitations discussed below.
     2. Limitation of Net Operating Loss Carry Forwards and Other Tax Attributes
     The Reorganized Debtors will have NOL carryovers and other tax attributes at emergence potentially exceeding $5.0 billion. The precise amount of NOL carryovers that will be available to the Reorganized Debtors at emergence is based on a number of factors and is impossible to calculate at this time. Some of the factors that will impact the amount of available NOLs include: the amount of tax losses incurred by the Debtors in 2007; the value of the New Calpine Common Stock; and the amount of COD Income incurred by the Debtors in connection with Consummation. The Debtors anticipate that, taking these factors into account, they will have significant federal NOL carryovers following emergence, subject to the limitations discussed below. The Valuation Analysis concludes that a material portion of the Reorganized Debtors’ valuation is derived from the Reorganized Debtors’ federal NOLs. In addition, the Reorganized Debtors’ subsequent utilization of any losses and NOL carryovers remaining and possibly certain other tax attributes may be restricted as a result of and upon Consummation.
     Following Consummation, the Debtors anticipate that any remaining NOL and tax credit carryovers and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) may be subject to limitation under section 382 of the Internal Revenue Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions pursuant to the Plan.
     Under section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. As discussed more fully below, the Debtors anticipate that the issuance of the New Calpine Common Stock pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Debtors’ use of their NOL carryovers will be subject to limitation unless an exception to the general rules of section 382 of the Internal Revenue Code applies.
          a. General Section 382 Annual Limitation
     In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” in effect for the month in which the “ownership change” occurs (currently approximately 4.32%, as of July 2007). Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.
          b. Special Bankruptcy Exceptions
     An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a

debtor’s Pre-Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Debtors undergo another “ownership change” within two years after Consummation, then the Debtors’ Pre-Change Losses effectively would be eliminated in their entirety.
     Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a debtor corporation that undergoes an “ownership change” generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under it the debtor corporation is not required to reduce their NOLs by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo a change of ownership within two years without triggering the elimination of its NOLs.
     The IRS has announced rules that may make it beneficial for the Debtors to utilize the 382(l)(6) Exception. Under these rules, a corporation whose assets generally have a fair market value greater than their tax basis (a “net unrealized built-in gain”) is permitted to increase its annual section 382 limitation during the five years immediately after the “ownership change” by an amount equal to the depreciation deductions that a hypothetical purchaser of a debtor’s assets would have been permitted to claim if it had acquired the debtor’s assets in a taxable transaction. While the Debtors’ analysis continues, the Debtors believe they may have a net unrealized built-in gain on assets, and, accordingly their ability to utilize their pre-change losses to offset their taxable income under section 382(l)(6) of the Internal Revenue Code following the Effective Date may be significantly enhanced. At all events, however, it is important to recognize that the Debtors’ Pre-Change Losses will be reduced by the amount of COD Income realized as part of the Plan, as discussed above.
     While it is not certain, it is doubtful at this point that the Debtors will elect to utilize the 382(l)(5) Exception. In the event that the Debtors do not use the 382(l)(5) Exception, the Debtors expect that their use of their NOLs after the Effective Date will be subject to limitation based on the rules discussed above, but taking into account the 382(l)(6) Exception. The Valuation Analysis determines the Reorganized Debtors’ valuation based on the assumption that the Reorganized Debtors will utilize the 382(l)(6) Exception and not the 382(l)(5) Exception. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their pre-change losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the Internal Revenue Code were to occur after the Effective Date.
     3. Restrictions on Resale of Securities to Protect NOLs
     The Debtors expect to emerge from chapter 11 with valuable tax attributes, including more than $5.0 billion of NOLs. The Reorganized Debtors’ ability to utilize these NOLs could be subject to limitation if an “ownership change” with respect to the New Calpine Common Stock were to occur after emergence. In order to reduce the risk of an ownership change that might impose such a limitation, the Reorganized Calpine Charter will include special provisions designed to permit Reorganized Calpine’s board of directors to impose certain restrictions on trading with respect to Reorganized Calpine common stock, in order to minimize the likelihood of any adverse federal income tax consequences resulting from an ownership change (as defined in section 382 of the Internal Revenue Code) in Reorganized Calpine. These special provisions are described above in Article VI.B.
     4. Alternative Minimum Tax
     In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. For example, except for alternative tax NOLs generated in or deducted as carryforwards in taxable years ending in 2001 and 2002, which can offset 100% of a corporation’s AMTI, only 90% of a corporation’s AMTI may be offset by available alternative tax NOL carryforwards. The effect of this rule could cause Reorganized Calpine to owe a modest amount of federal and state income tax on taxable income in future years even though NOL carryforwards are available to offset that taxable income. Additionally, under section 56(g)(4)(G) of the Internal Revenue Code, an ownership change (as discussed above) that occurs with respect to a corporation having a net unrealized built-in loss in its assets will cause, for AMT purposes, the adjusted basis of each asset of the corporation immediately after the ownership change to be equal to its proportionate share (determined on the basis of respective fair market values) of the fair market value of the assets of the corporation, as determined under section 382(h) of the Internal Revenue Code, immediately before the ownership change. The Debtors do not believe they will have a net unrealized built-in loss in their assets immediately after the ownership change.
ARTICLE VIII.
VOTING PROCEDURES
     On [___,] 2007, the Bankruptcy Court entered the Solicitation Procedures Order approving the adequacy of the Disclosure Statement and approving procedures for the solicitation of votes to accept or reject the Plan (the “Solicitation Procedures”). A copy of the Solicitation Procedures is attached as an exhibit to the Solicitation Procedures Order and is included in the Plan Supplement. In addition to approving the Solicitation Procedures, the Solicitation Procedures Order established certain dates and deadlines, including the date for the Confirmation Hearing, the deadline for parties to object to Confirmation, the Record Date, and the Voting Deadline. The Solicitation Procedures Order also approved the forms of Ballots, Master Ballots, and certain Confirmation-related notices. The Solicitation Procedures Order and the Solicitation Procedures should be read in conjunction with this Article VIII of the Disclosure Statement. Capitalized terms used in this Article VIII of the Disclosure Statement that are not otherwise defined in the Disclosure Statement or Plan shall have the meanings ascribed to them in the Solicitation Procedures.
A. Confirmation Generally
     The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the requirements of chapter 11 of the Bankruptcy Code. One of these requirements is that the Bankruptcy Court find, among other things, that the Plan has been accepted by the requisite votes of all Classes of Impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code despite the non-acceptance by one or more such Classes. The process by which the Debtors solicit votes to accept or reject the Plan will be governed by the Solicitation Procedures Order and the Solicitation Procedures.
     The following is a brief and general summary of the Solicitation Procedures. Holders of Claims and Interests are encouraged to review the Solicitation Procedures Order, the Solicitation Procedures, the relevant provisions of the Bankruptcy Code, and to consult their own advisors. To the extent of any inconsistency between the summary below and (i) the Solicitation Procedures Order or (ii) the Solicitation Procedures, the Solicitation Procedures Order and the Solicitation Procedures shall govern.
B. Who Can Vote
     In general, a holder of a claim or interest may vote to accept or to reject a plan if no party in interest has objected to such claim or interest, and the claim or interest is impaired by the plan but the plan does not make distributions on account of such claim or interest. If the holder of an impaired claim or interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder’s vote.
     Pursuant to section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof, or notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy), reinstates the maturity of such claim or interest as it existed before the default, compensates the holder of such claim or interest for any damages incurred as a result of reasonable reliance on the holder’s legal right to an accelerated payment, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder thereof.
     Only the following Holders of Impaired Claims and Interests in Voting Classes shall be entitled to vote on the Plan with regard to such Claims or Interests:
1.	Holders of Claims and Interests for which Proofs of Claims or Interests have been timely Filed, as reflected on the Claims Register, as of the Record Date, provided, however, that Holders of Disputed Claims or Disputed Interests shall not be entitled to vote unless they become eligible to vote through a Resolution Event (as defined below);

2.	Holders of Claims or Interests that are listed in the Debtors’ Schedules, with the exception of those Claims or Interests that are scheduled as contingent, unliquidated, or disputed (excluding such scheduled Claims or Interests that have been superseded by a timely-Filed Proof of Claim or Interest); and

3.	Holders whose Claims or Interests arise pursuant to an agreement or settlement with the Debtors executed prior to the Record Date, as reflected in a document Filed with the Bankruptcy Court, in an order of the Bankruptcy Court, or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court, regardless of whether a Proof of Claim or Interest has been Filed.
     The assignee of a transferred and assigned Claim or Interest (whether a timely-Filed or scheduled Claim or Interest) shall be permitted to vote such Claim or Interest only if the transfer or assignment has been fully effectuated pursuant to the procedures dictated by Bankruptcy Rule 3001(e) and such transfer is reflected on the Claims Register as of the close of business on the Record Date.
     A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Solicitation Procedures also set forth assumptions and procedures for tabulating Ballots and Master Ballots.

C. Classes Impaired Under the Plan
1.	Voting Impaired Classes of Claims and Interests. The following Classes are Impaired under, and entitled to vote to accept or reject, the Plan:

Classes
1C-1
1C-2
1C-3
1C-4
1C-5 and 248C-5
1C-6 through 273C-6
1C-7 through 273C-7
1C-8 through 273C-8
1C-9 through 273C-9
1C-10 through 273C-10
1D
1E-1
1E-2
2.	Unimpaired Classes of Claims and Interests. The following Classes are Unimpaired under the Plan and are deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Thus, Holders in such Classes will not be solicited to vote to accept the Plan. Rather, acceptances of the Plan are being solicited only from those who hold Claims in an Impaired Class whose members will receive a distribution under the Plan. Pursuant to the Solicitation Procedures, these parties shall receive a notice, substantially in the form attached as an exhibit to the Solicitation Procedures Order, notifying them of their non-voting status.

Classes
1A-1 through 273A-1
1A-2 through 273A-2
1A-3 through 273A-3
1B through 273B
1C-11 through 273C-11
2E-3 through 273E-3
3.	Non-Voting Impaired Classes of Claims and Interests. There are no Classes of Claims or Interests that do not have the possibility of receiving or retaining any property under the Plan, and, thus, under section 1126(g) of the Bankruptcy Code, there are no Classes that are deemed to reject the Plan.
D.	Contents of Solicitation Package

The following materials shall constitute the Solicitation Package:
1.	a cover letter describing the contents of the Solicitation Package and instructions for how hard copies of any materials that may be provided on CD-ROM can be obtained at no charge;

2.	the Solicitation Procedures Order;

3.	the Confirmation Hearing Notice;

4.	the approved form of the Disclosure Statement (together with all exhibits annexed thereto, including the Plan in either paper or CD-ROM format);

5.	an applicable Ballot and/or Master Ballot and voting instructions;

6.	a copy of the Solicitation Procedures

7.	the letter to the Holders in each of the Voting Classes urging them to vote to accept the Plan; and

8.	a pre-addressed, postage pre-paid return envelope.
     Any party who receives a CD-ROM but who desires a paper copy of these documents may request a copy from the KCC. The Solicitation Package (except the Ballots) may also be obtained by any party by accessing KCC’s website at www.kccllc.net/calpine.
E. Distribution of Solicitation Package
     The Solicitation Package shall be served on: the Holders of Claims and Interest described in Article VIII.A.1-3; with respect to any Beneficial Holder, to the applicable Nominee, as reflected in the relevant records as of the Record Date; the Internal Revenue Service; the United States Trustee for the Southern District of New York.; and the Core Group and all parties in interest on the 2002 List as of the Record Date.
F. Temporary Allowance of Disputed Claims for Voting Purposes
     The Solicitation Procedures generally provide that Holders of Disputed Claims or Disputed Interests that will not be entitled to vote unless: (a) an order by the Bankruptcy Court is entered allowing such Disputed Claim or Disputed Interest pursuant to section 502(b) of the Bankruptcy Code, after notice and a hearing; (b) an order by the Bankruptcy Court is entered temporarily allowing such Disputed Claim or Disputed Interest for voting purposes only pursuant to Bankruptcy Rule 3018(a), after notice and a hearing; (c) a stipulation or other agreement is executed between the Holder of the Disputed Claim or Disputed Interest and the Debtors resolving the objection and allowing the Disputed Claim or Disputed Interest in an agreed upon amount; or (d) the pending objection to the Disputed Claim or Disputed Interest voluntarily is withdrawn by the Debtors (each, a “Resolution Event”). No later than two (2) Business Days after a Resolution Event, KCC or FBG, as applicable, shall distribute a Ballot and a pre-addressed, postage pre-paid envelope to the relevant Holder of the Disputed Claim or Disputed Interest, which must be returned to KCC or FBG, as applicable, by no later than the Voting Deadline.
     Each Holder of a Disputed Claim or Disputed Interest will receive a notice, substantially in the form attached as an exhibit to the Solicitation Procedures Order, notifying such Holder of the Solicitation Procedures applicable to Disputed Claims and Disputed Interests.
G. Voting
     KCC and FBG will facilitate the solicitation process. For Holders of Claims and Interests on account of publicly-traded securities, FBG will answer questions regarding the procedures and requirements for voting to accept or reject the Plan and for objecting to the Plan, provide additional copies of all materials, and oversee the voting tabulation. For Holders of all other Claims or Interests, KCC will answer questions regarding the procedures and requirements for voting to accept or reject the Plan and for objecting to the Plan, provide additional copies of all materials, and oversee the voting tabulation. KCC and FBG will also process and tabulate ballots for each Class entitled to vote to accept or reject the Plan.
     BALLOTS CAST BY HOLDERS AND MASTER BALLOTS CAST ON BEHALF OF BENEFICIAL HOLDERS IN CLASSES ENTITLED TO VOTE MUST BE RECEIVED BY KCC OR FBG, AS APPLICABLE, BY THE VOTING DEADLINE, AT THE ADDRESS LISTED ON THE APPLICABLE BALLOT, WHETHER BY FIRST CLASS MAIL, OVERNIGHT COURIER OR PERSONAL DELIVERY. THE BALLOTS AND THE PRE-ADDRESSED, POSTAGE PRE-PAID ENVELOPES ACCOMPANYING THE BALLOTS WILL CLEARLY INDICATE WHETHER THE BALLOT MUST BE RETURNED TO FBG OR KCC, AND WILL CLEARLY INDICATE THE APPROPRIATE RETURN ADDRESS. THE ADDRESS FOR BALLOTS RETURNABLE TO KCC IS: CALPINE CORPORATION, C/O KURTZMAN CARSON CONSULTANTS LLC, 2335 ALASKA AVENUE, EL SEGUNDO, CA 90245, ATTN: BALLOT PROCESSING DEPARTMENT. THE ADDRESS FOR BALLOTS RETURNABLE TO FBG IS CALPINE CORPORATION, C/O FINANCIAL BALLOTING GROUP LLC, 757 THIRD AVENUE — THIRD FLOOR, NEW YORK, N.Y. 10017, ATTN: BALLOTING PROCESSING DEPARTMENT.
     FOR ANSWERS TO ANY QUESTIONS REGARDING SOLICITATION PROCEDURES, PARTIES MAY CALL KCC TOLL FREE AT (888) 249-2792. THOSE HOLDERS OF CLAIMS AND INTERESTS BASED ON PUBLICLY-TRADED SECURITIES MAY CONTACT FBG DIRECTLY TOLL FREE AT (866) 433-0896, WITH ANY QUESTIONS RELATED TO THE SOLICITATION PROCEDURES APPLICABLE TO SECURITY-BASED CLAIMS AND INTERESTS.
     To obtain an additional copy of the Plan, the Disclosure Statement, the Plan Supplement, or other Solicitation Package materials (except Ballots), please refer to KCC’s website at http://www.kccllc.net/calpine or request a copy from KCC, by writing to Kurtzman Carson Consultants, LLC, 2335 Alaska Avenue, El Segundo, California 90245, Attn: Calpine Balloting; calling (888) 249-2792; or sending an email to calpineinfo@kccllc.com.
     Ballots received after the Voting Deadline will not be counted by the Debtors in connection with the Debtors’ request for Confirmation. The method of delivery of Ballots or Master Ballots to be sent to KCC or FBG, as applicable, is at the election and risk of each Creditor, except as otherwise provided, a Ballot will be deemed delivered only when KCC or FBG, as applicable, actually receives the original executed Ballot or Master Ballot. In all cases, sufficient time should be allowed to assure timely delivery. An original executed Ballot or Master Ballot is required. Delivery of a Ballot or Master Ballot to KCC or FBG, as applicable, by facsimile, email, or any other electronic means will not be accepted. Ballots and/or Master Ballots should not be sent to any of the Debtors, the Debtors’ agents (other than KCC or FBG, as applicable), any Indenture Trustee (unless specifically instructed to do so), or the Debtors’ financial or legal advisors, and any Ballots or Master Ballots sent to such parties will not be counted. The Debtors expressly reserve the right to amend from time to time the terms of the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and the terms of the Plan regarding modification).
H. Releases Under the Plan
     As set forth in detail in Article IV above, on and after the Effective Date, Holders of Claims and Interests shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor, a Reorganized Debtor, or a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Debtor, the Reorganized Debtor, or the Released Party reasonably believed to be in the best interests of the Debtors (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence.
ARTICLE IX.
PLAN SUPPLEMENT
     Attached as Exhibit B is a list of all of the items that are included in the Plan Supplement. The Debtors reserve the right to modify and supplement the Plan Supplement, as set forth in the Plan.

ARTICLE X.
RECOMMENDATION
     The Debtors recommend the Plan because it provides for greater distributions to the Holders of Claims and Interests than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses resulting in smaller distributions to the Holders of Claims and Interests. Accordingly, the Debtors recommend that Holders of Claims and Interests entitled to vote on the Plan support Confirmation and vote to accept the Plan.
New York, New York

Dated: August 27, 2007

Respectfully submitted,

CALPINE CORPORATION (for itself and all other Debtors)

By:	/s/ Gregory L. Doody
Name:	Gregory L. Doody
Title:	Executive Vice President, General Counsel, and Secretary